UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

XCERRA CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.05 per share
(2)

Aggregate number of securities to which transaction applies:

As of July 10, 2017, (A) 54,267,275 shares of common stock issued and outstanding and (B) 2,128,841 shares of common stock underlying restricted stock units.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purposes of calculating the filing fee, the maximum aggregate value was determined based upon the sum of: (A) 54,267,275 shares of common stock issued and outstanding as of July 10, 2017 multiplied by $10.25 per share; and (B) 2,128,841 shares of common stock underlying restricted stock units outstanding as of July 10, 2017 multiplied by $10.25 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001159.

	(4)	Proposed maximum aggregate value of transaction: $578,060,189
	(5)	Total fee paid: $66,997.18
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Preliminary Proxy Statement — Subject to Completion, Dated August 7, 2017

The accompanying proxy statement is dated [●], 2017 and, together with the enclosed form of proxy card, is first being mailed on or about [●], 2017.

Xcerra Corporation

825 University Avenue

Norwood, Massachusetts 02062

(781) 461-1000

[●], 2017

To the Stockholders of Xcerra Corporation:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Xcerra Corporation, a Massachusetts corporation (“Xcerra,” the “Company,” “we,” “us,” or “our”), to be held on [●], 2017, at [●], Eastern time, at the headquarters of the Company at 825 University Avenue, Norwood, Massachusetts 02062.

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement was originally entered into by and between Unic Capital Management Co., Ltd., a Chinese company (“Unic Capital”), China Integrated Circuit Industry Investment Fund Co., Ltd., a Chinese company, and the Company, as joined by Unic Acquisition Corporation, a Massachusetts corporation (“Merger Sub”) on April 7, 2017. Upon the satisfaction or waiver of the conditions to the closing set forth in the Merger Agreement, Merger Sub will, at the closing, merge with and into the Company (the “Merger”), and the Company will become a wholly-owned subsidiary of Unic Capital.

On August 4, 2017, pursuant to that certain Assignment and Assumption Agreement, by and among Unic Capital, Hubei Xinyan Equity Investment Partnership (Limited Partnership), a Chinese limited partnership (“Parent”) and the Company, Unic Capital irrevocably transferred, conveyed, assigned and delivered to Parent all of Unic Capital’s right, interest, benefits, liabilities and obligations in and under the Merger Agreement, and Parent accepted, assumed and agreed to pay, perform, fulfill and discharge all obligations and liabilities of Unic Capital arising under or relating to the Merger Agreement; provided, however, that in the case where Parent is unable to pay, perform, fulfill or discharge all obligations and liabilities under the Merger Agreement, Unic Capital will remain wholly liable. Also on August 4, 2017, pursuant to that certain Amendment to the Agreement and Plan of Merger, by and among Parent, Sponsor and the Company, the words “wholly-owned Subsidiary of Parent” in the first paragraph of the Recitals, the second paragraph of the Recitals, Section 2.1, Section 6.19 and Section 9.3 of the Merger Agreement were deleted in their entirety and replaced by the words “controlled Subsidiary of Parent.” Therefore, upon the satisfaction or waiver of the conditions to the closing set forth in the Merger Agreement, Merger Sub will, at the closing, merge with and into the Company, and the Company will become a controlled subsidiary of Parent.

At the Special Meeting, you will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

If the Merger is completed, you will be entitled to receive $10.25 in cash, without interest, for each share of the Company’s common stock that you own (unless you have properly exercised your appraisal rights), which represents a premium of: (1) approximately 16% to the average closing price of the Company’s common stock over the 30 trading day period ending on the date the Company entered into the Merger Agreement; and (2) approximately 28% to the average closing price of the Company’s common stock over the 90 trading day period ending on the date the Company entered into the Merger Agreement.

The Board of Directors of the Company (the “Board”), after considering the factors more fully described in the enclosed proxy statement, has unanimously (A) determined that the terms of the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, (B) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement, (C) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, upon the terms and subject to the conditions contained therein, and (D) resolved to recommend that the holders of shares of the Company’s common stock adopt the Merger Agreement in accordance with the Massachusetts Business Corporation Act (the “MBCA”), subject to the conditions contained therein. The Board recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Company’s common stock.

If you have any questions or need assistance voting your shares, please contact our Proxy Solicitor:

The Proxy Advisory Group, LLC

Toll free: 888-337-7699 or 888-55PROXY

Collect: 212-616-2180

On behalf of the Board, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

David Tacelli

President

and Chief Executive Officer

Norwood, Massachusetts

[●], 2017

Xcerra Corporation

825 University Avenue

Norwood, Massachusetts 02062

(781) 461-1000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2017

Notice is hereby given that a special meeting of stockholders (the “Special Meeting”) of Xcerra Corporation, a Massachusetts corporation (“Xcerra,” the “Company,” “we,” “us,” or “our”), will be held on [●], 2017, at 9:30 a.m., Eastern time, at the Company’s headquarters at 825 University Avenue, Norwood, Massachusetts 02062, for the following purposes:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement was originally entered into by and between Unic Capital Management Co., Ltd., a Chinese company (“Unic Capital”), China Integrated Circuit Industry Investment Fund Co., Ltd., a Chinese company, and the Company, as joined by Unic Acquisition Corporation, a Massachusetts corporation (“Merger Sub”) on April 7, 2017. Upon the satisfaction or waiver of the conditions to the closing set forth in the Merger Agreement, Merger Sub will, at the closing, merge with and into the Company (the “Merger”), and the Company will become a wholly-owned subsidiary of Unic Capital.

On August 4, 2017, pursuant to that certain Assignment and Assumption Agreement, by and among Unic Capital, Hubei Xinyan Equity Investment Partnership (Limited Partnership), a Chinese limited partnership (“Parent”) and the Company, Unic Capital irrevocably transferred, conveyed, assigned and delivered to Parent all of Unic Capital’s right, interest, benefits, liabilities and obligations in and under the Merger Agreement, and Parent accepted, assumed and agreed to pay, perform, fulfill and discharge all obligations and liabilities of Unic Capital arising under or relating to the Merger Agreement, provided, however, that in the case where Parent is unable to pay, perform, fulfill or discharge all obligations and liabilities under the Merger Agreement, Unic Capital will remain wholly liable. Also on August 4, 2017, pursuant to that certain Amendment to the Agreement and Plan of Merger, by and among Parent, Sponsor and the Company, the words “wholly-owned Subsidiary of Parent” in the first paragraph of the Recitals, the second paragraph of the Recitals, Section 2.1, Section 6.19 and Section 9.3 of the Merger Agreement were deleted in their entirety and replaced by the words “controlled Subsidiary of Parent.” Therefore, upon the satisfaction or waiver of the conditions to the closing set forth in the Merger Agreement, Merger Sub will, at the closing, merge with and into the Company, and the Company will become a controlled subsidiary of Parent;

2. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting;

3. To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger; and

4. To transact any other business that may properly come before the Special Meeting or any adjournment, postponement or other delay of the Special Meeting.

Only stockholders of record as of the close of business on [●], 2017, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors of Xcerra (the “Board”) unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

By the Order of the Board,

Colin J. Savoy

Corporate Secretary

Norwood, Massachusetts

[●], 2017

Dated: [●], 2017

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE; OR (2) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to: (1) return your proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

The Proxy Advisory Group, LLC

Toll free: 888-337-7699 or 888-55PROXY

Collect: 212-616-2180

i

ii

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	110

FUTURE STOCKHOLDER PROPOSALS	112

WHERE YOU CAN FIND MORE INFORMATION	113

MISCELLANEOUS	115

ANNEX A: THE MERGER AGREEMENT	A-1

ANNEX B: OPINION OF COWEN AND COMPANY, LLC	B-1

ANNEX C: PART 13 OF THE MASSACHUSETTS BUSINESS CORPORATION ACT	C-1

iii

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Unic Acquisition Corporation with and into Xcerra Corporation, which we refer to as the “Merger,” and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “Xcerra,” the “Company,” “we,” “our,” “us” and similar words refer to Xcerra Corporation, including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Unic Capital Management Co., Ltd. as “Unic Capital,” Hubei Xinyan Equity Investment Partnership (Limited Partnership) as “Parent,” China Integrated Circuit Industry Investment Fund Co., Ltd. as “Sponsor” and Unic Acquisition Corporation as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated April 7, 2017, by and between the Company and Unic Capital, as later assigned by Unic Capital to Parent, as later joined by Merger Sub, and as it may be amended from time to time, as the “Merger Agreement.”

Parties Involved in the Merger

Xcerra Corporation

The Company is a corporation organized under the laws of Massachusetts and is a global provider of test and handling capital equipment, interface products, test fixtures and related services to the semiconductor and electronics manufacturing industries. The Company designs, manufactures and markets products and services that address the broad, divergent requirements of the mobility, industrial, medical, automotive and consumer end markets, offering a comprehensive portfolio of solutions and technologies and a global network of strategically deployed applications and support resources. The Company operates in the semiconductor and electronics manufacturing test markets through its atg-Luther & Maelzer, Everett Charles Technologies (ECT), LTX-Credence and Multitest businesses. The Company has a broad spectrum of semiconductor and printed circuit board (PCB) test expertise that drives innovative new products and services and its ability to deliver fully integrated semiconductor test solutions.

The Company’s common stock (referred to herein as “common stock”) is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “XCRA.”

Hubei Xinyan Equity Investment Partnership (Limited Partnership)

Parent, a limited partnership formed under the laws of the PRC in 2017 as a buy-out investment fund established solely for the purpose of engaging in the transactions contemplated by the Merger Agreement with a capital commitment of RMB 3.57 billion (equivalent to approximately $524.8 million). The general partner of Parent is a limited liability company formed under the laws of the PRC in 2017 and is an investment management company and the sole fund manager of Parent. Unic Capital is the controlling shareholder of the general partner of Parent. Sponsor is the largest limited partner of Parent.

Unic Capital, a related party of Sino IC Capital Co. Ltd., a limited liability company incorporated under the laws of the PRC (“Sino IC Capital”), was formed in 2016. Unic Capital is a capital and asset management firm, which makes long-term investments in semiconductor and other advanced technology industries.

Sino IC Capital focuses primarily on investments in integrated circuits and related industries. Sino IC Capital was established in August, 2014, with RMB 138.7 billion (equivalent to approximately $20.3 billion) funds under management. Sino IC Capital is the fund manager and a shareholder of Sponsor.

Merger Sub

Merger Sub is a corporation organized under the laws of Massachusetts, is a controlled subsidiary of Parent and was formed on July 17, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement.

China Integrated Circuit Industry Investment Fund Co., Ltd.

Sponsor, a related party of Unic Capital and managed by Sino IC Capital, is a market-oriented fund focusing on investment in semiconductor and related industries. Sponsor was established in September 2014, with a capital commitment of RMB 138.7 billion (equivalent to approximately US$20.3 billion). Sponsor has entered into an equity commitment letter, dated as of April 7, 2017 (referred to herein as the “Equity Commitment Letter”), in favor of Unic Capital, pursuant to which, subject to certain conditions, Sponsor has agreed to subscribe for equity securities of Parent with an aggregate purchase price of RMB 1.5 billion (equivalent to approximately $220 million based on the prevailing exchange rate as of July 10, 2017) to be used by Unic Capital to satisfy its payment obligations under the Merger Agreement. Pursuant to that certain Assignment and Assumption Agreement, dated August 4, 2017, by and among Unic Capital, Parent, Sponsor and the Company, Unic Capital irrevocably transferred, conveyed, assigned and delivered to Parent all of Unic Capital’s rights, interests, benefits, liabilities and obligations in and under the Equity Commitment Letter, and Parent accepted the assignment and assumed and agreed to pay, perform, fulfill and discharge all obligations and liabilities of Unic Capital arising under or relating to the Equity Commitment Letter. For more information, see the section of this proxy statement captioned “The Merger — Financing of the Merger.”

Sino IC Leasing Co., Ltd.

Sino IC Leasing Co., Ltd., a Chinese company (referred to herein as “Lender”), is a financing provider established by Sponsor and eight other parties. Lender has entered into a debt commitment letter, dated as of April 7, 2017 (referred to herein as the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”), in favor of Unic Capital, pursuant to which, subject to certain conditions, Lender has committed to loan Unic Capital the lesser of (A) RMB 2.76 billion (equivalent to approximately $405 million based on the prevailing exchange rate as of July 10, 2017) and (B) the difference of (1) the RMB equivalent of the aggregate payment obligations of Unic Capital under the Merger Agreement less (2) RMB 1.5 billion, in either case, to be used by Unic Capital to satisfy its payment obligations under the Merger Agreement. Pursuant to that certain Assignment and Assumption Agreement, dated August 4, 2017, by and among Unic Capital, Parent, Lender and the Company, Unic Capital irrevocably transferred, conveyed, assigned and delivered to Parent all of Unic Capital’s rights, interests, benefits, liabilities and obligations in and under the Debt Commitment Letter, and Parent accepted the assignment and assumed and agreed to pay, perform, fulfill and discharge all obligations and liabilities of Unic Capital arising under or relating to the Debt Commitment Letter. For more information, see the section of this proxy statement captioned “The Merger — Financing of the Merger.”

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into the Company, and the Company will continue as the surviving corporation and as a controlled subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, the Company will cease to be a publicly traded company, all outstanding shares of the Company’s common stock will be cancelled and converted into the right to receive $10.25 per share in cash, without interest and less any applicable withholding taxes (the “Per Share Merger Consideration”) (except for (i) any shares owned by the Company, Parent or Merger Sub or by any direct or indirect wholly-owned subsidiary of Parent or Merger Sub (which will be cancelled) and (ii) any shares owned by stockholders who are entitled to and who properly exercise appraisal rights under Section 13.02 of the MBCA (clauses (i) and (ii), collectively, the “Excluded Shares”)), and you will no longer own any shares of the capital stock of the Surviving Corporation.

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to Massachusetts law, as described below under the caption “The Merger — Appraisal Rights”).

Treatment of Restricted Stock Units

As a result of the Merger, the treatment of the Company’s equity awards that are outstanding immediately prior to the time at which the Merger will become effective (the “Effective Time”) will be as follows:

Each Company restricted stock unit that is outstanding and either (A) vests at the Effective Time or (B) is held by a non-employee member of the Board (each a “Vested RSU”) will be cancelled and terminated as of the Effective Time and the holder thereof will receive an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of shares of Company common stock represented by such Vested RSU immediately prior to the Effective Time by (y) the Per Share Merger Consideration (the “Restricted Stock Unit Consideration”). The Company will pay each holder of a Vested RSU the Restricted Stock Unit Consideration on either (i) the first regulatory scheduled payroll date after the closing of the Merger or (ii) if such payroll date is scheduled for payment prior to the fifth business day after the closing of the Merger, the second regularly scheduled payroll date after the closing of the Merger.

Each Company restricted stock unit that is outstanding and unvested as of the Effective Time and not described in the immediately preceding paragraph (each, an “Unvested RSU”) will be converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of shares of Company common stock represented by such Unvested RSU immediately prior to the Effective Time by (y) the Per Share Merger Consideration (the “Unvested RSU Consideration”). The Unvested RSU Consideration will be subject to the same vesting terms and conditions applicable to the Unvested RSU immediately prior to the Effective Time, including the same vesting restrictions and continued service requirements, and payment of the Unvested RSU Consideration will be made on the vesting dates applicable to the Unvested RSU immediately prior to the Effective Time.

Effective immediately prior to the Effective Time, the performance-based vesting of each Company restricted stock unit that remains outstanding as of immediately prior to the Effective Time (each, a “Performance-Based RSU”) will be accelerated in full with all performance conditions being deemed achieved at 100% and each such Performance-Based RSU will be converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of shares of Company common stock represented by such Performance-Based RSU immediately prior to the Effective Time by (y) the Per Share Merger Consideration (the “Performance-Based RSU Consideration”). The Performance-Based RSU Consideration will be subject to the same time-based vesting terms and conditions applicable to the Performance-Based RSU immediately prior to the Effective Time and will be paid on the time-based vesting dates applicable to such Performance-Based RSU immediately prior to the Effective Time. The Vested RSUs, Unvested RSUs and Performance Based RSUs are sometimes referred to herein, individually, as a “Company RSU” and, collectively, as “Company RSUs.”

For a more complete description of the treatment of Company RSUs, see the section of this proxy statement captioned “The Merger Agreement — Treatment of Equity-Based Awards.”

Treatment of Purchase Rights under the Employee Stock Purchase Plan

From and after the Company’s entry into the Merger Agreement, the Company will not establish a new offering period under the Company’s Third Amended and Restated Employee Stock Purchase Plan (the “Company ESPP”) and will take all actions necessary so that: (i) any offering period and purchase period (or similar period during which shares may be purchased) underway as of the date of the Merger Agreement under the Company ESPP is terminated as of no later than the last payroll date immediately preceding the Effective Time (the actual date of such termination, the “Final Exercise Date”); (ii) any pro-rata adjustments that may be necessary to reflect any shortened offering period or purchase period (or similar period) are made and so that any such shortened offering period or purchase period (or similar period) is treated as a fully effective and completed offering period or purchase period, as applicable, for all purposes under the Company ESPP; (iii) each participant’s shares purchase right under the Company ESPP outstanding as of the Final Exercise Date are exercised as of the Final Exercise Date; (iv) no further offering periods or purchase periods (or similar periods during which shares may be purchased) will commence under the Company ESPP on or after the date of the Merger Agreement; (v) no participant in the Company ESPP may increase the rate of his or her contributions to the Company ESPP on or after the date of the Merger Agreement; (vi) no individual who is not participating in the Company ESPP as of the date of the Merger Agreement may commence participation in the Company ESPP on or after the date of the Merger Agreement; and (vii) the Company ESPP is terminated as of the Final Exercise Date; provided, however, that termination of the Company ESPP will be subject to the consummation of the Merger.

The Special Meeting

Date, Time and Place

A special meeting of stockholders of the Company (the “Special Meeting”) will be held on [●], 2017, at 9:30 a.m., Eastern time, at the Company’s offices at 825 University Avenue, Norwood, Massachusetts 02062.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of the Company’s common stock at the close of business on [●], 2017 (the “Record Date”). You will have one vote at the Special Meeting for each share of the Company’s common stock that you owned at the close of business on the Record Date.

Purpose

At the Special Meeting, we will ask stockholders to vote on proposals to: (1) adopt the Merger Agreement; (2) adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Required Vote

The affirmative vote of the holders of two-thirds of the outstanding shares of the Company’s common stock is required to adopt the Merger Agreement. Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of the Company’s common stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to the Company’s executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of the Company’s common stock having voting power present in person or represented by proxy at the Special Meeting entitled to vote on the subject matter.

Share Ownership of Our Directors and Executive Officers

As of July 10, 2017, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,385,440 shares of common stock, representing approximately 2.55% of the shares of common stock outstanding on July 10, 2017. Our directors and executive officers have informed us that they currently intend to vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Voting and Proxies

Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote in person by appearing at the Special Meeting. If you are a beneficial owner and hold your shares of common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee of how you wish to vote your shares of common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by: (1) signing another proxy card with a later date and returning it prior to the Special Meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Corporate Secretary; or (4) attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Interests of the Company’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

•	termination of vested restricted stock units and, in the case of non-employee directors, unvested restricted stock units at the Effective Time in exchange for a cash payment to be made shortly after the Effective Time;

•	conversion of unvested restricted stock units, and acceleration of any performance-based vesting condition applicable thereto, held by executive officers into rights to receive cash payments in accordance with the vesting schedule of the restricted stock units;

•	pursuant to the terms and conditions of the 2010 Stock Plan, acceleration of such cash payments upon termination of the employment of executive officers by the Company without “cause” (as defined in the 2010 Stock Plan) within one year following the completion of the Merger;

•	the entitlement of the executive officers to receive payments and benefits under Change-of-Control Employment Agreements and executive employment agreements in connection with certain terminations of employment, as described in further detail in the section of this proxy statement captioned “The Merger Agreement — Potential Payments Upon Termination or Change-in-Control”; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

If the proposal to adopt the Merger Agreement is approved, the shares of our common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of our common stock held by all other stockholders.

Market Price Information

Our common stock is listed on NASDAQ under the trading symbol “XCRA.” The closing sale price of our common stock on NASDAQ on April 7, 2017, which was the last trading day before we announced the execution of the Merger Agreement, was $9.00, compared to which the Per Share Merger Consideration represents a premium of approximately 13.8%. On [●], 2017, the last trading day before the date of this proxy statement, the closing price of our common stock on NASDAQ was $[●].

Recommendation of the Board

The Board, after considering various factors described under the caption “The Merger — Reasons for the Merger and Recommendation of the Board,” has unanimously (A) determined that the terms of the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, (B) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement, (C) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein and (D) resolved to recommend that the holders of shares of the Company’s common stock adopt the Merger Agreement in accordance with the MBCA, subject to the conditions contained therein. The Board recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Opinion of Cowen and Company, LLC

The Company retained Cowen and Company, LLC (“Cowen”) to act as its exclusive financial advisor in connection with certain potential strategic transactions, including a possible sale of, or other business combination involving, the Company, and to render an opinion to the Board as to the fairness, from a financial point of view, of the consideration of $10.25 per share to be received by the stockholders of the Company in the Merger.

In connection with the Merger, Cowen delivered its opinion to the Board to the effect that, as of April 7, 2017, and subject to the various assumptions and limitations set forth therein, the consideration of $10.25 per share to be received by the stockholders of the Company in the Merger was fair, from a financial point of view, to such stockholders, other than Parent and its affiliates. The full text of the written opinion of Cowen, dated April 7, 2017, is attached as Annex B-1 hereto and is incorporated by reference. The Company encourages stockholders to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. Cowen’s analyses and opinion were prepared for and addressed to the Board and are directed only to the fairness, from a financial point of view, of the consideration of $10.25 per share to be received by the stockholders of the Company in the Merger, other than Parent and its affiliates. Cowen’s opinion is not a recommendation to any stockholder or any other person as to how to vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. For more information, see the section of this proxy statement captioned “The Merger — Opinion of Cowen and Company, LLC.”

Merger Agreement

Conditions to Completion of the Merger

The respective obligations of each party to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

•	the adoption of the Merger Agreement by the requisite affirmative vote of the Company’s stockholders;

•	(1) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”); (2) expiration or termination of the applicable waiting period or approval by the relevant governmental authorities with respect to antitrust regulations in foreign jurisdictions (the “Foreign Antitrust Jurisdictions”); and (3) approval by the relevant PRC governmental authorities;

•	approval or clearance of the Merger by the Committee on Foreign Investment in the United States (“CFIUS”), or non-action, by the President of the United States after the expiration of the period during which the President may announce a decision to take action, suspend, prohibit or place any limits on the transaction or an announcement of non-action by the President; and

•	the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority in the United States, the PRC and certain other jurisdictions.

The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

•	with specified qualifications and exceptions, the continued truth and correctness of the Company’s representations and warranties contained in the Merger Agreement as of the closing date of the Merger;

•	the Company having performed in all material respects the obligations to be performed by it under the Merger Agreement at or prior to the Effective Time;

•	no event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement — Representations and Warranties”) will have occurred;

•	the receipt by Parent and Merger Sub of a certificate, validly executed for and on behalf of the Company and in its name by a duly authorized officer, certifying that the conditions described in the preceding three items have been satisfied; and

•	approval by the relevant Taiwan governmental authorities.

The obligation of the Company to consummate the Merger will be subject to the satisfaction or (to the extent permitted by applicable law) written waiver at or prior to the Effective Time of each of the following conditions:

•	with specified qualifications and exceptions, the continued truth and correctness of Parent’s and Merger Sub’s representations and warranties contained in the Merger Agreement as of the closing date of the Merger;

•	each of Parent and Merger Sub having performed in all material respects the obligations to be performed by it under the Merger Agreement prior to the Effective Time; and

•	the receipt by the Company of a certificate, validly executed for and on behalf of each of Parent and Merger Sub and in their respective names by a duly authorized executive officer thereof, certifying that the conditions described in the preceding two items have been satisfied.

Non-Solicitation; Acquisition Proposals; Change in Recommendation

Pursuant to the terms of the Merger Agreement, until 11:59 p.m. (New York City time) on May 12, 2017, the Company and its subsidiaries and their respective representatives are permitted to:

•	take any action to initiate, solicit, induce and encourage, facilitate and assist with acquisition proposals (or any inquiries or the making of any proposals, expressions of interest or other offers or attempts that could reasonably be expected to lead to any acquisition proposal); and

•	enter into, participate or engage in, and maintain discussions, communications or negotiations with respect to any acquisition proposal (or any inquiries or the making of any proposals, expressions of interest or other offers or attempts that could reasonably be expected to lead to any acquisition proposal).

Thereafter, except as expressly permitted in the Merger Agreement, the Company and its subsidiaries may not and may not authorize its respective representatives to:

•	solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist with respect to the preparation, submission or announcement of, an acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any acquisition proposal;

•	furnish to any person (other than Parent, Merger Sub or any designees or representatives of Parent or Merger Sub) any non-public information relating to the Company or any of its subsidiaries, or afford to any person (other than Parent, Merger Sub or any designees or representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case with respect to, or with the intent to induce, encourage, facilitate or assist in the making, submission or announcement of, an acquisition proposal or any inquiries, proposal or offer that would reasonably be expected to lead to any acquisition proposal;

•

enter into, continue or otherwise participate or engage in discussions, communications or negotiations with any person (other than Parent, Merger Sub or any designees or representatives of Parent or Merger

Sub) with respect to, or with the intent to induce, encourage, facilitate or assist in the making, submission or announcement of, an acquisition proposal or any inquiries, proposal or offer that would reasonably be expected to lead to any acquisition proposal;

•	agree to, approve, endorse, recommend or consummate any acquisition proposal or enter into any letter of intent, memorandum of understanding, agreement in principle or similar document, or any contract (other than an acceptable confidentiality agreement entered into in compliance with the Merger Agreement) contemplating or otherwise relating to an acquisition proposal or acquisition transaction; or

•	grant any waiver or release under any standstill or similar agreement with respect to any equity securities of the Company or any of its subsidiaries or their respective assets or properties;

Notwithstanding the restrictions described above, prior to the stockholder vote on the Merger, the solicitation restrictions are subject to a customary “fiduciary-out” provision that allows the Board, under certain circumstances, to provide information to and participate in negotiations or discussions with third parties with respect to an acquisition proposal received from any person that did not arise out of a breach of the solicitation restrictions set forth in the Merger Agreement which constitutes or would reasonably be expected to lead a superior proposal if the Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law.

In addition, if prior to the approval of the Merger by the Company’s stockholders the Company receives an acquisition proposal that constitutes a superior proposal, the Board may (i) change its recommendation with respect to the adoption of the Merger Agreement by the Company’s stockholders or (ii) authorize the Company to terminate the Merger Agreement to concurrently enter into a definitive agreement in response to the superior proposal. In addition, the Board may change its recommendation with respect to the Merger for a reason unrelated to an acquisition proposal in connection with the occurrence of certain intervening events. Prior to taking these actions, however, the Board must have determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law and the Company must have provided Parent with a five business day period (and a subsequent three business day match period) in which to negotiate with the Company, and is obligated to negotiate with Parent in good faith, in order to amend the terms of the proposed transaction so as to avoid such recommendation change.

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $580 million, which will be funded via the equity and debt financing described below. This amount includes funds needed to (i) pay the Company’s stockholders the amounts due under the Merger Agreement and (ii) make payments in respect of certain of the Company’s outstanding equity-based awards pursuant to the Merger Agreement.

In connection with the Merger, (A) Sponsor has committed to subscribe for equity securities of Parent with an aggregate purchase price of RMB 1.5 billion (equivalent to approximately $220 million based on the prevailing exchange rate as of July 10, 2017) and (B) Lender has committed to loan to Parent the lesser of (1) RMB2.76 billion (equivalent to approximately $405 million based on the prevailing exchange rate as of July 10, 2017) and (2) the difference of (x) the RMB equivalent of the aggregate payment obligations of Parent under the Merger Agreement less (y) RMB1.5 billion. For more information, see the section of this proxy statement captioned “The Merger — Financing of the Merger.”

Material U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of common stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under other federal tax laws or the laws of any state, local or non-U.S. taxing jurisdiction. For more information, see the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

Regulatory Approvals Required for the Merger

Under the Merger Agreement, the Merger cannot be completed until: (i) the expiration or termination of the applicable waiting period under the HSR Act; (ii) the expiration or termination of the applicable waiting period or approval by the relevant governmental authorities with respect to the Foreign Antitrust Jurisdictions; (iii) the approval or clearance of the Merger by CFIUS (or non-action, or an announcement of non-action, by the President of the United States within the period during which the President may announce his decision after receipt by the President of a CFIUS report requesting the President’s decision with respect to the Merger); (iv) the approval by the relevant governmental authorities in the PRC has been obtained; and (v) the approval by the relevant governmental authorities in Taiwan has been obtained.

In the PRC, these approvals include (A) the receipt of a Filing Notice (or any equivalent document as amended/renamed) issued by the National Development and Reform Commission of the PRC or its competent local counterparts (“NDRC”) with respect to the consummation of the transactions contemplated by the Merger Agreement, (B) receipt of an Enterprise Overseas Direct Investment Certificate (or any equivalent document as amended/renamed) issued by the Ministry of Commerce of the PRC or its competent local counterparts (“MOFCOM”) with respect to the consummation of the transactions contemplated by the Merger Agreement; (C) completion of an overseas direct investment registration with the State Administration of Foreign Exchange of the PRC or its competent local counterparts (“SAFE”) or an authorized PRC bank under SAFE’s supervision (as applicable), and the receipt of a Business Registration Certificate with respect to the transactions contemplated hereby and other registration, filing or approval required by PRC law.

In Taiwan, these approvals include filings, approvals or clearances for foreign/PRC investments under the Taiwan Act Governing Relations between the People of the Taiwan Area and the Mainland Area and the Measures Governing Investment Permitted to the People of Mainland Area.

Appraisal Rights

Under the MBCA, the Company is required to state whether it has concluded that Company stockholders are, are not or may be entitled to assert appraisal rights, which are generally available to stockholders of a merging Massachusetts corporation under Section 13.02(a)(1) of the MBCA, subject to certain exceptions. For the reasons described under the caption “The Merger — Appraisal Rights,” the Company has concluded that

Company stockholders may be entitled to appraisal rights. The relevant provisions of the MBCA have not been the subject of judicial interpretation and the Company and Parent reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the Merger.

Under Part 13 of the MBCA, Company stockholders who believe they are or may be entitled to appraisal rights in connection with the Merger must, in order to exercise those rights:

•	prior to the Special Meeting, deliver to the Company a written notice of intent to demand payment for such stockholders’ shares of Company common stock if the Merger is effectuated;

•	NOT vote for the proposal to adopt the Merger Agreement; and

•	Comply with the other procedures under Part 13 of the MBCA.

Your failure to follow exactly the procedures specified under the MBCA may result in the loss of any appraisal rights. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. See the section captioned “The Merger — Appraisal Rights” and the text of Part 13 of the MBCA reproduced in its entirety as Annex C to this proxy statement.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	The Board is furnishing this proxy statement and form of proxy card to the holders of shares of the Company’s common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

1)	To adopt the Merger Agreement pursuant to which Merger Sub will merge with and into the Company, and the Company will become a controlled subsidiary of Parent;

2)	To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

3)	To approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on [●], 2017, at 9:30 a.m., Eastern time, at the offices of the Company at 825 University Avenue, Norwood, Massachusetts 02062.

Q:	Who is entitled to vote at the Special Meeting?

A:	Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of the Company’s common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock owned as of the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:	Yes. All stockholders as of the Record Date may attend the Special Meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of shares of the Company’s common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is the proposed Merger and what effects will it have on the Company?

A:	The proposed Merger is the acquisition of the Company by Parent. If the proposal to adopt the Merger Agreement is approved by stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation. As a result of the Merger, the Company will become a controlled subsidiary of Parent, and the Company’s common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, the Company’s common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company will no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”).

Q:	What will I receive if the Merger is completed?

A:	Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the MBCA. For example, if you own 10 shares of common stock, you will receive $102.50 in cash in exchange for your shares of common stock, without interest and less any applicable withholding taxes.

Q:	How does the Per Share Merger Consideration compare to the unaffected market price of the common stock?

A:	The $10.25 Per Share Merger Consideration constitutes a premium of (1) approximately 13.8% to the closing price of the Company’s common stock on April 7, 2017, the last trading day prior to the date on which the Company entered in the Merger Agreement and (2) approximately 16% to the average closing price of the Company’s common stock in the 30 trading day period ending on the date on which the Company entered into the Merger Agreement.

Q:	What do I need to do now?

A:	We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the payment agent in order to receive the appropriate cash payment for the shares of common stock represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?

A:	The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of the Company’s common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies the Company in writing of such special arrangements, you will transfer the right to receive the Per Share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of the Company’s common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q:	How does the Board recommend that I vote?

A:	The Board, after considering the various factors described under the caption “The Merger — Reasons for the Merger and Recommendation of the Board,” has unanimously (1) determined that the terms of the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, (2) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement, (3) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein and (4) resolved to recommend that the holders of shares of the Company’s common stock adopt the Merger Agreement in accordance with the MBCA, subject to the conditions contained therein. The Board recommends that you vote: (A) “FOR” the adoption of the Merger Agreement; (B) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (C) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, the Company will remain an independent public company, the Company’s common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and the Company will continue to file periodic reports with the SEC.

Under specified circumstances, the Company will be required to pay Parent a termination fee upon the termination of the Merger Agreement; and under different specified circumstances, Parent will be required to pay the Company a termination fee upon the termination of the Merger Agreement. For more details see the section of this proxy statement captioned “The Merger Agreement — Termination Fees.”

Q:	What vote is required to adopt the Merger Agreement?

A:	The affirmative vote of the holders of two-thirds of the outstanding shares of the Company’s common stock is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to (1) submit a signed proxy card, (2) grant a proxy electronically over the Internet or by telephone or (3) vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger

Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:	What vote is required to approve any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger?

A:	Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of the Company’s common stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to the Company’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of the Company’s common stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

The failure of any stockholder of record to (1) submit a signed proxy card, (2) grant a proxy electronically over the Internet or by telephone or (3) vote in person by ballot at the Special Meeting will not have any effect on the adjournment proposal or the compensation proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal and the compensation proposal. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal and the compensation proposal.

Q:	Why am I being asked to cast a non-binding, advisory vote regarding compensation that will or may become payable to the Company’s named executive officers in connection with the Merger?

A:	SEC rules require the Company to seek a non-binding, advisory vote regarding compensation that will or may become payable by the Company to its named executive officers in connection with the Merger.

Q:	What is the compensation that will or may become payable to the Company’s named executive officers in connection with the Merger for purposes of this advisory vote?

A:	The compensation that will or may become payable by the Company to its named executive officers in connection with the Merger is certain compensation that is tied to or based on the Merger and payable to certain of the Company’s named executive officers. For further detail, see the section captioned “Proposal 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements.”

Q:	What will happen if stockholders do not approve the compensation that will or may become payable by the Company to its named executive officers in connection with the Merger at the Special Meeting?

A:	Approval of Proposal 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements is not a condition to completion of the Merger. The vote with respect to such proposal is an advisory vote and will not be binding on the Company or Parent. If the Merger Agreement is adopted by the stockholders and the Merger is completed, the compensation that will or may become payable by the Company to its named executive officers in connection with the Merger may be paid to the Company’s named executive officers even if stockholders fail to approve Proposal 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by the Company.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of common stock are registered in your name with Computershare Investor Services, our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or

•	by attending the Special Meeting and voting in person by ballot;

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement, but will have no effect on the adjournment proposal or the compensation proposal.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.” David G. Tacelli, our President and Chief Executive Officer, Mark J. Gallenberger, our Chief Financial Officer and Chief Operating Officer, and Colin Savoy, our Chief Legal Counsel and Corporate Secretary, with full power of substitution, are the proxy holders for the Special Meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to vote, the proxy holders will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Q:	What should I do if I receive more than one set of voting materials?

A:	Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Where can I find the voting results of the Special Meeting?

A:

If available, the Company may announce preliminary voting results at the conclusion of the Special Meeting. The Company intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that the Company files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?

A:	For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of common stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

You should consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your particular circumstances and any consequences arising under other federal tax laws or the laws of any state, local or non-U.S. taxing jurisdiction. For more information, see the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What will the holders of Company RSUs receive in the Merger?

A:	(i) Each Vested RSU will be cancelled and terminated as of the Effective Time and the holder thereof will receive an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of shares of Company common stock represented by such Vested RSU immediately prior to the Effective Time by (y) the Per Share Merger Consideration, which amount will be paid to the holder of such Vested RSU on either (i) the first regulatory scheduled payroll date after the closing of the Merger or (ii) if such payroll date is scheduled for payment prior to the fifth business day after the closing of the Merger, the second regularly scheduled payroll date after the closing of the Merger;

(ii) each Unvested RSU will be converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of shares of Company common stock represented by such Unvested RSU immediately prior to the Effective Time by (y) the Per Share Merger Consideration, the payment of which will remain subject to the same vesting terms and conditions applicable to the Unvested RSU immediately prior to the Effective Time, including the same vesting restrictions and continued service requirements, and will be made on the vesting dates applicable to such Unvested RSU immediately prior to the Effective Time; and

(iii) effective immediately prior to the Effective Time, the performance-based vesting of each Performance-Based RSU will be accelerated in full with all performance conditions being deemed achieved at 100% and each such Performance-Based RSU will be converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of shares of Company common stock represented by such Performance-Based RSU immediately prior to the Effective Time by (y) the Merger Consideration, the payment of which will remain subject to the same time-based vesting terms and conditions applicable to the Performance-Based RSU immediately prior to the Effective Time and will be made on the time-based vesting dates applicable to such Performance-Based RSU immediately prior to the Effective Time.

Q:	What will happen to the ESPP?

A:

The Company will not establish a new offering period under the Company ESPP and will take all actions necessary so that: (i) any offering period and purchase period (or similar period during which shares may be purchased) underway as of the date of the Merger Agreement under the Company ESPP is terminated as of the Final Exercise Date; (ii) any pro-rata adjustments that may be necessary to reflect any shortened offering period or purchase period (or similar period) are made and so that any such shortened offering period or purchase period (or similar period) is treated as a fully effective and completed offering period or purchase period, as applicable, for all purposes under the Company ESPP; (iii) each participant’s shares purchase right under the Company ESPP outstanding as of the Final Exercise Date are exercised as of the Final Exercise Date; (iv) no further offering periods or purchase periods (or similar periods during which shares may be purchased) will commence under the Company ESPP on or after the date of the Merger Agreement; (v) no participant in the Company ESPP may increase the rate of his or her contributions to the Company ESPP on or after the date of the Merger Agreement; (vi) no individual who is not participating in the Company ESPP as of the date of the Merger Agreement may commence participation in the Company ESPP on or after the date of the Merger Agreement; and (vii) the Company ESPP is terminated as of the Final Exercise Date, provided, however, that termination of the Company ESPP will be subject to the consummation of the Merger.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger by the end of the calendar year. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Am I entitled to appraisal rights under the MBCA?

A:	Under the MBCA, the Company is required to state whether it has concluded that Company stockholders are, are not or may be entitled to assert appraisal rights, which are generally available to stockholders of a merging Massachusetts corporation under Section 13.02(a)(1) of the MBCA, subject to certain exceptions. For the reasons described under the caption “The Merger — Appraisal Rights,” the Company has concluded that Company stockholders may be entitled to appraisal rights. The relevant provisions of the MBCA have not been the subject of judicial interpretation and the Company and Parent reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the Merger.

Under Part 13 of the MBCA, Company stockholders who believe they are or may be entitled to appraisal rights in connection with the Merger must, in order to exercise those rights:

•	prior to the Special Meeting, deliver to the Company a written notice of intent to demand payment for such stockholders’ shares of Company common stock if the Merger is effectuated;

•	NOT vote for the proposal to adopt the Merger Agreement; and

•	Comply with the other procedures under Part 13 of the MBCA.

Your failure to follow exactly the procedures specified under the MBCA may result in the loss of any appraisal rights. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. See the section captioned “The Merger — Appraisal Rights” and the text of Part 13 of the MBCA reproduced in its entirety as Annex C to this proxy statement.

Q:	Do any of the Company’s directors or officers have interests in the Merger that may differ from those of the Company’s stockholders generally?

A:

Yes. In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

Our directors and executive officers have informed us that they currently intend to vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Q:	Who can help answer my questions?

A:	If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

The Proxy Advisory Group, LLC

Toll free: 888-337-7699 or 888-55PROXY

Collect: 212-616-2180

FORWARD-LOOKING STATEMENTS

Certain statements contained in this filing may be considered forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the proposed transaction involving Xcerra and Parent and the ability to consummate the transaction. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the conditions to the closing of the transaction are not satisfied, including the failure to timely or at all obtain stockholder approval for the transaction or the failure to timely or at all obtain any required regulatory clearances, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR), from the Committee on Foreign Investment in the United States (CFIUS) and certain overseas investment approvals in the People’s Republic of China (PRC); uncertainties as to the timing of the consummation of the transaction and the ability of each of Xcerra and Parent to consummate the transaction, including as a result of the failure of Parent to obtain or provide on a timely basis or at all the necessary financing; risks that the transaction disrupts the current plans and operations of Xcerra; the ability of Xcerra to retain and hire key personnel; competitive responses to the transaction; unexpected costs, charges or expenses resulting from the transaction; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; and legislative, regulatory, political and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Xcerra’s most recent Annual Report on Form 10-K, and Xcerra’s more recent Quarterly Report on Form 10-Q and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. Xcerra can give no assurance that the conditions to the transaction will be satisfied. Except as required by applicable law, Xcerra undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on [●], 2017, at 9:30 a.m., Eastern time, at the offices of the Company at 825 University Avenue, Norwood, Massachusetts 02062.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to (i) adopt the Merger Agreement, (ii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and (iii) approve, by a non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Board Recommendation

The Board, after considering various factors described under the caption “The Merger — Reasons for the Merger and Recommendation of the Board,” has unanimously (i) determined that the terms of the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement, (iii) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein and (iv) resolved to recommend that the holders of shares of the Company’s common stock adopt the Merger Agreement in accordance with the MBCA, subject to the conditions contained therein. The Board recommends that you vote: (A) “FOR” the adoption of the Merger Agreement; (B) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (C) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the special meeting will be available at our principal executive offices, located at 825 University Avenue, Norwood, Massachusetts 02062, during regular business hours for a period of no less than ten days before the Special Meeting and at the place of the Special Meeting during the meeting.

As of July 10, 2017, there were 54,267,275 shares of our common stock outstanding and entitled to vote at the Special Meeting.

The holders of a majority in voting power of the common stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of two-thirds of the outstanding shares of common stock on the Record Date is required to adopt the Merger Agreement. Adoption of the Merger Agreement by the Company’s stockholders is a condition to the closing of the Merger.

Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to the Company’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement. For stockholders who abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and “AGAINST” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger. An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on (i) the proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting or (ii) the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present.

Shares Held by the Company’s Directors and Executive Officers

As of July 10, 2017, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,385,440 shares of our common stock, representing approximately 2.55% of the shares of our common stock outstanding on July 10, 2017. Our directors and executive officers have informed us that they currently intend to vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Computershare Investor Services, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or by telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the adjournment proposal or the compensation proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Solicitation of Proxies

The expense of soliciting proxies will be borne by the Company. The Company has engaged The Proxy Advisory Group, LLC, a proxy solicitation firm (the “Proxy Solicitor”), to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $20,000 in total. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Adjournments or Postponements

Although it is not currently expected, the Special Meeting may be adjourned for the purpose of, among other things, soliciting additional proxies, by the vote of a majority of the shares of the Company’s common stock represented at the Special Meeting, whether or not a quorum is present. Any signed proxies received by us for which no voting instructions are provided on such matter will be voted “FOR” the proposal to adjourn the Special Meeting.

Appraisal Rights

Under the MBCA, the Company is required to state whether it has concluded that Company stockholders are, are not or may be entitled to assert appraisal rights, which are generally available to stockholders of a merging Massachusetts corporation under Section 13.02(a)(1) of the MBCA, subject to certain exceptions. For the reasons described under the caption “The Merger — Appraisal Rights,” the Company has concluded that Company stockholders may be entitled to appraisal rights. The relevant provisions of the MBCA have not been the subject of judicial interpretation and the Company and Parent reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the Merger.

Under Part 13 of the MBCA, Company stockholders who believe they are or may be entitled to appraisal rights in connection with the Merger must, in order to exercise those rights:

•	prior to the Special Meeting, deliver to the Company a written notice of intent to demand payment for such stockholders’ shares of Company common stock if the Merger is effectuated;

•	NOT vote for the proposal to adopt the Merger Agreement; and

•	Comply with the other procedures under Part 13 of the MBCA.

Your failure to follow exactly the procedures specified under the MBCA may result in the loss of any appraisal rights. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. See the section captioned “The Merger — Appraisal Rights” and the text of Part 13 of the MBCA reproduced in its entirety as Annex C to this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on [●], 2017

The proxy statement is available at http://www.xcerra.com/investors/download-library under “Investors  — Download Library.”

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents in connection with the Special Meeting or this year’s or any future year’s annual meeting (if any), follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If you are a stockholder of record, you may contact us by writing to Xcerra Corporation, 825 University Avenue, Norwood, Massachusetts 02062, Attention: Corporate Secretary or calling our Corporate Secretary at (781) 461-1000. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

The Proxy Advisory Group, LLC

Toll free: 888-337-7699 or 888-55PROXY

Collect: 212-616-2180

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to approve and adopt the Merger Agreement and approve the Merger contemplated by the Merger Agreement.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” beginning on page 30 of this proxy statement and “The Merger Agreement” beginning on page 85 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law and the terms of our articles of organization, we cannot complete the Merger without the affirmative vote of two-thirds of the outstanding shares of the Company’s common stock voting in favor of the proposal to approve and adopt the Merger Agreement and the Merger. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.

The Board unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The Board unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADVISORY, NON-BINDING VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable to the Company’s named executive officers in connection with the Merger, as disclosed in the section of this proxy statement captioned “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Golden Parachute Compensation.”

We are asking stockholders to indicate their approval of the various compensation that will or may become payable to the Company’s named executive officers in connection with the Merger. These payments are set forth in the section captioned “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Golden Parachute Compensation” and the accompanying footnotes.

In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of the Company’s overall compensation program for our named executive officers and previously have been disclosed to stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the Board, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

As required by Section 14A of the Exchange Act, Xcerra is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Xcerra’s named executive officers in connection with the Merger, as disclosed in the above table entitled ‘Golden Parachute Compensation,’ including the associated narrative discussion, is hereby APPROVED.”

The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to adopt the Merger Agreement. Accordingly, you may vote to approve the executive compensation and vote against adoption of the Merger Agreement, or vice versa. Because the vote is advisory in nature only, it will not be binding on either Xcerra. Accordingly, because Xcerra is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the Merger is approved and consummated and regardless of the outcome of the advisory vote.

Approval of the advisory resolution on executive compensation payable to Xcerra’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Proxies received but marked as abstentions will be considered a vote “AGAINST” this proposal. The Board recommends a vote “FOR” this proposal.

The Board unanimously recommends that you vote “FOR” this proposal.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties Involved in the Merger

Xcerra Corporation

825 University Avenue

Norwood, Massachusetts 02062

(781) 461-1000

The Company is a corporation organized under the laws of Massachusetts and is a global provider of test and handling capital equipment, interface products, test fixtures and related services to the semiconductor and electronics manufacturing industries. The Company designs, manufactures and markets products and services that address the broad, divergent requirements of the mobility, industrial, medical, automotive and consumer end markets, offering a comprehensive portfolio of solutions and technologies, and a global network of strategically deployed applications and support resources. The Company operates in the semiconductor and electronics manufacturing test markets through its atg-Luther & Maelzer, Everett Charles Technologies (ECT), LTX-Credence and Multitest businesses. The Company has a broad spectrum of semiconductor and printed circuit board (PCB) test expertise that drives innovative and new products and services and the Company’s ability to deliver fully integrated semiconductor test solutions. The Company’s common stock is listed on NASDAQ under the symbol “XCRA.”

Hubei Xinyan Equity Investment Partnership (Limited Partnership)

1562/9 Financial Street

Xicheng District, Beijing

P.R.C.

+86 (10) 6608-0096 ext. 815

Parent, a limited partnership formed under the laws of the PRC in 2017 as a buy-out investment fund established solely for the purpose of engaging in the transactions contemplated by the Merger Agreement with a capital commitment of RMB 3.57 billion (equivalent to approximately US$524.8). The general partner of Parent is a limited liability company formed under the laws of the PRC in 2017 and is an investment management company and the sole fund manager of Parent. Unic Capital is the controlling shareholder of such general partner. Sponsor is the largest limited partner of Parent

Unic Capital, a related party of Sino IC Capital Co. Ltd., a limited liability company incorporated under the laws of the PRC (“Sino IC Capital”), was formed in 2016. Unic Capital is a capital and asset management firm, which makes long-term investments in semiconductor and other advanced technology industries.

Sino IC Capital focuses primarily on investments in integrated circuits and related industries. Sino IC Capital was established in August, 2014, with RMB 138.7 billion (equivalent to approximately US$20.3 billion) funds under management. Sino IC Capital is the fund manager and a shareholder of Sponsor.

Merger Sub

1562/9 Financial Street

Xicheng District, Beijing

P.R.C.

+86 (10) 6608-0096 ext. 815

Merger Sub is a corporation organized under the laws of Massachusetts, is a controlled subsidiary of Parent and was formed on July 17, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement.

China Integrated Circuit Industry Investment Fund Co., Ltd.

3rd Floor, No. 7 Financial Street

Xicheng District, Beijing 100033

P.R.C.

+86 (10) 5925-9777

Sponsor, a related party of Unic Capital and managed by Sino IC Capital, is a market-oriented fund focusing on investment in semiconductor and related industries. Sponsor was established in September 2014, with a capital commitment of RMB 138.7 billion (equivalent to approximately US$20.3 billion). Sponsor has entered into an equity commitment letter, dated as of April 7, 2017 (referred to herein as the “Equity Commitment Letter”), in favor of Unic Capital, pursuant to which, subject to certain conditions, Sponsor has agreed to subscribe for equity securities of Parent with an aggregate purchase price of RMB 1.5 billion (equivalent to approximately $220 million based on the prevailing exchange rate as of July 10, 2017) to be used by Unic Capital to satisfy its payment obligations under the Merger Agreement. Pursuant to that certain Assignment and Assumption Agreement, dated August 4, 2017, by and among Unic Capital, Parent, Sponsor and the Company, Unic Capital irrevocably transferred, conveyed, assigned and delivered to Parent all of Unic Capital’s rights, interests, benefits, liabilities and obligations in and under the Equity Commitment Letter, and Parent accepted the assignment and assumed and agreed to pay, perform, fulfill and discharge all obligations and liabilities of Unic Capital arising under or relating to the Equity Commitment Letter. For more information, see the section of this proxy statement captioned “The Merger — Financing of the Merger.”

Sino IC Leasing Co., Ltd.

558, Shibo Ave.

Pudong District, Shanghai

P.R.C.

+86 (21) 6176-9999

Sino IC Leasing Co., Ltd., a Chinese company (referred to herein as “Lender”) is a financing provider established by Sponsor and eight other parties. Lender has entered into a debt commitment letter, dated as of April 7, 2017 (referred to herein as the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”), in favor of Parent, pursuant to which, subject to certain conditions, Lender has committed to loan Parent the lesser of (A) RMB 2.76 billion (equivalent to approximately $405 million based on the prevailing exchange rate as of July 10, 2017) and (B) the difference of (1) the RMB equivalent of the aggregate payment obligations of Parent under the Merger Agreement less (2) RMB 1.5 billion (equivalent to approximately $220 million based on the prevailing exchange rate as of July 10, 2017), in either case, to be used by Parent to satisfy its payment obligations under the Merger Agreement. Pursuant to that certain Assignment and Assumption Agreement, dated August 4, 2017, by and among Unic Capital, Parent, Lender and the Company, Unic Capital irrevocably transferred, conveyed, assigned and delivered to Parent all of Unic Capital’s rights, interests, benefits, liabilities and obligations in and under the Debt Commitment Letter, and Parent accepted the assignment and assumed and agreed to pay, perform, fulfill and discharge all obligations and liabilities of Unic Capital arising under or relating to the Debt Commitment Letter. For more information, see the section of this proxy statement captioned “The Merger — Financing of the Merger.”

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into the Company, and the Company will continue as the Surviving Corporation and as a controlled subsidiary of Parent. As a result of the Merger, the Company’s common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, the Company’s common stock will be deregistered under the Exchange Act, and the Company will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of the articles of merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts (or at such later time as we, Parent and Merger Sub may agree and specify in the articles of merger).

Effect on the Company if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, the Company will remain an independent public company, the Company’s common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and the Company will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which the Company operates and risks related to adverse economic or industry conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of the Company’s common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Company’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities or the future value of your shares of common stock. If the Merger is not completed, the Board will continue to evaluate and review the Company’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate. If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board will be offered or that the Company’s business, prospects or results of operation will not be adversely impacted.

In addition, the Company will be required to pay to Parent a termination fee of $14,250,000 or $22,800,000 if the Merger Agreement is terminated under specified circumstances. For more information please see the section captioned “The Merger Agreement — Termination Fees.”

Merger Consideration

In the Merger, each outstanding share of common stock (other than Excluded Shares) will be converted into the right to receive the Per Share Merger Consideration.

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to Massachusetts law, as described below under the caption “The Merger — Appraisal Rights”).

Background of the Merger

The Company’s business is the production and sale of test and handling capital equipment, interface products, test fixtures and related services to the semiconductor and electronics manufacturing industries. The semiconductor and electronics manufacturing industries are highly concentrated and have experienced significant merger and acquisition activity in recent years which has resulted in industry consolidation of existing or potential customers and intense competition among providers of products and services like those produced and provided by the Company. As a result of such consolidation, a small number of semiconductor device manufacturers, contract assemblers and electronics manufacturers account for a substantial portion of the purchases of semiconductor equipment, manufacturing products and services generally.

In light of such consolidation and competition, the Company has become dependent on a small number of customers for the majority of its revenue. In the Company’s 2016 fiscal year, 40% of the Company’s revenue was derived from the Company’s five largest customers and 17% of the Company’s revenue was derived from products and services shipped into Hong Kong/China. As a result of this concentration, the Company has become particularly sensitive to changes in demand from any of its largest customers and when changes in the market cause its largest customers to delay, reduce or terminate their orders, the Company’s business is significantly adversely affected.

The Board, together with management of the Company, regularly reviews and assesses the Company’s performance, future growth prospects, business plan and overall strategic direction and considers a variety of strategic alternatives that may be available to the Company, including continuing to pursue the Company’s strategy as a stand-alone company or pursuing potential strategic or financing transactions with third parties, in each case with the goal of maximizing stockholder value. In light of the significant concentration of a small number of semiconductor test and handling producers in the United States and internationally, opportunities for strategic acquisitions or other transactions with competitors are limited.

On May 27, 2015, the Board held a regularly scheduled meeting, a portion of which was also attended by members of the Company’s management. Among the matters discussed at the meeting, the Board discussed the potential divestiture of the Company’s board fabrication business (the “Hong Kong Divestiture”) to a subsidiary of a Chinese company publicly traded on the Shenzhen Stock Exchange (such subsidiary, “Party A”). At such meeting, following a review and discussion of the terms of the Hong Kong Divestiture, the financial performance of the board fabrication business, and other matters relating to the Hong Kong Divestiture, including the semiconductor test market generally and the state of the semiconductor industry in China, the Board unanimously approved management’s pursuit of the Hong Kong Divestiture and directed members of management to negotiate the terms of the Hong Kong Divestiture.

Between May 27, 2015 and August 27, 2015, the Company pursued the consummation of the Hong Kong Divestiture with Party A, including by negotiating the terms of an asset purchase agreement and engaging in several discussions and meetings with representatives of Party A to discuss and pursue the Hong Kong Divestiture.

On June 29, 2015, Mr. Gallenberger and representatives of Party A participated in a meeting to discuss the Hong Kong Divestiture. During the meeting, representatives of Party A discussed ways in which Party A might be able to assist the Company in its efforts to grow the Company’s business in the Chinese market, including through a joint venture involving Party A and the Company (the “Hong Kong Joint Venture”).

On August 27, 2015, the Board held a regularly scheduled meeting, a portion of which was also attended by members of the Company’s management. Among other matters discussed at the meeting, the Board discussed progress made with respect to the Hong Kong Divestiture. Following discussion and review of the definitive asset purchase agreement for the Hong Kong Divestiture, the Board unanimously approved the Company’s entry into a definitive asset purchase agreement for the sale of the Company’s board fabrication business and directed management to pursue the closing of the Hong Kong Divestiture.

On October 21, 2015, Mr. Tacelli, and Mr. Gallenberger met with representatives of Party A in China to discuss the closing of the Hong Kong Divestiture, the state of the semiconductor market generally, and the state of the semiconductor market in China specifically. Both parties continued discussions regarding the joint venture discussion previously held on June 29, 2015, in which the representatives of Party A discussed ways in which

Party A might be able to assist the Company in its efforts to grow the Company’s business in the Chinese market, including through the Hong Kong Joint Venture. Messrs. Tacelli and Gallenberger discussed the Company’s current business in China, the Company’s strategies for growth in China, and ways in which the Company may benefit from a strategic partnership with Party A. Following discussion, the parties determined to first pursue the closing of the Hong Kong Divestiture and, after the closing of such transaction, to then discuss potential opportunities for partnership in the Chinese market.

On November 19, 2015, the Board held a regularly scheduled meeting, a portion of which was attended by members of the Company’s management. At the meeting, the Board discussed, among other matters, the Company’s business opportunities, the semiconductor test market generally, customer consolidations, and specific sales efforts, including the Company’s strategies for growth in the Chinese market. Messrs. Tacelli and Gallenberger also provided the Board an update with respect to the Hong Kong Divestiture and discussed the conversation Messrs. Tacelli and Gallenberger had with Party A in October with respect to a potential partnership or joint venture between Party A and the Company’s test group to expand the Company’s business in China. The Board then discussed the Company’s position and opportunities in the domestic and international markets, including the state of the semiconductor and electronics manufacturing industries in China, the importance of the Chinese market to the Company and strategies for improving the Company’s presence in China. Following such discussion, the Board directed management to pursue further discussions with respect to the Hong Kong Joint Venture.

On December 1, 2015, the Company completed the Hong Kong Divestiture.

On December 10, 2015, Mr. Tacelli and Rich Yerganian, the Company’s vice president of investor relations, participated in an introductory meeting with representatives of Cowen in New York, New York. During the meeting, Messrs. Tacelli and Yerganian discussed the importance of the Chinese market to the Company’s business, the rapid growth of the Company’s business in China, and strategies to continue to grow the Company’s presence in China. The representatives of Cowen discussed with Messrs. Tacelli and Yerganian trends in the semiconductor market generally and with respect to China specifically and potential opportunities to grow the Company’s business in China.

On January 20, 2016, Mr. Gallenberger and Steve Wigley, the Company’s vice president of the Company’s semiconductor ATE group, met with representatives of Party A in Beijing, China to further discuss the Hong Kong Joint Venture. At the meeting the parties discussed the importance of the Chinese market to the Company, business opportunities in the Chinese market, and the value each party could potentially bring to the Hong Kong Joint Venture.

In January and February of 2016, members of the Company’s management participated in further discussions with Party A regarding the Hong Kong Joint Venture. The discussions did not result in consummation of the Hong Kong Joint Venture and discussions between Party A and members of the Company’s management ended.

On February 23, 2016, the Board held a regularly scheduled meeting, a portion of which was attended by members of the Company’s management. At the meeting, the Board discussed, among other matters, the Company’s business opportunities and strategy for growth, including with respect to the importance of the Chinese market to the Company’s growth and efforts to grow the Company’s presence in China. Mr. Gallenberger then discussed with the Board the closing of the Hong Kong Divestiture and subsequent discussions related to the Hong Kong Joint Venture. Mr. Gallenberger noted the discussions regarding the Hong Kong Joint Venture had not resulted in an agreement to pursue a strategic partnership with Party A, but that the Company’s management continued to believe it was important to explore strategies to grow the Company’s business in the Chinese market. Mr. Tacelli then led the Board in a discussion of various strategies to grow the Company’s business, both generally and in China specifically.

On February 25, 2016, the Company publicly announced its second quarter results for the fiscal quarter ended January 31, 2016, which indicated a 8% decrease in net sales to $72.3 million for the second quarter of the Company’s 2016 fiscal year as compared to $78.4 million of net sales in the first quarter of the Company’s 2016 fiscal year, GAAP net income of $0.08 per diluted share and non-GAAP net loss of $0.06 per diluted share. On the same date, members of the Company’s management participated in an investor conference call during which the Company’s guidance for the third quarter of its fiscal year was discussed, which included net sales in the range of $80 million to $83 million and non-GAAP net loss or income in the range of -$0.02 to $0.01, respectively, per diluted share. The closing price of the Company’s common stock on the first full day of trading following announcement of the second quarter’s results was $5.80 per share, down approximately 2% from the $5.94 per share closing price of the Company’s common stock on November 25, 2015, the first full trading day following the Company’s announcement of first quarter results for the quarter ending October 31, 2015.

On March 30, 2016, representatives of Cowen and members of the Company’s management participated in an in-person introductory meeting at the Company’s headquarters in Norwood, Massachusetts. Members of management gave the representatives of Cowen a tour of the Company’s facilities, presented a standard overview of the Company’s business and discussed the Company’s business strategies for growth in the Chinese market. The representatives of Cowen discussed the semiconductor industry generally and the Chinese semiconductor industry specifically, Cowen’s experience in the semiconductor and electronics industries and various strategic opportunities that may be available to the Company in connection with its efforts to continue the Company’s growth in the Chinese market.

On April 13, 2016, a special telephonic meeting of the Board was held at which the Board discussed, among other matters, the Company’s recent activities and business opportunities, including the Company’s efforts with respect to pursuing strategic partnerships with Chinese companies, including with respect to the Hong Kong Joint Venture. The Board further discussed the importance of the Chinese market to the Company and the Company’s potential growth opportunities in China, including the risks, challenges and benefits of focusing on the Chinese market and the Company’s ability to execute a plan to grow its presence in China without a strategic or financial partner. The Board also discussed the recent meeting held between members of the Company’s management and representatives of Cowen and the various strategic opportunities and strategies discussed at such meeting. In light of these considerations, the Board determined that it was appropriate to continue to explore strategic partnerships and growth opportunities in the Chinese market and discussed the benefit of engaging a financial advisor to assist the Company in such efforts. In connection with such determination, the Board determined that its exploration of strategic alternatives would be initially limited to Chinese counterparties, but that if any such opportunity included an acquisition of the Company, the Board would require as a condition to the pursuit of such transaction that the definitive agreement providing for such transaction include a customary “go-shop” period. The Board then engaged in discussion of the qualifications, expertise, experience and reputation of certain investment banks and reviewed certain information provided by representatives of Cowen with respect to Cowen’s potential engagement by the Company as the Company’s financial advisor. Upon such discussion and review of information, the Board concluded that Cowen had no material relationships that would prevent Cowen from serving as the Company’s financial advisor in connection with the Company’s exploration of potential growth opportunities focused initially in the Chinese market and unanimously approved the engagement of Cowen to assist the Board in such efforts.

On April 14, 2016, members of the Company’s management and representatives of Cowen participated in a telephonic meeting to discuss Cowen’s potential engagement in connection with the Company’s exploration of strategic alternatives. Following discussion and taking into account a review of potential alternatives led by Cowen, members of the Company’s management directed representatives of Cowen to approach, on the Company’s behalf, a total of seven Chinese parties (the “Initial Potential Partners”), including Sino IC Capital, each of which was identified by Cowen as a party that may be interested in pursuing a strategic transaction with the Company and able to assist the Company in its efforts to grow its business in China. During such discussion, the parties noted certain competitive and confidentiality concerns with respect to soliciting interest from a larger set of potentially interested parties and members of the Company’s management communicated to the representatives of Cowen the Board’s requirement that any strategic alternative involving an acquisition of the Company include a customary “go-shop” period.

On April 19, 2016, pursuant to the Board’s authorization, the Company signed an engagement letter with Cowen, pursuant to which Cowen served as the Company’s financial advisor in connection with the Company’s exploration and consideration of potential strategic transactions with a strategic or financial partner. Following Cowen’s engagement, members of the Company’s management and representatives of Cowen participated in a discussion concerning the Company’s prospects, the state of the semiconductor test equipment and electronics manufacturing industries and a preliminary review of a range of strategic alternatives for the Company including continuing as a stand-alone company, pursuing a strategic merger, pursuing a joint venture, pursuing a sale or license with respect to a segment of the Company’s business and pursuing a sale of the entire company.

Beginning on April 19, 2016, at the request of management of the Company, Cowen approached on behalf of the Company each of the Initial Potential Partners and, following Cowen’s approach of each such Initial Potential Partner, non-disclosure agreements were entered into between the Company and each of the Initial Potential Partners (in the case of Sino IC Capital, a non-disclosure agreement was executed by another of the Initial Potential Partners (“Party B”) which covered discussions with and materials provided to Sino IC Capital as a potential financing source of Party B).

On May 17, 2016, Messrs. Tacelli and Gallenberger, and representatives of Cowen participated in an in-person introductory meeting with representatives of one of the Initial Potential Partners (“Party C”) in Shanghai, China. During the meeting the participants discussed, among other things, the Company’s business in the context of trends in the semiconductor and semiconductor test equipment industries and growth opportunities for the Company’s business in the Chinese market. Other than the May 2016 Forecast (as defined in the section of this proxy statement captioned “The Merger — Management Projections”), Messrs. Tacelli and Gallenberger did not provide any non-public information to the participants in the meeting with Party C. Also on May 17, 2016, Messrs. Tacelli and Gallenberger, together with representatives from Cowen, participated in a meeting with a representative of Sino IC Capital and a representative of Party B in Shanghai, China. At the meeting the participants discussed, among other matters, the Company’s business in the context of trends in the semiconductor and semiconductor test equipment industries and growth opportunities for the Company’s business in the Chinese market. Other than the May 2016 Forecast, Messrs. Tacelli and Gallenberger did not provide any non-public information to the participants in the meeting with Sino IC Capital and Party B. None of the discussions held with Party C, Sino IC Capital or Party B on May 17, 2016, resulted in discussion of any price-related terms of a potential strategic transaction.

On May 18, 2016, Messrs. Tacelli and Gallenberger and representatives from Cowen met with another of the Initial Potential Partners (“Party D”) in Beijing, China, to discuss, among other things, the Company’s business in the context of trends in the semiconductor and semiconductor test equipment industries and growth opportunities for the Company’s business in the Chinese market. Other than the May 2016 Forecast, Messrs. Tacelli and Gallenberger did not provide any non-public information to the participants in the meeting with Party D. None of the discussions held with Party D on May 18, 2016, resulted in discussion of any price-related terms of a potential strategic transaction.

On May 19, 2016, Messrs. Tacelli and Gallenberger and representatives of Cowen participated in introductory meetings with two of the remaining Initial Potential Partners (“Party E” and “Party F,” respectively) in Beijing, China, to discuss, among other things, the Company’s business in the context of trends in the semiconductor and semiconductor test equipment industries and growth opportunities for the Company’s business in the Chinese market. Other than the May 2016 Forecast, Messrs. Tacelli and Gallenberger did not provide any non-public information to the participants in the meetings with Party E and Party F. None of the discussions held with Party E or Party F on May 19, 2016, resulted in discussion of any price-related terms of a potential strategic transaction.

On May 20, 2016, Messrs. Tacelli and Gallenberger and representatives of Cowen participated in an introductory meeting with one of the remaining Initial Potential Partners (“Party G”) in Beijing, China, to discuss, among other things, the Company’s business in the context of trends in the semiconductor and semiconductor test equipment industries and growth opportunities for the Company’s business in the Chinese market. Other than the May 2016 Forecast, Messrs. Tacelli and Gallenberger did not provide any non-public information to the participants in the meeting with Party G. None of the discussions held with Party G on May 20, 2016, resulted in discussion of any price-related terms of a potential strategic transaction. Of the seven Initial Potential Partners, only one such Initial Potential Partner (“Party H”) declined the opportunity to meet with members of the Company’s management, so members of the Company’s management did not meet with representatives of Party H.

During the period beginning on May 24, 2016 and continuing through May 29, 2016, representatives of Cowen reached out to representatives of each of Party C, Party D, Party E, Party F, Party G and Sino IC Capital to further assess each such party’s interest in pursuing a strategic transaction with the Company. During such period representatives of Party C indicated to representatives of Cowen that Party C was interested in exploring a potential strategic transaction with the Company. Also during such period, a representative of Sino IC Capital indicated to representatives of Cowen that Sino IC Capital was interested in exploring a potential strategic transaction with the Company and that, due to Party B’s much smaller size relative to the Company, Party B would not itself pursue a strategic transaction with the Company but instead would serve as Sino IC Capital’s technical advisor during Sino IC Capital’s evaluation of potential strategic transactions involving the Company. During such period, Cowen indicated to the representatives of Party C and the representative of Sino IC Capital the Board’s expectation that any definitive agreement entered into would include a customary “go-shop” period during which the Company would be permitted to solicit alternative proposals for a strategic transaction involving the Company. Each other Initial Potential Partner indicated to Cowen that such party continued to evaluate the opportunity internally.

On May 24, 2016, representatives of Party F expressed to representatives of Cowen that Party F did not have interest in pursuing a strategic transaction with the Company at that time.

During June 2016, Party C and Sino IC Capital each engaged in due diligence of the Company and its businesses.

On June 2, 2016, the Board held a regularly scheduled meeting, a portion of which was also attended by members of the Company’s management and a representative of Cowen. The representative of Cowen provided an update to the Board with respect to feedback received from the Initial Potential Partners following the meetings held with such Initial Potential Partners and members of the Company’s management in China, including anticipated next steps with Initial Potential Partners that had expressed interest in continuing discussions with the Company regarding a potential strategic transaction.

On June 6, 2016, the Company publicly announced its third quarter results for the fiscal quarter ended April 30, 2016, which indicated a 14% increase in net sales to $82.2 million for the third quarter of the Company’s 2016 fiscal year as compared to $72.3 million of net sales in the second quarter of the Company’s 2016 fiscal year, GAAP net income of $0.06 per diluted share and non-GAAP net income of $0.00 per diluted share. On the same date, members of the Company’s management participated in an investor conference call during which the Company’s guidance for the fourth quarter of its fiscal year was discussed, which included net sales in the range of $89 million to $93 million and non-GAAP net income in the range of $0.07 to $0.10 per diluted share. The closing price of the Company’s common stock on the first full day of trading following announcement of the third quarter’s results was $6.73 per share, up approximately 16% from the $5.80 per share closing price of the Company’s common stock on February 26, 2016, the first full trading day following the Company’s announcement of second quarter results for the quarter ending January 31, 2016.

On June 14, 2016, representatives of Party D and Party E, respectively, each indicated to representatives of Cowen that such party did not have interest in pursuing a strategic transaction with the Company at that time.

On July 5, 2016, Messrs. Tacelli and Gallenberger participated in a discussion with representatives of Party C to answer certain diligence questions raised by Party C.

On July 20, 2016, representatives of Party G indicated to representatives of Cowen that Party G was interested in participating in further due diligence efforts with respect to the Company and its businesses.

On July 21, 2016, representatives of Party C indicated to representatives of Cowen that Party C was not interested in pursuing a strategic transaction with the Company at that time.

On July 29, 2016, members of the Company’s management, representatives of Cowen, representatives of Sino IC Capital, a representative of Party B, representatives of Sino IC Capital’s financial advisor (“Sino IC Capital Financial Advisor”) and representatives of Wilson Sonsini Goodrich and Rosati, outside counsel to Sino IC Capital (“Wilson”), participated in an in-person meeting in Norwood, Massachusetts. During the meeting, members of the Company’s management presented an overview of the Company’s business, including a review of its sales in recent periods and technical roadmaps, and representatives of Sino IC Capital gave a presentation of Sino IC Capital, including its size, investment history, and presence in the Chinese semiconductor market.

On August 19, 2016, representatives of Sino IC Capital Financial Advisor delivered to representatives of Cowen a non-binding offer for Sino IC Capital to acquire 100% of the outstanding common stock of the Company at a price per share of $7.75 in cash (the “Initial IOI”). The closing price of the Company’s common stock on August 19, 2016 was $6.08 per share.

On August 25, 2016, the Board held a telephonic meeting which was also attended by members of the Company’s management and a representative of Cowen. At that meeting, the participants discussed the Initial IOI. The representative of Cowen reviewed with the Board an update on the discussions to date with each of the Initial Potential Partners with whom members of management had met, certain market data compiled by Cowen and a summary of potential next steps in the process of the Board’s exploration of strategic alternatives. Colin Savoy, the Company’s chief legal counsel, advised the Board as to its fiduciary duties in the context of an assessment of the Initial IOI and any other strategic transaction. After discussion, the Board determined that, although the price per share conveyed in the Initial IOI was insufficient, the Company should continue to engage with Sino IC Capital, and the Board directed the representative from Cowen to convey to Sino IC Capital that the Board believed the purchase price offered in the Initial IOI was insufficient and further directed the representative from Cowen to convey to representatives of Sino IC Capital Financial Advisor a counterproposal at $14.00 per share. The Board also established a Strategic Transaction Committee (the “Strategic Committee”), the purpose of which was to assist and make recommendations to the Board and the Company’s management with respect to the day-to-day decisions as to process and strategy concerning an assessment of any potential strategic transaction, including with Sino IC Capital or its related parties. The Board appointed Roger Blethen and Jorge Titinger as members of the Strategic Committee. The Board indicated that all substantive decisions regarding any potential strategic transaction would be made by the entire Board.

On August 27, 2016, representatives of Cowen communicated to representatives of Sino IC Capital Financial Advisor that the Board believed the per share purchase price set forth in the Initial IOI was insufficient and that the Board believed that the per share purchase price should be closer to $14.00 per share. Representatives of Sino IC Capital Financial Advisor indicated to representatives of Cowen that $14.00 per share was too high and would be rejected by Sino IC Capital.

On August 29, 2016, the Strategic Committee held a telephonic meeting which was also attended by two of the other members of the Board and members of the Company’s management. At that meeting, the participants discussed the Initial IOI, the rejected counterproposal made by the Company and communicated to Sino IC Capital Financial Advisor by Cowen and a formal response to be provided to Sino IC Capital with respect to the Initial IOI to the effect that the per share purchase price in the Initial IOI was insufficient and that the Company would require a higher purchase price to continue discussions with Sino IC Capital (the “Initial Response”). Following discussion, the members of the Strategic Committee approved the Initial Response to Sino IC Capital with respect to the Initial IOI and directed management to deliver the Initial Response to representatives of Sino IC Capital. Later on August 29, 2016, members of the Company’s management delivered the Initial Response to representatives of Sino IC Capital.

On September 1, 2016, Messrs. Tacelli and Gallenberger participated in a meeting with representatives of Party G at the Company’s headquarters in Norwood, Massachusetts. During such meeting, Messrs. Tacelli and Gallenberger gave a presentation of the Company’s business, discussed the state of the semiconductor equipment industry in China and provided a tour of the Company’s plant and the representatives of Party G provided an overview of Party G’s business and discussed the possibility of forming a joint venture with the Company in China. Messrs. Tacelli and Gallenberger indicated to the representatives of Party G that, although Messrs. Tacelli and Gallenberger appreciated Party G’s proposal with respect to a joint venture, they did not believe that such a joint venture would result in meaningful value to the Company or meaningfully further the Company’s objectives and, as such, the Company was not in a position to pursue a joint venture with Company G.

Also on September 1, 2016, the Company publicly announced its fourth quarter results for the fiscal quarter ended July 31, 2016, which indicated a 11% increase in net sales to $91.2 million for the fourth quarter of the Company’s 2016 fiscal year as compared to $82.2 million of net sales in the third quarter of the Company’s 2016 fiscal year, GAAP net income of $0.13 per diluted share and non-GAAP net income of $0.12 per diluted share. On the same date, members of the Company’s management participated in an investor conference call during which the Company’s guidance for the first quarter of its 2017 fiscal year was discussed, which included net sales in the range of $80 million to $84 million and non-GAAP net loss or income in the range of -$0.03 to $0.01, respectively, per diluted share. The closing price of the Company’s common stock on the first full day of trading following announcement of the second quarter’s results was $5.83 per share, down approximately 13% from the $6.73 per share closing price of the Company’s common stock on June 6, 2016, the first full trading day following the Company’s announcement of third quarter results for the quarter ending April 30, 2016.

On September 2, 2016, representatives of Party G indicated to representatives of Cowen that Party G was not interested in pursuing a strategic transaction with the Company at that time.

On September 5, 2016 and September 6, 2016, Mr. Tacelli and representatives of Sino IC Capital communicated via email with respect to the per share purchase price set forth in the Initial IOI relative to the market position of the Company and recent transactions in the semiconductor industry. During such communications, Mr. Tacelli reiterated to representatives of Sino IC Capital the Board’s belief that the per share purchase price set forth in the Initial IOI was insufficient in light of the Company’s business and potential in the Chinese market.

On September 9, 2016, representatives of Cowen participated in a telephonic discussion with representatives of Sino IC Capital Financial Advisor to discuss matters with respect to the proposed strategic transaction involving Sino IC Capital and the Company, including valuation matters, and indicated to Sino IC Capital Financial Advisor that the Board would require a higher per share purchase price in order to continue discussions with Sino IC Capital regarding a potential strategic transaction.

On September 15, 2016, representatives of Sino IC Capital Financial Advisor communicated to representatives of Cowen Sino IC Capital’s revised non-binding verbal offer for Sino IC Capital to acquire 100% of the outstanding common stock of the Company at a price per share of $8.50 in cash (the “Revised IOI”). The closing price of the Company’s common stock on September 15, 2016 was $5.68 per share.

On September 26, 2016, Mr. Tacelli participated in a telephonic discussion with a representative of Sino IC Capital. During such call, Mr. Tacelli provided the representative of Sino IC Capital with an update of the

Company’s recent revenue opportunities identified by members of the Company’s management. Mr. Tacelli and the representative of Sino IC Capital also discussed the per share purchase price set forth in the Revised IOI and Mr. Tacelli reiterated to the representative the reasons the Company believed the per share purchase price in the Revised IOI was insufficient.

On September 30, 2016, Messrs. Tacelli and Gallenberger and representatives of Cowen participated in a telephonic discussion to discuss the transaction structure and the price offered by Sino IC Capital in the Revised IOI. Mr. Tacelli directed the representatives of Cowen to communicate to Sino IC Capital Financial Advisor that the price in the Revised IOI was insufficient and that Sino IC Capital needed to submit a higher offer for the Company to continue discussions with Sino IC Capital.

On October 7, 2016, representatives from Cowen participated in a telephonic discussion with representatives of Sino IC Capital Financial Advisor to discuss possible transaction structures and the price offered by Sino IC Capital in the Revised IOI.

On October 13, 2016, Mr. Tacelli and a representative of Sino IC Capital participated in a telephonic discussion to discuss the current status of a potential strategic transaction involving the Company and Sino IC Capital, including the Revised IOI and the per share purchase price set forth therein. During such discussion, Mr. Tacelli reiterated the growth of the Company’s business in recent periods and the representative of Sino IC Capital invited members of the Company’s management to Beijing, China, for a meeting with representatives of Sino IC Capital.

On October 17, 2016, the Strategic Committee held a telephonic meeting which was also attended by three of the other members of the Board and members of the Company’s management. At that meeting, the Strategic Committee reviewed recent discussions between members of the Company’s management and representatives of Sino IC Capital with respect to a potential strategic transaction, including discussions concerning the price per share offered by Sino IC Capital and indications by Sino IC Capital to members of the Company’s management of an upper limit to the price Sino IC Capital was willing to offer. The Strategic Committee also discussed Sino IC Capital’s invitation to Messrs. Tacelli and Gallenberger to meet with representatives of Sino IC Capital in Beijing, China. Following discussion, the Strategic Committee and other participants agreed that it was in the best interests of the Company and its stockholders for Messrs. Tacelli and Gallenberger to meet with representatives of Sino IC Capital in Beijing. The Strategic Committee members and the director participants directed Messrs. Tacelli and Gallenberger to accept Sino IC Capital’s invitation to participate in a meeting in Beijing.

On October 24, 2016, Messrs. Tacelli and Gallenberger and representatives of Cowen met with representatives of Sino IC Capital in Beijing, China. At the meeting, the parties discussed the semiconductor industry generally and in China, each party’s respective strategy, potential synergies to be achieved in a strategic transaction involving the Company and Sino IC Capital, the progress and efforts of each party in furtherance of the transaction to date and the per share purchase price offered by Sino IC Capital in the Revised IOI.

On October 31, 2016, Mr. Tacelli participated in a telephonic discussion with representatives of Sino IC Capital to discuss the per share purchase price proposed by Sino IC Capital.

On November 2, 2016, representatives of Cowen received additional diligence questions from representatives of Sino IC Capital. On November 4, 2016, representatives of Cowen, on behalf of the Company, communicated responses to such additional diligence inquiries to representatives of Sino IC Capital.

On November 7, 2016, representatives of Sino IC Capital Financial Advisor communicated to representatives of Cowen Sino IC Capital’s second revised non-binding verbal offer for Sino IC Capital to acquire 100% of the outstanding common stock of the Company at a price per share of $9.25 in cash (the

“Second Revised IOI”). The closing price of the Company’s common stock on November 7, 2016 was $5.50 per share.

On November 9, 2016, the Strategic Committee held a telephonic meeting which was also attended by four of the other members of the Board and members of the Company’s management. At such meeting, Mr. Tacelli updated the Strategic Committee and director participants with respect to the status of negotiations with Sino IC Capital since the last meeting of the Strategic Committee, including receipt of the Second Revised IOI and recent conversations between members of the Company’s management and representatives of Sino IC Capital. Mr. Tacelli also reviewed with the Strategic Committee and director participants the negotiation process to date, including the price ranges proposed by Sino IC Capital and the increase thereto throughout the negotiation process. Mr. Tacelli noted that he and Mr. Gallenberger were scheduled to speak with representatives of Sino IC Capital later that day and that the purpose of such call was to maximize the price proposed by Sino IC Capital. The Strategic Committee and director participants discussed the purpose of the call and the strategy to be implemented by Messrs. Tacelli and Gallenberger on such call. Following discussion, the Strategic Committee and the director participants directed Mr. Tacelli to continue discussions with representatives of Sino IC Capital as discussed at the meeting.

Later on November 9, 2016, Messrs. Tacelli and Gallenberger participated in a telephonic discussion with representatives of Sino IC Capital to discuss the Second Revised IOI and the negotiation process to date, including the increase in per share purchase price offered by Sino IC Capital throughout the process. During the call, Messrs. Tacelli and Gallenberger requested that Sino IC Capital provide a best and final per share purchase price.

On November 15, 2016, representatives from Cowen participated in a telephonic discussion with a representative from Sino IC Capital. During that call, the representative of Sino IC Capital provided an update with respect to the timing and status of Sino IC Capital’s internal approval process required to provide a best and final per share purchase price.

On November 18, 2016, representatives of Sino IC Capital communicated to Mr. Tacelli Sino IC Capital’s third revised non-binding verbal offer for Sino IC Capital to acquire 100% of the outstanding common stock of the Company at a price per share of $9.55 in cash (the “Third Revised IOI”). The closing price of the Company’s common stock on November 18, 2016 was $6.58 per share.

Later on November 18, 2016, the Strategic Committee held a telephonic meeting which was also attended by three of the other members of the Board and members of the Company’s management. During that meeting, Mr. Tacelli updated the Strategic Committee and the director participants with respect to status of negotiations with Sino IC Capital since the last meeting of the Strategic Committee, including the receipt of the Third Revised IOI, which Mr. Tacelli explained had been received in response to a request for Sino IC Capital’s best and final offer. Mr. Tacelli also noted that Sino IC Capital had indicated that Sino IC Capital would provide a formal, written offer for the Board’s consideration upon indication by the Company to Sino IC Capital that the Board was receptive to the terms of the Third Revised IOI. Mr. Tacelli noted that one of the Company’s directors, Bruce Wright, was unable to attend the meeting, but that Mr. Tacelli had discussed the Third Revised IOI with Mr. Wright earlier in the day and that Mr. Wright asked Mr. Tacelli to convey to the Strategic Committee and director participants Mr. Wright’s support of the Third Revised IOI. The Strategic Committee and the director participants discussed the Third Revised IOI, the progress made in the Company’s negotiations with Sino IC Capital, the Company’s stock price and operational plans and how the Company’s ability or inability to execute such plans may affect the Company’s stock price. Following discussion, each of the directors present at the meeting indicated their view that pursuing a strategic transaction with Sino IC Capital on the terms proposed in the Third Revised IOI was in the best interests of the Company and its stockholders and the directors present determined to direct Mr. Tacelli to convey to representatives of Sino IC Capital that the Board would be receptive to a formal, written offer on the terms of the Third Revised IOI. The Strategic Committee and the

director participants also discussed the benefit of engaging outside legal counsel to assist the Board and the Company’s management with respect to a strategic transaction with Sino IC Capital. Following discussion of the qualifications, expertise, experience and reputation of certain law firms, the members of the Board present unanimously approved the engagement by the Company of Latham & Watkins LLP (“Latham & Watkins”) to assist the Board and the Company’s management in connection with a potential strategic transaction with Sino IC Capital and directed members of management to formally engage Latham & Watkins.

Later on November 18, 2016, Mr. Tacelli communicated to representatives of Sino IC Capital that the Board would be receptive to a formal, written offer on the terms of the Third Revised IOI.

On November 28, 2016, representatives of Sino IC Capital Financial Advisor delivered to representatives of Cowen a written letter of intent from Sino IC Capital, dated as of November 25, 2016 (the “Letter of Intent”), specifying, among other things, a non-binding offer for Sino IC Capital to acquire 100% of the outstanding common stock of the Company at a price per share of $9.55 in cash. The closing price of the Company’s common stock on November 25, 2016 was $6.76 per share.

On November 29, 2016, the Board held a regularly scheduled meeting which was also attended by members of the Company’s management, representatives of Cowen and a representative of Latham & Watkins, to discuss the Board’s response to the Letter of Intent. The representatives of Cowen provided a summary of the background of the Letter of Intent, including with respect to the timeline of negotiations and receipt of indications of interest over the past several months and various meetings and discussions between members of the Company’s management and representatives of Sino IC Capital during the same period. The representatives of Cowen also reviewed with the Board an update on discussions with Sino IC Capital and a preliminary valuation analysis of the Company. The representative of Latham & Watkins then advised the Board as to its fiduciary duties in the context of an assessment of the Letter of Intent and any other strategic transaction. Following such discussions and presentations, the Board engaged in a discussion of the Letter of Intent, including the per share purchase price set forth therein, the potential challenges to pursuing a strategic transaction with Sino IC Capital, and Sino IC Capital’s request for a period of exclusive negotiation as set forth in the Letter of Intent. The Board then engaged in a discussion of the Company’s prospects as a standalone company, including the volatility of the semiconductor industries and the semiconductor equipment and test industries, the fluctuation of the Company’s stock price in the recent months and over the past year and the Company’s growth prospects in the Chinese market. The Board also discussed its decision to solicit interest from a limited number of Chinese companies in light of its focus on growth of the Company’s business in China and competitive and confidentiality concerns and its intent that additional interest be solicited during a “go-shop” period to begin upon the signing of a definitive agreement for a strategic transaction. Mr. Tacelli noted that one of the Company’s directors and a member of the Strategic Committee, Jorge Titinger, would be joining the meeting late, but that Mr. Tacelli had discussed the Letter of Intent and other materials delivered to the members of the Board with Mr. Titinger earlier in the day and that Mr. Titinger asked Mr. Tacelli to convey to the Board Mr. Titinger’s support of pursuing a strategic transaction with Sino IC Capital on the terms set forth in the Letter of Intent. Following further discussion, the members of the Board present at the meeting unanimously approved the Letter of Intent and determined to agree to a period of exclusive negotiation with Sino IC Capital on the condition that Sino IC Capital agree to a customary “go-shop” provision to be included in the definitive agreement for the transaction. The Board directed management to continue to engage with Sino IC Capital and its advisors with respect to continued diligence and commencing the drafting of a definitive agreement. Mr. Titinger then joined the meeting, at which time Mr. Tacelli summarized the Board’s discussion thus far and Mr. Titinger expressed his support of the Letter of Intent. The Board, including Mr. Titinger, then ratified the Board’s previous approval of the Letter of Intent and exclusive negotiation period (subject to inclusion of a customary “go-shop” period in the definitive agreement).

On November 30, 2016, Mr. Tacelli countersigned the Letter of Intent and a representative of Cowen delivered the executed Letter of Intent to representatives of Sino IC Capital. In connection with the delivery of the Letter of Intent to Sino IC Capital, the representative of Cowen reiterated to representatives of Sino IC

Capital the Board’s requirement that any definitive agreement entered into between the Company and Sino IC Capital would include a customary “go-shop” period during which period the Company would be permitted to solicit alternative proposals for the acquisition of the Company.

On December 1, 2016, the Company publicly announced its first quarter results for the fiscal quarter ended October 31, 2016, which indicated a 12% decrease in net sales to $80 million for the first quarter of the Company’s 2017 fiscal year as compared to $91.2 million of net sales in the fourth quarter of the Company’s 2016 fiscal year, GAAP net income of $0.00 per diluted share and non-GAAP net income of $0.01 per diluted share. On the same date, members of the Company’s management participated in an investor conference call during which the Company’s guidance for the second quarter of its 2017 fiscal year was discussed, which included net sales in the range of $77 million to $81 million and non-GAAP net loss or income in the range of -$0.04 to $0.00, respectively, per diluted share. The closing price of the Company’s common stock on the first full day of trading following announcement of the second quarter’s results was $6.54 per share, up approximately 12% from the $5.83 per share closing price of the Company’s common stock on September 2, 2016, the first full trading day following the Company’s announcement of fourth quarter results for the quarter ending July 31, 2016.

On December 13, 2016, the Company provided representatives of Sino IC Capital and its advisors and consultants with access to an electronic data room.

On December 16, 2016, representatives of each of the Company, Wilson, Latham & Watkins and Cowen participated in a telephonic meeting to discuss diligence matters related to export controls and certain other regulatory matters.

During the period from December 19 through December 21, 2016, representatives of Sino IC Capital, its advisors and consultants, and members of the Company’s management participated in in-person due diligence meetings in Norwood, Massachusetts.

On January 7, 2017, representatives of Wilson delivered an initial draft merger agreement to representatives of Latham & Watkins.

On January 12, 2017 and January 13, 2017, representatives of each of the Company’s management, Sino IC Capital, Party B, Cowen and Sino IC Capital Financial Advisor participated in in-person meetings in Hangzhou, China. At such meetings, the attendees toured Party B’s facilities and met with representatives of Party B’s management to discuss the test and handler markets in China, the Company’s potential customer base, and a potential partnership with Party B in China to be pursued upon the consummation of the strategic transaction involving the Company and Sino IC Capital.

On January 13, 2017, Messrs. Tacelli and Gallenberger and a representative of Cowen participated in an in-person meeting with representatives of Sino IC Capital and Sino IC Capital Financial Advisor in Hangzhou, China, to discuss certain terms of the potential strategic transaction, including the regulatory approvals that would or may be required for the potential transaction, the financing structure of the potential transaction, the “go-shop” period, certain conditions to the party’s obligation to close the transaction, certain termination fees that may be payable by the parties in the event the merger agreement is terminated in certain circumstances and the treatment of company restricted stock units in the transaction, as well as a timeline for consummation of the transaction. The parties also discussed the per share purchase price indicated in the Letter of Intent relative to recent fluctuations in the Company’s stock price.

During the month of January 2017 and February 2017, each of Sino IC Capital and the Company continued to engage in due diligence activities. Due diligence activities included participation in various telephonic meetings among the respective advisors of Sino IC Capital and the Company and representatives of Sino IC Capital and members of the Company’s management.

On January 17, 2017, representatives of Latham & Watkins delivered a revised draft of the merger agreement to representatives of Wilson.

On January 23, 2017, representatives of Latham & Watkins and representatives of Wilson participated in a telephonic meeting to discuss certain key terms of the merger agreement, including with respect to the reverse termination fee to be payable by the purchaser under the merger agreement, whether the reverse termination fee should be subject to an escrow agreement, certain obligations of the Company following the expiration of the “go-shop” period and matters related to the parties efforts to obtain regulatory approvals.

On January 31, 2017, representatives of each of the Company, Wilson, Latham & Watkins and Cowen participated in a telephonic meeting to discuss due diligence matters related to the Company’s intellectual property.

On February 4, 2017, representatives of Wilson delivered a revised draft of the merger agreement to representatives of Latham & Watkins.

On February 8, 2017, representatives of each of Latham & Watkins and Wilson participated in a telephonic meeting to discuss certain issues in the merger agreement, including the structure of the purchaser party and financing, certain termination fees payable under the merger agreement, regulatory approvals, and certain representations, warranties and covenants to be made or undertaken by the parties to the merger agreement.

On February 9, 2017, Mr. Tacelli participated in a telephonic discussion with a representative from Sino IC Capital. During that call, Mr. Tacelli and the representative discussed the status of Sino IC Capital’s diligence activities and the timeline for negotiation and execution of a definitive merger agreement.

On February 15, 2017, Messrs. Tacelli and Gallenberger and representatives from Cowen participated in a telephonic discussion with representatives of Sino IC Capital Financial Advisor. During such call, Messrs. Tacelli and Gallenberger provided an update with respect to the replacement of one of the Company’s distributors (the “Distributor”).

On February 16, 2017, Messrs. Tacelli and Gallenberger and a representative of Cowen participated in a telephonic discussion with representatives of Sino IC Capital to discuss the replacement of the Distributor, the Company’s updated business plan and certain key issues in the merger agreement, including matters related to the fees payable in the event of the termination of the merger agreement, and the treatment of restricted stock units.

Also on February 16, 2017, representatives of Latham & Watkins delivered a revised draft of the merger agreement to representatives of Wilson.

On February 21, 2017, the Company publicly announced its second quarter results for the fiscal quarter ended January 31, 2017, which indicated net sales of $80 million for the second quarter of the Company’s 2017 fiscal year, which was flat as compared to $80 million of net sales in the first quarter of the Company’s 2017 fiscal year, GAAP net income of $0.05 per diluted share and non-GAAP net income of $0.06 per diluted share. On the same date, members of the Company’s management participated in an investor conference call during which the Company’s guidance for the third quarter of its 2017 fiscal year was discussed, which included net sales in the range of $95 million to $99 million and non-GAAP net income in the range of $0.10 to $0.14 per diluted share. The closing price of the Company’s common stock on the first full day of trading following announcement of the second quarter’s results was $9.03 per share, up approximately 38% from the $6.54 per share closing price of the Company’s common stock on December 2, 2016, the first full trading day following the Company’s announcement of first quarter results for the quarter ending October 31, 2016.

Also on February 21, 2017, at the direction of members of the Company’s management, representatives of Cowen delivered to representatives of Sino IC Capital Financial Advisor and Sino IC Capital the February 2016 Forecast (as defined in the section of this proxy statement captioned “The Merger — Management Projections”).

On February 22, 2017, representatives of Cowen participated in a telephonic discussion with representatives of Sino IC Capital. During such call, the participants discussed the Company’s recently announced quarterly results for its second fiscal quarter ended January 31, 2017, and the recent trading price of the Company’s common stock. At the direction of members of the Company’s management, Cowen indicated to the representatives of Sino IC Capital that, in light of the recent earnings announcement and movement in the Company’s stock price, the per share purchase price offered by Sino IC Capital was insufficient and that Sino IC Capital would need to raise its proposed purchase price in order for the Company to continue discussions regarding a strategic transaction.

On February 23, 2017, representatives of Sino IC Capital, Messrs. Tacelli and Gallenberger, and a representative of Cowen participated in a telephonic meeting to discuss certain key issues in the draft merger agreement, including the reverse termination fee payable by the purchaser if the merger agreement were terminated in certain circumstances, the treatment of restricted stock units and employee retention matters. Messrs. Tacelli and Gallenberger also discussed with representatives of Sino IC Capital the per share purchase price set forth in the Letter of Intent relative to the Company’s then-current stock price. The closing price of the Company’s common stock on February 23, 2017 was $8.96 per share, which represented a 28% increase in the price of the Company’s common stock compared to the closing price of the Company’s common stock on November 25, 2016, the date of the Letter of Intent.

Also on February 23, 2017, the Board held a telephonic meeting which was also attended by members of the Company’s management, representatives of Cowen and a representative of Latham & Watkins, to review with the Board an update on discussion with Sino IC Capital and an updated preliminary valuation analysis of the Company.

On February 24, 2017, Mr. Tacelli participated in a telephonic discussion with a representative of Sino IC Capital to discuss progress made with respect to the merger agreement and a timeline for delivery of a definitive merger agreement, matters related to the fees payable by each party following termination of the merger agreement in certain circumstances and the per share purchase price to be paid by the purchaser relative to the Company’s then current stock price. Mr. Tacelli reiterated to the representative of Sino IC Capital that the Company’s recent earnings announcement and resulting movement in the price of the Company’s common stock necessitated a higher per share purchase price if the Company were going to continue discussions with Sino IC Capital regarding a strategic transaction.

On February 26, 2017, Mr. Tacelli participated in a telephonic discussion with a representative of Sino IC Capital to discuss Messrs. Tacelli’s and Gallenberger’s upcoming trip to Shanghai, China, and the agenda for a meeting with representatives of Sino IC Capital during such trip.

On March, 1, 2017, Messrs. Tacelli and Gallenberger and representatives of Sino IC Capital participated in an in-person meeting in Shanghai, China. During the meeting, the participants discussed certain key terms of the merger agreement, including matters related to the reverse termination fee payable by the purchaser under the merger agreement if the merger agreement were terminated in certain specified circumstances, financing of the transaction, certain regulatory matters and employee retention. During the meeting, the participants again discussed the recent performance of the Company’s stock price and representatives of Sino IC Capital verbally increased the per share purchase price offered from $9.55 to $10.25 per share. The closing price of the Company’s common stock March 1, 2017, was $8.91 per share.

On March 2, 2017, representatives of Cowen participated in a telephonic discussion with representatives of Sino IC Capital Financial Advisor to discuss the treatment of restricted stock units under the draft merger agreement.

On March 3, 2017, the Board held a telephonic meeting which was also attended by members of the Company’s management, representatives of Cowen and a representative of Latham & Watkins, to discuss

Messrs. Tacelli’s and Gallenberger’s recent meeting with representatives of Sino IC Capital in Shanghai and the remaining open issues in the merger agreement. During such meeting, the representatives of Cowen reviewed with the Board an update on discussions with Sino IC Capital and the negotiation process to date.

On March 6, 2017, representatives of Sino IC Capital indicated to members of the Company’s management that Sino IC Capital was required to receive the approval of the National Development and Reform Commission of the PRC or its local counterpart prior to entering into the merger agreement and advised that such approval may not be received for several weeks.

On March 7, 2017, representatives of Wilson delivered to representatives of Latham & Watkins a revised draft of the merger agreement.

On March 9, 2017, representatives of Wilson and representatives of Latham & Watkins participated in a telephonic meeting to discuss various open issues in the draft merger agreement, including certain regulatory approvals required in Taiwan, the amount of the termination fee payable by the purchaser under the merger agreement in connection with termination of the merger agreement in certain circumstances, the Company’s right to terminate the agreement under certain circumstances, matters related to employee retention and the escrow of certain termination fees payable by the purchaser in the event the merger agreement were terminated in certain circumstances related to regulatory approvals.

On March 16, 2017, Messrs. Tacelli and Gallenberger participated in an in-person meeting with representatives of Sino IC Capital in Shanghai, China, to discuss certain remaining key issues in the draft merger agreement, including the treatment of restricted stock units in connection with the merger, the financing structure of the transaction, the escrow of certain termination fees payable by the purchaser under the merger agreement and the amount of all termination fees payable under the merger agreement. During this meeting, representatives of Sino IC Capital introduced Unic Capital, a related party of Sino IC Capital to the Company, as a party to enter into the proposed transaction with the Company and provide on-going value-added services to the Company post closing.

On March 23, 2017, representatives of Wilson delivered to representatives of Latham & Watkins a revised draft of the merger agreement with Unic Capital as parent and Sponsor, a fund managed by Sino IC Capital, as sponsor of the proposed transaction. On the same date, representatives of Latham & Watkins delivered to representatives of Wilson a revised draft of the merger agreement.

On March 24, 2017, representatives of Wilson delivered to representatives of Latham & Watkins initial drafts of the Equity Commitment Letter and the Debt Commitment Letter in favor of Unic Capital to fund the proposed transaction. Later on March 24, 2017, representatives of Latham & Watkins delivered to representatives of Wilson revised drafts of each of the Equity Commitment Letter and the Debt Commitment Letter, and the representatives of Latham & Watkins and representatives of Wilson participated in a telephonic meeting to discuss matters related to the financing of the transaction, including the Equity Commitment Letter and the Debt Commitment Letter.

On March 26, 2017, representatives of Wilson delivered to representatives of Latham & Watkins an initial draft of a letter of guarantee (the “Letter of Guarantee”) from the Bank of Beijing Co., Ltd. (the “Bank of Beijing”) in favor of Test Solutions, (Suzhou) Co., Ltd., a wholly owned subsidiary of the Company (“Test Solutions”), and further revised drafts of the merger agreement, representatives of Unic Capital, the Equity Commitment Letter and the Debt Commitment Letter. On the same date, members of the Company’s management, representatives of Sino IC Capital, representatives of Wilson, representatives of Cowen and representatives of Latham & Watkins participated in a telephonic meeting to discuss certain key issues in the merger agreement including, the parties covenants related to CFIUS regulatory approval, the Company’s ability to enforce the respective commitments of Sponsor and Lender under the Commitment Letters, and the Letter of Guarantee.

On March 27, 2017, representatives of Latham & Watkins and representatives of Wilson participated in a telephonic meeting to discuss the remaining issues in the merger agreement, the Equity Commitment Letter, the Debt Commitment Letter and the Letter of Guarantee, including with respect to the Company’s defense-related contracts and export controls, the Company’s ability to enforce the Commitment Letters and assignment of the Commitment Letters. Following such call, Latham & Watkins delivered to representatives of Wilson revised drafts of the merger agreement, the Equity Commitment Letter, the Debt Commitment Letter and the Letter of Guarantee.

On March 28, 2017, representatives of Wilson delivered to representatives of Latham & Watkins revised drafts of the merger agreement, the Equity Commitment Letter, the Debt Commitment Letter and the Letter of Guarantee.

On March 30, 2017, representatives of Wilson delivered to representatives of Latham & Watkins further revised drafts of the merger agreement, the Equity Commitment Letter, the Debt Commitment Letter and the Letter of Guarantee. Later on March 30, 2017, representatives of Latham & Watkins delivered to representatives of Wilson a revised draft of the merger agreement, and the representatives of Latham & Watkins and representatives of Wilson participated in a telephonic discussion of the remaining issues in the merger agreement, including the Company’s ability to issue equity awards during the period commencing upon the execution of the merger agreement and ending on the earlier of the Effective Time and the termination of the merger agreement. Following such call, representatives of Wilson delivered to representatives of Latham & Watkins a further revised draft of the merger agreement and a further revised draft of the Letter of Guarantee.

On March, 31, 2017, representatives of Latham & Watkins delivered to representatives of Wilson a revised draft of the Letter of Guarantee and participated in a telephonic meeting to discuss the representations and warranties of the Company in the merger agreement. Also on March 31, 2017, representatives of Wilson delivered to representatives of Latham & Watkins a revised draft of the merger agreement.

On April 2, 2017, representatives of Latham & Watkins delivered to representatives of Wilson a revised draft of the merger agreement. Later on April 2, 2017, representatives of Wilson delivered to representatives of Latham & Watkins a further revised draft of the merger agreement.

On April 4, 2017, representatives of Wilson delivered to representatives of Latham & Watkins revised drafts of the merger agreement, the Equity Commitment Letter, the Debt Commitment Letter and the Letter of Guarantee.

On April 6, 2017, representatives of Sino IC Capital communicated to members of the Company’s management that the approval required to be received by the National Development and Reform Commission of the PRC prior to execution of a definitive merger agreement had been obtained.

On April 7, 2017, the Board held a telephonic meeting which was attended by members of the Company’s management, representatives of Latham & Watkins and representatives of Cowen. At such meeting, the Board considered approval of the merger agreement and related matters. Mr. Tacelli gave an overview of the agenda of the meeting and provided an update on the Company’s business and business prospects. Representatives of Latham & Watkins then gave an overview and update of negotiations of the proposed transaction and the structure of the proposed transaction.

Representatives of Latham & Watkins then gave a presentation regarding the Board’s fiduciary duties in the context of considering the Company’s strategic alternatives and the proposed transaction with Unic Capital. Representatives of Latham & Watkins then reviewed with the Board a summary of transaction terms that was circulated to each member of the Board in advance of the meeting and gave a presentation that summarized the terms of the merger agreement, Equity Commitment Letter, Debt Commitment Letter and Letter of Guarantee. Representatives of Latham & Watkins then discussed certain provisions of the merger agreement related to the Board’s ability to solicit alternative transactions during the “go-shop” period and to accept a superior proposal and enter into an alternative transaction in the exercise of the Board’s fiduciary duties.

Following the presentation of Latham & Watkins, Mr. Tacelli discussed with the Board the parties’ efforts with respect to certain regulatory approvals required pursuant to the merger agreement, including each party’s obligations with respect thereto under the merger agreement, the Company’s strategy and steps taken to date in furtherance of obtaining such regulatory approvals following the execution of the merger agreement, including the possibility of engaging consultants to assist in the Company’s efforts.

Representatives of Cowen reviewed with the Board its financial analysis of the proposed consideration of $10.25 per share, an earlier version of which was circulated to each member of the Board on April 5, 2017, and responded to questions from members of the Board regarding its financial analysis. Cowen then delivered its opinion to the Board to the effect that, as of April 7, 2017, and subject to the various assumptions and limitations set forth therein, the consideration of $10.25 per share to be received by the stockholders of the Company in the Merger was fair, from a financial point of view, to such stockholders, other than Parent and its affiliates. The opinion of Cowen is more fully described below under the heading “The Merger — Opinion of Cowen and Company LLC” beginning on page 62.

Representatives of Cowen then reviewed with the Board a presentation that had been circulated to each member of the Board prior to the meeting concerning the “go-shop” period and Cowen’s process of soliciting additional interest for a strategic transaction involving the Company. Cowen’s presentation included a summary of immediate actions that Cowen would take upon execution of the merger agreement, a summary of the process for receiving and reviewing acquisition proposals, and a list of parties that might be capable of, and might be interested in, pursuing an acquisition of the Company and from whom Cowen would solicit interest.

After considering the proposed terms of the merger agreement, Equity Commitment Letter, Debt Commitment Letter and Letter of Guarantee and the presentations of each of Latham & Watkins and Cowen, including the receipt of Cowen’s oral opinion, and taking into account the other factors described in this proxy statement under the section entitled “Reasons for the Merger and Recommendation of the Board,” management of the Company gave its recommendation to the Board that the merger agreement and the transactions provided for in the merger agreement, were advisable and in the best interests of the Company and its stockholders. Following Company management’s recommendation, representatives of Latham & Watkins reviewed the proposed resolutions of the Board that had been provided to the Board prior to the meeting and which provided for the Board’s approval of the merger agreement and authorized the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement.

Following review of the proposed resolutions, the Board engaged in discussion concerning the considerations supporting entry into the merger agreement and certain factors that may not support entry into the merger agreement, including such factors as are described in this proxy statement under the section entitled “Reasons for the Merger and Recommendation of the Board.” Following such discussion, the Board unanimously determined that the merger agreement, in the form presented to the Board, and the Merger and the other transactions contemplated by the merger agreement, were fair to, advisable and in the best interests of the Company and its stockholders. The Board then authorized and directed management to execute, deliver and perform the merger agreement and recommended that the Company’s stockholders approve the merger agreement and the Merger. The Board then directed Cowen, upon the execution and delivery of the merger agreement to Unic Capital and Sponsor, to begin its “go-shop” outreach process as discussed earlier and reflected in Cowen’s presentation. Representatives of Latham & Watkins then provided a timeline of announcements and other media events, as well as certain required public filings, related to the Company’s entry into the merger agreement. Following such overview, the Board unanimously approved the issuance of a joint press release with Sino IC Capital announcing entry into the merger agreement and the transactions related thereto.

Following the Board meeting on April 7, 2017, the merger agreement and related documents were executed and delivered by the Company, Unic Capital and the other applicable parties. On April 7, 2017, the last full trading day before the announcement of the transaction, the Company’s common stock closed at a price of $9.00 per share.

The Company and Sino IC Capital issued a joint press release announcing the execution of the Merger Agreement and the related documents before the open of trading of the Company’s common stock on April 8, 2017.

During the go-shop period, at the direction and under the supervision of the Board and members of the Company’s management, representatives of Cowen contacted parties that, in the view of the Board, might be capable of, and might be interested in, pursuing an acquisition of the Company. During the go-shop period, and at the direction of the Board, representatives of Cowen contacted a total of 55 parties, including 33 strategic parties and 22 financial sponsors, to solicit their interest in a possible acquisition of the Company. Of the 55 parties contacted by representatives of Cowen, one party (“Party I”) executed a confidentiality agreement and was granted access to certain non-public information regarding the Company. On April 14, 2017, Party I indicated to members of the Company’s management that Party I was not interested in pursuing a strategic transaction involving the Company.

On May 12, 2017, the go-shop period expired pursuant to terms of the Merger Agreement. None of the 55 parties contacted during the go-shop period, nor any other party, has submitted an alternative acquisition proposal to the Company as of the date of this proxy statement.

In connection with the preparation of this proxy statement, Cowen became aware that the Company’s “Non-GAAP EPS” amounts used to perform portions of Cowen’s Analysis of Selected Publicly Traded Companies and Analysis of Selected Transactions, as set forth in Cowen’s presentation to the Board on April 7, 2017 and as more fully described below under the heading “The Merger — Opinion of Cowen and Company LLC” beginning on page 62, did not exclude stock-based compensation expense. Using the Company’s Non-GAAP EPS amounts that excluded stock-based compensation expense, Cowen subsequently re-performed the portions of its Analysis of Selected Publicly Traded Companies and Analysis of Selected Transactions that utilized such Non-GAAP EPS amounts.

On May 31, 2017, the Board held a regularly scheduled telephonic meeting, which was attended by members of the Company’s management, representatives of Latham & Watkins and representatives of Cowen. At such meeting, at the Board’s request, representatives of Cowen reviewed with the Board its financial analysis of the proposed consideration of $10.25 per share, including the portions of its Analysis of Selected Publicly Traded Companies and Analysis of Selected Transactions that utilized the Non-GAAP EPS amounts that excluded stock based compensation expense, and the differences between such analyses and the analyses set forth in its presentation to the Board on April 7, 2017. Representatives of Cowen responded to questions from members of the Board regarding such analyses and Cowen confirmed to the Board that, had Cowen performed its financial analyses set forth in its presentation on April 7, 2017 using the Non-GAAP EPS amounts excluding stock-based compensation expense, there would have been no change to the conclusion set forth in the written opinion of Cowen. Following this presentation, the Board met in executive session with representatives of Latham & Watkins and determined that the revised analyses provided by Cowen did not impact its recommendation in favor of the merger.

On August 4, 2017, Unic Capital Management Co., Ltd. (“Unic Capital”), Hubei Xinyan Equity Investment Partnership (Limited Partnership) (“Parent”) and Xcerra Corporation (the “Company”) entered into that certain Assignment and Assumption Agreement (the “Merger Assignment Agreement”) pursuant to section 9.3 of that certain Agreement and Plan of Merger, dated as of April 7, 2017, by and among Unic Capital, China Integrated Circuit Industry Investment Fund Co., Ltd. (“Sponsor”) and the Company (the “Merger Agreement”). Pursuant to the terms and conditions of the Merger Assignment Agreement, Unic Capital has irrevocably transferred, conveyed, assigned and delivered to Parent all of Unic Capital’s right, interests, benefits, liabilities and obligations in and under the Merger Agreement (the “Merger Assignment”) and Parent has accepted the Merger Assignment and assumed and agreed to pay, perform, fulfill and discharge all obligations and liabilities of Unic Capital arising under or relating to the Merger Agreement; provided, however, that, pursuant to the Merger Agreement, the Merger Assignment does not relieve Unic Capital from the performance of its obligations under the Merger Agreement in the event Parent does not perform all of such obligations.

Also, on August 4, 2017, Unic Capital, Parent, Sponsor and the Company entered into that certain Assignment and Assumption Agreement (the “Equity Assignment Agreement”) pursuant to that certain Equity Commitment Letter Agreement, dated as of April 7, 2017, by and between Unic Capital and Sponsor (the “Equity Letter Agreement”). Pursuant to the terms and conditions of the Equity Assignment Agreement, Unic Capital has irrevocably transferred, conveyed, assigned and delivered to Parent all of Unic Capital’s right, interests, benefits, liabilities and obligations in and under the Equity Letter Agreement (the “Equity Assignment”) and Parent has accepted the Equity Assignment and assumed and agreed to pay, perform, fulfill and discharge all obligations and liabilities of Unic Capital arising under or relating to the Equity Letter Agreement.

Also, on August 4, 2017, Unic Capital, Parent, Sino IC Leasing Co., Ltd. (the “Lender”) and the Company entered into that certain Assignment and Assumption Agreement (the “Debt Assignment Agreement”) pursuant to that certain Debt Commitment Letter Agreement, dated as of April 7, 2017, by and between Unic Capital and the Lender (the “Debt Letter Agreement”). Pursuant to the terms and conditions of the Debt Assignment Agreement, Unic Capital has irrevocably transferred, conveyed, assigned and delivered to Parent all of Unic Capital’s right, interests, benefits, liabilities and obligations in and under the Debt Letter Agreement (the “Debt Assignment”) and Parent has accepted the Debt Assignment and assumed and agreed to pay, perform, fulfill and discharge all obligations and liabilities of Unic Capital arising under or relating to the Debt Letter Agreement.

Also, on August 4, 2017, Parent, Sponsor and the Company entered into that certain Amendment to the Agreement and Plan of Merger (the “Amendment Agreement”). Pursuant to the terms and conditions of the Amendment Agreement, the words “wholly-owned Subsidiary of Parent” in the first paragraph of the Recitals, the second paragraph of the Recitals, Section 2.1, Section 6.19 and Section 9.3 of the Merger Agreement were deleted in their entirety and replaced by the words “controlled Subsidiary of Parent.”

Reasons for the Merger and Recommendation of the Board

At a meeting on April 7, 2017, the Board unanimously:

•	determined that the terms of the Merger and the other transactions contemplated by the Merger Agreement were fair to, and in the best interests of, the Company and its stockholders;

•	determined that it was in the best interests of the company and its stockholders, and declared it advisable, to enter into the Merger Agreement;

•	approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein; and

•	resolved to recommend that the holders of shares of the Company’s common stock adopt the Merger Agreement in accordance with the MBCA.

In the course of reaching its determination, the Board held numerous meetings and consulted with our senior management, financial advisor and outside legal counsel, and reviewed, evaluated and considered numerous factors and a significant amount of information and data, each of which the Board believed supported its decisions, but which are not listed in any relative order of importance:

•	information concerning our business, financial performance (both historical and projected) and our financial condition, results of operations (both historical and projected), and business strategic objectives, as well as the risks of accomplishing those objectives;

•	the fact that the Per Share Merger Consideration of $10.25 per share represents a significant premium to the then current and historical market prices of the Company’s common stock as follows:

•	an approximately 13.8% premium to the closing price of the Company’s common stock on April 7, 2017, the last trading day prior to the date on which the Company entered into the Merger Agreement;

•	an approximately 16% premium to the average closing price of the Company’s common stock in the 30 trading day period ending on the date on which the Company entered into the Merger Agreement; and

•	an approximately 28% premium to the average closing price of the Company’s common stock in the 90 trading day period ending on the date on which the Company entered into the Merger Agreement;

•	reasonably possible alternatives to the Merger, including remaining an independent publicly-traded company or pursuing another bidder, the potential benefits to the Company’s stockholders of these alternatives and the timing and likelihood of accomplishing the goals of such alternatives, as well as the Board’s assessment that none of these alternatives was reasonably likely to present a superior opportunity for the Company to create greater value for the Company’s stockholders, taking into account the risks of execution as well as business, competitive, industry and market risks;

•	the risks and uncertainties associated with the Company remaining an independent company compared to the opportunities presented by the Merger, including the risks and uncertainties with respect to:

•	the Company achieving its growth plans in light of the current and future market conditions, including the risks and uncertainties in the U.S. and global economy generally and the semiconductor and semiconductor equipment industries specifically;

•	the intensely competitive nature of the semiconductor equipment and electronics manufacturing industries in which the Company competes;

•	the cyclical nature of the semiconductor industry and the corresponding fluctuations in the Company’s financial results and the market price of the Company’s common stock over the last 12 months and the last several years;

•	consolidation trends within the semiconductor industry;

•	the Company’s dependence on a highly concentrated customer base;

•	the fluctuations in the Company’s sales and operating results in recent periods and its prospects for future growth, and the general risks associated with the Company’s ability to execute on a business plan that would create stockholder value in excess of the Per Share Merger Consideration;

•	the significant lead-time and expenses of developing new products and our ability to anticipate the technical needs of our customers;

•	the importance of scale in a competitive market environment and the associated challenges to growth as a smaller independent company;

•	the dependence of the Company on subcontractors and sole source suppliers for the manufacture of the subcomponents and subassemblies used to produce the Company’s test products and the business risks associated with such a dependency;

•	the dependence of the Company on a limited number of suppliers for some components and sub-assemblies, and the risk of supply shortages or loss of suppliers;

•	the dependence of the Company on international sales for a significant portion of the Company’s revenue in recent periods and the business risks associated with such a dependency;

•	the general risks and market conditions that could affect the price of the Company’s common stock; and

•	the other “risk factors” set forth in the Company’s Form 10-Q for the fiscal quarter ended January 31, 2017, and subsequent reports filed with the SEC;

•

the possibility that, as a result of the foregoing or other risks, it could take a considerable period of time before the trading price of the Company’s common stock would reach and sustain a price per share that is equal to, or greater than, the Per Share Merger Consideration of $10.25 per share, as adjusted for the time value of money, and that the Company’s common stock may never reach such a price;

•	estimated forecasts of the Company’s future financial performance prepared by the Company’s management, together with management’s view of the Company’s financial condition, results of operations, business, prospects and competitive position and the ability to achieve the performance set forth in such forecasts;

•	the negotiations with respect to the Per Share Merger Consideration including the determination by the Board that, following negotiations with Parent, $10.25 per share was the highest price that Parent would agree to pay;

•	the financial analyses presented to the Board by Cowen with respect to the Merger and the written opinion of Cowen to the Board to the effect that, as of April 7, 2017, and subject to the various assumptions and limitations set forth therein, the consideration of $10.25 per share to be received by the stockholders of the Company in the Merger was fair, from a financial point of view, to such stockholders, other than Parent and its affiliates. The full text of the Opinion is attached hereto as Annex B and is incorporated into this proxy statement by reference and in its entirety. The Opinion is more fully described below under the heading “The Merger — Opinion of Cowen and Company, LLC” beginning on page 62;

•	the ability of Company management to furnish information to, and conduct negotiations with, third parties in certain circumstances following the expiration of the go-shop period, and to terminate the Merger Agreement to accept a superior proposal upon payment of a $22,800,000 termination fee (which our Board believed was reasonable under the circumstances) from third parties who did not submit acquisition proposals during the go-shop period;

•	the absence of any credible acquisition proposal with a higher price to the Company’s stockholders, and, in particular, the absence of any such credible acquisition proposal following the expiration of the go-shop period and after contacts with multiple other parties regarding a potential acquisition;

•	the belief of the Board that the terms of the Merger Agreement, including the representations, warranties, covenants and the closing conditions, are reasonable and in the best interests of the Company’s stockholders;

•	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):

•	the conditions to closing set forth in the Merger Agreement and the absence of a financing condition in the Merger Agreement; and

•	the fact that the Merger Agreement provides that, under certain circumstances, in the event of a failure of the Merger to be completed, Parent will be required to pay the Company a termination fee in an amount of $14,250,000 or $22,800,000 (as further explained in the section entitled “The Merger Agreement — Termination Fees”);

•	the fact that the Company’s financial and legal advisors were involved during the process and negotiations and updated the Board directly and regularly, which provided the Board with additional perspectives on the process and negotiations;

•	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement (including the payment of a termination fee as further explained in the section entitled “The Merger Agreement — Termination Fees”), to make a change in its recommendation to the Company’s stockholders with respect to the adoption of the Merger Agreement or terminate the Merger Agreement during certain periods prior to the completion of the Merger to accept any acquisition proposal from a third party that is a superior proposal (as defined in and further explained in the section entitled “The Merger Agreement — Go-Shop Period; Alternative Acquisition Proposals”);

•	the ability of the Board to make a change in its recommendation to the Company’s stockholders with respect to the adoption of the Merger Agreement due to a intervening event (as defined in and further explained in the section entitled “The Merger Agreement — The Board’s Recommendation; Company Board Recommendation Change”);

•	the availability of statutory dissenters’ rights under Massachusetts law to holders of the Company’s common stock who do not vote in favor of the adoption of the Merger Agreement and comply with all of the required procedures under Massachusetts law, which provides those stockholders with an opportunity to accept the fair market value of their shares (as determined pursuant to Massachusetts’ law), which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement;

•	the commitments of the Sponsor and Lender to provide equity or debt financing to Parent, at or prior to the Effective Time, sufficient to fund the payment of the Per Share Merger Consideration (as further explained in the section of this proxy statement captioned “The Merger — Financing of the Merger”) and the payment guarantee received from the Bank of Beijing Co., Ltd. with respect to Parent’s obligation to pay the termination fee if the Merger Agreement is terminated in certain circumstances (as further explained under the section entitled “The Merger Agreement —Termination Fees”);

•	representations by Parent and Merger Sub in the Merger Agreement that, assuming the accuracy of the Company’s representations in the Merger Agreement, the aggregate proceeds represented by the financing commitments will be sufficient for Parent and Merger Sub to pay all amounts required to be paid in connection with the Merger;

•	our entitlement to specific performance under certain circumstances to cause the equity financing and the debt financing to be funded;

•	the other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination rights of the parties;

•	the fact that the proposed Per Share Merger Consideration is all cash, which provides certainty of value and liquidity to the Company’s stockholders for their shares of the Company’s common stock; and

•	that the members of the Board were unanimous in their determination to recommend the Merger Agreement for adoption by the Company’s stockholders.

The Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, which are listed below in no relative order of importance:

•	the fact that the Company’s stockholders will have no ongoing equity participation in the Company following the Merger, and that they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Company’s common stock, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company;

•	the fact that completion of the merger will require antitrust clearance in the United States and potentially in certain other foreign countries, and CFIUS approval;

•	the risk that the Merger may not receive required government approvals in the PRC or Taiwan, or that other conditions to the parties’ obligations to complete the Merger will not be satisfied, and as a result, the possibility that the Merger may not be completed even if the Merger Agreement is approved by the Company’s stockholders;

•	the potential negative effects of the public announcement of the Merger on our sales, operating results and stock price, our ability to retain key management, sales and marketing, technical and other personnel, and our relationships with customers, suppliers and regulators;

•	the risks and substantial costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships;

•	the possibility that we may be obligated to pay Parent a termination fee of (1) $14,250,000 in the event that we terminate the Merger Agreement to enter into a definitive agreement related to a superior proposal with a person or group that submitted a bona fide written acquisition proposal during the go-shop period that satisfies the requirements enumerated in the Merger Agreement or (2) $22,800,000 in certain other circumstances in which the Merger Agreement is terminated (each as further explained under the section entitled “The Merger Agreement — Termination Fees”);

•	the fact that the termination fees payable by Parent are only available in certain instances in which the Merger Agreement is terminated;

•	the fact that the Company’s stockholders may not approve the Merger;

•	the conditions to the obligations of Parent and Merger Sub to complete the Merger and the right of Parent to terminate the Merger Agreement under certain circumstances;

•	the restrictions on the conduct of our business prior to the consummation of the Merger, requiring us to conduct our business in the ordinary course and preventing us from taking certain specified actions, subject to specific limitations, all of which may delay or prevent us from undertaking business opportunities pending completion of the Merger;

•	the risk that the Merger may not be consummated or that the closing may be unduly delayed, even if the requisite approval is obtained from the Company’s stockholders, including the possibility that closing conditions in the Merger Agreement may not be satisfied;

•	the fact that the receipt of cash by the Company’s stockholders in exchange for their shares of the Company’s common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes as described below in “The Merger — Material U.S. Federal Income Tax Consequence of the Merger;” and

•	the fact that, should additional time be needed to obtain required regulatory approvals to close the Merger, Parent may extend the termination date from eight months to fourteen months, further exacerbating any potential negative effects on the Company and its business during the period between the signing and termination of the Merger Agreement.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Board did not find it useful to and did not attempt to quantify, rank, or otherwise assign relative weights to these factors. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but, rather, the Board conducted an overall analysis of the factors described above, including discussions with the Company’s management and its financial and legal advisors. In considering the factors described above, individual members of the Board may have given different weights to different factors.

The Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Management Projections

In the normal course of business planning, in early May or June of each year the Company’s management prepares, for internal use, certain unaudited prospective financial information with respect to the Company’s business plans for the immediately succeeding fiscal year (the “Annual Operating Plan” or “AOP”). The AOP is based on a “bottoms-up” analysis of the Company’s prospects, with input from the managers of each of the Company’s business units. This prospective information is part of the Company’s annual internal planning and performance goal setting processes and is discussed, reviewed and approved by the Board annually.

In connection with the Merger and the other transactions contemplated by the Merger Agreement, the Company’s management updated and expanded certain financial forecasts regarding the Company (for the purposes of this section, the “Forecasts” means each of the May 2016 Forecast, August 2016 Forecast, February 2017 Forecast and the Extended Forecast, each as described below). In developing the Forecasts, the Company’s management made assumptions with respect to industry performance, general business, economic, regulatory, litigation, geopolitical, market and financial conditions, as well as Company specific factors such as supply and demand trends and the status of, and estimated revenues from, new products and services, all of which are difficult to predict, and many of which are beyond the Company’s control. The Forecasts were updated on a different basis, for a different purpose and at a different time than the Company’s public guidance as to the Company’s annual financial performance and on a different basis, for a different purpose and at a different time than other internal financial forecasts that the Company’s management may prepare for its own use or for the use of the Board in evaluating the Company’s business. The Forecasts were therefore updated solely in connection with the evaluation of the Merger and do not, and were not intended to, update or revise the Company’s public guidance as to its annual performance.

The following is a summary of the Forecasts.

The May 2016 Forecast

The May 2016 Forecast was prepared by the Company’s management in the ordinary course of business for use at the Board’s June 2, 2016 meeting for purposes of evaluating the Company’s business and included projections for the Company’s fourth quarter of fiscal year 2017. The May 2016 Forecast included a three year forecast for the Company’s fiscal years 2017, 2018 and 2019 and was prepared on a by-customer basis and was based upon certain assumptions regarding Company specific factors such as supply and demand trends and the status of estimated revenues from new products and services, and general business, market and financial conditions. The May 2016 Forecast was delivered by members of the Company’s management to representatives of Sino IC Capital. The May 2016 Forecast was prepared on a stand-alone basis and therefore does not reflect any effect of a potential acquisition of the Company by Sino IC Capital, any of its affiliates or related parties or any other party or any other strategic transaction involving the Company. The below table is a summary of the May 2016 Forecast.

Xcerra Management Projections — May 2016(1)

($ in millions)	2014(E)(2)	2015A	2016A/F	2017F	2018F	2019F
Total Revenue	$381	$398	$324	$398	$445	$481
Gross Profit	$169	$180	$138	$174	$203	$222
Gross Margin %	44%	45%	42%	44%	46%	46%
Research & Development	$70	$64	$61	$60	$61	$62
SG&A	$89	$82	$74	$83	$87	$90
Total Operating Expense	$159	$146	$135	$143	$148	$152
Pro Forma Operating Income	$10	$34	$3	$31	$56	$70
Operating Margin %	3%	8%	1%	8%	13%	15%
Adjusted EBITDA (excluding stock-based compensation expense)(3)	$22	$48	$15	$44	$69	$83
Adjusted EBITDA Margin %	6%	12%	5%	11%	16%	17%

(1)	Figures exclude discontinued operations (Board business divestiture), inventory step-up, amortization of acquired intangible assets, restructuring charges, non-cash income or expenses, and other one-time items.
(2)	FY2014 estimates, excluding Adjusted EBITDA, assume that Multitest and ECT businesses were owned by Xcerra for the entire fiscal year.
(3)	Adjusted EBITDA is a non-GAAP metric and represents GAAP net income, adjusted to exclude interest income or expense, income tax benefit or expense, depreciation and amortization, inventory step-up, amortization of acquired intangible assets, stock-based compensation, restructuring charges, non-cash income or expenses, and other one-time items.

The August 2016 Forecast

The August 2016 Forecast was prepared by the Company’s management in the ordinary course of business for use at the Board’s August 25, 2016 meeting for purposes of evaluating the Company’s business and included projections for the Company’s fiscal year 2017. The August 2016 Forecast reflects reduced revenue forecasts for 2017 based on a decrease in projected revenue of 7% as compared to those projected in the May 2016 Forecast as a result of lower than expected overall market demand. The August 2016 Forecast also reflects preliminary actual results for the Company’s fiscal year 2016. The August 2016 Forecast was shared with representatives of Cowen and was delivered by members of the Company’s management to representatives of Sino IC Capital in October 2016. The August 2016 Forecast was prepared on a stand-alone basis and therefore does not reflect any effect of a potential acquisition of the Company by Sino IC Capital, any of its affiliates or related parties or any other party or any other strategic transaction involving the Company. The below table is a summary of the August 2016 Forecast.

Xcerra Management Projections — August 2016(1)

($ in millions)	2014E(2)	2015A	2016A	2017F	2018F	2019F
Total Revenue	$381	$398	$324	$370	$445	$481
Gross Profit	$169	$180	$139	$166	$203	$222
Gross Margin %	44%	45%	43%	45%	46%	46%
Research & Development	$70	$64	$61	$61	$61	$62
SG&A	$89	$82	$77	$83	$87	$90
Total Operating Expense	$159	$146	$138	$144	$148	$152
Pro Forma Operating Income	$10	$34	$2	$22	$56	$70
Operating Margin %	3%	8%	1%	6%	13%	15%
Adjusted EBITDA (excluding stock-based compensation expense)(3)	$22	$48	$16	$33	$69	$83
Adjusted EBITDA Margin %	6%	12%	5%	9%	16%	17%

(1)	Figures exclude discontinued operations (Board business divestiture), inventory step-up, amortization of acquired intangible assets, restructuring charges, non-cash income or expenses, and other one-time items.
(2)	FY2014 estimates, excluding Adjusted EBTDA, assume that Multitest and ECT businesses were owned by Xcerra for the entire fiscal year.
(3)	Adjusted EBITDA is a non-GAAP metric and represents GAAP net income, adjusted to exclude interest income or expense, income tax benefit or expense, depreciation and amortization, inventory step-up, amortization of acquired intangible assets, stock-based compensation, restructuring charges, non-cash income or expenses, and other one-time items.

The February 2017 Forecast

The February 2017 Forecast was prepared by the Company’s management in the ordinary course of business for use at the Board’s February 23, 2017 meeting for purposes of evaluating the Company’s business and included projections only for the third and fourth quarter of the Company’s fiscal year 2017. The February 2017 Forecast reflected an update to the financial forecast provided for fiscal year 2017 as provided in the August

2016 Forecast. The updated projections contained in the February 2017 Forecast reflected slightly decreased operating expenses for fiscal year 2017, as compared to the August 2016 Forecast, resulting from Company management’s updated cost assumptions for fiscal year 2017 and slightly increased EBITDA as a result thereof. The February 2017 Forecast was delivered by representatives of Cowen, on behalf of the Company, to representatives of Sino IC Capital Financial Advisor and Sino IC Capital in February 2017. The February 2017 Forecast was prepared on a stand-alone basis and therefore does not reflect any effect of a potential acquisition of the Company by Sino IC Capital, any of its affiliates or related parties or any other party or any other strategic transaction involving the Company. The below table is a summary of the February 2017 Forecast.

Xcerra Management Projections February 2017

($ in millions, except EPS)	Q1 2017A	Q2 2017A	Q3 2017F	Q4 2017F	2016A(1)	2017F	2017 v 2016
Total Net Sales	$80.1	$80.1	$99.0	$110.3	$324.2	$369.5	$45.3

Total Cost of Sales	$45.6	$45.3	$54.5	$58.6	$184.2	$204.1	$19.8

Gross Margin ($)	$34.4	$34.8	$44.5	$51.7	$140.0	$165.4	$25.5
Gross Margin (%)	43.0%	43.4%	44.9%	46.9%	43.2%	44.8%	1.6%

Operating Expenses
Engineering	$15.1	$14.8	$15.2	$15.6	$60.0	$60.7	$0.6
Selling, General & Administration	$17.2	$16.5	$18.6	$20.0	$70.8	$72.4	$1.6
Equity Compensation	$1.5	$1.6	$1.5	$1.5	$6.7	$6.1	($0.6)
Profit Sharing	$0.0	$0.2	$0.9	$1.1	$0.1	$2.2	$2.1
Amortization of Intangibles	$0.2	$0.2	$0.2	$0.2	$1.2	$0.8	($0.4)
Total Operating Expenses	$34.0	$33.3	$36.4	$38.3	$138.8	$142.1	$3.3

Income (Loss) From Operations	$0.4	$1.5	$8.1	$13.4	$1.1	$23.3	$22.2

Other Interest (Income) & Expense	($0.3)	($1.1)	$0.2	$0.2	($0.7)	($1.1)	($0.4)
Net (gain) loss from discontinued operations	—	—	—	—	($8.6)	—	$8.6
Restructuring	$0.1	$0.3	—	—	$0.9	$0.4	($0.5)
Net Income (Loss) before Taxes	$0.6	$2.3	$7.9	$13.2	$8.4	$24.0	$15.6

Provision for Taxes	$0.6	($0.2)	$1.1	$1.1	($1.7)	$2.6	$4.2
Net Income (Loss)	$0.0	$2.6	$6.8	$12.1	$10.1	$21.4	$11.3
Net Income (Loss)/Excl. Charges & Amortization	$0.3	$3.1	$7.0	$12.3	$0.9	$22.6	$21.7

Earnings Per Share	$0.00	$0.05	$0.12	$0.22	$0.19	$0.39	$0.20
Earnings Per Share/Excl. Charges & Amortization	$0.01	$0.06	$0.13	$0.22	$0.02	$0.41	$0.40
Weighted Average Shares	54.0	54.6	54.7	54.7	54.0	54.7	0.7

EBITDA Analysis excluding Charges
Net Income (Loss)/Excl. Charges & Amortization	$0.3	$3.1	$7.0	$12.3	$4.6	$22.7	$21.7
Depreciation Expense	$1.4	$1.4	$1.4	$1.4	$5.7	$5.5	$1.4
Equity Compensation	$1.5	$1.6	$1.5	$1.5	$6.7	$6.1	($0.6)
Other one-time items	—	—	—	—	$1.6	—	—
Provision for taxes	$0.6	($0.2)	$1.1	$1.1	($1.7)	$2.6	$4.2
Other Interest (Income) & Expense	($0.3)	($1.1)	$0.2	$0.2	($0.7)	($1.1)	($0.4)
Adjusted EBITDA(2)	$3.5	$4.6	$11.2	$16.5	$16.3	$35.7	$26.3
Adjusted EBITDA Margin (%)	4.3%	5.8%	10.1%	14.9%	5.0%	9.7%	58.1%

(1)	The FY2016 results as included in the February 2017 Forecast include an estimated accrual adjustment of $1.1M for a one-time charge and a rounding difference of $0.1M. Actual amounts are included below (in millions):

Net Income before Taxes	$9.5
Net Income	$11.2
Net Income (Loss)/Excl. Charges & Amortization	$4.6
Earnings Per Share	$0.21
Earnings Per Share/Excl. Charges & Amortization	$0.08

Net Income (Loss) Excl. Charges & Amortization as presented in the February 2017 Forecast was based on Net Income of $10.1M, adjusted for amortization of $1.2M, restructuring of $0.9M, discontinued operations of ($8.6M), one-time charges for a customer settlement accrual of $1.1M, and property impairment of $0.6M, offset by an estimated tax benefit from the divestiture of the sale of the Company’s board business to Fastprint in FY2016 of ($4.4M). For purposes of the EBITDA calculation as presented, the one-time charges are included as a separate line item in the calculation, and the tax benefit from the divestiture of the sale of the Company’s board business to Fastprint is included in the provision for taxes line.

(2)	Adjusted EBITDA is a non-GAAP metric and represents GAAP net income, adjusted to exclude interest income or expense, income tax benefit or expense, depreciation and amortization, inventory step-up, amortization of acquired intangible assets, stock-based compensation, restructuring charges, non-cash income or expenses, and other one-time items.

The Extended Forecast

The Extended Forecast was prepared by the Company based on the February 2017 Forecast. In order to provide forecasts for the remainder of fiscal year 2017 and five full future fiscal years, the financial projections in the February 2017 Forecast were extended through 2022. Cowen was instructed to use and rely on the Extended Forecast as the basis for its analyses in rendering its opinion described in this proxy statement under the heading “The Merger — Opinion of Cowen and Company, LLC,” and Cowen did use the Extended Forecast in connection with its analyses. The Extended Forecast was prepared on a stand-alone basis and therefore does not include any transaction-related expenses nor does it reflect any effect of an acquisition of the Company by Parent, any of its affiliates or any other party or any other strategic transaction involving the Company. The below table is a summary of the Extended Forecast.

Xcerra Management Projections Extended Forecast

($ in millions, except EPS)	2016A	2017F	2018F	2019F	2020F	2021F	2022F
Total Revenue	$324.2	$369.5	$445.0	$481.0	$490.6	$500.4	$510.4
YoY Growth Rate		14.0%	20.4%	8.1%	2.0%	2.0%	2.0%

Cost of Goods Sold	$184.2	$204.1	$241.7	$259.4	$263.7	$268.1	$272.6

Gross Profit	$140.0	$165.4	$203.4	$221.6	$226.9	$232.3	$237.8
Gross Profit Margin	43.2%	44.8%	45.7%	46.1%	46.3%	46.4%	46.6%

Operating Expenses
R&D	$60.0	$60.7	$60.8	$61.7	$63.0	$64.2	$65.5
SG&A	78.8	81.4	87.9	91.2	94.0	95.8	97.8

Total Operating Expenses	$138.8	$142.1	$148.7	$152.9	$156.9	$160.1	$163.3

EBIT	$1.1	$23.3	$54.7	$68.8	$70.0	$72.3	$74.6
EBIT Margin	0.4%	6.3%	12.3%	14.3%	14.3%	14.4%	14.6%

Interest and Other Expense (Income)	($8.4)	($0.6)	$0.5	$0.1	$0.0	$0.0	$0.0

EBT	$9.5	$24.0	$54.2	$68.7	$70.0	$72.3	$74.6

Taxes	($1.7)	$2.6	$10.3	$13.1	$13.3	$13.7	$14.2

Net Income	$11.2	$21.4	$43.9	$55.7	$56.7	$58.5	$60.4

Net (gain) loss from discontinued operations	($8.6)	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Restructuring	$0.9	$0.4	$0.0	$0.0	$0.0	$0.0	$0.0
Amortization	$1.2	$0.8	$0.5	$0.5	$0.4	$0.3	$0.2

Net Income (Non-GAAP)	$4.7	$22.6	$44.4	$56.2	$57.1	$58.8	$60.6
Stock-based Compensation	$6.7	$6.1	$7.2	$7.2	$7.2	$7.2	$7.2

Net Income (Non-GAAP excl. Stock-based Compensation)	$11.4	$28.7	$51.6	$63.4	$64.3	$66.0	$67.8

Depreciation	$5.7	$5.5	$6.1	$6.2	$6.3	$6.3	$6.3
Amortization	$1.2	$0.8	$0.5	$0.5	$0.4	$0.3	$0.2
Stock-based Compensation	$6.7	$6.1	$7.2	$7.2	$7.2	$7.2	$7.2
Other Adjustments	$1.7	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0

Adjusted EBITDA	$16.4	$35.7	$68.5	$82.7	$83.9	$86.1	$88.3
Adjusted EBITDA Margin	5.1%	9.7%	15.4%	17.2%	17.1%	17.2%	17.3%

Change in Working Capital		$12.9	$21.4	$10.2	$2.7	$2.8	$2.8
Capital Expenditure	$2.9	$5.5	$6.7	$6.7	$6.4	$6.3	$6.3

Non-GAAP EPS	$0.08	$0.40	$0.77	$0.96	$0.96	$0.98	$0.99
Non-GAAP EPS (Excl. Stock-based Compensation)	$0.20	$0.50	$0.89	$1.08	$1.08	$1.10	$1.11

	2017F 6 Month Stub	2018F	2019F	2020F	2021F
Adjusted EBITDA	$27.6	$68.5	$82.7	$83.9	$86.1
Less: Stock-based Compensation	($3.0)	($7.2)	($7.2)	($7.2)	($7.2)
Less: Depreciation & Amortization	($3.2)	($6.6)	($6.7)	($6.7)	($6.6)

Adjusted EBIT	$21.4	$54.7	$68.8	$70.0	$72.3
Less: Income Taxes	($7.5)	($19.1)	($24.1)	($24.5)	($25.3)

Unlevered Net Income	$13.9	$35.5	$44.7	$45.5	$47.0
Plus: Depreciation & Amortization	$3.2	$6.6	$6.7	$6.7	$6.6
Less: Capital Expenditure	($2.8)	($6.7)	($6.7)	($6.4)	($6.3)
Less: Increase in Net Working Capital	($6.5)	($21.4)	($10.2)	($2.7)	($2.8)

Unlevered Free Cash Flow	$7.8	$14.1	$34.5	$43.1	$44.6

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

Set forth below is a summary of reconciliations of the non-GAAP financial information (in millions except per share data) provided in the Forecasts to the most comparable GAAP financial measures based on financial information available to, or projected by, the Company. The Company believes that these non-GAAP financial measures are meaningful in understanding its past financial performance and future results. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation to GAAP measures presented herein. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand and manage its business and forecast future periods.

Xcerra Management Projections — May 2016 Forecast	2014 (E)	2015 (A)	2016 (A/F)	2017 (F)	2018 (F)	2019 (F)
Adjusted EBITDA (excluding stock-based compensation expense)	$22	$48	$15	$44	$69	$83
Provision for (benefit from) income taxes	$1	$3	$1	$6	$11	$14
Depreciation and amortization	$9	$9	$7	$7	$7	$7
Stock-based compensation expense	$5	$8	$6	$7	$7	$7
Other (expense) income	$7	$5	$0	($1)	($1)	($1)
Income (loss) from discontinued operations	($1)	($3)	$10
Restructuring	$4	$2	$1
Amortization of inventory step up for purchase accounting	$4	$2
Acquisition and integration related expenses	$3	$1
GAAP net income (loss)	$1	$28	$11	$23	$43	$54

Xcerra Management Projections — August 2016 Forecast	2014 (E)	2015 (A)	2016 (A)	2017 (F)	2018 (F)	2019 (F)
Adjusted EBITDA (excluding stock-based compensation expense)	$22	$48	$16	$33	$69	$83
Provision for (benefit from) income taxes	$1	$3	($2)	$5	$11	$14
Depreciation and amortization	$9	$9	$7	$6	$7	$7
Stock-based compensation expense	$5	$8	$7	$6	$7	$7
Other (expense) income	$7	$5	$1	($1)	($1)	(1)
Income (loss) from discontinued operations	($1)	($3)	$9
Restructuring	$4	$2	$1
Amortization of inventory step up for purchase accounting	$4	$2
Acquisition and integration related expenses	$3	$1
Impairment of property held for sale			$1
GAAP net income (loss)	$1	$28	$11	$15	$43	$54

Xcerra Management Projections — Extended Forecast	2016 (A)	2017 (F)	2018 (F)	2019 (F)	2020 (F)	2021 (F)	2022 (F)
Adjusted EBITDA (excluding stock-based compensation expense)	$16	$36	$69	$83	$84	$86	$88
Provision for (benefit from) income taxes	$(2)	$3	$10	$13	$13	$14	$14
Depreciation and amortization	$7	$6	$7	$7	$7	$7	$7
Stock-based compensation expense	$7	$6	$7	$7	$7	$7	$7
Interest Expense (Income)	($1)	($1)	$1	$0	$0	$0	$0
Income (loss) from discontinued operations	$9	$0	$0	$0	$0	$0	$0
Restructuring	$1	$0	$0	$0	$0	$0	$0
Other adjustments	$2	$0	$0	$0	$0	$0	$0
GAAP net income (loss)	$11	$21	$44	$56	$57	$59	$60

The Forecasts should be read together with the historical financial statements of the Company, which have been filed with the SEC, and the other information regarding the Company contained elsewhere in this proxy statement. None of the Forecasts were prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Forecasts do not purport to present financial information in accordance with U.S. generally accepted accounting principles. The Company’s registered public accounting firm has not examined, compiled or otherwise applied or performed any procedures with respect to the Forecasts, nor has it expressed any opinion or given any form of assurance with respect to such information or their reasonableness, achievability or accuracy, and accordingly, such registered public accounting firm assumes no responsibility for them.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY STOCKHOLDER OR TO ANY OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE FORECASTS OR THAT FORECASTED RESULTS WILL BE ACHIEVED, AND EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, NONE OF THEM INTEND TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH FORECASTS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FORECASTS ARE SHOWN TO BE IN ERROR.

For the foregoing reasons, as well as the basis and assumptions on which the Forecasts were compiled, the inclusion of specific portions of the Forecasts in this proxy statement should not be regarded as an indication that such Forecasts will be an accurate prediction of future events, and they should not be relied upon as such.

Opinion of Cowen and Company, LLC

The Company retained Cowen to act as its exclusive financial advisor in connection with certain potential strategic transactions, including a possible sale of, or other business combination involving, the Company, and to render an opinion to the Board as to the fairness, from a financial point of view, of the consideration of $10.25 per share to be received by the stockholders of the Company in the Merger.

On April 7, 2017, Cowen delivered its opinion to the Board to the effect that, as of that date and subject to the various assumptions and limitations set forth therein, the consideration of $10.25 per share to be received by the stockholders of the Company in the Merger was fair, from a financial point of view, to such stockholders, other than Parent and its affiliates. The full text of the written opinion of Cowen, dated April 7, 2017, is attached as Annex B-1 hereto and is incorporated by reference. The Company encourages stockholders to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen’s analyses and opinion were prepared for and addressed to the Board and are directed only to the fairness, from a financial point of view, of the consideration of $10.25 per share to be received by the stockholders of the Company in the Merger, other than Parent and its affiliates. Cowen’s opinion is not a recommendation to any stockholder or any other person as to how to vote with respect to the Merger or to take any other action in connection with the Merger or otherwise.

In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the Merger Agreement dated April 4, 2017;

•	certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to Cowen by the management of the Company;

•	certain internal financial analyses, financial forecasts, reports and other information concerning the Company prepared by the management of the Company (referred to in this section as the “Company Forecasts”);

•	discussions Cowen had with certain members of the management of the Company concerning the historical and current business operations, financial condition and prospects of the Company and such other matters Cowen deemed relevant;

•	certain operating results of the Company as compared to the operating results of certain publicly traded companies Cowen deemed relevant;

•	the reported price and trading history of the shares of the common stock of the Company as compared to the reported price and trading histories of certain publicly traded companies Cowen deemed relevant;

•	certain financial terms of the Merger as compared to the financial terms of certain selected business combinations Cowen deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Cowen, with the consent of the Board, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by the Company or which was publicly available or was otherwise reviewed by Cowen. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. Cowen relied upon, without independent verification, the assessment of the management of the Company as to the existing products and services of the Company and the viability of, and risks associated with, the future products and services of the Company. In addition, Cowen did not conduct, or assume any obligation to conduct, any physical inspection of the properties or facilities of the Company. Cowen further relied upon the Company’s representation that all information provided to it by the Company was accurate and complete in all material respects. Cowen, with the consent of the Board, assumed that the Company Forecasts were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and that such forecasts provided a reasonable basis for its opinion. Cowen expressed no opinion as to the Company Forecasts or the assumptions on which they were made. Cowen expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Cowen became aware after the date of its opinion.

Cowen assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the last financial statements made available to Cowen. Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor was Cowen furnished with such materials. In addition, Cowen did not evaluate the solvency or fair value of the Company, Parent, Sponsor or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. Cowen’s opinion does not address any legal, tax or accounting matters related to the Merger Agreement or the Merger, as to which it assumed that the Company and the Board have received such advice from legal, tax and accounting advisors as each has determined appropriate. Cowen’s opinion addressed only the fairness of the consideration of $10.25 per share, from a financial point of view, to the stockholders of the Company, other than Parent and its affiliates. Cowen expressed no view as to any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. It should be understood that although subsequent developments may affect Cowen’s opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion and expressly disclaims any responsibility to do so. Cowen did not consider any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

For purposes of rendering its opinion, Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Cowen assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Cowen. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement would be obtained and that in the course of obtaining any of those consents no restrictions would be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger. Cowen assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable state or federal statutes, rules and regulations.

Cowen’s opinion was intended for the benefit and use of the Board in its consideration of the financial terms of the Merger and may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with Cowen’s prior written approval. However, Cowen’s opinion may be reproduced in full in disclosure documents relating to the Merger which the Company is required to file under the Securities Exchange Act of 1934, as amended, including this proxy statement. Cowen’s opinion is not a recommendation to any stockholder of the Company or any other person as to how to vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. Cowen was not requested to opine as to, and its opinion does not in any manner address, the Company’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company. In addition, Cowen was not asked to opine as to, and its opinion does not in any manner address, the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public stockholders of the Company or whether Parent or Sponsor has sufficient cash, available lines of credit or other sources of funds to enable it to pay the consideration of $10.25 per share.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses performed by Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the Board and the management of the Company the assumptions on which such analyses were based and other factors, including the historical and projected financial results of the Company.

Following Cowen’s presentation to the Board on April 7, 2017, referred to in this section as the “April 7 Presentation,” and after Cowen’s further review, Cowen determined, and confirmed with the Company’s management, that the Company’s “Non-GAAP EPS” amounts set forth in the April 7 Presentation did not exclude stock-based compensation expense, referred to in this section as “SBC.” Using the Company’s “Non-GAAP EPS” amounts that excluded SBC, referred to in this section as the “Non-GAAP EPS Amounts,” Cowen subsequently re-performed the portions of its Analysis of Selected Publicly Traded Companies and Analysis of Selected Transactions that utilized such Non-GAAP EPS Amounts, in each case, as described below. Such subsequent analyses performed by Cowen were performed as of April 7, 2017 and did not address any circumstances, developments or events occurring after April 7, 2017, which is the date of the written opinion of Cowen, and Cowen’s opinion set forth in its written opinion letter was provided only as of such date. On May 31, 2017, Cowen presented to the Board such subsequent analyses and the differences between such analyses and the analyses set forth in the April 7 Presentation that resulted from the exclusion of SBC. Based upon and subject to the foregoing, Cowen confirmed to the Board that, had Cowen performed its financial analyses set forth in the April 7 Presentation using the Non-GAAP EPS Amounts, there would have been no change to the conclusion set forth in the written opinion of Cowen.

Transaction Overview

For informational purposes only, Cowen reviewed the closing prices of the shares on various days and over various periods. The table below illustrates the stock prices for those days and periods and the premium implied by the consideration of $10.25 per share to the historical stock prices.

Closing Price Date	Historical Share Price	Premium Implied by Consideration
April 6, 2017	$8.88	15.4%
1 month prior to April 6, 2017 (Spot)	$8.76	17.0%
3 months prior to April 6, 2017 (Spot)	$7.72	32.8%
6 months prior to April 6, 2017 (Spot)	$5.96	72.0%
12 months prior to April 6, 2017 (Spot)	$5.89	74.0%
3 years prior to April 6, 2017 (Spot)	$9.16	11.9%
5 years prior to April 6, 2017 (Spot)	$6.38	60.7%
High during 12 months ending on April 6, 2017 (March 17, 2017) (Spot)	$9.15	12.0%
Low during 12 months ending on April 6, 2017 (November 3, 2016) (Spot)	$5.41	89.5%
High during 3 years ending on April 6, 2017 (September 11, 2014) (Spot)	$10.86	(5.6%)
Low during 3 years ending on April 6, 2017 (February 11, 2016) (Spot)	$5.02	104.2%
High during 5 years ending on April 6, 2017 (September 11, 2014) (Spot)	$10.86	(5.6%)
Low during 5 years ending on April 6, 2017 (August 30, 2013) (Spot)	$4.06	152.5%
1 month ending on April 6, 2017 (Average)	$8.84	16.0%
3 months ending on April 6, 2017 (Average)	$8.31	23.3%
6 months ending on April 6, 2017 (Average)	$7.43	38.0%
12 months ending on April 6, 2017 (Average)	$6.71	52.7%
3 years ending on April 6, 2017 (Average)	$7.53	36.2%
5 years ending on April 6, 2017 (Average)	$7.10	44.3%

Cowen also noted that the aggregate consideration to be received by the holders of shares of common stock in the Merger based upon the consideration of $10.25 per share implied a premium of 20.0% to the Company’s Implied Enterprise Value (as defined below) on April 6, 2017.

For informational purposes only, Cowen also reviewed five recently published, publicly available research analyst reports. These research analyst reports set a mean 12-month undiscounted price target for the Company of $10.88 per share of common stock, with a high of $12.00 per share and a low of $10.00 per share of common stock.

Analysis of Selected Publicly Traded Companies

To provide contextual data and comparative market information, Cowen compared selected operating and financial data and multiples for the Company to the corresponding data and multiples of certain other companies in the semiconductor capital equipment industry (referred to in this section as the “Selected Companies”) whose securities are publicly traded and that Cowen believes in the exercise of its professional judgment to have one or more business or operating characteristics, market valuations and trading valuations similar to what might be expected of the Company. These companies were:

Selected Companies

•	Advantest Corporation

•	Camtek Ltd.

•	Cohu, Inc.

•	FormFactor, Inc.

•	inTEST Corporation

•	Kulicke and Soffa Industries, Inc.

•	Teradyne, Inc.

The data and multiples reviewed by Cowen included:

•	the market capitalization of equity plus debt and debt-like instruments less cash (“Implied Enterprise Value”) of each of the Selected Companies, as a multiple of revenue and as a multiple of earnings before interest expense, income taxes, depreciation and amortization and excluding SBC and non-recurring items (referred to in this section as “Adjusted EBITDA”), and

•	the price per share, as of April 6, 2017, of each of the Selected Companies as a multiple of earnings per share excluding SBC, amortization and non-recurring items (“Non-GAAP EPS”),

in each case, calculated on a pro forma basis to exclude recent divestitures and/or acquisitions, on a historical basis for calendar year 2016 (“CY2016A”) and calendar year 2017 (“CY2017E”) from Capital IQ and Bloomberg where available, or otherwise from research analyst reports.

The following table presents the multiple of Implied Enterprise Value to revenue and Adjusted EBITDA and the multiple of price per share, as of April 6, 2017, to Non-GAAP EPS, in each case, for the Selected Companies and for calendar years 2016 and 2017. The information in the table is based on the closing stock prices of the Selected Companies per Capital IQ on April 6, 2017.

	Low	Mean	Median	High
Implied Enterprise Value as a multiple of:
CY2016A Revenue	0.9x	1.8x	1.4x	3.3x
CY2017E Revenue	0.9x	1.6x	1.2x	3.1x
CY2016A Adjusted EBITDA	7.7x	13.1x	11.7x	22.2x
CY2017E Adjusted EBITDA	7.1x	9.8x	10.3x	11.8x

Price per share as a multiple of:
CY2016A Non-GAAP EPS	16.4x	23.7x	21.4x	31.1x
CY2017E Non-GAAP EPS(1)	13.0x	16.6x	16.0x	21.1x

(1)	The multiple for the following company was excluded because it was not available: inTEST Corporation.

Based upon the information presented above, Cowen’s experience in the semiconductor capital equipment industry and its professional judgment, Cowen selected implied reference multiple ranges. The following table presents the implied value per share based on the selected multiple ranges and using the Company’s historical revenue, Adjusted EBITDA and Non-GAAP EPS for calendar year 2016 (“CY2016A”) and the Company’s forecasted revenue, Adjusted EBITDA and Non-GAAP EPS for calendar year 2017 (“CY2017E”), as estimated using the Non-GAAP EPS Amounts and also Non-GAAP EPS including SBC as presented in the April 7 Presentation, in each case compared to the consideration of $10.25 per share.

	Reference Multiple Range	Implied Value per Share
Implied Enterprise Value as a multiple of:
CY2016A Revenue	1.0x - 1.5x	$7.96 - $10.91
CY2017E Revenue	0.9x - 1.4x	$8.46 - $12.02
CY2016A Adjusted EBITDA	10.0x - 13.0x	$5.91 - $7.07
CY2017E Adjusted EBITDA	7.0x - 11.0x	$8.16 - $11.66

Using the Non-GAAP EPS Amounts, price per share as a multiple of:
CY2016A Non-GAAP EPS	20.0x - 25.0x	$7.02 - $8.78
CY2017E Non-GAAP EPS	13.5x - 18.5x	$8.39 - $11.49

As set forth in the April 7 Presentation, price per share as a multiple of:

	Reference Multiple Range	Implied Value per Share
CY2016A Non-GAAP EPS including SBC	20.0x - 25.0x	$4.85 - $6.06
CY2017E Non-GAAP EPS including SBC	13.5x - 18.5x	$6.83 - $9.36

Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to the Company. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies and the Company to which they are being compared.

Analysis of Selected Transactions

Cowen reviewed the financial terms, to the extent publicly available based on company filings, press releases and research analyst reports, of 11 transactions (referred to in this section as the “Selected Transactions”) involving the acquisition of companies or businesses in the semiconductor capital equipment industry and that Cowen believes in the exercise of its professional judgment to have one or more business or operating characteristics, market valuations and trading valuations that Cowen deemed relevant, and that were announced since June 2008. These transactions and the dates announced were:

Month and Year Announced	Target	Buyer
February 2016	Cascade Microtech, Inc.	FormFactor, Inc.
December 2014	Assembléon B.V.	Kulicke and Sofia Industries, Inc.
October 2014	BTU International, Inc.	Amtech Systems, Inc.
October 2013	ATT Advanced Temperature Test Systems GmbH	Cascade Microtech, Inc.
September 2013	Multitest and Everett Charles Technologies	LTX-Credence Corporation
December 2012	Ismeca Semiconductor Holdings SA	Cohu, Inc.
September 2012	Astria Semiconductor Holdings, Inc. (MicroProbe Inc.)	FormFactor, Inc.
May 2012	LeCroy Corporation	Teledyne Technologies Incorporated
December 2010	Verigy Ltd.	Advantest Corporation
October 2008	Eagle Test Systems, Inc.	Teradyne, Inc.
June 2008	Credence Systems Corporation	LTX Corporation

The data and multiples reviewed by Cowen included:

•	the Implied Enterprise Value paid in each of the Selected Transactions as a multiple of revenue and Adjusted EBITDA, and

•	the price per share paid in each of the Selected Transactions as a multiple of Non-GAAP EPS,

in each case, for the latest twelve months (referred to in this section as “LTM”) and the next twelve months (referred to in this section as “NTM”) prior to and following the announcement of the Selected Transactions, respectively.

The following table presents the multiple of Implied Enterprise Value to revenue and Adjusted EBITDA and the multiple of price per share to Non-GAAP EPS for the periods indicated.

	Low	Mean	Median	High
Implied Enterprise Value as a multiple of:
LTM Revenue	0.2x	1.3x	1.2x	2.6x
NTM Revenue(1)	0.3x	1.2x	1.3x	2.1x
LTM Adjusted EBITDA(2)	1.7x	8.3x	8.6x	15.6x
NTM Adjusted EBITDA(3)	3.1x	6.9x	7.5x	11.0x

Price per share as a multiple of:
LTM Non-GAAP EPS(4)	16.2x	20.5x	19.8x	26.3x
NTM Non-GAAP EPS(5)	4.3x	15.3x	14.2x	25.4x

(1)	The multiples for the transactions involving the following target companies were excluded because they were not available: Assembléon B.V., ATT Advanced Temperature Test Systems GmbH, Multitest and Everett Charles Technologies, Ismeca Semiconductor Holdings SA and Astria Semiconductor Holdings, Inc. (MicroProbe, Inc.).
(2)	The multiple for the transaction involving Ismeca Semiconductor Holdings SA. as the target company was excluded because it was not available. The multiple for the transaction involving BTU International Inc. as the target company was excluded because it was negative and was considered not meaningful.
(3)	The multiples for the transactions involving the following target companies were excluded because they were not available: Assembléon B.V., ATT Advanced Temperature Test Systems GmbH, Multitest and Everett Charles Technologies, Ismeca Semiconductor Holdings SA and Astria Semiconductor Holdings, Inc. (MicroProbe, Inc.).
(4)	The multiples for the transactions involving the following target companies were excluded because they were not available: Assembléon B.V., ATT Advanced Temperature Test Systems GmbH, Multitest and Everett Charles Technologies, Ismeca Semiconductor Holdings SA and Astria Semiconductor Holdings, Inc. (MicroProbe, Inc.). The multiples for the transactions involving the following target companies were excluded because they were negative and were considered not meaningful: BTU International Inc. and Credence Systems Corporation.
(5)	The multiples for the transactions involving the following target companies were excluded because they were not available: Assembléon B.V., ATT Advanced Temperature Test Systems GmbH, Multitest and Everett Charles Technologies, Ismeca Semiconductor Holdings SA and Astria Semiconductor Holdings, Inc. (MicroProbe, Inc.).

Based upon the information presented above, Cowen’s experience in the semiconductor capital equipment industry and its professional judgment, Cowen selected implied reference multiple ranges. The following table presents the implied value per share based on the selected multiple ranges using the Company’s historical LTM revenue, Adjusted EBITDA and Non-GAAP EPS (LTM period ending January 31, 2017) and the Company’s forecasted NTM revenue, Adjusted EBITDA and Non-GAAP EPS (NTM period ending January 31, 2018), as estimated using the Non-GAAP EPS Amounts and also Non-GAAP EPS including SBC as presented in the April 7 Presentation, in each case compared to the consideration of $10.25 per share.

	Reference Multiple Range	Implied Value per Share
Implied Enterprise Value as a multiple of:
LTM Revenue	1.0x - 1.4x	$7.96 - $10.32
NTM Revenue	1.0x - 1.4x	$9.17 - $12.02
LTM Adjusted EBITDA	7.5x - 9.5x	$4.94 - $5.71
NTM Adjusted EBITDA	6.5x - 8.5x	$7.73 - $9.47

Using the Non-GAAP EPS Amounts, price per share as a multiple of:
LTM Non-GAAP EPS	18.0x - 22.0x	$6.32 - $7.72
NTM Non-GAAP EPS	12.0x - 16.0x	$7.45 - $9.94

As set forth in the April 7 Presentation, price per share as a multiple of:

	Reference Multiple Range	Implied Value per Share
LTM Non-GAAP EPS including SBC	18.0x - 22.0x	$4.36 - $5.33
NTM Non-GAAP EPS including SBC	12.0x - 16.0x	$6.07 - $8.10

Although the Selected Transactions were used for comparison purposes, none of those transactions is directly comparable to the Merger, and none of the target companies in those transactions is directly comparable to the Company. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the target companies involved and other factors that could affect the acquisition value of such companies or the Company to which they are being compared.

Discounted Cash Flow Analysis

Cowen estimated a range of values for the shares of common stock based upon the discounted present value of the Company’s projected unlevered free cash flow for the six-month period ending on July 31, 2017 and the full fiscal years ending in 2018 through 2021 and the terminal value of the Company based on multiples of the Company’s forecasted Adjusted EBITDA for the Company’s fiscal year ending in 2022, and assuming a Merger closing date of January 31, 2017. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of the Company. In performing this analysis, Cowen utilized discount rates ranging from 14.0% to 16.0%, which were selected based on the estimated weighted average cost of capital of the Company. Cowen utilized terminal multiples of Adjusted EBITDA ranging from 5.5x to 7.5x, which range was selected by Cowen in its professional judgment and based on the multiples for the Selected Companies. In performing this analysis, Cowen also calculated the present value of the Company’s estimated United States federal and 16 state net operating loss carry forwards, as provided by Company management, discounted to present value at a discount rate of 15.3%, which was selected based on the Company’s estimated cost of equity.

Utilizing this methodology, the implied value per share ranged from $8.85 to $11.04, compared to the consideration of $10.25 per share.

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the Board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Company. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of the Company, Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by the Board in making its decision to enter into the Merger Agreement and should not be considered as determinative of such decision.

Cowen was selected by the Company to render an opinion to the Board because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of its business, Cowen and its affiliates may actively trade or hold the securities of the Company for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of its opinion, Cowen has not had a material relationship with, or received any compensation from, the Company, Parent, Sponsor or any other party to the Merger Agreement. Cowen and its affiliates may in the future provide commercial and investment banking services to the Company, Parent or Sponsor and may receive fees for the rendering of such services. The issuance of Cowen’s opinion was approved by Cowen’s Fairness Opinion Review Committee.

Pursuant to the engagement letter between Cowen and the Company, Cowen has received retainer fees and will be entitled to receive a transaction fee of approximately $5.8 million, $500,000 of which became payable upon Cowen rendering its opinion and the balance of which is contingent upon the consummation of the Merger. Additionally, the Company has agreed to reimburse Cowen for certain of its out-of-pocket expenses, including attorneys’ fees (against which expenses, other than attorneys’ fees, the retainer fees received by Cowen will be credited), and has agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen were negotiated at arm’s length between the Company and Cowen, and the Board was aware of the arrangement, including the fact that a significant portion of the fee payable to Cowen is contingent upon the consummation of the Merger.

Interests of the Company’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Board was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders.

Arrangements with Parent

As of the date of this proxy statement none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to or following the closing of the Merger, certain of our executive officers may have discussions, or may enter into agreements with, Parent or Merger Sub or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

Change of Control Agreements

Messrs. Tacelli and Gallenberger are each party to a Change-of-Control Employment Agreement with the Company (a “Change-of-Control Employment Agreement”). Each Change-of-Control Employment Agreement provides for certain separation benefits in the event that the applicable executive’s employment is terminated by the Company (or a successor entity) other than for “cause,” death, or “disability” or by the executive for “good reason,” (as such terms are defined in the Change-of-Control Employment Agreement) during the three years following the closing date of the Merger, or for any reason during the 30-day period following the first anniversary of the closing date of the Merger (or upon certain terminations prior to the Merger or in connection with or in anticipation of the Merger), as described in further in the section of this proxy statement captioned “The Merger Agreement — Potential Payments Upon Termination or Change-in-Control.”

Executive Employment Agreement

Mr. Rondé is party to an employment agreement with our French subsidiary. Mr. Rondé’s employment agreement provides for separation benefits in the event that his employment is terminated by us, except in the case of his gross or willful misconduct, subject to Mr. Rondé executing and not revoking a Company provided settlement agreement, as described in further in the section of this proxy statement captioned “The Merger Agreement — Potential Payments Upon Termination or Change-in-Control.”

Insurance and Indemnification of Directors and Executive Officers

The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) honor and fulfill in all respects the obligations of the Company and its subsidiaries under (i) any and all indemnification agreements between the Company or any of its subsidiaries, any of their respective current or former directors and officers as of the date of the Merger Agreement pursuant to the terms of such agreements as in effect as of the date of the Merger Agreement and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time and executes an indemnification agreement on terms no less favorable to the Company and no more favorable to such person than the current form of indemnification agreement with its directors that has been made available to Parent and (ii) any and all indemnification, expense advancement and exculpation provisions in any articles of organization or bylaws or comparable organizational document of the Company or any of its subsidiaries in effect on the date of the Merger Agreement, in each case until the sixth anniversary of the Effective Time.

The Merger Agreement also provides that, for a period of six years from the Effective Time, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause the articles of organization, bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation, advancement of expenses and limitation of director and officer liability that are at least as favorable to the current or former directors and officers of the Company and its subsidiaries as those set forth in the Company’s and its subsidiaries’ organizational documents as of the date of the Merger Agreement. The Merger Agreement further provides that the Surviving Corporation and its subsidiaries will not, for a period of six years from the Effective Time, amend, repeal or otherwise modify such provisions in the organizational documents in any manner that would adversely affect the rights of the current or former directors and officers of the Company and its subsidiaries.

The Merger Agreement also provides that, prior to the Effective Time, the Company will purchase a six year prepaid “tail” policy on the Company’s current officers and directors liability insurance, provided that the Company will not pay, and Parent and the Surviving Corporation will not be obligated to pay, annual premiums in excess of 300% of the amount paid by the Company for such coverage for its last full fiscal year. The Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect. The “tail” policy will cover claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated in the Merger Agreement.

Treatment of Restricted Stock Units

Each Vested RSU will be cancelled and terminated as of the Effective Time and the holder thereof will receive an amount in cash (without interest) equal to the Restricted Stock Unit Consideration. The Company will pay each holder of a Vested RSU the Restricted Stock Unit Consideration on either (i) the first regulatory scheduled payroll date after the closing of the Merger or (ii) if such payroll date is scheduled for payment prior to the fifth business day after the closing of the Merger, the second regularly scheduled payroll date after the closing of the Merger.

Each Unvested RSU will be converted into the right to receive an amount in cash (without interest) equal to the Unvested RSU Consideration. The Unvested RSU Consideration will be subject to the same vesting terms and conditions applicable to the Unvested RSU immediately prior to the Effective Time, including the same vesting restrictions and continued service requirements, and payment of the Unvested RSU Consideration will be made on the vesting dates applicable to the Unvested RSU immediately prior to the Effective Time.

Effective immediately prior to the Effective Time, the performance-based vesting of each Performance-Based RSU will be accelerated in full with all performance conditions being deemed achieved at 100% and each such Performance-Based RSU will be converted into the right to receive an amount in cash (without interest) equal to the Performance-Based RSU Consideration The Performance-Based RSU Consideration will be subject to the same time-based vesting terms and conditions applicable to the Performance-Based RSU immediately prior to the Effective Time and will be paid on the time-based vesting dates applicable to such Performance-Based RSU immediately prior to the Effective Time.

For a more complete description of the treatment of Company RSUs, see the sections of this proxy statement captioned “The Merger Agreement — Treatment of Equity-Based Awards.”

2010 Stock Plan

Our 2010 Stock Plan provides that all unvested RSUs will become vested in full if the participant is terminated without “cause” (as defined in the 2010 Stock Plan) by the Company or an acquiring or succeeding corporation within one year after a “change in control event” (as defined in the 2010 Stock Plan and which includes the Merger). In summary, “cause” is defined in the 2010 Stock Plan as (i) willful failure by the participant, which failure is not cured within 30 days of written notice to the participant from the Company, to perform his or her material responsibilities to the Company or (ii) willful misconduct by the participant which affects the business reputation of the Company, with the participant being considered to have been discharged for “cause” if the Company determines, within 30 days after the participant’s resignation, that discharge for cause was warranted.

Treatment of Purchase Rights under the Employee Stock Purchase Plan

Pursuant to the Merger Agreement, the Company will not establish any new offering period under the Company ESPP and the Company will take all actions necessary so that (i) any offering period and purchase period (or similar period during which shares may be purchased) underway as of the date of the Merger Agreement under the Company ESPP is terminated as of the Final Exercise Date; (ii) any pro-rata adjustments that may be necessary to reflect any shortened offering period or purchase period (or similar period) are made and so that any such shortened offering period or purchase period (or similar period) is treated as a fully effective and completed offering period or purchase period, as applicable, for all purposes under the Company ESPP; (iii) each participant’s shares purchase right under the Company ESPP outstanding as of the Final Exercise Date are exercised as of the Final Exercise Date; (iv) no further offering periods or purchase periods (or similar periods during which shares may be purchased) will commence under the Company ESPP on or after the date of the Merger Agreement; (v) no participant in the Company ESPP may increase the rate of his or her contributions to the Company ESPP on or after the date of the Merger Agreement; (vi) no individual who is not participating in the Company ESPP as of the date of the Merger Agreement may commence participation in the Company ESPP on or after the date of the Merger Agreement; and (vii) the Company ESPP is terminated as of the Final Exercise Date, provided, however, that termination of the Company ESPP will be subject to the consummation of the Merger.

Golden Parachute Compensation

In accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to its named executive officers in connection with the Merger, as determined in accordance with Item 402(t) of Regulation S-K. The following table and accompanying narrative provide the information about that compensation that is required to be disclosed and subject to the advisory vote pursuant to SEC rules. Pursuant to the SEC rules, the disclosure provided below includes compensation to the named executive officers, whether present, deferred or contingent, that is based on or otherwise relates to the Merger.

The amounts set forth in the table below, which represent an estimate of each named executive officer’s transaction-related compensation, as of July 10, 2017, assume the following:

•	a closing date of the Merger of July 10, 2017;

•	Messrs. Tacelli and Gallenberger are terminated by the Company other than for “cause” (within the meaning of their Change-of-Control Employment Agreements and the 2010 Stock Plan), death or “disability” or by the executive for “good reason” (within the meaning of their Change-of-Control Employment Agreements), or for any reason during the 30-day period following the first anniversary of the assumed date of the completion of the Merger (July 10, 2017) (or upon certain terminations prior to the Merger or in connection with or in anticipation of the Merger), and Mr. Rondé is terminated by the Company for any reason, except in the case of gross or willful misconduct or without “cause” (as defined in the 2010 Stock Plan), in each case, immediately following the Merger, entitling the named executive officer to receive the severance payments and benefits under the terms of such named executive officer’s Change-of-Control Employment Agreement, for Messrs. Tacelli and Gallenberger, and employment agreement, for Mr. Rondé, and each of the named executive officers to receive the acceleration of his Unvested RSUs and Performance-Based RSUs pursuant to the terms of the 2010 Stock Plan; and

•	the value of acceleration of vesting of Unvested RSUs and Performance-Based RSUs held by each named executive officer as of July 10, 2017, equals the Unvested RSU Consideration and Performance-Based RSU Consideration, respectively, payable to such named executive officer.

Please note that the amounts reported below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions described above and those described in “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger”” beginning on page 70. As a result, the actual merger-related compensation, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 70, which is incorporated herein by reference.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Other($)(5)	Total
David G. Tacelli	2,650,284	4,920,000	54,432	—	30,000	7,654,716
Mark J. Gallenberger	1,811,028	3,100,625	54,432	—	30,000	4,996,085
Pascal Rondé(6)	601,703	1,401,688	—	—	—	2,003,391

(1)

Amount represents the cash severance that Messrs. Tacelli and Gallenberger are eligible to receive upon a termination of their employment on July 10, 2017, that is effected either (a) by Xcerra other than for “cause”, death or “disability”, or (b) by the executive for “good reason” (as such terms are defined in the applicable Change-of-Control Employment Agreement) or, solely during the 30-day period following the first anniversary of the assumed date of the completion of the Merger (July 10, 2017), for any other reason or (c) that arose in connection with or in anticipation of the consummation of the Merger, as described in further detail in the in the section of this proxy statement captioned “The Merger Agreement — Potential Payments Upon Termination or Change-in-Control.” For Messrs. Tacelli and Gallenberger, this amount represents the sum of (i) the Highest Annual Bonus (as defined below) and (ii) two times the sum of the named executive officer’s current base salary and such executive’s Highest Annual Bonus. The cash severance payments are “double-trigger” in nature as they will only be payable in the event of a qualifying termination of employment following the completion of the Merger. In the case of Mr. Rondé, this amount represents the cash severance that he is eligible to receive upon a termination by the Company for any reason, except in the case of gross or willful misconduct, under his employment agreement. This amount represents Mr. Rondé’s current base salary plus a pro-rata portion of his target annual incentive bonus for 2017 and his target annual incentive bonus for 2017. The annual base salary and the Highest Annual Bonus for each of Messrs. Tacelli, and Gallenberger, and target incentive bonus for Mr. Rondé as of the assumed termination date are as follows:

Name	Base Salary ($)	Highest Annual Bonus ($)	2017 Annual Target Bonus ($)
David G. Tacelli	600,000	483,428	—
Mark J. Gallenberger	410,000	330,342	—
Pascal Rondé	305,454	—	152,727

(2)	Pursuant to the terms and conditions of the 2010 Stock Plan, each named executive officer would be entitled to certain accelerated vesting of his outstanding Company RSUs if the executive officer is terminated without “cause” (as such term is defined in the 2010 Stock Plan) within one year following the assumed date of the completion of the Merger ( July 10, 2017). Pursuant to the Merger Agreement, each Unvested RSU will be converted into the right to receive the Unvested RSU Consideration and each Performance-Based RSU will be converted into the right to receive the Performance-Based RSU Consideration, each subject to the same time-based vesting terms and conditions of such awards immediately prior to the execution of the Merger Agreement, as described in further detail in the section of this proxy statement captioned “The Merger Agreement — Treatment of Equity-Based Awards.” The payments of Unvested RSU Consideration and Performance-Based RSU Consideration upon such acceleration are “double-trigger” in nature as they will only be payable in the event of a qualifying termination of employment following the completion of the Merger. The amounts in this column reflect the value of the Unvested RSU Consideration and Performance-Based RSU Consideration for each named executive officer.

The amounts for each named executive officer represent the following amounts:

Name	Unvested RSU Consideration ($)	Performance-Based RSU Consideration ($)
David G. Tacelli	3,690,000	1,230,000
Mark J. Gallenberger	2,331,875	768,750
Pascal Rondé	1,053,188	348,500

(3)	Amount represents continued health benefits for two years provided to Messrs. Tacelli and Gallenberger under their Change-of-Control Employment Agreements, as described in further detail in the in the section of this proxy statement captioned “The Merger Agreement — Potential Payments Upon Termination or Change-in-Control,” and is based on the type of insurance coverage we carried for Messrs. Tacelli and Gallenberger as of July 10, 2017 and is valued at the premiums then in effect. These benefits are “double-trigger” in nature as they will only be provided in the event of a qualifying termination of employment following the completion of the Merger.
(4)

The Change-of-Control Employment Agreements with Messrs. Tacelli and Gallenberger provide for a full gross up of any golden parachute excise taxes due under Sections 280G and 4999 of the Code, as described in further detail in the in the section of this proxy statement captioned “The Merger Agreement — Potential Payments Upon Termination or Change-in-Control.” The amounts reported constitute an estimate, based on the highest individual marginal tax rate, of the amount that would be required to reimburse any golden parachute excise tax due by a named executive officer, along with any income taxes due on such reimbursement. These gross up payments are “single-trigger” in nature as they will become payable immediately upon the completion of the Merger, whether or not employment is terminated. No gross up amounts would have been payable if a qualifying termination occurred on the assumed date of the completion of the Merger (July 10, 2017). The employment agreement with Mr. Rondé does not provide for a gross up to cover any taxes payable by Mr. Rondé.
(5)	Amount represents the maximum amount of outplacement services provided to Messrs. Tacelli and Gallenberger under their Change-of-Control Employment Agreements, as described in further detail in the in the section of this proxy statement captioned “The Merger Agreement — Potential Payments Upon Termination or Change-in-Control.” These benefits are “double-trigger” in nature as they will only be provided in the event of a qualifying termination of employment following the completion of the Merger.
(6)	Amounts paid to Mr. Rondé are paid in Euros. To calculate the conversion of Euro to U.S. Dollars (USD), in accordance with SEC rules, we used an exchange ratio of $1.0878 to €1.00, the Euro to USD exchange rate in effect on July 10, 2017.

Equity Interests of the Company’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards currently held by each of the Company’s executive officers and non-employee directors, in each case that either are currently vested or that will vest in connection with the Merger, as of July 10, 2017. The table also sets forth the values of these shares and equity awards based on the Per Share Merger Consideration. No new shares of common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.

Name	Shares Held (#)	Shares Held ($)	RSUs Held (#)	RSUs Held ($)	Total ($)
David G. Tacelli	474,438	4,862,990	480,000	4,920,000	9,782,990
Mark J. Gallenberger	346,453	3,551,143	302,500	3,100,625	6,651,768
Pascal Rondé	137,500	1,409,375	136,750	1,401,688	2,811,063
Mark S. Ain	102,133	1,046,863	12,000	123,000	1,169,863
Roger J. Maggs	80,026	820,267	12,000	123,000	943,267
Jorge Titinger	50,687	519,542	12,000	123,000	642.542
Bruce R. Wright	93,870	962,168	12,000	123,000	1,085,168
Roger W. Blethen	100,509	1,030,217	12,000	123,000	1,153,217

Financing of the Merger

The Merger is not conditioned on Parent obtaining the proceeds of any financing. We anticipate that the total funds necessary to complete the Merger and the other transactions contemplated by the Merger Agreement will be approximately $580 million. These funds include the funds needed to:

•	pay the Company’s stockholders the amounts due under the Merger Agreement; and

•	make payments in respect of certain of the Company’s outstanding equity-based awards pursuant to the Merger Agreement.

In connection with the Merger, (A) Sponsor has delivered the Equity Commitment Letter to Parent, pursuant to which Sponsor has committed to subscribe for equity securities of Parent with an aggregate purchase price of RMB1.5 billion (equivalent to approximately $220 million based on the prevailing exchange rate as of July 10, 2017) and (B) Lender has delivered the Debt Commitment Letter to Parent, pursuant to which Lender has committed to loan to Parent the lesser of (1) RMB2.76 billion (equivalent to approximately $405 million based on the prevailing exchange rate as of July 10, 2017) and (2) the difference of (x) the RMB equivalent of the aggregate payment obligations of Parent under the Merger Agreement less (y) RMB1.5 billion (equivalent to approximately $220 million based on the prevailing exchange rate as of July 10, 2017), in each case of (A) and (B), for the purpose of funding the Per Share Merger Consideration payable by Parent under the Merger Agreement and related costs and expenses.

Each of Sponsor’s and Lender’s obligations under the Equity Commitment Letter or Debt Commitment Letter, as applicable, are conditioned upon (a) the execution and delivery of the Merger Agreement by the Company and (b) the satisfaction or waiver of Parent’s and the Company’s mutual conditions to closing and of Parent’s and Merger Sub’s conditions to closing (other than any conditions that by their nature are to be satisfied at the closing of the Merger, but subject to their satisfaction or waiver at the closing of the Merger). Pursuant to the terms of the Commitment Letters, Parent has agreed that no party other than Sponsor or Lender, as applicable, will have any obligation to, or liability for the failure to, provide the equity or debt financing, regardless of the party’s relation to Sponsor or Lender, respectively.

Each Commitment Letter also provides that, subject to receipt of the Company’s prior written consent, Parent will have the right to permit Sponsor or Lender to assign its respective commitment under the Equity Commitment Letter or Debt Commitment Letter, as applicable, to other financing sources; provided that the Company’s consent is not required for such an assignment if such assignment would not: (i) reduce the aggregate amount of the financing provided under the respective Commitment Letter to an amount that is below the amount required, together with other financial resources of Parent and Merger Sub, including cash, cash equivalents and marketable securities of Parent and Merger Sub to consummate the Merger on the terms contemplated by the Merger Agreement; (ii) adversely impact the ability of Parent and/or Merger Sub to enforce their rights under the applicable Commitment Letter; (iii) amend or modify the then-existing conditions precedent to funding of the financing provided under the respective Commitment Letter in a manner that would make such conditions materially less likely to be satisfied by the closing of the Merger or impose new or additional conditions precedent to funding of the financing provided thereunder; or (iv) otherwise be reasonably expected to prevent or materially delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by the Merger Agreement.

Each Commitment Letter also includes an acknowledgement and agreement by Parent and Sponsor or Lender, as applicable, that the Company is an express third party beneficiary of the Commitment Letter and is entitled to enforce the obligations of Sponsor or Lender, as applicable, to the full extent provided in the respective Commitment Letter and to seek and obtain specific performance to cause Parent to cause, or to directly cause, Sponsor or Lender, as applicable, to fund the commitment by it in its respective Commitment Letter.

Closing and Effective Time

The closing of the Merger will take place no later than the second business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described under the caption “The Merger Agreement — Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions.

Appraisal Rights

Under the provisions of Part 13 of the MBCA, a stockholder of a Massachusetts corporation is entitled to appraisal rights, and payment of the fair value of his, her or its shares, in the event of certain corporate actions. Appraisal rights offer stockholders the ability to demand payment in cash of the fair value of their shares in the event they are dissatisfied with the consideration that they are to receive in connection with the corporate action. Under Section 13.02(a)(1) of the MBCA, stockholders of a Massachusetts corporation generally are entitled to appraisal rights in the event of a merger, but such rights are subject to certain exceptions. Under the MBCA, the Company is required to state whether it has concluded that Xcerra stockholders are, are not or may be entitled to assert appraisal rights. The Company has concluded that Xcerra stockholders may be entitled to appraisal rights.

Any stockholder who believes that he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Part 13 of the MBCA, a copy of which is attached to this proxy statement/prospectus as Annex C, which sets forth the procedures to be complied with in perfecting any such rights. Failure to strictly comply with the procedures specified in Part 13 of the MBCA could result in the loss of any appraisal rights to which stockholders may be entitled. To the extent any stockholder seeks to assert appraisal rights but is determined by a court not to be entitled to such appraisal rights (or was entitled to exercise such appraisal rights but failed to take all necessary action to perfect them or effectively withdraws or loses them), such stockholder will be entitled to receive the Per Share Merger Consideration, without interest.

Under the MBCA, stockholders who perfect their rights to appraisal in accordance with Part 13 of the MBCA and do not thereafter withdraw their demands for appraisal or otherwise lose their appraisal rights, in each case in accordance with the MBCA, will be entitled to demand payment of the “fair value” of their shares of Xcerra common stock, together with interest, each as determined under Part 13 of the MBCA. The fair value of the shares is the value of the shares immediately before the Effective Time of the Merger, excluding any element of value arising from the expectation or accomplishment of the Merger, unless exclusion would be inequitable. Stockholders should be aware that the fair value of their shares of Xcerra common stock as determined by Part 13 of the MBCA could be more than, the same as or less than the Per Share Merger Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares.

Stockholders who wish to exercise appraisal rights or to preserve their right to do so should review the following discussion and Part 13 of the MBCA carefully. Stockholders who fail to timely and properly comply with the procedures specified could lose their appraisal rights. If a broker, bank or other nominee holds your shares of Xcerra common stock and you wish to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the MBCA, you could lose any right to demand appraisal of your shares. You should note that a vote in favor of the Merger Agreement will result in the waiver of any right that you would otherwise have to demand payment for your shares under the appraisal rights provisions of the MBCA.

A stockholder who wishes to assert appraisal rights must deliver written notice of such stockholder’s intent to demand payment to Xcerra’s principal offices at the following address: Xcerra Corporation, 825 University Avenue, Norwood, Massachusetts 02062, Attention: Corporate Secretary. If Xcerra does not receive a stockholder’s written notice of intent to demand payment prior to the vote at the Special Meeting, or if such stockholder votes, or causes or permits to be voted, his, her or its shares of Xcerra common stock in favor of approval of the Merger Agreement, such stockholder will not be entitled to any appraisal rights under the provisions of the MBCA and will instead only be entitled to receive the Per Share Merger Consideration. The submission of a proxy card voting “against” or “abstaining” on the Merger Agreement proposal will not constitute sufficient notice of a stockholder’s intent to demand payment to satisfy Part 13 of the MBCA.

Only a holder of record of shares of Xcerra common stock may exercise appraisal rights. Except as described below, a stockholder may assert appraisal rights only if such stockholder seeks such rights with respect to all of his, her or its shares. A record stockholder may assert appraisal rights as to fewer than all the shares registered in his, her or its name but owned by a beneficial stockholder only if the record stockholder objects with respect to all shares of the class or series owned by the beneficial stockholder and notifies Xcerra in writing of the name and address of each beneficial stockholder on whose behalf appraisal rights are being asserted. The rights of a record stockholder who asserts appraisal rights for only part of the shares held of record in the record stockholder’s name will be determined as if the shares as to which the record stockholder objects and the record stockholder’s other shares were registered in the names of different record stockholders.

If the Merger is completed, Part 13 of the MBCA requires Xcerra to deliver a written appraisal notice to all stockholders who satisfied the requirements described above. The appraisal notice must be sent by Xcerra no earlier than the date the Merger becomes effective and no later than 10 days after such date. The appraisal notice must include a copy of Part 13 of the MBCA and a certification form that specifies the date of the first announcement to Xcerra stockholders of the principal terms of the Merger and requires the stockholder asserting appraisal rights to certify (1) whether or not beneficial ownership of the shares for which appraisal rights are asserted was acquired before the announcement date and (2) that the stockholder did not vote in favor of the Merger Agreement. The appraisal notice also must state:

•	the date by which Xcerra must receive the certification form, which may not be fewer than 40 nor more than 60 days after the date the appraisal notice and certification form are sent to stockholders demanding appraisal, and that the stockholder waives the right to demand appraisal with respect to the shares unless Xcerra receives the certification form by such date;

•	where the certification form must be sent and where certificates for certificated shares must be deposited and the date by which the certificates must be deposited;

•	Xcerra’s estimate of the fair value of the shares;

•	that, if requested by the stockholder in writing, Xcerra will provide the number of stockholders who return certification forms by the due date and the total number of shares owned by them; and

•	the date by which the notice to withdraw a demand for appraisal must be received.

Once a stockholder deposits his, her or its certificates or, in the case of uncertificated shares, returns the executed certification form, the stockholder loses all rights as a stockholder unless the stockholder withdraws from the appraisal process by notifying Xcerra in writing by the withdrawal deadline. A stockholder who does not withdraw from the appraisal process in this manner may not later withdraw without Xcerra’s written consent. A stockholder who does not execute and return the form (and in the case of certificated shares, deposit such stockholder’s share certificates) by the due date will not be entitled to payment under Part 13 of the MBCA.

Part 13 of the MBCA provides for certain differences in the rights of stockholders exercising appraisal rights depending on whether their shares are acquired before or after the announcement of a merger. Except with respect to shares acquired after the announcement date of April 10, 2017, Xcerra must pay in cash to those stockholders who are entitled to appraisal rights and have complied with the procedural requirements of Part 13 of the MBCA, the amount that Xcerra estimates to be the fair value of their shares, plus interest. Interest accrues from the Effective Time of the merger until the date of payment, at the average rate currently paid by Xcerra on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances. This payment must be made by Xcerra within 30 days after the due date of the certification form, and must be accompanied by:

•	recent financial statements of Xcerra;

•	a statement of Xcerra’s estimate of the fair value of the shares, which estimate must equal or exceed Xcerra’s estimate given in the appraisal notice; and

•	a statement that stockholders who complied with the procedural requirements have the right, if dissatisfied with such payment, to demand further payment as described below.

A stockholder who has been paid Xcerra’s estimated fair value and is dissatisfied with the amount of the payment must notify Xcerra in writing of his, her or its estimate of the fair value of the shares and demand payment of that estimate plus interest, less the payment already made. A stockholder who fails to notify Xcerra in writing of his, her or its demand to be paid such stockholder’s stated estimate of the fair value plus interest within 30 days after receiving Xcerra’s payment waives the right to demand further payment and will be entitled only to the payment made by Xcerra based on Xcerra’s estimate of the fair value of the shares.

Xcerra may withhold payment from stockholders who are entitled to appraisal rights but did not certify that beneficial ownership of all of such stockholder’s shares for which appraisal rights are asserted was acquired before the announcement date. If Xcerra elects to withhold payment, it must provide such stockholders notice of certain information within 30 days after the due date of the certification form, including Xcerra’s estimate of fair value and the stockholder’s right to accept Xcerra’s estimate of fair value, plus interest, in full satisfaction of the stockholder’s demand. Those stockholders who wish to accept the offer must notify Xcerra of their acceptance within 30 days after receiving the offer. Within 10 days after receiving a stockholder’s acceptance, Xcerra must pay in cash the amount it offered in full satisfaction of the accepting stockholder’s demand.

A stockholder offered payment who is dissatisfied with that offer must reject the offer and demand payment of his, her or its stated estimate of the fair value of such stockholder’s shares, plus interest. A stockholder who fails to notify Xcerra in writing of his, her or its demand to be paid his, her or its stated estimate of the fair value plus interest within 30 days after receiving Xcerra’s offer of payment waives the right to demand payment and will be entitled only to the payment offered by Xcerra based on Xcerra’s estimate of the fair value of the shares. Those stockholders who do not reject Xcerra’s offer in a timely manner will be deemed to have accepted Xcerra’s offer, and Xcerra must pay to them in cash the amount it offered to pay within 40 days after sending the offer.

If a stockholder makes a demand for payment which remains unsettled, Xcerra must commence an equitable proceeding in Norfolk Superior Court, Commonwealth of Massachusetts, within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If Xcerra does not commence the proceeding within the 60-day period, it must pay in cash to each stockholder the amount such stockholder demanded, plus interest. Xcerra must make all stockholders whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties must be served with a copy of the petition. Each stockholder made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of the stockholder’s shares, plus interest, exceeds the amount paid by Xcerra to the stockholder for such shares or (2) the fair value, plus interest, of the stockholder’s shares for which Xcerra elected to withhold payment.

The court in an appraisal proceeding must determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court must assess any costs against Xcerra, except that the court may assess costs against all or some of the stockholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such stockholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the MBCA. The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

•	against Xcerra and in favor of any or all stockholders demanding appraisal if the court finds Xcerra did not substantially comply with its requirements under Part 13 of the MBCA; or

•	against either Xcerra or a stockholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the MBCA.

If the court in an appraisal proceeding finds that the services of counsel for any stockholder were of substantial benefit to other stockholders similarly situated, and that the fees for those services should not be assessed against Xcerra, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the stockholders who were benefited. To the extent Xcerra fails to make a required payment pursuant to Part 13 of the MBCA, the stockholder may sue directly for the amount owed and, to the extent successful, will be entitled to recover from Xcerra all costs and expenses of the suit, including counsel fees.

The foregoing discussion is not a complete statement of the law pertaining to appraisal rights under the MBCA and is qualified in its entirety by the full text of Part 13 of the MBCA, which is attached to this proxy statement/prospectus as Annex C. Stockholders should consult with their advisors, including legal counsel, in connection with any demand for appraisal.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders and Non-U.S. Holders (each as defined below) of our common stock whose shares are converted into the right to receive cash pursuant to the Merger, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder or Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding tax consequences of the Merger.

This discussion is limited to holders who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	tax-exempt organizations or governmental organizations;

•	persons subject to the alternative minimum tax;

•	S-corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (and investors therein);

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	regulated investment companies or real estate investment trusts;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction transaction or as part of a conversion transaction or other integrated investment;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who received our common stock in a compensatory transaction or pursuant to the exercise of options or warrants or pursuant to restricted stock units;

•	persons who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;

•	U.S. Holders whose “functional currency” is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-qualified retirement plans; and

•	persons who do not vote in favor of the Merger and who properly demand appraisal of their shares under Part 13 of the MBCA.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our common stock and partners therein should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger.

This discussion does not address the tax consequences pertaining to Company RSUs that are converted into the right to receive cash in connection with the Merger.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

The receipt of cash by a U.S. Holder in exchange for our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis will generally equal the price the U.S. Holder paid for such shares. Such gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the Merger. A preferential tax rate generally will apply to long-term capital gains recognized by certain non-corporate U.S. Holders. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of common stock at different times or different prices, such U.S. Holder must determine its tax basis, holding period and gain or loss separately with respect to each block of common stock.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is neither a U.S. Holder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder resulting from the Merger generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States);

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year of the Merger, and certain other requirements are met; or

•	the Company is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”) at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock and, if our common stock is regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owned, actually or constructively, more than 5% of the Company’s common stock at any time during such period.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we have not been and are not currently a USRPHC, and we do not anticipate becoming a USRPHC before the Merger.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder who furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9, or otherwise establishes a basis for exemption from backup withholding, or (2) a Non-U.S. Holder who provides a certification of such holder’s non-U.S. status on the applicable IRS Form W-8, or otherwise establishes a basis for exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Copies of information returns that are filed with the IRS may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides or is established.

Regulatory Approvals Required for the Merger

Each of the Company and Parent have agreed to use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties to the Merger Agreement in doing, all things necessary, proper or advisable to: (i) cause the expiration or termination of the applicable waiting period under the HSR Act; (ii) obtain any required consents under any applicable laws of the Foreign Antitrust Jurisdictions; (iii) obtain the approval by the relevant governmental authorities in the PRC; (iv) obtain the approval by the relevant governmental authorities in Taiwan; (v) obtain the approval of CFIUS; and (vi) avoid any impediment to the consummation of the Merger under any applicable law (including anti-trust laws) or orders, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”), CFIUS, the relevant governmental authority of Taiwan, the PRC or any other governmental authority or person may assert under applicable laws or orders with respect to the Merger.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, certain transactions exceeding the applicable thresholds require notification to the FTC and the DOJ and expiration or termination of the applicable waiting period before the transaction can be consummated, unless an exemption applies. Parent has determined that notification of the Merger to the FTC and DOJ under the HSR Act is required because the Merger exceeds the applicable thresholds and no exemption applies.

The Company and Parent are required under the Merger Agreement to submit a notification and report form to the FTC and DOJ as soon as reasonably practicable following the date of the Merger Agreement. A transaction notifiable under the HSR Act may not be completed until the expiration of a waiting period following the parties’ filing of their respective HSR Act notification forms (typically a 30-day period) or the early termination of that waiting period.

At any time before or after consummation of the Merger, even in the event of termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, even in the event of termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

CFIUS

The Merger is also conditioned on the approval or clearance of, or noninterference with, the Merger by CFIUS. Section 721 of the Defense Production Act, as well as related Executive Orders and regulations, authorize the President or CFIUS to review transactions which could result in control of a U.S. business by a foreign person. Under the Defense Production Act and Executive Order 13456, the Secretary of the Treasury acts through CFIUS to coordinate review of certain covered transactions that are voluntarily submitted to CFIUS or that are unilaterally reviewed by CFIUS. In general, CFIUS review of a covered transaction occurs in an initial 30-day review period that may be extended by CFIUS for an additional 45-day investigation period. At the close of its review or investigation, CFIUS may determine that there are no national security concerns with the transaction, may impose mitigation terms to resolve any national security concerns with the covered transaction, or may send a report to the President recommending that the transaction be suspended or prohibited, or providing notice to the President that CFIUS cannot agree on a recommendation relative to the covered transaction. The President has 15 days under the Defense Production Act to act on CFIUS’s report.

People’s Republic of China

The Merger is also conditioned on the receipt of regulatory approvals in the PRC. These approvals include (A) the receipt of a Filing Notice (or any equivalent document as amended/renamed) issued by the NDRC with respect to the consummation of the transactions contemplated by the Merger Agreement, (B) receipt of an Enterprise Overseas Direct Investment Certificate (or any equivalent document as amended/renamed) issued by MOFCOM with respect to the consummation of the transactions contemplated by the Merger Agreement; (C) completion of an overseas direct investment registration with SAFE or an authorized PRC bank under SAFE’s supervision (as applicable), and the receipt of a Business Registration Certificate with respect to the transactions contemplated hereby and other registration, filing or approval required by PRC law.

Taiwan

Parent’s and Merger Sub’s obligation to consummate the Merger conditioned on the receipt of regulatory approvals in Taiwan. These approvals include filings, approvals or clearances for foreign/PRC investments under the Taiwan Act.

Pursuant to the Taiwan Act, individuals, legal entities, groups and other institutions of the PRC are not permitted to own any shares or have a controlling interest, directly or indirectly, in Taiwanese businesses which operate in certain forbidden or restricted industries. At the time of the execution of the Merger Agreement, the

Company’s Taiwan operations included industries that are included in the forbidden or restricted industries. The Company and Parent have agreed that the Company will take such steps as are necessary to amend the registered business scope of the Company’s Taiwan entities and branches to remove therefrom any business items which would prevent the Ministry of Economic Affairs of Taiwan from approving an application to change the status of the Company’s Taiwan entities or branches from an entity or branch of a foreign investor to an entity or branch of a PRC investor, effective no later than the consummation of the Merger, and will take any commercially reasonable further steps to amend the registered business scope of the Taiwan branch as may be requested by such Taiwan governmental authorities as a condition of the approval of such application.

Other Regulatory Approvals

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents to the consummation of the Merger. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement have the meaning ascribed to them in the Merger Agreement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by the Company and Parent in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Parent and Merger Sub by the Company in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between the Company, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding the Company and our business.

Effects of the Merger; Directors and Officers; Articles of Organization; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the MCBA, at the Effective Time, (1) Merger Sub will be merged with and into the Company, with the Company becoming a controlled subsidiary of Parent; and (2) the separate corporate existence of Merger Sub will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

The parties will take all necessary action to ensure that, effective as of, and immediately following, the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub at the Effective Time, to hold office in accordance with the articles of organization and bylaws of the Surviving

Corporation until their successors are duly elected or appointed and qualified. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed. At the Effective Time, the articles of organization of the Company as the Surviving Corporation will be amended to read substantially identically to the articles of organization of Merger Sub as in effect immediately prior to the Effective Time, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended.

Closing and Effective Time

The closing of the Merger will take place no later than the second business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption “The Merger Agreement —Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger, but subject to satisfaction or waiver, if permitted, of those conditions) or such other time agreed to in writing by Parent, the Company and Merger Sub.

Merger Consideration

Common Stock

At the Effective Time, each outstanding share of common stock (other than Excluded Shares) will be converted into the right to receive the Per Share Merger Consideration (which is $10.25 per share, without interest and less any applicable withholding taxes). All shares converted into the right to receive the Per Share Merger Consideration will automatically be cancelled at the Effective Time.

Treatment of Equity-Based Awards

Treatment of Restricted Stock Units

As of July 10, 2017, there were 2,128,841 Company RSUs, of which 979,250 were held by our directors and executive officers.

Each Vested RSU will be cancelled and terminated as of the Effective Time and the holder thereof will receive an amount in cash (without interest) equal to the Restricted Stock Unit Consideration. The Company will pay each holder of a Vested RSU the Restricted Stock Unit Consideration on either (i) the first regulatory scheduled payroll date after the closing of the Merger or (ii) if such payroll date is scheduled for payment prior to the fifth business day after the closing of the Merger, the second regularly scheduled payroll date after the closing of the Merger.

Each Unvested RSU will be converted into the right to receive an amount in cash (without interest) equal to the Unvested RSU Consideration. The Unvested RSU Consideration will be subject to the same vesting terms and conditions applicable to the Unvested RSU immediately prior to the Effective Time, including the same vesting restrictions and continued service requirements, and payment of the Unvested RSU Consideration will be made on the vesting dates applicable to the Unvested RSU immediately prior to the Effective Time.

Effective immediately prior to the Effective Time, the performance-based vesting of each Performance-Based RSU will be accelerated in full with all performance conditions being deemed achieved at 100% and each such Performance-Based RSU will be converted into the right to receive an amount in cash (without interest) equal to the Performance-Based RSU Consideration. The Performance-Based RSU Consideration will be subject to the same time-based vesting terms and conditions applicable to the Performance-Based RSU immediately prior to the Effective Time and will be paid on the same time-based vesting dates applicable to such Performance-Based RSU immediately prior to the Effective Time.

Treatment of Purchase Rights under the Employee Stock Purchase Plan

Pursuant to the Merger Agreement, the Company will not establish any new offering period under the Company ESPP and the Company will take all action necessary so that (i) any offering period and purchase period (or similar period during which shares may be purchased) underway as of the date of the Merger Agreement under the Company ESPP is terminated as of the Final Exercise Date; (ii) any pro-rata adjustments that may be necessary to reflect any shortened offering period or purchase period (or similar period) are made and so that any such shortened offering period or purchase period (or similar period) is treated as a fully effective and completed offering period or purchase period, as applicable, for all purposes under the Company ESPP; (iii) each participant’s shares purchase right under the Company ESPP outstanding as of the Final Exercise Date are exercised as of the Final Exercise Date; (iv) no further offering periods or purchase periods (or similar periods during which shares may be purchased) will commence under the Company ESPP on or after the date of the Merger Agreement; (v) no participant in the Company ESPP may increase the rate of his or her contributions to the Company ESPP on or after the date of the Merger Agreement; (vi) no individual who is not participating in the Company ESPP as of the date of the Merger Agreement may commence participation in the Company ESPP on or after the date of the Merger Agreement; and (vii) the Company ESPP is terminated as of the Final Exercise Date, provided, however, that termination of the Company ESPP will be subject to the consummation of the Merger.

Potential Payments Upon Termination or Change-in-Control

Change-of-Control Employment Agreements

Messrs. Tacelli and Gallenberger are, individually, party to a Change-of-Control Employment Agreement with the Company, originally entered into in 1998 and 2000, respectively. Each agreement has a three-year term that extends for one year upon the anniversary date of the agreement unless a notice not to extend is given by us. Under each of the Change-of-Control Employment Agreements, if a “change of control” (as defined in the agreement and which includes the Merger) of the Company occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. Each agreement provides generally that the applicable executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control of the Company. If we terminate the executive’s employment other than for “cause,” death or “disability” or if the executive terminates for “good reason” (as such terms are defined in the agreement) during such three-year period or for any reason during the 30-day period following the first anniversary of the change of control (or upon certain terminations prior to a change of control or in connection with or in anticipation of a change of control), the executive is entitled to receive the following severance compensation:

•	a lump sum cash payment paid within 30 days of termination equal to the sum of (a) our accrued obligations through the date of termination for base pay and prorated bonus based upon the higher of (i) the annual variable incentive compensation paid for the most recently completed fiscal year after the change of control or (ii) the average of the annual variable incentive compensation paid for the two of the last three full fiscal years prior to the change of control in which such amounts were the highest (the “Highest Annual Bonus”) and (b) an amount equal to one or two times the executive’s then base salary plus the Highest Annual Bonus;

•	continued health benefits for two years; and

•	outplacement services through the end of the second calendar year following the year in which the executive’s termination occurs, up to a maximum cost to the Company of $30,000.

Under the Change-of-Control Employment Agreements, we have also agreed to reimburse the executive for any excise tax due on any severance compensation (whether under the Change-of-Control Employment Agreements or otherwise), including any additional federal, state and local income tax consequences, as a result thereof.

For purposes of the Change-of-Control Employment Agreements, “cause” means the occurrence of any of the following, as determined in good faith by the applicable executive:

•	the willful and continued failure of the executive to perform substantially the executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the executive has not substantially performed the executive’s duties, or;

•	the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

No act or failure to act, on the part of the executive, will be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of the Company. The cessation of employment of the executive shall not be deemed to be for cause unless and until there shall have been delivered to the executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the executive and the executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the executive is guilty of the conduct described above, and specifying the particulars thereof in detail.

For purposes of the Change-of-Control Employment Agreements, “good reason” means the occurrence of any of the following, as determined in good faith by the applicable executive:

•	the assignment to the executive of any duties inconsistent in any respect with the executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

•	any failure by the Company to comply with any of the provisions of the agreement setting forth the executive’s compensation, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

•	the Company’s requiring the executive to be based at any office or location other than as provided in the agreement or the Company’s requiring the executive to travel on Company business to a substantially greater extent than required immediately prior to the date a change of control occurs;

•	any purported termination by the Company of the executive’s employment otherwise than as expressly permitted by the agreement; or

•	any failure by the Company to comply with and satisfy the provision of the agreement requiring any successor to assume the agreement.

For purposes of the Change-of-Control Employment Agreements, “Change of Control” is generally defined as any of the following:

•	the acquisition by a person or group of 20% or more of our outstanding stock;

•	a change of a majority of the Board without approval of the Board;

•	the consummation of a reorganization, merger, consolidation or asset sale, except where our shareholders receive 50% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Board of the Company prior to the transaction and after which no shareholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or

•	the approval of a liquidation or dissolution of the Company.

Executive Employment Agreements

Messrs. Tacelli and Gallenberger are also, individually, party to an employment agreement with the Company that provides that if the executive’s employment is terminated by the Company other than for “cause,” death, or disability or by the executive for “good reason” (as such terms are defined in the agreement) at any time, the executive will be entitled to receive cash severance and continuation of health benefits, among other things, subject to the executive’s execution of a release of claims. However, in the event the executive becomes entitled to severance or benefits under his Change-of-Control Employment Agreement with the Company, the executive will no longer be entitled to the severance benefits under the terms of the executive’s employment agreement. Therefore, if Messrs. Tacelli and Gallenberger are terminated by the Company other than for “cause”, death or “disability” or by the executive for “good reason”, or for any other reason solely during the 30-day period following the first anniversary of the assumed date of the completion of the Merger (July 10, 2017) (or upon certain terminations prior to the Merger or in connection with or in anticipation of the Merger), the executive will not be entitled to receive severance benefits under the terms of the executive’s employment agreement and, accordingly, such benefits and terms are not summarized in this Proxy Statement.

Mr. Rondé is also party to an employment agreement with our French subsidiary. Under the terms of Mr. Rondé’s employment agreement, Mr. Rondé is entitled to receive the following compensation in the event his employment is terminated by us, except in the case of his gross or willful misconduct, subject to Mr. Rondé executing and not revoking a Company provided settlement agreement:

•	a termination indemnity equal to one year of Mr. Rondé’s gross base salary, inclusive of any amount of dismissal or retirement indemnity that Mr. Rondé may otherwise be entitled to under any applicable collective bargaining agreement;

•	a pro rata portion of Mr. Rondé’s target annual incentive bonus (based on the target bonus percentage in effect as of the termination date); and

•	an amount equal to Mr. Rondé’s target annual incentive bonus (based on the target bonus percentage in effect as of the termination date).

Pursuant to the Collective Bargaining Agreement of “Metallurgie (ingenieurs et cadres),” which is applicable to all employees of our French subsidiary, if Mr. Rondé retires he may be entitled to receive a social payment from the Company. In Mr. Rondé’s case, such social payment could be an amount up to two months of his then current salary. To the extent that we are required to make the severance payments described above to Mr. Rondé, we will not be required to make the social payment under the collective bargaining agreement.

2010 Stock Plan

Our 2010 Stock Plan provides that all unvested RSUs will become vested in full if the participant is terminated without “cause” (as defined in the 2010 Stock Plan) by the Company or an acquiring or succeeding corporation within one year after a “change in control event” (as defined in the 2010 Stock Plan and which includes the Merger). In summary, “cause” is defined in the 2010 Stock Plan as (i) willful failure by the participant, which failure is not cured within 30 days of written notice to the participant from the Company, to perform his or her material responsibilities to the Company or (ii) willful misconduct by the participant which affects the business reputation of the Company, with the participant being considered to have been discharged for

“cause” if the Company determines, within 30 days after the participant’s resignation, that discharge for cause was warranted.

Exchange and Payment Procedures

Prior to the closing of the Merger, Parent will designate a U.S. bank or trust company, which we refer to as the “payment agent,” to make payments of the Per Share Merger Consideration to stockholders. At or immediately following the Effective Time, Parent will deposit or cause to be deposited with the payment agent cash sufficient to pay the aggregate Per Share Merger Consideration to stockholders.

Promptly following the Effective Time, the payment agent will send to each holder of record of shares of common stock a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for their portion of the Per Share Merger Consideration. Upon receipt of (1) surrendered certificates (or affidavits of loss in lieu thereof) or book-entry shares representing shares of common stock; and (2) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive their portion of the Per Share Merger Consideration in exchange therefor. The amount of any Per Share Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.

If any cash deposited with the payment agent is not claimed within nine months following the Effective Time, such cash will be delivered to the Surviving Corporation, upon demand, and any holders of common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation, as general creditor for payment of the Per Share Merger Consideration.

The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. In the event any certificates have been lost, stolen or destroyed, then before such stockholder will be entitled to receive the Per Share Merger consideration, such stockholder will have to make an affidavit of the loss, theft or destruction, and if required by Parent or the payment agent, deliver a bond in such amount as Parent or the payment agent may direct as indemnity against any claim that may be made against it with respect to such certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to the Company, a material adverse effect on (a) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Merger Agreement, or (b) the business, operations, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following will be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

•	general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

•	conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	conditions (or changes in such conditions) in the industries in which the Company and its subsidiaries conduct business;

•	political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war (whether or not declared), sabotage, military action or terrorism (including any escalation or general worsening of any such acts of war (whether or not declared), sabotage military action or terrorism) in the United States or any other country or region in the world;

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•	changes in law or other legal or regulatory conditions (or the interpretation thereof by a governmental authority) or changes in GAAP or other accounting standards (or the interpretation thereof by a governmental authority);

•	the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby, including (A) the identity of, or the effect of any fact or circumstance relating to, Parent or any of its or their Affiliates, (B) the loss or departure of officers or other employees of the Company or any of its subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners of the Company, and (D) any other negative development (or potential negative development) in the Company’s or any of its subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners, in each case of subclauses (A) through (D), to the extent resulting from such announcement or pendency (except that this clause will not apply with respect to any of the representations and warranties contained in the Merger Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby);

•	any actions taken or failure to take action, in each case, by the Company or its subsidiaries at Parent’s written request or otherwise as required in order to comply with the Merger Agreement;

•	changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures are otherwise excepted from this definition); and

•	any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company or its directors for breaches of fiduciary duties or as class action claims arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, to the extent that any condition or situation described in any of the first six items described in the above bullet points has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, in comparison to other companies operating in the industries in which the Company and its subsidiaries operate that is affected by such condition or situation, they will not be excluded from a determination of whether a Company Material Adverse Effect has occurred and, in such case, the incremental disproportionate impact or impacts may be taken into account in determining whether a Company Material Adverse Effect has occurred.

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to the Company and its subsidiaries;

•	the Company’s corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the necessary vote of stockholders in connection with the Merger Agreement;

•	the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws to the Company or its subsidiaries or the resulting creation of any lien upon the Company’s assets due to the performance of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the capital structure of the Company and its subsidiaries;

•	the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of the Company’s securities;

•	the accuracy and required filings of the Company’s and its subsidiaries’ SEC filings and financial statements;

•	the Company’s disclosure controls and procedures;

•	the Company’s internal accounting controls and procedures;

•	the absence of specified undisclosed liabilities;

•	the conduct of the business of the Company and its subsidiaries in the ordinary course consistent with past practice and the absence of a Company Material Adverse Effect, in each case since January 31, 2017;

•	the existence and enforceability of specified categories of the Company’s and its subsidiaries’ material contracts, and any notices with respect to violation or breach of or default thereunder or intention to terminate or modify those material contracts;

•	the Company’s contracts with governmental authorities and export control matters;

•	real property owned, leased or subleased by the Company and its subsidiaries;

•	personal property of the Company and its subsidiaries;

•	trademarks, patents, copyrights and other intellectual property matters;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	the Company’s and its subsidiaries’ compliance with laws and possession of necessary permits;

•	compliance with the anti-bribery laws;

•	environmental matters;

•	legal proceedings and orders;

•	insurance matters;

•	absence of any transactions, relations or understandings between the Company or any of its subsidiaries and any affiliate or related person;

•	payment of fees to brokers in connection with the Merger Agreement;

•	the rendering of Cowen’s fairness opinion to the Board;

•	the Company’s and its subsidiaries’ major customers and suppliers;

•	product defect and warranty matters;

•	the accuracy of information to be provided in the proxy statement;

•	the absence of a shareholder rights plan; and

•	the inapplicability of anti-takeover statutes to the Merger.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

•	Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the absence of any conflict, violation or material alteration of any organizational documents, or applicable laws due to the performance of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the absence of litigation;

•	ownership of the Company’s capital stock by Parent and Merger Sub;

•	matters with respect to Parent’s and Merger Sub’s financing and sufficiency of funds;

•	the solvency of Parent and the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement;

•	payment of fees to brokers in connection with the Merger Agreement;

•	the operations of Merger Sub; and

•	the accuracy of information supplied by Parent and Merger Sub for inclusion in this proxy statement.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as: (1) expressly contemplated by the Merger Agreement or required by law; (2) as disclosed in the confidential disclosure letter to the Merger Agreement; or (3) approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the signing of the Merger Agreement and the earlier to occur of the termination of the Merger Agreement or the Effective Time, the Company will, and will cause each of its subsidiaries to:

•	subject to the restrictions and exceptions in the Merger Agreement, carry on its business in the ordinary course consistent with past practice;

•	use its commercially reasonable efforts, consistent with past practices and policies, to (a) keep available the services of its officers and key employees and consultants, (b) preserve its goodwill and current relationships with customers, suppliers, and others with whom it has material business relations and (c) preserve substantially intact its business organization.

In addition, the Company has also agreed that, except as (i) expressly contemplated by the Merger Agreement or required by law; (ii) disclosed in the confidential disclosure letter to the Merger Agreement; or (iii) approved in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed), and subject to certain qualifications and exceptions as set forth in the Merger Agreement, during the period of time between the date of the signing of the Merger Agreement and the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company will not, and will cause each of its subsidiaries not to, among other things:

•	amend the organizational documents of the Company or any of its subsidiaries;

•	grant, issue or announce any equity incentive awards under any employee plan or otherwise, except for (A) the issuance of shares upon the vesting of Company RSUs or in accordance with the Company ESPP and (B) any grant, issuance or announcement of Company RSUs made to employees of the Company or any of its subsidiaries or members of the Board commensurate with such individual’s position with the Company or such subsidiary or on the Board, in the ordinary course of business and subject to certain specified qualifications;

•	(A) enter into or materially amend any employee benefit plan; (B) grant, pay, or enter into any arrangement for any new or additional bonus compensation, whether linked to retention, completion of the Merger or otherwise (excluding the existing performance-based bonus programs which may be operated in the ordinary course of business consistent with past practice; provided that any such existing programs must be paid in accordance with plan metrics and may not be paid at a discretionary level above actual achievement); (C) grant any material severance benefits; or (D) accelerate the vesting of any material compensation or material benefits;

•	liquidate, dissolve or reorganize the Company or any subsidiary, or adopt a plan to do so;

•	(A) acquire by merger, consolidation or acquisition of stock or assets, any other person or entity or any material equity interest therein or any material portion of the assets of any other person, in each case, for a purchase price in excess of $1,000,000 or (B) sell, lease, license (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), transfer, abandon or otherwise dispose of any material properties or assets of the Company or its subsidiaries, other than pursuant to contracts in effect prior to the date of the Merger Agreement and in connection with the receipt of certain regulatory approvals;

•	declare, set aside or pay any dividend or other distribution in respect of shares of the Company’s or any subsidiary’s capital stock, or make any other actual, constructive or deemed distribution in respect of shares of the Company’s capital stock (other than dividends paid by a direct or indirect wholly-owned subsidiary of the Company to the Company or another direct or indirect wholly-owned subsidiary of the Company);

•	authorize for issuance, issue, sell, grant, transfer, deliver or otherwise dispose of, pledge, encumber or subject to any lien, any capital stock of the Company or any of its subsidiaries;

•	directly or indirectly repurchase, redeem or otherwise acquire any capital stock of the Company or any of its subsidiaries, except for (A) forfeiture or redemptions of capital stock of the Company pursuant to the terms and conditions in effect on the date of the Merger Agreement of Company RSUs outstanding as of the date of the Merger Agreement and (B) in connection with tax withholdings and exercise price settlements upon the vesting of Company RSUs;

•	split, combine, subdivide or reclassify any shares of capital stock of the Company or any of its subsidiaries;

•	except as may be required by applicable law or the terms of any employee benefit plan as in effect on the date of the Merger Agreement: (A) enter into, adopt, amend, modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, equity-based compensation, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, retention, change in control, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any member of the board of directors, officer, employee or independent contractor or any other employee benefit plan in any manner, other than such arrangements that are pursuant to any plan or arrangement as in effect as of the date of the Merger Agreement or entered into in the ordinary course of business consistent with past practice in connection with the hiring or promotion of any employee who is not or will not be a director or officer and who has an aggregate annual compensation that is not in excess of $200,000; (B) (1) increase the salaries, bonuses, severance, termination, retention or change in control pay or other compensation (including equity-based compensation) or benefits payable or to become payable, other than such arrangements that are pursuant to any plan or arrangement as in effect as of the date of the Merger Agreement, (2) pay any special bonus or special remuneration (including payment of any benefit to any member of the Board or officer of the Company that is not required to be so paid by any plan or arrangement as in effect as of the date of the Merger Agreement), or (3) pay or agree to pay any material benefit, in each case of (1), (2), and (3), to any current or former director or officer or any employee or independent contractor who has received or who is expected to receive aggregate annual compensation in excess of $200,000; (C) terminate, promote or change the title of any director or officer (retroactively or otherwise) or any individual who would be a director or officer following the promotion or change in title; or (D) enter into, adopt, amend, modify or terminate any material agreement with respect to any labor dispute, organizing activity or proceeding, or any lockouts, slowdowns, strikes or work stoppages, or threats of any thereof, including any collective bargaining agreement;

•	hire or make an offer to hire, or promote any director, officer, employee or independent contractor of the Company who has an aggregate annual compensation in excess of $200,000, other than pursuant to any arrangement in effect as of the date of the Merger Agreement;

•	commence, settle or compromise any legal proceeding except for the settlement not more than $250,000 individually or $500,000 in the aggregate, in each case, net of insurance recoveries, that is in the ordinary course of business and does not include any obligation (other than the payment of money that is fully paid by insurance) to be performed by the Company or its subsidiaries or an admission of wrongdoing by the Company or any of its subsidiaries, or waive any material claims or rights;

•	change accounting principles or practices;

•	write up, write down or write off the book value of any assets other than in the ordinary course of business or as may be required by GAAP;

•	make, change or revoke any material tax election, settle or compromise any income or other tax liability in excess of $300,000, amend any material tax return, adopt or change any tax accounting period, waive or surrender any right to claim a material tax refund or consent to any extension or waiver of any limitation period with respect to any material claim or assessment for taxes;

•	subject to certain exceptions, enter into or renew material contracts (or amend the terms of any material contract);

•	other than in the ordinary course of business, grant any person any license or sublicense with respect to material intellectual property; assign or transfer to any third person any material intellectual property; abandon certain material intellectual property rights; acquire or license any material intellectual property; or enter into any agreement or modify or amend any existing agreement with respect to the development of intellectual property with a third person;

•	grant any security interest in any property or asset of the Company or any of its subsidiaries;

•	incur any capital expenditure in any fiscal quarter in excess of $2,000,000 in the aggregate;

•	renew or enter into any non-compete, exclusivity or similar contract that would restrict, curtail or limit in any material respect, the ability of the Company or its subsidiaries to compete or conduct activities in any geographic area or line of business, or with any person;

•	terminate or let lapse any material insurance policies;

•	enter into any binding agreement or arrangement with respect to any joint venture, joint development, strategic partnership or alliance that is material to the business of the Company and any of its subsidiaries taken as a whole; or

•	enter into agreements to do any of the foregoing.

Go-Shop Period; Alternative Acquisition Proposals

Go-Shop Period

Notwithstanding the below, from the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. (New York City time) on May 12, 2017 (the “Go-Shop Period End Date”), the Company and its subsidiaries and their respective representatives are permitted to:

•	Take any action to initiate, solicit, induce and encourage, facilitate and assist with, whether publicly or otherwise, any acquisition proposals (as defined below) (or any inquiries or the making of any proposals, expressions of interest or other offers or attempts that could reasonably be expected to lead to an acquisition proposal);

•	Provide access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries pursuant to (but only pursuant to) certain permitted confidentiality agreements; or

•	Enter into, participate or engage in, and maintain discussions, communications or negotiations with respect to any acquisition proposal (or any inquiries or the making of any proposals, expressions of interest or other offers or attempts that could reasonably be expected to lead to an acquisition proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions, communications or negotiations.

Xcerra will promptly (and in any event within twenty-four (24) hours) following the Go-Shop Period End Date provide Parent a list of each person or group from whom the Company or any of its subsidiaries or any of their respective representatives has received a bona fide written acquisition proposal after the date of the Merger Agreement and on or prior to the Go-Shop Period End Date that satisfies certain requirements enumerated in the Merger Agreement (each an “Excluded Party”), including the identity of each Excluded Party.

On and after May 13, 2017, Xcerra will promptly notify Parent in writing if the Company or any of its subsidiaries or their respective representatives receives, including from an Excluded Party, any (i) acquisition proposal, (ii) any request for information or access to the business, properties, assets, books, records or personnel of the Company or any of its subsidiaries that could reasonably be expected to lead to an acquisition proposal or (iii) any inquiry with respect to, or which could reasonably be expected to lead to, an acquisition proposal. For the avoidance of doubt, at any time after May 13, 2017, Xcerra may continue to engage in the activities described in this section, and the restrictions under the heading “Acquisition Proposals” below will not apply to, any Excluded Party (but only for so long as such person or group is an Excluded Party), including with respect to any amended or modified acquisition proposal submitted by any Excluded Party following May 13, 2017.

During the go-shop period, at the direction and under the supervision of the Board and members of the Company’s management, representatives of Cowen contacted parties that, in the view of the Board might be capable of, and might be interested in pursuing an acquisition with the Company. During the go-shop period, one party (“Party I”) executed a confidentiality agreement and was granted access to certain non-public information regarding the Company. On April 14, 2017, Party I indicated to members of the Company’s management that Party I was not interested in pursuing a strategic transaction involving the Company. No other party submitted an alternative acquisition proposal to the Company during the go-shop period.

Acquisition Proposals

Except as may relate to an Excluded Party (but only for so long as such person is an Excluded Party), upon May 13, 2017, the Company and its subsidiaries and their respective representatives are required to cease any activities described in the immediately preceding section under the heading “Go-Shop Period” and, from May 13, 2017, until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company has agreed not to, and to cause its subsidiaries and its and their respective representatives not to:

•	solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal;

•	furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its subsidiaries, or afford to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case with respect to, or with the intent to induce, encourage, facilitate or assist in the making, submission or announcement of an acquisition proposal or the making of an inquiry or proposal that would reasonably be expected to lead to an acquisition proposal;

•	enter into, continue or otherwise participate or engage in discussions or negotiations with any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) with respect to, or with the intent to induce, encourage, facilitate or assist in the making, submission or announcement of, an acquisition proposal or any inquiries, proposal or offer that would reasonably be expected to lead to an acquisition proposal;

•	agree to, approve, endorse, recommend or consummate any acquisition proposal or enter into any letter of intent, memorandum of understanding, agreement in principle or similar document, or any contract contemplating or otherwise relating to an acquisition transaction, other than certain permitted confidentiality agreements; or

•	grant any waiver or release under any standstill or similar agreement with respect to any equity securities of the Company or any of its subsidiaries or their respective assets or properties.

Notwithstanding the restrictions described above, prior to the adoption of the Merger Agreement by the Company’s stockholders, if the Board receives from any person a bona fide, written and unsolicited acquisition proposal not involving a breach of the Merger Agreement, then the Board may provide information to, and engage or participate in negotiations or substantive discussions with, such person regarding an acquisition proposal if the Board determines in good faith after consultation with its financial advisor and its outside legal counsel that such proposal is a superior proposal (as defined below) or would reasonably be expected to lead to a superior proposal; provided that (1) the Board and/or any authorized committee thereof has determined in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties and (2) the Company gives Parent prior written notice of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such person.

For purposes of this proxy statement and the Merger Agreement:

“Acquisition proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an acquisition transaction.

“Acquisition transaction” means any transaction or series of related transactions (other than the Merger) involving:

(1)	any direct or indirect purchase or other acquisition by any person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other person(s), of shares of the Company’s capital stock representing more than 20% of the shares of the Company’s capital stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such person or “group” beneficially owning more than 20% of the shares of the Company’s capital stock outstanding after giving effect to the consummation of such purchase or acquisition;

(2)	any direct or indirect purchase or other acquisition by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than 20% of the consolidated assets of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition);

(3)	any merger, consolidation, business combination or other similar transaction involving the Company pursuant to which any person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company’s stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of the Company’s capital stock representing more than 20% of the shares of the Company’s capital stock outstanding after giving effect to the consummation of such transaction; or

(4)	a liquidation, dissolution or other winding up of the Company.

“Superior proposal” means any bona fide written acquisition proposal for an acquisition transaction, not resulting from a breach of the Company’s non-solicitation obligations under the Merger Agreement, which the Board will have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal, financial and regulatory aspects of such acquisition proposal and the likelihood of consummation of such acquisition transaction, is reasonably capable of being consummated on a timely basis and would be more favorable from a financial point of view to the Company’s stockholders (in their capacity as such) than the Merger and the failure of the Board to approve or recommend such acquisition proposal would be inconsistent with the directors’ fiduciary duties, after taking into account any written offers made by Parent in accordance with the terms of the Merger Agreement to modify the terms or conditions of the Merger Agreement; provided, however, that for purposes of the reference to an “acquisition proposal” in this definition of a “superior proposal,” all references to “more than twenty percent (20%)” in the definition of “acquisition transaction” will be deemed to be references to “a majority.”

The Board’s Recommendation; Company Board Recommendation Change

As described above, and subject to the provisions described below, the Board has made the recommendation that the holders of shares of common stock vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board will not effect a company board recommendation change except as described below.

Prior to the adoption of the Merger Agreement by stockholders, the Board may not (with any action described in the following being referred to as a “company board recommendation change”):

•	withhold, withdraw, qualify, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent, the company board recommendation;

•	approve, endorse or recommend, or publicly propose to approve, endorse or recommend, an acquisition proposal;

•	fail to include the company board recommendation in the proxy statement;

•	fail to publicly recommend against acceptance of any tender offer or exchange offer for shares of the Company’s capital stock within ten business days after the commencement of such offer; or

•	fail to publicly reaffirm the board recommendation following any acquisition proposal having been publicly made, proposed or communicated (and not publicly withdrawn) within ten business days after Parent so requests in writing.

The Board may only effect a company board recommendation change for an intervening event if the Board determines (after consultation with its outside legal counsel) that the failure to effect a company board recommendation change in response to such intervening event would be inconsistent with its fiduciary duties, and:

•	the Company has provided prior written notice to Parent, which notice will include the reason (in reasonable detail) for such company board recommendation change; and

•	if requested by Parent, the Company has, during the period beginning on the date of delivery of written notice of an intervening event and ending on the fifth business day following such delivery date, made its representatives available to discuss the intervening event with Parent’s representatives and negotiated with Parent in good faith (to the extent that Parent desires to so negotiate) to make modifications to the terms and conditions of the Merger Agreement so that the Board (or a committee thereof) no longer determines that the failure to make a company board recommendation change in response to such intervening event would be inconsistent with its fiduciary obligations pursuant to applicable law.

In addition, the Board may only effect a company board recommendation change in response to a bona fide acquisition proposal that the Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a superior proposal if:

•	the bona fide written acquisition proposal was not solicited in violation of the Company’s non-solicitation obligations under the Merger Agreement;

•	the Board has determined in good faith (after consultation with its outside legal counsel) that the failure to effect a company board recommendation change would be inconsistent with its fiduciary duties;

•	the Company has provided prior written notice to Parent of the superior proposal, which notice will include the terms and conditions of, and the identity of the person making, such superior proposal and a copy of the proposed agreement under which such superior proposal is proposed to consummated and any other material transaction documents, and the Company has provided new written notice to Parent with respect to any amendment to the material terms of such superior proposal;

•	if requested by Parent, the Company has made its representatives available to discuss with Parent’s representatives any proposed modifications to the terms and conditions of the Merger Agreement during the period beginning as soon as practicable on the day of delivery by the Company to Parent of the superior proposal notice or superior proposal amendment notice, as applicable, and ending on the fifth business day following the day of such delivery or, in the case of a superior proposal amendment notice, the third business day following the day of such delivery;

•	the Company has, during the five business day or such additional three business day notice period described above, as applicable, negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that such acquisition proposal would cease to constitute a superior proposal;

•

if Parent will have delivered to the Company during such five business day or such additional three business day period described above, as applicable, a written offer to modify the terms of the Merger Agreement, the Board (or a committee thereof) will have determined in good faith, after considering the terms of such offer by Parent, that the superior proposal giving rise to such superior proposal notice or superior proposal amendment notice, as applicable, still constitutes a superior proposal and the failure to make a company board recommendation change would be inconsistent with the Board’s fiduciary duties; and

•	the Company will have paid, or caused the payment of, the applicable termination fee pursuant to the Merger Agreement.

For purposes of this proxy statement and the Merger Agreement, an “intervening event” means any circumstance, event, change, development, occurrence, state of facts, condition or effect occurring or arising after the date of the Merger Agreement (other than and not related to an acquisition proposal) that was neither known to nor reasonably foreseeable by the Board on or prior to the date of the Merger Agreement and that is material to the Company and its subsidiaries, taken as a whole; provided that none of the following (whether alone or in combination) will constitute or be deemed to contribute to an intervening event: (i) changes in the Company’s stock price or the trading volume of the Company’s stock (though the underlying causes of such changes that are not otherwise excluded from the definition of “intervening event” may be taken into account); (ii) the fact, in and of itself, that the Company meets or exceeds any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (though the underlying causes of such performance that are not otherwise excluded from the definition of “intervening event” may be taken into account); (iii) the fact, in and of itself, that the Company meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (though the underlying causes of such performance that are not otherwise excluded from the definition of “intervening event” may be taken into account); (iv) any events, changes or circumstances relating to Parent or any of its affiliates; and (v) any events, changes or circumstances relating to the launch of any new products or services by the Company or any of its subsidiaries.

Employee Benefits

Parent has agreed to cause the Surviving Corporation to honor the terms of certain of the Company’s benefit plans for a period of one year following the Effective Time, except that the Surviving Corporation may amend or terminate such plans in accordance with their terms or if required by applicable law. For a period of one year following the Effective Time, all employees of the Company who remain employed by the Surviving Corporation following the Merger, which we refer to as “continuing employees,” will be provided employee benefits that are no less favorable in the aggregate than such employee benefits provided to the continuing employees immediately prior to the Effective Time (any such employee benefit plans other than equity-based benefits and individual employment agreements are referred to in this proxy statement as “Company Plans”). Base salary, bonus opportunity or regular wages as of immediately prior to the Effective Time will not be decreased for a period of one year following the Effective Time for any continuing employees.

The Surviving Corporation will (and Parent will cause the Surviving Corporation to) use reasonable best efforts to cause to be granted to any continuing employee credit under the Company Plans in which the continuing employee participates after the Merger for all service with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation, sick time or paid time off accrual and severance pay entitlement). However, such service need not be credited to the extent that it would result in duplication of coverage or benefits.

In addition, to the extent commercially reasonable (i) each continuing employee will be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its subsidiaries other than the Company Plans (which we refer to as “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such continuing employee participates immediately before the Effective Time (which we refer to as “Old

Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any continuing employee, the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such continuing employee and his or her covered dependents to the extent it would have been waived under the comparable Old Plan, and the Surviving Corporation will cause any eligible expenses incurred by such continuing employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such continuing employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) the Surviving Corporation will credit the accounts of such continuing employee under any New Plan which is a flexible spending plan with any unused balance in the account of such continuing employee under the applicable Company Plan. Any vacation or paid time off accrued but unused by a continuing employee as of immediately prior to the Effective Time will be credited to such continuing employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and will not limit future accruals.

Financing

Xcerra has agreed that it will, and will cause its subsidiaries to, use its reasonable best efforts to cause its and their respective representatives to, use reasonable best efforts to cooperate with Parent in connection with the arrangement of any third-party debt or equity financing as may be reasonably requested by Parent, subject to certain exceptions described below. The receipt of such debt financing and equity financing are not conditions to the Merger.

Such cooperation will include, without limitation:

•	participating in a reasonable number of calls and meetings with Parent’s financing sources (including participation of Xcerra’s senior management, officers and advisers);

•	furnishing to Parent, Merger Sub and Parent’s financing sources, and their respective representatives, financial and other pertinent information regarding the Company and its subsidiaries as (i) may be reasonably requested by Parent, (ii) is reasonably available to the Company at such time or that the Company has produced prior to the date of the Merger Agreement in the ordinary course of business (and in accordance with the timeframe in which such information has been produced) and (iii) is customarily needed for financings of the type contemplated by the Commitment Letters and related financing documents; provided, that the Company will have satisfied its obligation if the Company will have used its reasonable efforts to comply with such obligations; and provided further that nothing contained in the Merger Agreement will require the Company to furnish to Parent or any other person any pro forma financial statements or any adjustments, estimates, projection, forecasts or other information in connection with the preparation of financial statements;

•	assisting with the preparation of bank information memoranda, business projections and similar documents required in connection with the financing;

•	using reasonable best efforts to cooperate with and assist Parent or Merger Sub in obtaining consents to the use of legal opinions, or other documentation and items required by Parent’s financing sources;

•	executing and delivering, as of the Effective Time, any definitive financing documents as may be reasonably determined by Parent to be necessary in order to consummate any financing;

•	taking all actions reasonably necessary to permit the financing sources to conduct audit examinations, appraisals and other evaluations with respect to the Company’s and its subsidiaries’ current assets and other collateral;

•	providing all documentation reasonably requested at least ten business days prior to the closing of the Merger and required by applicable “know your customer,” anti-money laundering, anti-terrorism, foreign corrupt practices and similar laws, rules and regulations; and

•	using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any subsidiary of the Company is a party to the extent required by the financing sources

However, nothing described in this section of the proxy statement will require cooperation to the extent it would:

•	unreasonably interfere with the ongoing operations of the Company or its subsidiaries;

•	require the Company or any of its subsidiaries to waive or amend the terms of the Merger Agreement or pay any commitment or other similar fee or incur or assume any other liability or obligation in connection with the financing, in each case, prior to the Effective Time;

•	require the Company or any of its subsidiaries to authorize, execute or perform any agreement with respect to the financing, in each case, prior to the Effective Time;

•	(A) contravene any applicable law or the organizational documents of the Company or any of its subsidiaries or require the Company or any of its subsidiaries to disclose information subject to any attorney-client, attorney work product or other legal privilege, (B) cause any covenant, representation or warranty in the Merger Agreement to be breached by the Company or any of its subsidiaries or (C) cause any representative of the Company or any of its subsidiaries to incur or potentially incur any personal liability;

•	require the Company or any of its subsidiaries to deliver or cause to be delivered any financial information in a form not customarily prepared by the Company or with respect to a month or fiscal period that has not yet ended or has ended less than 45 days prior to the date of such request (or 90 days with respect to a fiscal-year end); or

•	require the Company, any of its subsidiaries, or any person who is an officer or director of the Company or any of its subsidiaries to pass resolutions or consents to approve or authorize the execution of the financing or deliver any certificate, instrument or document in connection with the financing that is effective prior to the closing of the Merger.

In addition, Parent will promptly, upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the Company’s, its subsidiaries’ or their respective representatives’ obligations under the Merger Agreement with respect to the financing. Parent will also indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by them in connection with the financing, the arrangement of the financing, the performance of their obligations under the Merger Agreement with respect to the financing and any information utilized in connection with the financing, except to the extent suffered or incurred as a result of (1) any inaccurate or misleading financial information relating to the Company and its subsidiaries provided by the Company in writing specifically for use in connection with the financing and (2) the fraud, bad faith or willful breach by the Company or any of its subsidiaries of its obligations under the Merger Agreement with respect to the financing.

Efforts to Close the Merger

Subject to the exceptions set forth in the following paragraph, under the Merger Agreement, Parent, Merger Sub and the Company agree to use reasonable best efforts to take all actions and assist and cooperate with the other parties, in each case as necessary, proper and advisable pursuant to applicable law or otherwise to consummate the Merger.

Notwithstanding the foregoing, in connection with obtaining HSR antitrust clearance, none of Parent, Merger Sub or the Company is required to agree to any term or take any action that (i) is not conditioned upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement or (ii) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Moreover, in connection with obtaining CFIUS approval, Parent and Merger Sub are not obligation to take any mitigation steps that (a) would reasonably be expected to be materially adverse to the business or financial condition of the Company or its subsidiaries, including any steps that would adversely affect the LTX-Credence and/or ECT businesses or material product lines in any material respect, (b) would reasonably be expected to reduce the reasonably expected benefits of the Merger to Parent or its affiliates in an amount that is financially material relative to the value of the Company and its subsidiaries or (c) are set forth on a confidential schedule agreed between the parties.

Indemnification and Insurance

The Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) honor and fulfill in all respects the obligations of the Company and its subsidiaries under (i) any and all indemnification agreements between the Company or any of its subsidiaries and (x) any of their respective current or former directors and officers as of the date of the Merger Agreement pursuant to the terms of such agreements as in effect as of the date of the Merger Agreement and (y) any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time and executes an indemnification agreement on terms no less favorable to the Company and no more favorable to such person than the current form of indemnification agreement with its directors that has been made available to Parent and (ii) any and all indemnification, expense advancement and exculpation provisions in any articles of organization or bylaws or comparable organizational document of the Company or any of its subsidiaries in effect on the date of the Merger Agreement, in each case until the sixth anniversary of the Effective Time.

The Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to), for a period of six years from the Effective Time, cause the articles of organization, bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation, advancement of expenses and limitation of director and officer liability that are at least as favorable to the current or former directors and officers of the Company and its subsidiaries as those set forth in the Company’s and its subsidiaries’ organizational documents as of the date of the Merger Agreement. The Surviving Corporation and its subsidiaries will not, for a period of six years from the Effective Time, amend, repeal or otherwise modify such provisions in the organizational documents in any manner that would adversely affect the rights of the current or former directors and officers of the Company and its subsidiaries.

The Merger Agreement also provides that, prior to the Effective Time, the Company will purchase a six year prepaid “tail” policy on the Company’s current officers and directors liability insurance, provided that the Company will not pay, and Parent and the Surviving Corporation will not be obligated to pay, annual premiums in excess of 300% of the amount paid by the Company for such coverage for its last full fiscal year. The Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect. The “tail” policy will cover claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated in the Merger Agreement.

Other Covenants

Stockholders Meeting

The Company has agreed to establish a record date for, call, give notice of, convene and hold a special meeting of the Company’s stockholders as promptly as practicable after the date of the Merger Agreement for the purpose of voting upon the adoption of the Merger Agreement and approval of the Merger.

Stockholder Litigation

The Company will: (1) provide Parent with prompt notice of all stockholder litigation relating to the Merger Agreement; (2) keep Parent reasonably informed with respect to the status thereof; (3) give Parent the opportunity to participate in the defense or any settlement of any such litigation; and (4) consider Parent’s views with respect to the any such litigation. The Company may not enter into any settlement agreement regarding any such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Conditions to the Closing of the Merger

The obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law), at or prior to the Effective Time, of each of the following conditions:

•	the adoption of the Merger Agreement by the requisite affirmative vote of the Company’s stockholders;

•	the (1) expiration or termination of the applicable waiting period under the HSR Act and expiration or termination of the applicable waiting period or approval by the relevant governmental authorities of the Foreign Antitrust Jurisdictions, as applicable; (2) approval by the relevant PRC governmental authorities; and (3) approval or clearance of the Merger by CFIUS, or non-action, by the President of the United States after the expiration of the period during which the President may announce a decision to take action, suspend, prohibit or place any limits on the transaction or an announcement of non-action by the President; and

•	the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority in the U.S., the PRC and certain other jurisdictions.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law), at or prior to the Effective Time, of each of the following additional conditions:

•	the representations and warranties of the Company relating to requisite stockholder approval and absence of certain changes being true and correct in all respects as of the date of the Merger Agreement and on and as of the closing date of the Merger with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period);

•	the representations and warranties of the Company relating to organization and standing, authorization and enforceability, brokers, opinion of the Company’s financial advisor, state anti-takeover statutes and shareholders’ rights plans being true and correct in all material respects as of the date of the Merger Agreement and on and as of the closing date of the Merger with the same force and effect as if made on and as of such date, except in each case for those representations and warranties which address matters only as of a particular date (which representations will be true and correct in all respects as of such particular date);

•	certain representations and warranties of the Company relating to the Company’s capitalization being true and correct in all but de minimis respects as of the date of the Merger Agreement and on and as of the closing date of the Merger with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations will have been true and correct as of such particular date);

•

the other representations and warranties of the Company set forth elsewhere in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and on and as of the closing date of the Merger with the same force and effect as if made on and as of such date (disregarding all materiality qualifications contained in such representations and warranties), except (1) for any failure to be so true and correct which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (2) for those representations and warranties which address matters only as of a particular date (which representations will have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect);

•	the Company having performed in all material respects the obligations required by the Merger Agreement to be performed by the Company at or prior to the Effective Time;

•	there not having occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

•	the receipt by Parent and Merger Sub of a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer, certifying that the conditions described in the preceding six paragraphs have been satisfied; and

•	approval by the relevant governmental authorities in Taiwan.

In addition, the obligation of the Company to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law), at or prior to the Effective Time, of each of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and on and as of the closing date of the Merger with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations will have been true and correct as of such particular date), and except for any failure to be so true and correct which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Merger Agreement, but without regard to any qualification as to materiality or material adverse effect contained therein;

•	Parent and Merger Sub having performed in all material respects all obligations required by the Merger Agreement be performed by Parent or Merger Sub prior to the Effective Time; and

•	the receipt by the Company of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized executive officer thereof, certifying that the conditions described in the preceding two paragraphs have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:

•	by mutual written agreement of the Company and Parent;

•	by either the Company or Parent if:

•	the Effective Time will not have occurred on or before December 7, 2017, which we refer to as the “termination date,” provided that, subject to certain restrictions and conditions set forth in the Merger Agreement, the termination date may be extended up to six additional months (except that the right to terminate the Merger Agreement as a result of the occurrence of the termination date will not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Merger to be consummated by such time);

•	the Company’s stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof; or

•	any applicable law or order of a governmental authority in the U.S., the PRC or certain other jurisdictions makes the Merger illegal or has the effect of prohibiting the consummation of the Merger and such order has become final and nonappealable;

•	by the Company if:

•	Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 20 days following Parent’s receipt of written notice by the Company of such breach;

•	in the event that all of the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), Parent and Merger Sub have failed to consummate the Merger on or before the date required by the Merger Agreement and the Company has thereafter confirmed in writing to Parent and Merger Sub that it is ready and able to consummate the Merger, and Parent and Merger Sub fail to consummate the Merger on the expiration of five business days of such written notice of the Company; or

•	prior to the adoption of the Merger Agreement by stockholders and so long as the Company has not violated in any material respect its obligations related to the non-solicitation of acquisition proposals and superior proposals and the Board’s recommendation, the Board will have authorized the Company to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the Merger Agreement and concurrently with the termination of the Merger Agreement, the Company enters into a definitive agreement relating to a superior proposal, subject to the Company paying to Parent a termination fee; and

•	by Parent if:

•	the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 20 days following the Company’s receipt of written notice by Parent of such breach; or

•	prior to the adoption of the Merger Agreement by the stockholders, the Board effects a company board recommendation change or the Company will have materially breached or failed to perform any of its obligations under the non-solicitation and board recommendation covenants of the Merger Agreement.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except that certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to reimbursement of expenses and indemnification.

In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between an affiliate of Parent and the Company, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fees

Termination Fee Payable by the Company

If the Merger Agreement is terminated in specified circumstances, the Company has agreed to pay Parent a termination fee of $22,800,000 (the “Company Termination Fee”).

Parent will be entitled to receive the Company Termination Fee from the Company if the Merger Agreement is terminated:

•	by Parent or the Company, in the event that (1) (x) the Merger has not been consummated by the termination date or (y) the stockholders failed to adopt the Merger Agreement at the Special Meeting or any adjournment thereof, (2) prior to any such termination of the Merger Agreement an offer or proposal for a competing acquisition transaction was publicly announced and not withdrawn and (3) the Company, within 12 months of any such termination, consummates any competing acquisition transaction or enters into a definitive agreement with respect to an acquisition proposal;

•	by Parent, in the event that the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 20 days following the Company’s receipt of written notice by Parent of such breach;

•	by Parent in the event that (1) the Board will have effected a company board recommendation change or (2) the Company will have materially breached or failed to perform any of its obligations set forth in the non-solicitation and board recommendation covenants of the Merger Agreement; or

•	by the Company, in order to enter into a definitive agreement with respect to a superior proposal; provided, that in the event the Merger Agreement is terminated by the Company in order to enter into a definitive agreement related to a superior proposal with an Excluded Party, the Company Termination Fee payable to Parent will be $14,250,000.

Termination Fee Payable by Parent

If the Merger Agreement is terminated in specified circumstances, Parent has agreed to pay the Company a reverse termination fee of $22,800,000 (the “Parent Termination Fee”).

The Company will be entitled to receive the Parent Termination Fee from Parent if the Merger Agreement is terminated:

•	by the Company, in the event that (1) all of the applicable conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), (2) Parent and Merger Sub have failed to consummate the Merger on or before the date required by the Merger Agreement, (3) the Company has thereafter irrevocably notified Parent in writing that the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) or it is prepared to waive unsatisfied conditions and is ready, willing and able to consummate the Merger, and (4) Parent and Merger Sub fail to consummate the Merger within five business days of such notice;

•	by the Company, in the event that the Parent and/or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 20 days following the Parent’s and/or Merger Sub’s receipt of written notice by Company of such breach; or

•

by Parent or the Company, (A) in the event that (1) the Merger has not been consummated by the termination date and (2) at the time of such termination, all conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) other than the condition to closing with respect to receipt of regulatory approvals from the relevant governmental authorities in the PRC, or (B) as a result of the enactment, issuance or promulgation of any law, or the issuance or grant of any order, by any governmental authority of competent jurisdiction in the PRC that has the effect of making the Merger illegal or has the effect of prohibiting the consummation of the Merger and such order has become final and nonappealable; provided, that in the event of termination of the Merger Agreement pursuant to the foregoing (A) or (B), the Parent Termination Fee payable to the Company is $14,250,000.

Payment Guarantee For Parent Termination Fee

Pursuant to the Merger Agreement, on April 11, 2017, Parent delivered to the Company a letter of guarantee (the “Letter of Guarantee”) from the Bank of Beijing Co., Ltd. (the “Bank of Beijing”) in favor of Test Solutions, (Suzhou) Co., Ltd., a wholly-owned subsidiary of the Company (“Test Solutions”), which will expire on July 7, 2018, pursuant to which, upon the termination of the Merger Agreement in circumstances requiring the payment of the Parent Termination Fee, and upon delivery of written instructions to the Bank of Beijing in accordance with the terms of the Letter of Guarantee, the Bank of Beijing will pay to Test Solutions RMB98,315,025 (equivalent to approximately $14.4 million based on the prevailing exchange rate as of July 10, 2017) in satisfaction, or partial satisfaction, as applicable, of the Parent Termination Fee.

Specific Performance

In the event of a breach or threatened breach of any covenant or obligation in the Merger Agreement, the non-breaching party will be entitled to an injunction, specific performance or other equitable relief to enforce specifically the terms and provisions of the Merger Agreement.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, the Company, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Amendment

The Merger Agreement may be amended in a writing signed by the Company, Parent and Merger Sub at any time before or after adoption of the Merger Agreement by Xcerra’s stockholders. However, after adoption of the Merger Agreement by Xcerra’s stockholders, no amendment that requires further approval by such stockholders pursuant to the Massachusetts law may be made without such approval.

Governing Law

The Merger Agreement is governed by Massachusetts law.

Dispute Resolution

Any dispute, controversy or claim arising out of or relating to the Merger Agreement or its subject matter (including a dispute regarding the existence, validity, interpretation, performance, breach or termination of the Merger Agreement or any dispute regarding any non-contractual obligations arising out of or related to the Merger Agreement) will be settled by arbitration in New York, New York administered by the International Chamber of Commerce in accordance with its Rules of Arbitration in force when the notice of arbitration is submitted.

MARKET PRICES AND DIVIDEND DATA

The Company’s common stock is listed on NASDAQ under the symbol “XCRA.” As of July 10, 2017, there were 54,267,275 shares of common stock outstanding, held by approximately 231 stockholders of record.

The following table presents the high and low intra-day sale prices of the Company’s common stock on NASDAQ during the fiscal quarters indicated:

	Common Stock Prices
	High	Low
Fiscal Year Ended July 31, 2017 — Quarter Ended
April 30, 2017	$10.01	$7.21
January 31, 2017	$7.99	$5.32
October 31, 2016	$6.22	$5.14
Fiscal Year Ended July 31, 2016 — Quarter Ended
July 31, 2016	$7.60	$5.59
April 30, 2016	$6.55	$4.93
January 31, 2016	$7.36	$5.06
October 31, 2015	$7.26	$5.77
Fiscal Year Ended July 31, 2015 — Quarter Ended
July 31, 2015	$10.45	$6.10
April 30, 2015	$10.63	$7.39
January 31, 2015	$9.34	$7.66
October 31, 2014	$10.81	$7.46
Fiscal Year Ended July 31, 2014 — Quarter Ended
July 31, 2014	$10.95	$8.40
April 30, 2014	$10.54	$8.18
January 31, 2014	$8.99	$6.04
October 31, 2013	$7.30	$4.05

On [●], 2017, the latest practicable trading day before the printing of this proxy statement, the closing price for the Company’s common stock on NASDAQ was $[●] per share. You are encouraged to obtain current market quotations for the Company’s common stock.

Following the Merger, there will be no further market for the Company’s common stock and it will be delisted from NASDAQ and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock, as of July 10, 2017, of each person or entity who we know to beneficially own 5% or more of the outstanding shares of common stock and all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable, or exercisable within 60 days of July 10, 2017, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Xcerra Corporation, 825 University Avenue, Norwood, MA 02062.

The percentages in the table below are based on 54,267,275 shares of common stock outstanding as of July 10, 2017. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted.

Name and Address of 5% Beneficial Owners, Directors and Officers	Number of Shares(1)	Percent of Total(1)
Barrow, Hanley, Mewhinney & Strauss LLC(2) 2200 Ross Avenue Dallas, TX 75201	3,639,061	6.71%

BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	3,581,060	6.60%

Nokomis Capital, LLC(4) 2305 Cedar Springs Road, Suite 420 Dallas, TX 75201	3,292,670	6.07%

Dimensional Fund Advisors, L.P.(5) 6300 Bee Cave Road Building One Austin, TX 78746	2,976,067	5.48%

David G. Tacelli(6)	614,261	1.13%
Mark J. Gallenberger(6)	433,954	*
Pascal Rondé(6)	177,000	*
Mark S. Ain(6)	102,113	*
Roger W. Blethen(6)	100,509	*
Bruce R. Wright(6)	93,870	*
Roger J. Maggs(6)	80,026	*
Jorge Titinger(6)	50,687	*
All directors and officers as a group (8 persons)(6)	1,652,440	3.05%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the numbers of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable within 60 days after July 10, 2017, are deemed outstanding. Percentage of beneficial ownership is based upon 54,267,275 shares of Common Stock outstanding as of July 10, 2017. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Xcerra Corporation, 825 University Avenue, Norwood, MA 02062.
(2)	Barrow, Hanley, Mewhinney & Strauss LLC has sole voting power with respect to 2,221,136 of the shares and sole dispositive power with respect to all of the shares. Beneficial ownership is derived from a Form 13F filed on May 12, 2017.
(3)	BlackRock, Inc. has sole voting power with respect to 3,018,978 of the shares and sole dispositive power with respect to all of the shares. Beneficial ownership is derived from a Form 13F filed on May 12, 2017.
(4)	Beneficial ownership is derived from a Form 13F filed on May 15, 2017.
(5)	Dimensional Fund Advisors, L.P. has sole voting power with respect to 2,825,803 of the shares and sole dispositive power with respect to all of the shares. Beneficial ownership is derived from a Form 13F filed on May 12, 2017.
(6)	Includes the following numbers of shares underlying RSUs that vest within 60 days after July 10, 2017: Mr. Tacelli (140,000 shares); Mr. Gallenberger (87,500 shares); and Mr. Rondé (39,500 shares). No RSUs issued to non-employee directors vest within 60 days of July 10, 2017.
*	Less than 1%

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, the Company will have no public stockholders and there will be no public participation in any future meetings of stockholders of the Company. However, if the Merger is not completed, the Company’s stockholders will continue to be entitled to attend and participate in stockholder meetings.

In light of the execution of the Merger Agreement, the Company does not currently expect to hold an annual meeting of stockholders in 2017.

Proposals of stockholders that are intended for inclusion in our proxy statement relating to our annual meeting in 2017, if held, must be received by us at our offices at 825 University Avenue, Norwood, Massachusetts 02062, Attention: Corporate Secretary, no later than the close of business on the date that is 120 calendar days before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials. Proposals of stockholders that are intended for inclusion in our proxy statement relating to our annual meeting in 2017 must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting.

Provided we do not change our meeting date for the annual meeting in 2017, if held, notices of stockholder proposals submitted pursuant to Rule 14a-8 must be submitted on or before June 30, 2017.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Company filings with the SEC are incorporated by reference:

•	Xcerra’s Annual Report on Form 10-K for the fiscal year ended July 31, 2016, filed on September 16, 2016;

•	Xcerra’s Annual Proxy Statement filed on Schedule 14A on October 28, 2016;

•	Xcerra’s Quarterly Report on Form 10-Q for the fiscal quarter ended on October 31, 2016, filed on July 31, 2016;

•	Xcerra’s Quarterly Report on Form 10-Q for the fiscal quarter ended on January 31, 2017, filed on March 9, 2017;

•	Xcerra’s Current Report on Form 8-K filed on April 10, 2017; and

•	Xcerra’s Quarterly Report on Form 10-Q for the fiscal quarter ended on April 30, 2017, filed on June 7, 2017.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge and via first class mail or other prompt means within one business day of receipt of request, by requesting them in writing or by telephone from us at the following address:

Xcerra Corporation

Attn: Corporate Secretary

825 University Avenue

Norwood, Massachusetts, 02062

(781) 461-1000

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.xcerra.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

The Proxy Advisory Group, LLC

Toll free: 888-337-7699 or 888-55PROXY

Collect: 212-616-2180

MISCELLANEOUS

The Company has supplied all information relating to the Company, and Parent has supplied, and the Company has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [●], 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

UNIC CAPITAL MANAGEMENT CO., LTD.,

CHINA INTEGRATED CIRCUIT INDUSTRY INVESTMENT FUND CO., LTD.,

and

XCERRA CORPORATION

Dated as of April 7, 2017

A-i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-44
4.1	Organization; Good Standing	A-44
4.2	Corporate Power; Enforceability	A-44
4.3	Non-Contravention	A-44
4.4	Required Governmental Approvals	A-45
4.5	Litigation	A-46
4.6	Proxy Statement	A-46
4.7	Ownership of Company Capital Stock	A-46
4.8	Brokers	A-46
4.9	Operations of Merger Sub	A-46
4.10	Solvency	A-46
4.11	Financing.	A-47

ARTICLE V COVENANTS OF THE COMPANY		A-47
5.1	Interim Conduct of Business	A-47
5.2	No Solicitation	A-51

ARTICLE VI ADDITIONAL COVENANTS		A-54
6.1	Further Action; Reasonable Best Efforts	A-54
6.2	Regulatory Approvals	A-55
6.3	Proxy Statement	A-58
6.4	Company Stockholder Meeting	A-59
6.5	Company Board Recommendation	A-59
6.6	Public Statements and Disclosure	A-61
6.7	Anti-Takeover Laws	A-61
6.8	Access	A-61
6.9	Section 16 Matters	A-62
6.10	Directors’ and Officers’ Indemnification and Insurance	A-62
6.11	Employee Matters	A-63
6.12	Obligations of Merger Sub	A-64
6.13	Notification of Certain Matters	A-65
6.14	Certain Litigation	A-65
6.15	Financing	A-65
6.16	Assistance with Financing	A-67
6.17	Payment Guarantee	A-69
6.18	Stock Exchange Delisting; Deregistration	A-69
6.19	Formation of Merger Sub	A-69

ARTICLE VII CONDITIONS TO THE MERGER		A-69
7.1	Conditions to all Parties’ Obligations	A-69
7.2	Conditions to the Obligations of Parent and Merger Sub	A-70
7.3	Conditions to the Company’s Obligations to Effect the Merger	A-71
7.4	Frustration of Closing Conditions	A-71

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		A-71
8.1	Termination	A-71
8.2	Notice of Termination; Effect of Termination	A-73
8.3	Fees and Expenses	A-73
8.4	Amendment	A-76
8.5	Extension; Waiver	A-76

ARTICLE IX GENERAL PROVISIONS		A-76
9.1	Survival of Representations, Warranties and Covenants	A-76
9.2	Notices	A-77

A-ii

9.3	Assignment	A-78
9.4	Entire Agreement	A-78
9.5	No Third-Party Beneficiaries	A-78
9.6	Severability	A-78
9.7	Remedies	A-79
9.8	Governing Law	A-79
9.9	Dispute Resolution	A-79
9.10	WAIVER OF JURY TRIAL	A-80
9.11	Company Disclosure Letter References	A-80
9.12	Counterparts; Facsimile or .pdf Signature	A-80

Company Disclosure Letter

Other Schedules:

Schedule 6.2(f)	Non-U.S. Antitrust Clearances

Schedule 6.2(g)	Regulatory Approvals

Schedule 7.1(c)	List of Jurisdictions

Annexes
Annex A	Form of Joinder

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 7, 2017 by and among Unic Capital Management Co., Ltd. ( ), a Chinese company (“Parent”), China Integrated Circuit Industry Investment Fund Co., Ltd. ( ), a Chinese company (“Sponsor”), and Xcerra Corporation, a Massachusetts corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, prior to the Closing, Parent will form or cause to be formed a Massachusetts corporation as a direct or indirect, wholly-owned Subsidiary of Parent (“Merger Sub”) and, promptly following its formation, Merger Sub and the parties to this Agreement shall execute an agreement joining Merger Sub to this Agreement (the “Joinder”) and Merger Sub shall assume all rights and obligations of Merger Sub hereunder;

WHEREAS, it is proposed that Merger Sub will merge with and into the Company (the “Merger”) in accordance with the Massachusetts Business Corporation Act (the “MBCA”) and each share of Common Stock, par value $0.05 per share, of the Company (the “Company Common Stock”) (other than Cancelled Company Shares and Dissenting Company Shares) will thereupon be cancelled and converted into the right to receive cash in an amount equal to $10.25 per share (the “Merger Consideration”), and the Company will survive the Merger as a wholly-owned subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has, upon the terms and subject to the conditions contained herein, unanimously (i) determined that the terms of the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the holders of shares of Company Common Stock adopt this Agreement in accordance with the MBCA (such recommendation, the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent has (i) declared it advisable to enter into this Agreement and (ii) approved the execution and delivery by Parent and Merger Sub (when formed), respectively, of this Agreement, the performance by Parent and Merger Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein;

WHEREAS, within three (3) Business Days from the date hereof, Parent will cause Bank of Beijing Co., Ltd. (the “Guarantor”) to issue the Payment Guarantee to the Company PRC Subsidiary, as collateral and security for the payment of certain termination fees in connection with this Agreement;

WHEREAS, Parent and Sponsor are Affiliates of Sino IC Capital Co., Ltd. (“Sino IC”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean an agreement that is executed, delivered and effective after the date of this Agreement, containing provisions that require any counter-party(ies) thereto (and any of its(their) representatives referred to therein) that receive material non-public information of or with respect to the Company to keep such information confidential; provided that such confidentiality provisions are no less restrictive in the aggregate to such counter-party(ies) (and any of its(their) representatives referred to therein) than the terms of the Confidentiality Agreement; provided further that if such agreement contains a less restrictive or no standstill restriction, the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement), and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of shares of Company Common Stock representing more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such purchase or acquisition; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); (iii) any merger, consolidation, business combination or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of Company Common Stock representing more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such transaction; or (iv) a liquidation, dissolution or other winding up of the Company.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person; provided that any other state-owned enterprises controlled by, or Governmental Authorities of, the PRC shall not be deemed as Affiliates of Parent or Merger Sub unless they are controlled by Parent or Merger Sub. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement (it being understood that “Antitrust Law” specifically excludes Trade Laws, Exon-Florio and any other Law related to CFIUS).

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the PRC, the State of Massachusetts or the State of New York or is a day on which banking institutions located in the Beijing, PRC, Boston, Massachusetts or New York, New York are authorized or required by Law to close.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CFIUS Approval” shall mean that (i) Parent and the Company shall have received written notice from CFIUS stating that: (A) CFIUS has concluded that the transactions contemplated by this Agreement are not a “covered transaction” and not subject to review under applicable Law; or (B) the review of the transactions contemplated by this Agreement under Section 721 of the U.S. Defense Production Act of 1950 has been concluded, and there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement; or (ii) if CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Parent and Company, (A) the period under the Defense Production Act of 1950 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby shall have expired without any such action being threatened, announced or taken or (B) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2017 set forth in the Company’s Quarterly Report on Form 10-Q filed by the Company with the SEC for the quarterly period ended January 31, 2017.

“Company Balance Sheet Date” shall mean January 31, 2017.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock.

“Company ESPP” shall mean the Company’s Third Amended and Restated Employee Stock Purchase Plan.

“Company Material Adverse Effect” shall mean a material adverse effect on (a) the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement, or (b) the business, operations, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following (whether alone or in combination) shall constitute or be deemed to contribute to a Company Material Adverse Effect:

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war (whether or not declared), sabotage, military action or terrorism (including any escalation or general worsening of any such acts of war (whether or not declared), sabotage, military action or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), in each case, after the date hereof;

(vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of, or the effect of any fact or circumstance relating to, Parent or any of its or their Affiliates, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners, in each case of subclauses (A) through (D), to the extent resulting from such announcement or pendency (except that this clause (vii) shall not apply with respect to any of the representations and warranties contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the representations and warranties contained in Section 3.4 and Section 3.5);

(viii) any actions taken or failure to take action, in each case, by the Company or its Subsidiaries at Parent’s written request or otherwise as required in order to comply with this Agreement;

(ix) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures are otherwise excepted from this definition); and

(x) any Legal Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company or its directors for breaches of fiduciary duties or as class action claims arising out of the Merger or in connection with any other transactions contemplated by this Agreement;

except to the extent any such effect resulting from the condition or situation described in any of clauses (i) through (vi) above has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, in comparison to other companies or entities that operate in any of the industries in which the Company and its Subsidiaries operate that is affected by such condition or situation (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Options” shall mean any outstanding options to purchase shares of Company Common Stock granted under the Company Stock Plan.

“Company Performance Restricted Stock Unit” shall mean any outstanding restricted stock units granted under the Company Stock Plan that is subject to vesting based on the achievement of any performance goals or market-based conditions.

“Company PRC Account” shall mean the bank account of the Company PRC Subsidiary specified by the Company PRC Subsidiary in the Payment Guarantee.

“Company PRC Subsidiary” shall mean Test Solutions (Suzhou) Co., Ltd. ( ).

“Company Products” shall mean all products and service offerings that are currently manufactured, delivered, made commercially available, marketed, supported, sold, provided or distributed, offered for sale, imported or exported for resale, or licensed out by the Company or any of its Subsidiaries.

“Company-Owned Intellectual Property” shall mean any Intellectual Property (including Registered Intellectual Property) owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” shall mean Registered Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Restricted Stock Unit” shall mean any outstanding restricted stock units granted under the Company Stock Plan that is not subject to vesting based on the achievement of any performance goals or market-based conditions.

“Company Stock Plan” shall mean the Company’s 2010 Stock Plan.

“Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

“Confidentiality Agreement” shall mean the Confidentiality Agreement entered into as of December 11, 2016 between Sino IC and the Company.

“Constitutional Documents” shall mean certificates of incorporation (or articles of organization) and bylaws and similar organizational documents.

“Continuing Employee” shall mean each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

“Contract” shall mean any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, guaranty, security agreement, franchise or other legally binding instrument, commitment or obligation, whether oral or in writing, excluding any Permits or Environmental Permits, in each case, purporting to be legally binding.

“DOJ” shall mean the United States Department of Justice.

“DOL” shall mean the United States Department of Labor.

“Environmental Law” shall mean any applicable Law relating to (i) pollution or protection of the environment; (ii) Releases or threatened Releases or Hazardous Materials; (iii) manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials; or (iv) protection of worker human health and safety with respect to exposures of Hazardous Materials.

“Environmental Permits” shall mean all Permits, licenses, or registrations required under applicable Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Financing Sources” shall mean the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality, taxing authority, political subdivision, bureau, unit, official and any self-regulatory organization (including Nasdaq) and any court, tribunal, arbitral or judicial body, in each case whether federal, state, county, provincial, and whether local, foreign or supranational.

“Guaranteed Amount” shall mean RMB98,315,025.

“Hazardous Materials” shall mean any chemical, material, substance or waste defined and regulated by a Governmental Authority as “hazardous,” “toxic,” “radioactive,” a “pollutant” or words of similar import, or for which liability or standards of conduct may be imposed, under applicable Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Antitrust Clearance” shall mean, to the extent required under the HSR Act, the expiration or termination of the applicable waiting periods under the HSR Act.

“Indebtedness” shall mean, with respect to any Person, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts (other than obligations in the nature of trade payables incurred or accrued in the ordinary course of business consistent with past practice), (v) all net liabilities of such Person under any interest rate swap or other hedging Contract, and (vi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness, referred to in clauses (i) through (v), of any other Person.

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in or arising out of (whether existing now or in the future): (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) trade secrets and other rights in confidential, proprietary information that derive value from being maintained as confidential (“Trade Secrets”); (iii) copyrights, mask works, rights in Works of Authorship of any type, registrations and applications for registration thereof, all rights therein provided by international treaties and conventions (“Copyrights”); (iv) domain names, uniform resource locators, other names and locators associated with the Internet, and applications or registrations therefor; (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations, related goodwill and applications therefor throughout the world (“Trademarks”); and (vii) all rights in databases and data collections.

“Intervening Event” shall mean any circumstance, event, change, development, occurrence, state of facts, condition or effect occurring or arising after the date of this Agreement (other than and not related to an Acquisition Proposal) that was neither known to nor reasonably foreseeable by the Company Board on or prior to the date of this Agreement and that is material to the Company and its Subsidiaries, taken as a whole; provided that none of the following (whether alone or in combination) shall constitute or be deemed to contribute to an Intervening Event: (i) changes in the Company’s stock price or the trading volume of the Company’s stock (it being understood that the underlying causes of such changes that are not otherwise excluded from the definition of “Intervening Event” may be taken into account); (ii) the fact, in and of itself, that the Company meets or exceeds any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the underlying causes of such performance that are not otherwise excluded from the definition of “Intervening Event” may be taken into account); (iii) the fact, in and of itself, that the Company meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying causes of such performance that are not otherwise excluded from the definition of “Intervening Event” may be taken into account); (iv) any events, changes or circumstances relating to Parent or any of its Affiliates; and (v) any events, changes or circumstances relating to the launch of any new products or services by the Company or any of its Subsidiaries.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge, after due inquiry, of any executive officer of the Company.

“Law” shall mean any and all federal or national, state or provincial, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling, directive, treaty, convention or other binding legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any claim, action, suit, lawsuit, litigation, hearing (regulatory, administrative or otherwise), investigation or other legal proceeding brought by or pending before any Governmental Authority or any arbitration proceeding.

“Lender” shall mean Sino IC Leasing Co., Ltd. ( ); provided that for purposes of this Agreement, Lender shall also include, after the date hereof, to the extent alternative financing from alternative financial institutions is obtained in accordance with this Agreement, any such alternative financial institution.

“Liabilities” shall mean any liability, obligation or commitment of any kind, whether accrued, absolute, contingent, matured, unmatured, determined, determinable or otherwise.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, right of first offer, preemptive right, community property interest or restriction or adverse claim of any nature (including any easement, reversion interest, right of way or other encumbrance to title, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Made Available” shall mean, with respect to any documentation, that prior to 11:59 p.m. (New York City time) on the date that is two (2) calendar days prior to the date of this Agreement, a copy of such material has been (i) posted to and made available to Parent and its Representatives in the electronic data room maintained by the Company with Donnelley Financial, LLC and (ii) reflected (including the notation of any updates) in the data room index available to Parent and its Representatives.

“Massachusetts Law” shall mean the MBCA and any other applicable Law (including common law) of the Commonwealth of Massachusetts.

“MOFCOM” shall mean the Ministry of Commerce of the PRC or its competent local counterparts.

“Nasdaq” shall mean The Nasdaq Global Market.

“NDRC” shall mean the National Development and Reform Commission of the PRC or its competent local counterparts.

“Non-U.S. Antitrust Clearances” shall mean, to the extent required under the Antitrust Laws of the jurisdictions set forth in Schedule 6.2(f), the waiting periods (and any extensions thereof) under such Antitrust Laws will have expired or otherwise been terminated or all requisite consents pursuant thereto will have been obtained.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Open Source Software” shall mean any software that is subject to any “copyleft” or other obligation or condition (such as under the GNU Public License, Lesser GNU Public License, Mozilla Public License, or any other license approved as an open source license by the Open Source Initiative) that requires or conditions the use, disclosure or distribution of any Company Products or the disclosure, licensing or distribution of any source code for any portion of the Company Products or the Company-Owned Intellectual Property.

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, award, settlement, stipulation or writ of any Governmental Authority of competent jurisdiction (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Ordinary Course License” shall mean a Contract between the Company or any of its Subsidiaries and a third party granting a non-exclusive license to Company-Owned Intellectual Property in connection with Company Products.

“Outsourcing Arrangement” shall mean a contract between the Company or any of its Subsidiaries and a third party pursuant to which the third party provides services or support with respect to (i) original equipment manufacturing, or (ii) staffing, secondment or other workforce-related support (except for arrangements made with third party individuals), in each case, that is material to the Company and its Subsidiaries, taken as a whole.

“Parent Material Adverse Effect” shall mean any material adverse effect on the ability of Parent to consummate the Merger or any of the other transactions contemplated by this Agreement.

“Payment Guarantee” shall mean a payment guarantee issued by the Guarantor to the Company PRC Subsidiary with a term of fifteen (15) months undertaking to pay to the Company PRC Account an amount equal to the Guaranteed Amount upon receipt of (a) a joint written instruction from the Company PRC Subsidiary and Parent stating that the Reverse Termination Fee is payable under Section 8.3(c)(i); or (b) a written instruction from the Company PRC Subsidiary stating that the Reverse Termination Fee is payable under Section 8.3(c)(ii) or Section 8.3(c)(iii).

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes either not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Company Balance Sheet in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens that arise in the ordinary course of business of the Company or the applicable Subsidiary consistent with past practice and that either are not yet delinquent or are being contested in good faith and by appropriate proceedings; (iii) rights of tenants as tenants only, with respect to the Leased Real Property (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases (but only as to the security deposits described in the Leases), surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vi) recorded defects, imperfections or irregularities in title, easements, encumbrances, covenants and rights of way, and other similar restrictions of record, zoning, building and other similar codes or restrictions, and matters that would be disclosed by an accurate survey of the Leased Real Property or the Owned Real Property; (vii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2016 or the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2016; (viii) Liens that do not adversely affect the use or operation of the property subject thereto; (ix) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business consistent with past practice and that would not have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole; (x) statutory, common law or contractual liens of landlords as landlords (not including those liens of landlords arising from a default by the tenant thereunder); and (xi) liens described in Section 1.1 of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“PRC” shall mean the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Subsidiary” shall mean any Subsidiary of the Company organized under the Laws of the PRC.

“Registered Intellectual Property” shall mean all of the following registered, filed or issued under the authority of a Governmental Authority: (i) Patents; (ii) registered Trademarks or applications to register Trademarks; (iii) Copyrights registrations and applications to register copyrights; and (iv) domain name registrations.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, migration or leaching into the environment.

“SAFE” shall mean the State Administration of Foreign Exchange of the PRC or its competent local counterparts.

“SAFE Circular 7” shall mean Circular 7, issued by SAFE on February 15, 2012, titled “Notice of Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company.”

“SAFE Circular 37” shall mean Circular 37, issued by SAFE on July 4, 2014, titled “Notice of the State Administration of Foreign Exchange on the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-Trip Investment Conducted by Domestic Residents Through Special-Purpose Companies.”

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Standard Software” shall mean commercially available, off-the-shelf software (including software licensed through software-as-a-service arrangements).

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof or whose policies, management and affairs are directed by such Person and/or other Subsidiaries of such Person, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner or has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member or has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a written bona fide Acquisition Proposal, not arising out of a breach of Section 5.2, on terms that the Company Board determines, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, and after taking into account all relevant legal, financial and regulatory aspects of such Acquisition Proposal and the likelihood of consummation of such Acquisition Transaction, is reasonably capable of being consummated on a timely basis and would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger and the failure of the Company Board to approve or recommend such Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under Massachusetts Law (after taking into account any written offers made by Parent in accordance with the terms of this Agreement to modify the terms or conditions of this Agreement); provided that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” each reference to “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be replaced with “a majority.”

“Tax” shall mean any and all U.S. federal, state and local and non-U.S. taxes, assessments and similar governmental charges in the nature of a tax, including taxes based upon or measured by net or gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, unclaimed property, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Trade Laws” shall mean (i) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700 – 799; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1 – 199; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120 – 130; and Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500 – 599) and (ii) all comparable applicable Laws outside the United States in countries in which the Company or one of its Subsidiaries is licensed to do business.

“US Dollar Equivalent of the Guaranteed Amount” shall mean the Guaranteed Amount converted into U.S. dollars using an exchange rate of US$1: RMB6.8993.

“Works of Authorship” shall mean published and unpublished works of authorship, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, mask works, and sound recordings.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Aggregate Consideration	2.8(b)
Anti Bribery Laws	3.20(c)
Articles of Merger	2.2
Annual Report	Article III
Assets	3.14
Cancelled Company Shares	2.7(a)(ii)
Capitalization Date	3.6(a)
Certificates	2.8(c)
CFIUS	6.2(a)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.18(a)
Commitment Letters	4.11(a)
Company	Preamble
Company Board Recommendation	Recitals
Company Board Recommendation Change	6.5(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company ESPP Rights	2.7(e)
Company Financial Advisor	3.25
Company Plans	6.11(b)
Company Related Parties	8.3(b)(v)
Company SEC Reports	3.8
Company Securities	3.6(c)
Company Source Code	3.15(o)
Company Stockholder Meeting	6.4(a)
Consent	3.5
Contaminants	3.15(n)
Copyrights	1.1
D&O Insurance	6.10(b)
DDTC	3.20(i)
Debt Commitment Letter	4.11(a)
Debt Financing	4.11(a)
Dissenting Company Shares	2.7(c)(i)
ECCN	3.20(i)
Effective Time	2.2
Employee Plans	3.17(a)
Enforceability Limitations	3.2(b)
Equity Commitment Letter	4.11(a)
Equity Financing	4.11(a)
ERISA Affiliate	3.17(a)
Exchange Fund	2.8(b)
Excluded Party	5.2(b)

Term	Section Reference
Exon-Florio	3.5(d)
export	3.20(i)
Final Exercise Date	2.7(e)
Financing	4.11(a)
Financing Documents	4.11(a)
FSE List	3.20(i)
Go-Shop Period	5.2(h)
Government Officials	3.20(d)
Grant Date	3.6(e)
Guarantor	Recitals
Indemnified Persons	6.10(a)
Initial Termination Date	8.1(b)(i)
International Employee Plans	3.17(a)
ITAR	3.20(i)
Joinder	Recitals
Joint Notice	3.5(d)
Leased Real Property	3.13(b)
Leases	3.13(b)
Material Contract	3.12(a)
Material Customer	3.30(a)
Material Supplier	3.30(b)
Maximum Annual Premium	6.10(b)
MBCA	Recitals
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Recitals
New Plans	6.11(c)
No-Shop Period Start Date	5.2(a)
Old Plans	6.11(c)
Owned Real Property	3.13(a)
Parent	Preamble
Parent Related Parties	8.3(c)(v)
Patents	1.1
Payment Agent	2.8(a)
Permits	3.19
PRC Overseas Investment Approvals	4.4(f)
Proxy Statement	3.28
Regulatory Filings	6.2(a)
Related Parties	3.24
Representatives	5.2(a)
Requisite Stockholder Approval	3.3
Restricted Stock Unit Consideration	2.7(d)(i)
Reverse Termination Fee	8.3(c)(i)
SAFE Share Incentive Rules and Regulations	3.20(k)
SDN List	3.20(i)
Second Termination Date	8.1(b)(i)
Sino IC	Recitals
Solvent	4.10
Sponsor	Preamble
SSI List	3.20(i)
Standard Form PIIAs	3.15(b)

Term	Section Reference
Subsidiary Securities	3.7(c)
Surviving Corporation	2.1
Takeover Laws	3.27
Tax Returns	3.16(a)
Taiwan Approvals	3.5(e)
Termination Date	8.1(b)(i)
Termination Fee	8.3(b)(i)
Trademarks	1.1
Trade Secrets	1.1
Uncertificated Shares	2.8(c)
Unvested Restricted Stock Unit	2.7(d)(ii)
Unvested Restricted Stock Unit Consideration	2.7(d)(ii)
Vested Restricted Stock Unit	2.7(d)(i)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) References to any statute or regulation are to such statute or regulation, as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any section of any statute or regulation include any successor to such section.

(g) References to any Governmental Authority include any successor to such Governmental Authority.

(h) References to “$,” “U.S. dollars” and “dollars” are to the currency of the United States of America, and references to “RMB” are to the currency of the PRC.

(i) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material,” a “Company Material Adverse Effect” or a “Parent Material Adverse Effect” under this Agreement.

(j) References to days mean calendar days unless otherwise specified.

(k) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(l) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the MBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and a wholly-owned subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the MBCA by filing the articles of merger in such form as required by, and executed in accordance with, the MBCA (the “Articles of Merger”) with the Secretary of the Commonwealth of Massachusetts (the time of such filing and acceptance by the Secretary of the Commonwealth of Massachusetts, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Articles of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at 10:00 a.m. (New York City time) remotely via the exchange of documents and signatures by facsimile or electronic transmission, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the second Business Day after the satisfaction of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that by their nature are only capable of being satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless Parent, Merger Sub and the Company shall mutually agree upon another location, date and time in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Articles of Organization and Bylaws.

(a) Articles of Organization. At the Effective Time, subject to the provisions of Section 6.10(a), the articles of organization of the Company shall be amended and restated in its entirety to read identically to the articles of organization of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated articles of organization shall be the articles of organization of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the MBCA and such articles of organization (subject to the provisions of Section 6.10(a)); provided that at the Effective Time the articles of organization of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Xcerra Corporation.”

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the MBCA, the articles of organization of the Surviving Corporation and such bylaws (subject to the provisions of Section  6.10(a)).

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of organization and bylaws of the Surviving Corporation until their resignation or removal or until their respective successors are duly elected or appointed and qualified, whichever is earlier.

(b) Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of organization and bylaws of the Surviving Corporation until their resignation or removal or until their respective successors are duly appointed, whichever is earlier.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (A) Cancelled Company Shares and (B) Dissenting Company Shares) shall be cancelled and extinguished and automatically converted into, and thereafter represent only, the right to receive cash in an amount equal to the Merger Consideration, without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock or the Uncertificated Shares in accordance with Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.10).

(ii) Excluded Company Common Stock. Each share of Company Common Stock owned by Parent, Merger Sub or the Company (including any such shares held in the treasury of the Company), or by any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub, in each case immediately prior to the Effective Time (“Cancelled Company Shares”) shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Merger Sub. Each share of common stock of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to the Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock but excluding, for the avoidance of doubt, the granting or other issuance of Company Options or Company Restricted Stock Units permitted by Section 5.1(b) of this Agreement), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 13.02 of the MBCA (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a)(i). Such Company Stockholder shall be entitled only to such rights as are granted by the MBCA to a holder of Dissenting Company Shares. At the Effective Time, the Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each Company Stockholder who holds Dissenting Company Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 13.02 of the MBCA; provided that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 13.02 of the MBCA shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost or withdrawn or has expired, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock or the Uncertificated Shares in the manner provided in Section 2.8.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals and attempted withdrawals of such demands, and any other instruments served pursuant to Massachusetts Law and received by the Company with respect to rights to appraisal or in respect of Dissenting Company Shares and (B) the right to direct and participate in all negotiations and proceedings with respect to demands for appraisal under Massachusetts Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to or approve any withdrawal of any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d) Company Compensatory Awards. Upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Merger Sub, the Company or any holder of such Company Restricted Stock Units or Company Performance Restricted Stock Units, each Company Restricted Stock Unit and Company Performance Restricted Stock Unit that remains outstanding as of immediately prior to the Effective Time shall be treated as set forth in this Section 2.7(d).

(i) Each Company Restricted Stock Unit that is outstanding and either (A) vests at the Effective Time or (B) is held by a non-employee member of the Company Board (each, a “Vested Restricted Stock Unit”) shall be cancelled and terminated as of the Effective Time and the holder thereof shall receive, subject to Section 2.8(e), an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Vested Restricted Stock Unit immediately prior to the Effective Time, by (y) the Merger Consideration (the “Restricted Stock Unit Consideration”). The Company shall pay to each holder of a Vested Restricted Stock Unit the Restricted Stock Unit Consideration described in the immediately preceding sentence (through the Company’s or a Company Subsidiary’s payroll system, or the Company’s or a Company Subsidiary’s equity award administrator, as may be applicable and in accordance with the Company’s payroll practices for service providers located outside of the United States) on either (A) the first regularly scheduled payroll date after the Closing or (B) if such first payroll date is scheduled for payment prior to the fifth Business Day after the Closing, the second regularly scheduled payroll date after the Closing, in any such case, consistent with past practices, including accounting for all applicable withholding.

(ii) Each Company Restricted Stock Unit that is outstanding and unvested as of the Effective Time and not described in Section 2.7(d)(i) (an “Unvested Restricted Stock Unit”) shall, on the terms and subject to the conditions set forth in this Agreement, be converted into the right to receive, subject to Section 2.8(e), an amount of cash (without interest) determined by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Unvested Restricted Stock Unit immediately prior to the Effective Time, by (y) the Merger Consideration (the “Unvested Restricted Stock Unit Consideration”). The Unvested Restricted Stock Unit Consideration will be subject to the same vesting terms and conditions applicable to the Company Restricted Stock Units immediately prior to the Effective Time, including the same vesting restrictions and continued service requirements, except for administrative changes that are not adverse to the holder of the Company Restricted Stock Unit or to which the holder consents. Payment of the Unvested Restricted Stock Unit Consideration shall be made, subject to such terms and conditions, on the vesting dates applicable to the Company Restricted Stock Units as described in this Section 2.7(d)(ii).

(iii) Effective immediately prior to the Effective Time, the performance-based vesting of each Company Performance Restricted Stock Unit that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full with all performance conditions being deemed achieved at 100% and each such Company Performance Restricted Stock Unit shall, on the terms and subject to the conditions set forth in this Agreement, be converted into the right to receive, subject to Section 2.8(e), an amount of cash (without interest) determined by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Company Performance Restricted Stock Unit immediately prior to the Effective Time, by (y) the Merger Consideration (the “Company Performance Restricted Stock Unit Consideration”). The Company Performance Restricted Stock Unit Consideration will be subject to the same time-based vesting terms and conditions applicable to the Company Performance Restricted Stock Units immediately prior to the Effective Time, except for administrative changes that are not adverse to the holder of the Company Performance Restricted Stock Unit or to which the holder consents. Payment of the Company Performance Restricted Stock Unit Consideration shall be made, subject to such terms and conditions, on the time-based vesting dates applicable to the Company Performance Restricted Stock Units as described in this Section 2.7(d)(iii).

(e) The Company shall take all actions reasonably necessary to effect the transactions contemplated by Section 2.7(d) under all Company Restricted Stock Unit agreements and any other plan or arrangement of the Company, including delivering all required notices and obtaining any required consent. As promptly as practicable after the Closing, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay to each of the holders of Vested Restricted Stock Units, the Restricted Stock Unit Consideration (through the Surviving Corporation’s or a Surviving Corporation Subsidiary’s payroll system, or the Surviving Corporation’s or a Surviving Corporation’s Subsidiary equity award administrator, as may be applicable and in accordance with the Company’s payroll practices for service providers located outside of the United States) on either (A) the first regularly scheduled payroll date after the Closing or (B) if such first payroll date is scheduled for payment prior to the fifth Business Day after the Closing, the second regularly scheduled payroll date after the Closing, in any such case, consistent with past practices, including accounting for all applicable withholding. For the avoidance of doubt, the Company shall not take any action after the date of this Agreement that would accelerate the vesting of the Company Restricted Stock Units in connection with any of the transactions contemplated by this Agreement.

(f) Company ESPP. The Company shall take such action as may be necessary to: (i) cause any offering period and purchase period (or similar period during which shares may be purchased) underway as of the date of this Agreement under the Company ESPP to be terminated as of no later than the last payroll date immediately preceding the Effective Time (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect any shortened offering period or purchase period (or similar period), but otherwise treat any such shortened offering period or purchase period (or similar period) as a fully effective and completed offering period or purchase period, as applicable, for all purposes under the Company ESPP; (iii) cause each participant’s shares purchase right under the Company ESPP (the “Company ESPP Rights”) outstanding as of the Final Exercise Date to be exercised as of the Final Exercise Date; (iv) provide that no further offering periods or purchase periods (or similar periods during which shares may be purchased) shall commence under the Company ESPP on or after the date of this Agreement; (v) provide that no participant in the Company ESPP may increase the rate of his or her contributions to the Company ESPP on or after the date of this Agreement; (vi) provide that no individual who is not participating in the Company ESPP as of the date of this Agreement may commence participation in the Company ESPP on or after the date of this Agreement; and (vii) terminate the Company ESPP as of the Final Exercise Date, provided, however, that termination of the Company ESPP shall be subject to the consummation of the Merger. Each outstanding option under the Company ESPP on the Final Exercise Date shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the Company ESPP. On the Final Exercise Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP will be used to purchase shares in accordance with the terms of the Company ESPP, and each share purchased by a participant of the Company ESPP and issued thereunder will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to this Section 2.7, subject to withholding of applicable income and employment withholding Taxes. No further Company ESPP Rights will be granted after the date of this Agreement, and no further Company ESPP Rights will be exercised under the Company ESPP after the Final Exercise Date. The Company shall provide timely notice of the setting of the Final Exercise Date and termination of the Company ESPP in accordance with the Company ESPP (which termination will be subject to the consummation of the Merger).

(g) Treatment of Company Stock Plan. Effective as of, and contingent upon the occurrence of, the Effective Time, the Company, acting through the Company Board or the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to terminate the Company Stock Plan. The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to issue Company Common Stock or other share capital of the Company or the Surviving Corporation to any Person pursuant to or in settlement of a Company Option or Company Restricted Stock Unit. Promptly following the date hereof, the Company shall deliver written notice to each holder of a Company Restricted Stock Unit informing such holder of the treatment of their Company Restricted Stock Units contemplated by this Agreement.

2.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Effective Time, Parent shall select a U.S. bank or trust company reasonably acceptable to the Company (such consent not to be unreasonably withheld, conditioned or delayed) to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. At the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of Section 2.7(a)(i), an amount of cash equal to the aggregate consideration to which holders of Company Common Stock become entitled thereunder (the “Aggregate Consideration”). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States government (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7(a)(i), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments contemplated by Section 2.7(a)(i).

(c) Payment Procedures. Promptly following the Effective Time (and in no event later than three (3) Business Days after the Effective Time), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.7(a)(i), (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent) and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of Section 2.7(a)(i). Upon surrender of Certificates for cancellation to the Payment Agent (in the case of Certificated shares) together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Payment Agent may reasonably require, the holders of such Certificates and Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate or Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7(a)(i), by (y) the Merger Consideration (less any applicable withholding taxes payable in accordance with Section 2.8(e)), and the Certificates or Uncertificated Shares so surrendered shall forthwith be cancelled. Notwithstanding anything to the contrary in this Section 2.8(c), in the case of a book-entry transfer of Uncertificated Shares, upon receipt of an “agent’s message” by the Payment Agent and confirmation of the book-entry transfer of such Uncertificated Shares into the Payment Agent’s account with Depository Trust Company (and such other evidence, if any, of transfer as the Payment Agent may reasonably request), the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7(a)(i), by (y) the Merger Consideration (less any applicable withholding taxes payable in accordance with Section 2.8(e)), and the transferred Uncertificated Shares so surrendered shall forthwith be cancelled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and only if the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares or established to the satisfaction of Parent (or any agent designated by Parent) that such Taxes have been paid or are otherwise not payable. Parent shall pay all other transfer taxes.

(e) Required Withholding. Each of the Payment Agent, Parent, the Surviving Corporation and their agents shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws, it being understood that no deduction or withholding shall be required under the Tax Law of a jurisdiction outside the United States with respect to payments to holders of Company Common Stock by reason of Parent (or any other direct or indirect owner of Merger Sub) being organized outside the United States. To the extent that such amounts are so deducted and withheld and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Person shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of all claims or interest of any Persons previously entitled thereto.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is nine (9) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration (without interest and subject to abandoned property, escheat or similar Laws) to which such holders may be entitled pursuant to the provisions of this Article II.

2.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. Any Merger Consideration paid upon the surrender for exchange of Certificates or Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock represented thereby. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Company Shares.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit and undertaking of an indemnity, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Payment Agent, the posting by such Person of a bond in such customary amount as Parent or the Payment Agent may determine is reasonable and appropriate as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to Section 2.7.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2016 (the “Annual Report”) and any Company SEC Reports filed with or furnished to the SEC by the Company after the filing of the Annual Report with the SEC but prior to the date hereof (other than (x) disclosures under the captions “Risk Factors,” “Forward-Looking Statements,” or similar precautionary sections and (y) any other disclosures that are predictive, cautionary, forward-looking or non-specific in nature, and in any case only to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to any section or subsection of this Article III), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under Massachusetts Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease, operate or otherwise hold its properties and assets. The Company is not in violation of its Constitutional Documents. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has Made Available to Parent true, correct and complete copies of the Company’s Constitutional Documents, in each case in effect as of the date of this Agreement. The Company has Made Available to Parent true, correct and complete copies (excluding portions thereof relating to the Merger and the transactions contemplated by this Agreement and the Company’s related strategic process in connection with the Merger) of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company Stockholders, the Company Board and each committee of the Company Board held since August 1, 2013 and January 31, 2017.

3.2 Corporate Power; Enforceability.

(a) The Company has the requisite corporate power and corporate authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the Merger or other transactions contemplated hereby, other than obtaining the Requisite Stockholder Approval.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity (clauses (i) and (ii), collectively, the “Enforceability Limitations”).

(c) The Company Board, at a meeting duly called and held has (i) determined that the terms of the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the

Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated herein and (iv) upon the terms and subject to the conditions contained herein, resolved to recommend that the holders of shares of the Company Common Stock adopt this Agreement in accordance with the MBCA.

3.3 Requisite Stockholder Approval. The affirmative vote of the holders of two thirds of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary to adopt this Agreement and consummate the Merger. No other vote of the holders of any class or series of the Company Capital Stock or other Company Securities is required by Law, the Constitutional Documents of the Company or otherwise in connection with the consummation of any of transactions contemplated hereby to be consummated by the Company, including the Merger.

3.4 Non-Contravention. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder, the compliance by the Company with the provisions hereof and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the Constitutional Documents of the Company or any of its Subsidiaries, (b) subject to obtaining such Consents set forth in Section 3.4 of the Company Disclosure Letter, violate, conflict with, require consent under or result in the breach of or loss of benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, impair the rights of the Company or any of its Subsidiaries, result in the termination of, accelerate the performance required by or result in a right of termination, cancellation, amendment or acceleration under, any Material Contract, in each case, in any material respect, (c) assuming the Consents referred to in Section 3.5 are obtained or made and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (c) and (d) above, for any such violations, conflicts, defaults, terminations, accelerations or Liens which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.5 Required Governmental Approvals. No consent, approval, clearance, waiver, permit, Order or authorization of, filing or registration with, declaration or notification to (any of the foregoing being referred to herein as a “Consent”) any Governmental Authority is required on the part of or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder, the compliance by the Company with the provisions hereof and the consummation by the Company of the transactions contemplated hereby, except for:

(a) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts;

(b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Securities Act or the Exchange Act;

(c) Consents required under, and compliance with any other applicable requirements of, the HSR Act and any other applicable Antitrust Laws;

(d) the submission of a voluntary joint filing of notice of the transaction to CFIUS and any requested supplemental information (the “Joint Notice”) pursuant to 31 C.F.R. Part 800 and 50 U.S.C. App. § 2170 (“Exon-Florio”) and the CFIUS Approval;

(e) such filings, approvals or clearances with or by the Governmental Authorities in Taiwan with respect to the transactions contemplated hereby, including filings, approvals or clearances for foreign or PRC investments under the Act Governing Relations between the People of the Taiwan Area and the Mainland Area (collectively, the “Taiwan Approvals”); and

(f) such other Consents and filings, the failure of which to obtain or submit would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Company Capitalization.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock. As of the close of business in New York City on March 29, 2017 (the “Capitalization Date”): (A) 54,266,939 shares of Company Common Stock were issued and outstanding and (B) no shares of Company Capital Stock were held by the Company as treasury shares. As of the closing of business in New York City on the date of this Agreement, the sum of (x) the number of issued and outstanding shares of Company Common Stock and (y) the number of shares of Company Common Stock covered by outstanding Company Restricted Stock Units does not exceed 56,418,645. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) As of the close of business in New York City on the Capitalization Date, there were 2,488,896 shares of Company Common Stock reserved for future issuance under the Company Stock Plan and 171,641 shares of Company Common Stock reserved for future issuance under the Company ESPP. As of the close of business in New York City on the Capitalization Date, there were (i) no outstanding Company Options to purchase shares of Company Common Stock and (ii) outstanding Company Restricted Stock Units covering 2,151,706 shares of Company Common Stock. All shares of Company Common Stock reserved for issuance will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Since the Capitalization Date, the Company has not issued any shares of Company Capital Stock or other rights or securities exercisable, convertible into or exchangeable for shares of Company Capital Stock, other than as expressly permitted by Section 5.1(b).

(c) Except as set forth in Section 3.6(a) and Section 3.6(b) or as may be issued in compliance with Section 5.1(b), there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to issue, deliver, sell, grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights or other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or revenues, earnings, financial performance or any other attribute of the Company.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Common Stock pursuant to the terms of Company Stock Plan or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company, any of its Subsidiaries, or any other Person, (B) register any Company Securities or (C) grant, extend or enter into any such agreements relating to any Company Securities. All outstanding Company Options and Company Restricted Stock Units have been issued in compliance in all material respects with all applicable Laws and all requirements set forth in the applicable Company Stock Plan. None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or relating to the disposition, voting or dividends with respect to any Company Securities.

(e) Section 3.6(e) of the Company Disclosure Letter sets forth a true and complete list of all grants of Company Restricted Stock Units outstanding as of the Capitalization Date, specifying, on a holder-by-holder basis, (i) a unique identification number for each holder, (ii) the number of shares subject to each such Company Restricted Stock Unit grant, (iii) the grant date of each such Company Restricted Stock Unit grant, (iv) the vesting schedule of each such Company Restricted Stock Unit grant, including any accelerated vesting such Company Restricted Stock Unit grant may be subject to and the trigger for such accelerated vesting, (v) the expiration date of each such Company Restricted Stock Unit grant, to the extent applicable, and (vi) the Company Stock Plan under which the Company Restricted Stock Units were granted. With respect to each grant of Company Restricted Stock Units, (A) each such grant was duly authorized no later than the date on which the grant of such Company Restricted Stock Unit was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board or an authorized committee thereof, and any required approval by the Company Stockholders, and the award agreement governing such Company Restricted Stock Unit was duly executed and delivered by each party thereto within a reasonable time following the Grant Date; (B) each such grant was made in all material respects in accordance with the terms of the Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules of the Nasdaq; (C) each such grant qualifies in all material respects for the Tax and accounting treatment afforded such Company Restricted Stock Unit in the Company’s Tax Returns and the Company SEC Reports, respectively, and (D) no material modifications have been made to any such grants after the Grant Date and all such grants either comply in all material respects with or are exempt from Section 409A of the Code.

(f) Neither the Company nor any Subsidiary of the Company is a party to any Contract relating to the holding, redemption, repurchase, disposition or voting of, requiring registration of, or granting any preemptive rights, subscription rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to, any securities of the Company or any Subsidiary of the Company or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any Subsidiary of the Company.

3.7 Subsidiaries.

(a) Section 3.7(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease, operate or otherwise hold its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has Made Available to Parent true, correct and complete copies of the Constitutional Documents of each of its Subsidiaries, in each case as effective as of the date hereof. None of the Company’s Subsidiaries is in violation of its Constitutional Documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable, (ii) are owned, directly or indirectly, by the Company or by another wholly-owned Subsidiary of the Company, free and clear of all Liens and free and clear of preemptive rights or any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest), and (iii) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, commitment, understanding, restriction or arrangement under any provision of applicable Law, the organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or is otherwise bound.

(c) There are no outstanding (i) shares of capital stock of or other equity or voting interests in, or any securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from any Subsidiary of the Company, or that obligates any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of any Subsidiary of the Company to issue, deliver, sell, grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of any Subsidiary of the Company or other equity equivalent or equity-based awards or rights or other obligations by any Subsidiary of the Company to make any payments based on the price or value of any shares of any Subsidiary of the Company or revenues, earnings, financial performance or any other attribute of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities, (B) register any Subsidiary Securities, or (C) grant, extend or enter into any such agreements. None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Subsidiary Securities or relating to the disposition, transfer, voting or dividends with respect to any Subsidiary Securities.

(d) Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. The Company does not have any Subsidiaries other than the Subsidiaries disclosed in Section 3.7(a) of the Company Disclosure Letter.

(e) Other than the Company’s Subsidiaries listed in Section 3.7(a) of the Company Disclosure Letter, there are no other Persons that are material to the business of the Company through which the Company or any of its Subsidiaries conducts business and in which the Company or any of its Subsidiaries owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same.

3.8 Company SEC Reports. Since August 1, 2013, the Company has filed all forms, reports. schedules, statements and other documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof (all such forms, reports, schedules, statements and other documents, as amended and supplemented, and together with all exhibits and schedules thereto, the “Company SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be (including, in each case, the rules and regulations promulgated thereunder), each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC or any foreign Governmental Authority that performs a similar function to that of the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Reports. As of the date hereof, none of the Company SEC Reports is subject to outstanding SEC comment or, to the Company’s Knowledge, investigation.

3.9 Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries included or incorporated by reference into the Company SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or, with respect to any unaudited interim financial statements, the absence of footnote disclosures and other presentation items and normal year-end audit adjustments or as permitted by the SEC’s rules and forms), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act), which are reasonably designed to ensure that information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(c) The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act), which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made in accordance with appropriate authorizations of management and the Company Board in all material respects and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.

(d) Since August 1, 2013, none of the Company, its Subsidiaries, their respective directors, officers and employees, and, to the Knowledge of the Company, the auditors of the Company and its Subsidiaries, has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls, utilized by the Company or any of its Subsidiaries, in each case which has not been subsequently remediated or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries. None of the Company, the Company Board or the audit committee of the Company Board, or, to the Knowledge of the Company, the Company’s auditors has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of the Company, (B) “material weakness” in the internal controls over financial reporting of the Company, or (C) any fraud that involves the management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company. To the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported any evidence of any material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents, in each case, in such capacities, to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Item 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the consolidated financial statements of the Company and its Subsidiaries filed with any Company SEC Report.

(f) The Company is, and since August 1, 2013 has been, in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the Nasdaq, in each case, that are applicable to the Company.

3.10 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities of any nature, known or unknown, whether due or to become due, other than (a) liabilities reflected or otherwise reserved against in the Company Balance Sheet (including the notes thereto), (b) liabilities incurred under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred as expressly permitted by Section 5.1(b), (d) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and (e) Liabilities that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.11 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date through the date hereof, except for the negotiation and entering into of this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice. Since the Company Balance Sheet Date through the date hereof, there has not been or occurred any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would require Parent’s written consent pursuant to Sections 5.1(b)(i), 5.1(b)(ii), 5.1(b)(iii), 5.1(b)(iv), 5.1(b)(v), 5.1(b)(vi), 5.1(b)(vii), 5.1(b)(viii), 5.1(b)(ix), 5.1(b)(x), 5.1(b)(xi), 5.1(b)(xiii), 5.1(b)(xiv), 5.1(b)(xv), 5.1(b)(xvi), 5.1(b)(xx) and 5.1(b)(xxiv) (solely with respect to the foregoing subsections) if proposed to be taken after the date hereof.

3.12 Material Contracts.

(a) Section 3.12(a) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of all Material Contracts. For all purposes of and under this Agreement, a “Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties are currently bound (but shall not include Employee Plans, International Employee Plans or purchase orders received or issued by the Company or any of its Subsidiaries in the ordinary course of the Company’s business consistent with past practice):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) any Contract that explicitly limits in any material respect the ability of the Company or any of its Subsidiaries to engage in any line of business or to engage in its business in any geographic location or to sell to or purchase from any Person;

(iii) any Contract containing any right of exclusivity in favor of other parties thereto;

(iv) any Contract relating to the disposition or acquisition by the Company or any Subsidiary of the Company, directly or indirectly, of any Person or other assets or business enterprise (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $1,000,000 (other than inventory purchases and capital equipment purchases in the ordinary course of business consistent with past practice) that contains any continuing or outstanding obligations, or that was entered into after August 1, 2013 (whether or not such acquisition or disposition has been consummated prior to the date of this Agreement);

(v) any Contract that relates to any Outsourcing Arrangement or to the formation, creation, operation, management or control of any legal partnership, joint venture entity, limited liability company, or other similar arrangement with a third person that involves the sharing of profits and losses;

(vi) any Contract involving Indebtedness having an outstanding amount in excess of $100,000 (other than any intercompany agreements);

(vii) any Contract that (A) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, (B) prohibits the pledging of the capital stock of the Company or any of its Subsidiaries, (C) prohibits the issuance of any guaranty by the Company or any of its Subsidiaries or (D) imposes any restrictions on the use of cash or cash equivalents of the Company or any of its Subsidiaries (other than any such restrictions that are Permitted Liens);

(viii) any Contract pursuant to which the Company or any Subsidiary of the Company has provided funds to or made any loan, capital contribution or other investment in, or assumed, guaranteed or agreed to act as a surety in excess of $250,000 with respect to any liability of any Person that is neither the Company nor any Subsidiary of the Company;

(ix) any Contract that (A) grants the other party or any third Person “most favored nation” or similar status, (B) contains “non-solicitation,” “no hire” or similar provisions which prevent the Company or any Subsidiary of the Company from soliciting, hiring, engaging, retaining or employing any other Person’s current or former employees, in a manner that individually or in the aggregate is material to the Company and its Subsidiaries, taken as a whole, (C) contains any right of first refusal, first notice or first negotiation with respect to the sale of any portion of the equity or assets of the Company or any Subsidiary of the Company, (D) grants the other party or any third Person an exclusive license or exclusive supply distribution, reseller or other similar exclusive rights;

(x) any sale, resale, marketing, merchandising or distribution Contract with a third Person that by its terms requires an aggregate payment or receipt by the Company or its Subsidiaries under such Contract of more than $500,000 over the remaining term of such Contract or more than $250,000 annually, other than any Employee Plans;

(xi) any Contract that has continuing guarantee, “earn-out” or other contingent payment obligations, in each case that is reasonably likely to result in payments by the Company or any of its Subsidiaries in excess of $250,000;

(xii) any Contract listed on Section 3.15(f) and Section 3.15(g) of the Company Disclosure Letter;

(xiii) any Contract relating to (A) the future acquisition of material Intellectual Property of a third party (other than those are listed in Section 3.12(xii)) or (B) the future disposition of or future Lien (other than Permitted Liens) on Company-Owned Intellectual Property;

(xiv) any Contract not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof (other than any Subsidiary of the Company), on the other hand;

(xv) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand, or any Contract pursuant to which the Company or any of its Subsidiaries is knowingly acting as a subcontractor to another Person in connection with a Contract between such Person and a Governmental Authority;

(xvi) any master purchase, master services or equivalent Contract with any Material Customer (excluding, for clarity, purchase orders and non-disclosure agreements);

(xvii) any master purchase, master services or equivalent Contract with any Material Supplier (excluding, for clarity, purchase orders and non-disclosure agreements);

(xviii) any Contract relating to the settlement or other resolution of any Legal Proceeding during the past three (3) years pursuant to which the Company or any of its Subsidiaries has any continuing Liability or restriction on the part of the Company or any of its Subsidiaries; and

(xix) any employment or consulting Contract that is not terminable at will or for convenience by the Company on less than 30 days’ notice and obligating the Company or any of its Subsidiaries to make payments or provide compensation in excess of $300,000 annually; and

(xx) any Contract, or group of Contracts with a Person (or group of affiliated Persons) (excluding purchase orders issued in the ordinary course of business), the termination or breach of which would reasonably be expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xix) above.

(b) True and complete copies of all Material Contracts as of the date of this Agreement (including all amendments, exhibits and schedules thereto) have been (i) publicly filed with the SEC in the Annual Report or any Company SEC Reports filed with or furnished to the SEC by the Company after the filing of the Annual Report with the SEC but prior to the date hereof or (ii) Made Available to Parent.

(c) Each Material Contract is valid and binding on the Company and/or each such Subsidiary of the Company party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations. Neither the Company nor any of its Subsidiaries that is a party thereto nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default thereunder, except for such breaches and defaults that are not material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, the Company and its Subsidiaries have not received any written claim or notice of default, termination, failure to renew or cancellation under any such Material Contract, except as would not be material to the Company and its Subsidiaries, taken as a whole.

3.13 Real Property.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all real property owned by the Company or any Subsidiary of the Company (such real property, together with all of the buildings, structures and other improvements thereon, the “Owned Real Property”). The Company (or a Subsidiary of the Company, as applicable) has good and marketable title in fee simple to all Owned Real Property, free and clear of all Liens other than Permitted Liens. There are no pending or, to the Knowledge of the Company, threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property.

(b) Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries, as of the date of this Agreement, uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 1,000 square feet (such property, the “Leased Real Property”). True, correct and complete copies of all Leases now in effect for the Leased Real Property have been (i) publicly filed with the SEC in the Annual Report or any Company SEC Reports filed with or furnished to the SEC by the Company after the filing of the Annual Report with the SEC but prior to the date hereof or (ii) Made Available to Parent. The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens. All such Leases are in full force and effect. Neither the Company nor any Subsidiary nor any tenant under any Lease is in material default thereunder, and, to the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination, modification or acceleration of rent under such Lease. Neither the Company nor any of its Subsidiaries has received written notice of any actual or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings, or notice of termination or cancellation or material breach or default that affect any Leased Real Property or any part thereof, and neither of the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take all or any part thereof pursuant to any such proceeding; and except for renewal and expansion provisions as set forth in the Leases, neither the Company nor any of its Subsidiaries owns, holds, is obligated under or is a party to, any option, right of first refusal or offer or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(c) There are no existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any portion of the Owned Real Property or Leased Real Property.

3.14 Personal Property and Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, all Assets of the Company and its Subsidiaries that are material to the Company or the relevant Subsidiary, free and clear of all Liens other than Permitted Liens. No representation is made under this Section 3.14 with respect to any real property or any intellectual property or intellectual property rights, which are provided for in Section 3.13 and Section 3.15, respectively.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (i) all Company Registered Intellectual Property, in each case listing, as applicable, (1) the name of the registrant or current owner, (2) the name of any other Person that has an ownership interest in each item of Company Registered Intellectual Property, (3) the jurisdiction where the application or registration has been filed or registered, (4) the application or registration number, and (5) the filing date, and issuance, registration or grant date; and (ii) any action that must be taken within ninety (90) days after the Closing for the purpose of obtaining, maintaining, perfecting, preserving, or renewing any Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates.

(b) Copies of the standard forms of proprietary information, confidentiality and invention assignment agreement for employees, contractors, and consultants used by the Company and its Subsidiaries since January 1, 2015 (the “Standard Form PIIAs”) have been Made Available to Parent. Since January 1, 2015, each current and former employee, contractor, and consultant of the Company or any of its Subsidiaries that has created or developed any material Company-Owned Intellectual Property has executed a proprietary information, confidentiality and invention assignment agreement that is substantially in the form of a Standard Form PIIA, whereby such employee, contractor or consultant assigns such Company-Owned Intellectual Property to the Company or the applicable Subsidiary, except where any failure would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, none of such employees, contractors, and consultants has breached such Person’s proprietary information, confidentiality and invention assignment agreement obligations relating to the property, ownership, development, use or transfer of material Company-owned Intellectual Property, except where any breach would not have, individually or in the aggregate, a Company Material Adverse Effect. To the extent that the Company or any of its Subsidiaries have acquired any Company Registered Intellectual Property from a third party, the Company or the applicable Subsidiary has used reasonable efforts to record each such assignment with the relevant Governmental Authorities in accordance with applicable Laws.

(c) The Company and its Subsidiaries have taken all commercially reasonable steps, consistent with generally accepted industry standards and any applicable Laws, to protect its rights in, and to safeguard and maintain the rights of the Company and each of its Subsidiaries in Trade Secrets included in the Company-Owned Intellectual Property, and any Trade Secrets or confidential information of third parties provided to the Company or any of its Subsidiaries under an obligation of confidentiality.

(d) Each item of Company-Owned Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. All necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Registered Intellectual Property, except in cases where the Company or its Subsidiaries has chosen to abandon an application or registration.

(e) The Company and its Subsidiaries solely and exclusively own all right, title and interest in and to (including the sole right to enforce and all causes of action and claims for past infringement or violation thereof) the Company-Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). Except for any ex parte proceedings, no Company-Owned Intellectual Property, is subject to any Legal Proceeding restricting in any material manner, the use, transfer, or Licensing thereof by the Company or any of its Subsidiaries, or which may materially affect the validity, use or enforceability of such Company-Owned Intellectual Property.

(f) Section 3.15(f) of the Company Disclosure Letter contains a true and complete list of all Contracts pursuant to which a third party has licensed or granted any right to the Company or any of its Subsidiaries in any Intellectual Property or Technology to the Company or any of its Subsidiaries, other than any licenses for Standard Software.

(g) Section 3.15(g) of the Company Disclosure Letter contains a true and complete list of all Contracts pursuant to which the Company or any of its Subsidiaries has granted any third party any rights or licenses to any Company-Owned Intellectual Property other than (i) Ordinary Course Licenses, (ii) non-disclosure agreements, and (iii) any employee, contractor and consulting agreements.

(h) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent, by operation of law, change of control, or otherwise, of any Contract or agreement to which the Company or any of its Subsidiaries is a party, will result in the revocation, impairment, modification, suspension, cancellation or termination of any rights of the Company or any of its Subsidiaries in any Company-Owned Intellectual Property, except where any such revocation, impairment, modification, suspension, cancellation, or termination would not have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Section 3.15(i) of the Company Disclosure Letter contains a true and complete list of all Open Source Software that is integrated in or distributed with any Company Product and describing (i) the manner in which such Open Source Software was used, (ii) whether (and if yes, how) such Open Source Software was modified, and (iii) the applicable license for such Open Source Software. No Company Products use any Open Source Software in any manner that (1) imposes a requirement or condition that any Company Product or Company-Owned Intellectual Property (or any portion thereof) (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (2) grants or requires the grant of a license to any Person of any Company-Owned Intellectual Property in source code form.

(j) Section 3.15(j) of the Company Disclosure Letter contains a true, complete and correct list of each standards-setting organization or similar organizations in which the Company or any of its Subsidiaries is a member, has participated, or is currently participating that could require or obligate the Company or any of its Subsidiaries to grant or offer to grant to any other Person any license or right to use any Company-Owned Intellectual Property.

(k) No government funding, facilities of a university, college, other medical or educational institution or research center was used in the development of any material Company-Owned Intellectual Property. Since August 1, 2013, to the Knowledge of the Company, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no current or former employee of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company-Owned Intellectual Property, was employed by or has performed services for the government, university, college, or other medical or educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(l) The operation of the business of the Company and its Subsidiaries as such business has been conducted since August 1, 2013, and is currently conducted, including the design, development, manufacture, use, import, licensing, or other exploitation of Company Products and Company-Owned Intellectual Property, (i) has not infringed, misappropriated, or violated since August 1, 2013, and does not infringe, misappropriate, or violate any Intellectual Property of any third party (with respect to the patent rights of any third party, such representation is made to the Knowledge of the Company). No action or claim is pending, and no written notice of any action or claim has been received by the Company or any of its Subsidiaries since August 1, 2013, alleging that the Company or a Subsidiary of the Company, or any Company Product has infringed, misappropriated, or violated the Intellectual Property of any third party. Since August 1, 2013, neither the Company nor its Subsidiaries has received any written correspondence asking or inviting the Company or any of its Subsidiaries to enter into a license agreement or similar agreement, to pay for or obtain a release for infringement of third party Intellectual Property.

(m) To the Knowledge of the Company, no Person has infringed, misappropriated, violated, or is infringing, misappropriating, or violating any Company-Owned Intellectual Property, except where such infringement, misappropriation, or violation would not have, individually or in the aggregate, a Company Material Adverse Effect.

(n) The Company has used commercially reasonable efforts in attempting to make all Company Products (and all parts thereof) free of any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that are designed to permit unauthorized access or the unauthorized disablement or erasure of such Company Product (or all parts thereof) or data or other software of users (“Contaminants”). To the Knowledge of the Company, none of the Company Products contains any Contaminant, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(o) Except as set forth in Section 3.15(o) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has, disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any software source code that is Company-Owned Intellectual Property and is integrated in or distributed with the Company Products (“Company Source Code”), other than any such Company Source Code disclosed, delivered, provided, or otherwise made available to consultants or independent contractors solely as necessary for performance of services for the benefit of the Company or any of its Subsidiaries and pursuant to written agreements containing appropriate non-use and non-disclosure obligations. No event has occurred that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, its Subsidiaries or any Person acting on its behalf to any Person of any Company Source Code.

(p) Since August 1, 2013, the Company and each of its Subsidiaries have complied in all material respects with applicable Laws and with the published privacy policies of the Company and its Subsidiaries, except if such failure would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no investigation relating to the information privacy or data security practices of the Company or any of its Subsidiaries is being conducted by any Governmental Authority.

(q) The Company and its Subsidiaries have information technology systems that in its reasonable business judgment are sufficient in all material respects to operate the business of the Company and its Subsidiaries as it is currently conducted. The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of the Company and its Subsidiaries, and data stored or transmitted on such systems are secure and, to the Knowledge of the Company, such systems are free from Contaminants, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since August 1, 2013, there have been no unauthorized intrusions or breaches of the security of the information technology systems used in connection with the operation of the Company and its Subsidiaries.

3.16 Tax Matters.

(a) The Company and each of its Subsidiaries (i) have timely filed with the appropriate Governmental Authority (taking into account any valid extensions of time in which to file) all material U.S. federal, state, local and non-U.S. returns, estimates, claims for refund, information statements and reports or other similar documents required to be filed with respect to Taxes with any Governmental Authority (including amendments, schedules or attachments thereto) (“Tax Returns”) required to be filed by any of the Company and its Subsidiaries, and such Tax Returns are true, correct and complete in all material respects and have been prepared in accordance with applicable Law, and (ii) have paid, or have reserved in accordance with GAAP on the most recent financial statements contained in the Company SEC Reports for the payment of, all material Taxes required to be paid by or on behalf of each of the Company and its Subsidiaries, whether or not reflected on a Tax Return. Neither the Company nor any of its Subsidiaries has incurred any material liabilities for Taxes since the Company Balance Sheet Date other than in the ordinary course of business or in connection with the transactions specifically contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations extending the period for the assessment or collection of any material Tax which such waiver or extension is still in effect.

(b) The Company and its Subsidiaries have timely withheld or collected all material Taxes (including social security, Federal Insurance Contribution Act, and Federal Unemployment Tax Act charges and other similar charges) that the Company or its Subsidiaries have been required to withhold or collect and, to the extent required when due, have timely paid such Taxes to the proper Governmental Authority.

(c) No audit of any Tax Return, or Legal Proceeding with respect to any material Taxes, of the Company or any of its Subsidiaries by any Governmental Authority is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any such pending Legal Proceeding or audit. All material Tax deficiencies asserted or Tax assessments made against the Company and its Subsidiaries as a result of any examinations by any Governmental Authority have been fully paid, unless such deficiencies and assessments are being contested in good faith by appropriate proceedings and adequate reserves for which have been established on the Company Balance Sheet in accordance with GAAP. Subject to exceptions as would not be material, neither the Company nor its Subsidiaries have received in the last three (3) years a written claim from a Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary of the Company is or may be subject to taxation by, or required to file Tax Returns in, such jurisdiction.

(d) There are no material Tax liens on the assets of the Company or any Subsidiary of the Company other than Permitted Liens.

(e) Neither the Company nor any of its Subsidiaries will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, in each case, as a result of a change in method of accounting under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) made prior to the Closing, a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing without the consent of Parent, an installment sale or open transaction effected prior to the Closing, a prepaid amount received prior to the Closing Date or an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law) made prior to the Closing Date.

(f) Neither the Company nor any Subsidiary of the Company has participated in an international boycott within the meaning of Section 999 of the Code.

(g) Neither the Company nor any Subsidiary of the Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code at any time in the last two years.

(h) Neither the Company nor any Subsidiary of the Company has engaged in a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2) (or any similar provision of U.S. state or local Law).

(i) None of the Company nor any Subsidiary of the Company (i) is a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), (ii) is a party to, or bound by, any Tax sharing, indemnification, allocation or other similar agreement or arrangement with respect to Taxes (other than any such agreement with service providers, customers, vendors, creditors or lessors entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters), nor does the Company or any Subsidiary of the Company owe any material amount under any such agreement or (iii) has any material liability for the Taxes of any other Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or otherwise by operation of law.

(j) Each of the Company and its Subsidiaries is in compliance in all material respects with the terms and conditions of any presently applicable Tax exemption, Tax holiday or other Tax reduction agreement or order granted specifically to the Company or its Subsidiaries, as applicable.

3.17 Employee Plans.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, consulting, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing and whether or not covering a single individual or group of individuals) sponsored, maintained, contributed to or required to be contributed to for the benefit of any current or former employee, non-employee service provider or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or any of their dependents or beneficiaries, or with respect to which the Company or any of its Subsidiaries currently has or could have any material liability (including contingent liability), other than governmentally administered plans and plans mandated by applicable Law (together the “Employee Plans”). With respect to each Employee Plan other than an Employee Plan that is maintained in any non-U.S. jurisdiction (together, the “International Employee Plans”), to the extent applicable the Company has Made Available to Parent complete and accurate copies of: (A) the three (3) most recently filed annual reports on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the current plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any notices or other communications to or from the IRS or DOL relating to any material compliance issues in respect of any such Employee Plan. With respect to each International Employee Plan, to the extent applicable, the Company has Made Available to Parent complete and accurate copies of (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter referenced under clause (B) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment.

(b) No Employee Plan is (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (iii) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, and neither the Company nor any Subsidiary has ever incurred any liability with respect to a multiemployer plan, multiple employer plan or other employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA

(c) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, each Employee Plan has been established, maintained, operated and administered in compliance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code.

(d) (i) Each Employee Plan that is subject to Section 409A of the Code has been operated and administered in material compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any Tax, interest or penalty thereunder, (ii) the document or documents that evidence each such plan or arrangement have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) any Employee Plan in existence prior to January 1, 2005, and not subject to Section 409A of the Code has not been “materially modified” (within the meaning of IRS Notice 2005 1) at any time after October 3, 2004. No Person is entitled to receive any additional payment (including any Tax gross-up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional Taxes under Section 409A of the Code.

(e) As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(f) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g) No Employee Plan provides health, medical or other welfare benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(h) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter or prototype opinion letter from the IRS as to its qualifications and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter or prototype opinion letter that would reasonably be expected to adversely affect the qualified status of any such Employee Plan.

(i) Each International Employee Plan (A) that is intended to qualify for special tax treatment has, to the Knowledge of the Company, met all requirements for such tax treatment, (B) does not have material unfunded liabilities or liabilities that could reasonably be imposed upon the assets of the Company or any Subsidiary by reason of such International Employee Plan, (C) is in material compliance with all applicable Laws, and (D) if intended or required to be qualified, approved or registered with a Governmental Authority, is and has been to the Knowledge of the Company so qualified, approved or registered and nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

(j) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in connection with any other event (A) result in any severance or payment or benefit becoming due or payable, or required to be provided, to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer, employee or independent contractor, or (C) result in the acceleration of the time of payment, vesting or funding (through a grantor trust or otherwise) of any such benefit or compensation, or (D) limit or restrict the right of the Company or any Subsidiary of the Company to merge, amend or terminate any Employee Plan.

(k) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for.

(l) Except as required by applicable Law or the terms of any Employee Plans as in effect on the date hereof, neither the Company nor any of its Subsidiaries has any plan or commitment to amend in any material respect or establish any new Employee Plan or to continue or materially increase any benefits under any Employee Plan.

(m) No amount paid or payable by the Company or any Subsidiary of the Company in connection with the Merger or any of the transactions contemplated hereby (either alone or in combination with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any Tax gross-up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional Taxes under Section 4999 of the Code.

3.18 Labor Matters.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, labor union contract, works council contract, or trade union agreement (each a “Collective Bargaining Agreement”) and no Collective Bargaining Agreement is applicable to any employees of the Company or any of its Subsidiaries; (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries; and (iv) there is no strike, lockout, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiaries. As of the date of this Agreement, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.

(b) Neither the Company nor any of its Subsidiaries (i) as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (ii) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Employee Plans.

(c) The Company and its Subsidiaries are materially complying with and have materially complied with applicable Laws and Orders with respect to employment (including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, and collective bargaining). Neither the Company nor any of its Subsidiaries are engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(d) The Company and each Subsidiary of the Company have withheld all amounts required by applicable Law to be withheld from the wages, salaries and other payments to employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any Subsidiary of the Company is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(e) As of the date of this Agreement, the Company has not received any written notice from any officer of the Company that he or she intends to resign from the Company.

(f) Neither the Company nor any Subsidiary of the Company are a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

Neither the Company, any Subsidiary of the Company, or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any Subsidiary of the Company and, to the Knowledge of the Company, no such investigation is in progress.

(g) Except as set forth in the jurisdictions of employment set forth in Section 3.18(g) of the Company Disclosure Letter, the employment of each officer, employee and consultant of the Company and each of its Subsidiaries is terminable at will.

3.19 Permits. Each of the Company and its Subsidiaries has in full force and effect all material permits, licenses, certificates, authorizations, consents, qualifications, accreditations, variances, exemptions, orders, registrations, vacancies, clearances, franchises and approvals from Governmental Authorities necessary or required for it to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses and operations as currently conducted (“Permits”) and are in compliance with the terms thereof, except in respect to any such Permits where the failure to have in full force and effect or to be so in compliance therewith would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. No suspension, nonrenewal, adverse modification, revocation or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened.

3.20 Compliance with Laws.

(a) The Company and each of its Subsidiaries is, and at all times in the past five (5) years have been, in compliance in all material respects with all Laws and Orders applicable to the Company and its Subsidiaries and their businesses, operations, properties or assets. No representation or warranty is made in this Section 3.20(a) with respect to (i) compliance with the Securities Act and the Exchange Act, to the extent such compliance is covered in Section 3.8 and Section 3.9, (ii) matters that are covered solely in Section 3.15, (iii) ERISA and other employee benefit-related matters, which are covered solely in Section 3.17, (iv) labor Law matters, which are covered solely in Section 3.18, or (v) compliance with Environmental Laws, which are covered in Section 3.21.

(b) Neither the Company nor any of its Subsidiaries has at any time in the past five (5) years received any written notice from any Governmental Authority alleging any violation or potential violation by the Company or any Subsidiary of the Company of any applicable Law or Order that is material to the Company or any Subsidiary of the Company and that remains outstanding or unresolved as of the date of this Agreement. To the Knowledge of the Company, no investigation by any Governmental Authority of the Company or any of its Subsidiaries is threatened.

(c) Neither the Company, any of its Subsidiaries, nor any of their respective officers, directors, employees, nor to the Knowledge of the Company, any of their respective affiliates, agents, consultants, sales representatives, distributors, resellers or any other Person acting on behalf of the Company or any Subsidiary of the Company, has at any time in the past five (5) years directly or indirectly, taken any action which has caused or would cause them to be in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or similar applicable anti-bribery and anti-corruption Laws (the “Anti Bribery Laws”).

(d) None of the Company, any Subsidiary of the Company, any of their respective officers, directors, employees, nor, to the Knowledge of the Company, any of their respective affiliates, agents, consultants, sales representatives, distributors, resellers, or any other Person acting on behalf of the Company or any Subsidiary of the Company, have, at all times during the past (5) years, directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense, favor, or entertainment) to any of the following Persons for the purpose of corruptly influencing any act or decision of such Person in his official capacity, inducing such Person to do or omit to do any act in violation of the lawful duty of such Person, securing any improper advantage, or inducing such Person to use his influence with a foreign government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing the business to, any Person: (i) any Person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients in paragraphs (i), (ii), (iii) and (iv) of this subsection collectively, the “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official.

(e) No officer, director, or beneficial owner of the Company or its Subsidiaries is a Government Official.

(f) At all times during the past five (5) years, the Company and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed and access to assets is permitted only in accordance with the Company’s or its Subsidiaries’ applicable policies and procedures and management’s general or specific authorization, and (ii) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets and has otherwise established reasonable and adequate internal controls and procedures intended to ensure compliance with the applicable Anti Bribery Laws.

(g) The books, records and accounts of the Company and its Subsidiaries have at all times during the past five (5) years, accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets. At no time during the past five (5) years, have there been any false or fictitious entries made in the books, records or accounts of the Company or any Subsidiary of the Company relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any Subsidiary of the Company has established or maintained a secret or unrecorded fund.

(h) None of the Company nor any Subsidiary of the Company have, during the past five (5) years, engaged in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful means of obtaining business.

(i) The Company and each Subsidiary of the Company is, and in the past five (5) years has been, in compliance in all material respects with all applicable Trade Laws. Without limiting the foregoing: (i) each of the Company and each Subsidiary of the Company has obtained all licenses and other approvals required by any Trade Law for its export, reexport or transfer (in-country) (collectively “export”) of products, software and technology, and all such approvals and licenses were or are in full force and effect; (ii) each of the Company and each Subsidiary of the Company is in compliance in all material respects with the terms of such applicable export licenses or other approvals; (iii) none of the Company, its Subsidiaries or Affiliates is identified on OFAC’s Specially Designated Nationals List (the “SDN List”), Foreign Sanctions Evaders List (the “FSE List”) or the Sectoral Sanctions Identifications List (the “SSI List”), any other similar list maintained by OFAC or a list maintained by the Commerce Department’s Bureau of Industry and Security; (iv) neither the Company, its Subsidiaries and Affiliates, nor any Person or Persons owning fifty percent (50%) or more (either individually or in the aggregate, directly or indirectly through intermediaries) of either the Company or its Subsidiaries or Affiliates is identified on the SDN List or SSI List; (v) to the extent it would violate the Trade Laws, neither the Company, its Subsidiaries and Affiliates, nor any of their respective officers, directors, owners or, to the Knowledge of the Company, agents (in their capacities as agents thereof) of each, is engaged in business dealings (A) with individuals or entities identified on any applicable U.S. Government list of sanctioned persons, including the SDN List, FSE List, SSI List, Denied Persons List, Entity List or State Department’s List of Debarred Persons, or (B) in countries or territories subject to comprehensive OFAC country-based sanctions (presently, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine); (vi) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any Subsidiary of the Company with respect to such export licenses or other approvals; and (vii) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future actions against the Company or any Subsidiary of the Company. No approval is required under any Trade Law for the transfer of any export licenses or approvals from the Company or any Subsidiary of the Company to Parent or Merger Sub or otherwise in connection with the consummation of the transactions contemplated by this Agreement, other than export approvals that can be obtained expeditiously without material cost. Section 3.20(i) of the Company Disclosure Letter sets forth a true, complete and accurate listing of all export control classification numbers (each an “ECCN”) covering the Company’s products, software, and technology that are export classified under an ECCN that is controlled for more than anti-terrorism (AT) reasons. None of the products, technology or activities of the Company or any Subsidiary of the Company are subject to the International Traffic In Arms Regulations (set forth at 22 CFR Parts 121-130) (“ITAR”), and, as set forth in Section 6.2(h), the Company will terminate its registration with the Directorate of Defense Trade Controls (“DDTC”) under the ITAR as neither the Company nor any Subsidiary of the Company is engaged in the production and/or export of any defense article or the provision of defense services as such terms are defined in the ITAR. The Company does not hold a facility security clearance and all personal security clearances of employees of the Company or any of its Subsidiaries associated with the Company’s Commercial and Government Entity Code have been terminated.

(j) All required Permits, licenses, certificates, authorizations, consents and approvals in respect of the incorporation of the PRC Subsidiaries have been duly obtained from the PRC Governmental Authorities in accordance with applicable Laws; and all filings and registrations with the PRC Governmental Authorities required to be made in respect of the PRC Subsidiaries and their operations, including the approval from and registrations with MOFCOM, the State Administration for Industry and Commerce of the PRC or its competent local counterparts, SAFE, tax bureau and customs authorities, have been duly completed in accordance with applicable Laws, except where the failure to have such Permits, licenses, certificates, authorizations, consents approvals, filings or registrations would not, individually or in the aggregate, be material to the Company or any Subsidiary of the Company. Each PRC Subsidiary has complied with all applicable PRC Laws regarding the contribution and payment of its registered capital.

(k) (i) Each holder or beneficial owner of the Company Common Stock, the Company Options and/or the Company Restricted Stock Units who has an employment or service relationship with the PRC Subsidiaries (as set forth in SAFE Circular 7) and is subject to any of the registration or reporting requirements under SAFE Circular 7 or any other applicable SAFE rules and regulations directly relating to SAFE Circular 7 (collectively and including any successor PRC Law, the “SAFE Share Incentive Rules and Regulations”) has entrusted certain PRC Subsidiary of the Company to handle the relevant registration, reporting and other requirements, and both the entrusted PRC Subsidiary and such holder have complied with such reporting, registration and/or other requirements under the SAFE Share Incentive Rules and Regulations with respect to the entitlement under the Company Stock Plan; (ii) neither the Company nor any of its PRC Subsidiaries has received any written inquiries, notifications, Orders or any other forms of correspondence from SAFE with respect to any actual or alleged non-compliance with the SAFE Share Incentive Rules and Regulations; and (iii) the Company and its Subsidiaries have made all written filings, registrations, reporting or any other communications required by SAFE Share Incentive Rules and Regulations. The directors and officers of the Company, and to the Knowledge of the Company, each employee and Affiliate of the Company or its Subsidiaries that is a beneficial owner of the Company Common Stock and that is a PRC resident, has complied with the registration and/or reporting requirements of SAFE Circular 37 with respect to the Company Common Stock.

3.21 Environmental Matters.

(a) The Company and each Subsidiary of the Company are now and have been for the past five (5) years in compliance in all material respects with all applicable Environmental Laws, and possess and are now and have at all times since August 1, 2013 been in compliance in all material respects with all applicable Environmental Permits necessary to occupy the premises and operate the business as presently operated.

(b) Neither the Company nor any Subsidiary of the Company has Released any Hazardous Materials at any property, including any property currently or formerly owned, leased or operated by the Company or any Subsidiary of the Company, that requires corrective or remedial action or that would reasonably be expected to result in liability to the Company and its Subsidiaries, taken as a whole.

(c) Neither the Company nor any Subsidiary of the Company has received from a Governmental Authority during the past five (5) years any written notification, including a written request for information under CERCLA or complaint, alleging that it is liable for any Release or threatened Release of Hazardous Materials, or for any non-compliance with Environmental Laws, at any location, except with respect to any matter that has been fully resolved with the appropriate foreign, federal, state or local Governmental Authority or otherwise with no ongoing or future corrective action, liability or obligation on the part of the Company or any of its Subsidiaries.

(d) Except as would not result in a material liability to the Company or its Subsidiaries, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened relating to the Company’s or its Subsidiaries’ non-compliance with Environmental Laws.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal, in each case, except for such notice or consent or suspension, cancellation, modification, revocation or nonrenewal that would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or its Subsidiaries.

(f) Neither the Company nor any of its Subsidiary has assumed, undertaken or otherwise provided an indemnity with respect to the liability of any other Person arising under Environmental Laws or relating to Hazardous Materials other than in the ordinary course of business and as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or its Subsidiaries.

(g) The Company and its Subsidiaries have Made Available all Environmental Permits, and all “Phase I” and “Phase II” and other environmental reports, audits or surveys in their possession or control, for all properties currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or otherwise related to the business or at which the Company or any Subsidiary of the Company has received written notice from a Governmental Authority that it has liability under any Environmental Law.

3.22 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against (a) any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, (b) the Company or its Subsidiaries or (c) any of the properties or assets owned or leased by the Company or any of its Subsidiaries, in each case, that would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. None of the Company or any of its Subsidiaries or any material properties or assets owned by the Company or any of its Subsidiaries are subject to any outstanding Order of, consent decree or settlement agreement with, or, continuing investigation by, any Governmental Authority, in each case, that would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

3.23 Insurance. Section 3.23 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies in favor of the Company and any Subsidiary of the Company. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by Persons conducting business similar to that of the Company and believes is adequate for the operation of its business as presently conducted. All such insurance policies maintained by or on behalf of the Company or any Subsidiary of the Company are in full force and effect and all premiums due thereon have been fully paid, and neither the Company nor any Subsidiary of the Company is in breach or default under any such policies, and neither the Company nor any Subsidiary of the Company has taken any action or failed to take any action which, with the giving of notice or lapse of time or both, would constitute a breach or default, or permit termination or modification of, any such policy. To the Knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies. The annual premium currently paid by the Company for directors’ and officers’ liability insurance for its last full fiscal year and the coverage thereunder, is set forth in Section 3.23 of the Company Disclosure Letter. To the Knowledge of the Company, between the date hereof and the Closing Date, the Company and its Subsidiaries will be able to renew its existing insurance policies as and when such policies expire or obtain comparable coverage from comparable insurers as may be necessary to continue its business without a material increase in cost. Since August 1, 2013, neither the Company nor any Subsidiary of the Company has failed to give any material notice or present any material claim under any such policy within the time periods required.

3.24 Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer, any Person in which any director or officer has any material economic interest, and any Person who has a family relationship (as defined in Item 401(d) of Regulation S-K under the Securities Act) with any director or officer) thereof, but excluding any wholly-owned direct or indirect Subsidiary of the Company (such non-excluded Affiliates collectively, “Related Parties”), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders. No Related Party has, directly or indirectly (including through ownership of any material economic interest in any Person), (a) received any material payment or other material benefit from, (b) owned any interest in any assets (including any Company-Owned Intellectual Property) of or (c) loaned any money to, or borrowed any money from, the Company or any of its Subsidiaries, in each case, other than in connection with and in accordance with the terms of such Person’s employment by the Company or any of its Subsidiaries.

3.25 Brokers. Except for Cowen and Company, LLC (the “Company Financial Advisor”) (whose fees and expenses will be paid by the Company), there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any Subsidiary of the Company who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. The Company has Made Available to the Parent true, correct and complete copies of engagement, fee and similar Contracts between the Company (or any Subsidiary of the Company) and the Company Financial Advisor.

3.26 Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor, to the effect that, as of the date of such opinion, and subject to the qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent or any Affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such written opinion will be delivered to Parent solely for informational purposes promptly following the date of this Agreement. The Company will, prior to filing the preliminary Proxy Statement, obtain all necessary consents of the Company Financial Advisor to permit the Company to include in the Proxy Statement such opinion of the Company Financial Advisor.

3.27 State Anti-Takeover Statutes. Assuming that the representations of Parent and Merger Sub set forth in Section 4.7 are accurate, the Company Board has taken all necessary actions so that Chapters 110C, 110D and 110F of the Massachusetts General Laws and any other similar applicable Law (a) are not applicable to this Agreement and the transactions contemplated hereby and thereby and (b) will not restrict, impair or delay the ability of Parent or Merger Sub, after the Effective Time, to vote or otherwise exercise all rights as a stockholder of the Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company charter or Company bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

3.28 Proxy Statement. The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement and any other soliciting material that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by the Parent or Merger Sub or any of their Affiliates, directors, officers, employees, agents or other representatives specifically for inclusion or incorporation by reference in the Proxy Statement.

3.29 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

3.30 Customers; Suppliers.

(a) Section 3.30(a) of the Company Disclosure Letter sets forth a list of the 10 largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries, taken as a whole, over the four (4) consecutive fiscal quarters ended October 31, 2016 (each, a “Material Customer”). Neither the Company nor any of its Subsidiaries has any outstanding material disputes concerning Company Products with any Material Customer. As of the date of this Agreement, neither the Company nor any Subsidiary of the Company has received written notice from any Material Customer that (i) such customer shall not continue as a customer of the Company (or the Surviving Corporation or the Parent) or any of its Subsidiaries, (ii) such customer intends to terminate or materially modify existing Material Contracts with the Company (or the Surviving Corporation or the Parent), or (iii) to the Knowledge of the Company, such customer has been threatened with bankruptcy or insolvency.

(b) Section 3.30(b) of the Company Disclosure Letter sets forth a list of the 10 largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries, taken as a whole, over the four (4) consecutive fiscal quarters ended October 31, 2016 (each, a “Material Supplier”). As of the date of this Agreement, neither the Company nor any Subsidiary of the Company has received written notice from any Material Supplier that (i) such supplier shall not continue as a supplier of the Company (or the Surviving Corporation or the Parent) or any of its Subsidiaries, (ii) such supplier intends to terminate or materially modify existing Material Contracts with the Company (or the Surviving Corporation or the Parent), or (iii)  to the Knowledge of the Company, such supplier has been threatened with bankruptcy or insolvency.

3.31 Product Defects and Warranties.

(a) Since August 1, 2013, all Company Products that are sold and currently supported by the Company or any of its Subsidiaries have been provided in conformity with the Company’s and its Subsidiaries’ applicable contractual commitments, warranties and specifications, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company’s warranty reserve reflected on the Company Balance Sheet was calculated utilizing historical warranty experience rates consistent with past practice and, to the Knowledge of the Company, was sufficient as of the Company Balance Sheet Date to cover the unexpired warranty liabilities of the Company and its Subsidiaries for any products (including Company Products) sold by the Company or its Subsidiaries to their respective customers as of the date of the Company Balance Sheet. Since the Company Balance Sheet Date, the Company has not materially modified its practices in calculating warranty reserves. To the Knowledge of the Company, the Company’s current warranty reserve is sufficient as of the date hereof to cover the unexpired warranty liabilities of the Company and its Subsidiaries for any products (including Company Products) sold by the Company or its Subsidiaries to their respective customers as of the date hereof, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows (it being understood that representations and warranties by Parent and by Merger Sub with respect to Merger Sub are made effective upon and as of the date of the Joinder):

4.1 Organization; Good Standing. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the PRC, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub is a corporation duly organized, validly existing and in good standing under the Massachusetts Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Neither Parent nor Merger Sub is in violation of their respective Constitutional Documents.

4.2 Corporate Power; Enforceability.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby, including the Financing. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Financing, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no additional corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Financing.

(b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

4.3 Non-Contravention. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder, the compliance by Parent and Merger Sub with the provisions hereof and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Financing, do not and will not (a) violate or conflict with any provision of the Constitutional Documents of Parent or Merger Sub, (b) violate, conflict with, or result in the breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 4.4 are obtained or made, violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4 Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of or with respect to Parent or Merger Sub or any of their Affiliates in connection with the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder, the compliance by Parent and Merger Sub with the provisions hereof and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Financing, except for:

(a) the filing and recordation of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts;

(b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Securities Act or the Exchange Act;

(c) Consents required under, and compliance with any other applicable requirements of the HSR Act and any other applicable Antitrust Laws;

(d) the submission of a Joint Notice to CFIUS pursuant to Exon-Florio and the CFIUS Approval;

(e) the Taiwan Approvals;

(f) the filings and approvals with or by PRC Governmental Authorities with respect to the transactions contemplated hereby, including (i) the receipt of a Filing Notice ( ) (or any equivalent document as amended/renamed) issued by NDRC with respect to the consummation of the transactions contemplated hereby, including (if applicable) the Financing, by Parent and Merger Sub, and to the extent any portion of the Aggregate Consideration is to be remitted from within the PRC, (ii) the receipt of an Enterprise Overseas Direct Investment Certificate ( ) (or any equivalent document as amended/renamed) issued by MOFCOM with respect to the consummation of the transactions contemplated hereby, including (if applicable) the Financing, by Parent and Merger Sub, and (iii) completion of an overseas direct investment registration with SAFE or an authorized PRC bank under SAFE’s supervision (as applicable), and the receipt of a Business Registration Certificate ( ) with respect to the transactions contemplated hereby and other registration, filing or approval required by PRC Law authorizing and achieving the result of the payment of the Aggregate Consideration in U.S. dollars by Parent for the purposes of the consummation of the transactions contemplated hereby (the applicable filings, approvals and/or registrations referred to in clauses (i), (ii) and (iii) of this Section 4.4(f) collectively, the “PRC Overseas Investment Approvals”); and

(g) such other Consents, the failure of which to obtain would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5 Litigation. As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective properties that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.6 Proxy Statement. The information supplied by Parent, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives specifically for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of their Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement.

4.7 Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Chapter 110F of the Massachusetts General Laws (other than as contemplated by this Agreement). Neither Parent nor Merger Sub owns any shares of Company Common Stock.

4.8 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

4.9 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities other than incidental to the transactions contemplated hereby and will have incurred no liabilities or obligations other than in relation to the transactions contemplated by this Agreement.

4.10 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any of their respective Subsidiaries. As of the Effective Time, assuming (a) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, or waiver of such conditions, (b) the accuracy in all material respects of the representations and warranties of the Company set forth in Article III hereof (excluding any qualification as to materiality or Company Material Adverse Effect included therein) and compliance in all material respects by the Company with its obligations hereunder and (c) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon reasonable assumptions, the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and immediately following the Effective Time. As used in this Section 4.10, the term “Solvent” means, with respect to the Surviving Corporation on a particular date, that on such date, (a) the sum of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed the total liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole (including a reasonable estimate of the contingent liabilities that would be recorded in accordance with GAAP), (b) the Surviving Corporation will be able to pay its liabilities as they mature and (c) the Surviving Corporation will not have an unreasonably small amount of capital for the operation of its business.

4.11 Financing.

(a) Parent has delivered to the Company true, correct and complete copies of (i) the executed debt commitment letter, dated as of the date hereof from Lender (the “Debt Commitment Letter”) pursuant to which, and subject only to the terms and conditions therein, Lender has committed to provide, or cause to be provided, debt financing in the amount set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”), and (ii) the executed equity commitment letter, dated as of the date hereof from Sponsor (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters” and together with the other commitment letters and documents entered into between Parent, Merger Sub or their respective Affiliates and Financing Sources other than Sponsor and Lender, the “Financing Documents”), pursuant to which, and subject only to the terms and conditions therein, Sponsor has committed to invest, or cause to be invested, the amount set forth therein (the “Equity Financing” and, together with the Debt Financing and the other financing set forth in Section 6.15, the “Financing”).

(b) As of the date of this Agreement, each of the Commitment Letters, in the form so delivered, is in full force and effect, subject to the Enforceability Limitations, and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. As of the date of this Agreement, each of the Commitment Letters, in the form so delivered, is a legal, valid and binding obligation of the parties thereto, subject to the Enforceability Limitations. As of the date of this Agreement, to the knowledge of Parent, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Lender or the Sponsor under any term of the Commitment Letters. As of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that any portion of the Financing will be unavailable to Parent and Merger Sub at the Effective Time. Parent and Merger Sub have fully paid any and all commitment fees or other fees in connection with the Commitment Letters that are due and payable on or before the date of this Agreement.

(c) Subject to the terms and conditions of the Commitment Letters and subject to the satisfaction of the conditions contained in Section 7.1 and Section 7.2, assuming the accuracy of the Company’s representations and warranties set forth in Article III and assuming compliance by the Company with the covenants set forth herein, the aggregate proceeds contemplated by the Financing, together with other financial resources of Parent and Merger Sub including cash, cash equivalents and marketable securities of Parent and Merger Sub on the Closing Date, will be sufficient to fund all of the amounts required to be provided by Parent and/or Merger Sub for the consummation of the transactions contemplated hereby, including the payment of all amounts required to be paid pursuant to Article II and the payment of all associated costs and expenses of the Merger and the other transactions contemplated hereby. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as set forth in the Commitment Letters.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Interim Conduct of Business.

(a) Except (i) as specifically permitted or required by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.1(a) of the Company Disclosure Letter or (iv) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (A) carry on its business in the ordinary course consistent with past practice and (B) use its commercially reasonable efforts, consistent with past practices, (i) to keep available the services of the current officers, key employees and key consultants of the Company and each of its Subsidiaries, (ii) to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with whom the Company or any of its Subsidiaries has material business relations and (iii) to preserve substantially intact its business organization.

(b) Without limiting the generality of Section 5.1(a), except (i) as specifically permitted or required by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.1(b) of the Company Disclosure Letter, or (iv) as approved in advance by Parent in writing (which approval (A) will not be unreasonably withheld, conditioned or delayed and (B) with respect to clause (xvii) only, shall be deemed as given if Parent has not responded in writing (including via email) to the Company within three (3) Business Days of the Company’s written request (including via email) therefor), at all times during the period commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to (it being expressly understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):

(i) (A) incur or assume any Indebtedness of the Company or any of its Subsidiaries in an amount exceeding $500,000 in the aggregate in each fiscal quarter except for loans or advances between the Company and any of its direct or indirect wholly-owned Subsidiaries, or between any of its direct or indirect wholly-owned Subsidiaries; (B) become liable or responsible (whether by assumption, guarantee or otherwise, and whether directly, contingently or otherwise) for the obligations in respect of Indebtedness for borrowed money of any other Person exceeding $100,000 individually or $300,000 in the aggregate and except with respect to obligations of any direct or indirect wholly-owned Subsidiaries of the Company; or (C) make any loans or advances or capital contributions to or investments in any Person (other than the Company or any wholly-owned Subsidiaries of the Company) exceeding $100,000 individually or $300,000 in the aggregate, except for travel or business expense advances to employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices, in each case of clauses (A) through (C), other than with respect to accounts payable or receivable in the ordinary course of business consistent with past practice;

(ii) grant, issue or announce any equity incentive awards under any Employee Plan or otherwise, other than (A) the issuance of any shares of Company Common Stock in accordance with (x) the Company Stock Plan upon the vesting of Company Restricted Stock Units that are outstanding on the date of this Agreement or (y) the Company ESPP and in compliance with Section 2.7(e) and (B) any grant, issuance or announcement of Company Restricted Stock Units made to employees of the Company or any of its Subsidiaries or members of the Company Board, in each case, commensurate with any such individual’s position with the Company or such Subsidiary of the Company or on the Company Board, in the ordinary course of business consistent with past practice; provided that, with respect to this clause (B), (1) the total number of Company Common Stock covered by all such grants, issuances and announcements does not exceed, in any twelve (12)-month period, 1,000,000 shares, (2) such awards of Company Restricted Stock Units vest annually over a 4 year period (25% vesting on each anniversary of the original grant date), and (3) the vesting of such awards will not be accelerated in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, either alone or in connection with any termination of employment (whether voluntary, involuntary, with or without good reasons, or with or without cause, as a result of disability, death, retirement or otherwise) or any other employment-related event;

(iii) (A) enter into or materially amend an Employee Plan; (B) grant, pay, or enter into any arrangement for any new or additional bonus compensation, whether linked to retention, completion of Merger or otherwise (excluding the existing performance-based bonus programs which may be operated in the ordinary course of business consistent with past practice; provided that any such existing programs must be paid in accordance with plan metrics and may not be paid at a discretionary level above actual achievement); (C) grant any material severance benefits; or (D) accelerate the vesting of any material compensation or material benefits;

(iv) propose, adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(v) directly or indirectly (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest or any material portion of the assets of any other Person, in each case, for a purchase price in excess of $1,000,000 in any transaction or a related series of transactions or (B) sell, lease, license (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), transfer, abandon, encumber, convey or otherwise dispose of, in whole or in part, any material properties or material assets of the Company or its Subsidiaries in any transaction or a related series of transactions, other than (1) pursuant to Contracts in effect prior to the date hereof and Made Available to Parent prior to the date hereof or (2) any sale of properties or assets of the Company or its Subsidiaries pursuant to (and subject to the terms of) Section 6.2(e), with respect to which Parent’s approval shall not be unreasonably withheld;

(vi) make, declare, set aside or pay any actual, constructive or deemed dividend or other distribution (whether in cash, shares or any combination thereof) in respect of any shares of capital stock or other equity interests (other than dividends paid by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company);

(vii) amend or otherwise change the Constitutional Documents of the Company or any of its Subsidiaries;

(viii) authorize for issuance, issue, sell, grant, transfer, deliver or otherwise dispose of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge, encumber or subject to any Lien, any Company Securities or any Subsidiary Securities, except as permitted under Section 5.1(b)(ii);

(ix) directly or indirectly repurchase, redeem or otherwise acquire any Company Securities or Subsidiary Securities, except for (A) forfeiture or redemptions of Company Securities pursuant to the terms and conditions in effect on the date of this Agreement of Company Restricted Stock Units outstanding as of the date of this Agreement or issued after the date of this Agreement as permitted under Section 5.1(b)(ii) and (B) in connection with Tax withholdings and exercise price settlements, as applicable, upon the vesting of Company Restricted Stock Units pursuant to the terms and conditions in effect on the date of this Agreement of Company Restricted Stock Units outstanding as of the date of this Agreement or issued after the date of this Agreement as permitted under Section 5.1(b)(ii);

(x) split, combine, subdivide or reclassify any shares of capital stock or other equity interests of the Company or any of its Subsidiaries;

(xi) except as may be required by applicable Law or the terms of any Employee Plan as in effect on the date of this Agreement: (A) other than with respect to bonus compensation, severance and acceleration of vesting as provided in Section 5.1(b)(iii), enter into, adopt, amend, modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, equity-based compensation, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, retention, change in control, severance or other employee benefit agreement, trust, plan, fund or other arrangement (including any agreement, trust, plan, fund or arrangement that would be an Employee Plan if it were in existence on the date of this Agreement) for the compensation, benefit or welfare of any member of the board of directors, officer, employee or independent contractor or any other Employee Plan in any manner, other than such arrangements that are pursuant to any plan or arrangement as in effect as of the date of this Agreement or entered into in the ordinary course of business consistent with past practice in connection with the hiring or promotion of any employee who is not or will not be a director or officer and who has an aggregate annual compensation that is not in excess of $200,000; (B) other than with respect to bonus compensation, severance and acceleration of vesting as provided in Section 5.1(b)(iii), (1) increase the salaries, bonuses, severance, termination, retention or change in control pay or other compensation (including equity-based compensation) or benefits payable or to become payable, other than such arrangements that are pursuant to any plan or arrangement as in effect as of the date of this Agreement, (2) pay any special bonus or special remuneration (including payment of any benefit to any member of the Company Board or officer of the Company that is not required to be so paid by any plan or arrangement as in effect as of the date of this Agreement), or (3) pay or agree to pay any material benefit, in each case of (1), (2), and (3), to any current or former director or officer or any employee or independent contractor who has received or who is expected to receive aggregate annual compensation in excess of $200,000; (C) terminate, promote or change the title of any director or officer (retroactively or otherwise) or any individual who would be a director or officer following the promotion or change in title; or (D) enter into, adopt, amend, modify or terminate any material agreement with respect to any labor dispute, organizing activity or proceeding, or any lockouts, slowdowns, strikes or work stoppages, or threats of any thereof, including any Collective Bargaining Agreement.

(xii) hire or make an offer to hire, or promote any director, officer, employee or independent contractor of the Company who has an aggregate annual compensation in excess of $200,000, other than pursuant to any arrangement as in effect as of the date of this Agreement;

(xiii) commence, compromise or settle any Legal Proceeding except for the settlement of any Legal Proceeding involving individually not more than $250,000 or in the aggregate not more than $500,000, in each case, net of insurance recoveries, that is in the ordinary course of business consistent with past practice and does not include any obligation (other than the payment of money that, subject to payment of a deductible, is fully covered by insurance) to be performed by the Company or any of its Subsidiaries or any admission of wrongdoing by the Company or its Subsidiaries (including any obligation to refrain from taking or performing any activities or actions); or waive, release, grant or transfer any material rights or claims;

(xiv) except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the financial or tax accounting methods, principles or practices used by the Company or any of its Subsidiaries;

(xv) write up, write down or write off the book value of any assets, individually or in the aggregate, of the Company or any of its Subsidiaries, other than (A) in the ordinary course of business consistent with past practice, or (B) as may be required by GAAP;

(xvi) (A) make, change or revoke any material Tax election, (B) settle or compromise any income or other Tax liability in excess of $300,000, (C) amend any material Tax Return, (D) adopt or change any Tax accounting period, (E) waive or surrender any right to claim a material Tax refund, or (F) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(xvii) (A) terminate or materially modify or amend in a manner materially adverse to the Company or any of its Subsidiaries, or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under, any Material Contract (or any Contract that would be a Material Contract if entered into prior to the date of this Agreement), except for termination upon expiration of the term of such Material Contract in accordance with its terms; or (B) enter into any Contract that if in effect on the date of this Agreement would be a Material Contract, except to extend or renew any Material Contract that has expired or terminated in accordance with its terms on terms no less favorable to the Company or any of its Subsidiaries party thereto than the terms of such Material Contract being extended or renewed; provided that if another subsection of this Section 5.1(b) governs conduct or actions of the same type or nature as this Section 5.1(b)(xvii), and such other subsection expressly permits such conduct or actions to be taken by the Company or any of its Subsidiaries in conflict with this Section 5.1(b)(xvii), then the Company and any of its Subsidiaries shall be permitted to take such conduct action;

(xviii) (A) grant to any third Person any license (other than Ordinary Course Licenses), covenant not to sue, immunity, authorization, release or other right with respect to any material Company-Owned Intellectual Property, except in the ordinary course of business; (B) acquire or license any Intellectual Property from any third Person which is material to the Company and its Subsidiaries, taken as a whole (other than purchases or licenses of any Standard Software not inconsistent with past practices); (C) assign, transfer or grant any exclusive rights to any Company-Owned Intellectual Property to any third Person; (D) grant any license to any Company-Owned Intellectual Property other than the grant of non-exclusive licenses with respect to Company-Owned Intellectual Property in the ordinary course of business; (E) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third Person, in each case, outside of the ordinary course of business, or (F) abandon any material Company Registered Intellectual Property;

(xix) grant any security interest in any property or asset of the Company or any of its Subsidiaries, including any Company-Owned Intellectual Property;

(xx) incur any capital expenditure in any fiscal quarter in excess of $2,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole;

(xxi) renew or enter into any non-compete, exclusivity or similar Contract that would restrict, curtail or limit, in any material respect, the ability of the Company or any of its Subsidiaries to compete or conduct activities in any geographic area or line of business, or with any Person;

(xxii) terminate or cancel, let lapse, or amend or modify, or fail to use commercially reasonable efforts to maintain in full force and effect, in any material respect, other than renewals in the ordinary course of business consistent with past practice, any material insurance policies maintained by the Company or any of its Subsidiaries which is not replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters (including materially reduce the amount or coverage of any insurance policies with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect);

(xxiii) enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, joint development, strategic partnership or alliance that is material, individually or in the aggregate, to the business of the Company and any of its Subsidiaries taken as a whole; and

(xxiv) enter into a contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 5.1(b).

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.2 No Solicitation.

(a) Subject to Section 5.2(c) and except as expressly permitted by this Section 5.2, at all times during the period commencing from 12:01 a.m. (New York City time) on the 1st day after the last day of the Go-Shop Period (the “No-Shop Period Start Date”) and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to Article VIII and (y) the Effective Time, the Company and its Subsidiaries shall not, and shall not authorize or instruct its respective directors, officers, employees, controlled affiliates, investment bankers, financial advisors, attorneys, accountants or other agents or representatives retained by any of them (collectively, “Representatives”) to, directly or indirectly,

(i) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist with respect to the preparation, submission or announcement of, an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal;

(ii) furnish to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with respect to, or with the intent to induce, encourage, facilitate or assist in the making, submission or announcement of, an Acquisition Proposal or any inquiries, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal;

(iii) enter into, continue or otherwise participate or engage in discussions, communications or negotiations with any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) with respect to, or with the intent to induce, encourage, facilitate or assist in the making, submission or announcement of, an Acquisition Proposal or any inquiries, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal;

(iv) agree to, approve, endorse, recommend or consummate any Acquisition Proposal or enter into any letter of intent, memorandum of understanding, agreement in principle or similar document, or any Contract (other than an Acceptable Confidentiality Agreement entered into in compliance with this Section 5.2) contemplating or otherwise relating to an Acquisition Proposal or Acquisition Transaction; or

(v) grant any waiver or release under any standstill or similar agreement with respect to any equity securities of the Company or any of its Subsidiaries or their respective assets or properties;

(vi) resolve or agree to do any of the foregoing.

(b) Except as expressly permitted by this Section 5.2, and except with respect to a Person or group of Persons from whom the Company or any of its Subsidiaries or any of their respective Representatives has received a bona fide written Acquisition Proposal after the date hereof and prior to the No-Shop Period Start Date that satisfies the requirements of Section 5.2(c)(i) and Section 5.2(c)(ii) (such Person or group of Persons, an “Excluded Party”), from and after the No-Shop Period Start Date, the Company and its Subsidiaries shall, and shall cause the Representatives of the Company and its Subsidiaries to, (i) immediately cease any and all existing discussions or negotiations with any Persons (other than Parent, Merger Sub or any of their respective designees or Representatives, or any Excluded Party and its Representatives) conducted heretofore with respect to any Acquisition Proposal and (ii) request the prompt return or destruction of all confidential information of the Company or its Subsidiaries previously furnished to any Person with respect to any Acquisition Proposal or potential Acquisition Proposal and terminate the access of any Person (other than Parent, Merger Sub or any of their respective designees or Representatives, or any Excluded Party and its Representatives) to any “data room” hosted by the Company or any of its Subsidiaries or Representatives relating to any Acquisition Proposal. Notwithstanding anything to the contrary contained herein, a Person shall cease to be an Excluded Party for all purposes under this Agreement at such time as (x) any Acquisition Proposal made by such Person (including, for the avoidance of doubt, any amended or modified Acquisition Proposal submitted by such Person (whether prior to or following the Go-Shop Period)) no longer satisfies the requirements of Section 5.2(c)(i) and Section 5.2(c)(ii), or (y) such Acquisition Proposal has been withdrawn, has expired or has been terminated (provided that, for the avoidance of doubt, any amended or modified Acquisition Proposal submitted by such Person (whether prior to or following the Go-Shop Period) shall not be deemed to constitute a withdrawal, expiration or termination of such previously submitted Acquisition Proposal).

(c) Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, if at any time after the No-Shop Period Start Date and prior to the receipt of the Requisite

Stockholder Approval, (i) the Company Board has received from any Person a bona fide written Acquisition Proposal that did not arise out of a breach of this Section 5.2 and that the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) either constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Massachusetts Law, the Company Board may, directly or indirectly through the Company’s Representatives, (A) participate or engage in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal, including entering into an Acceptable Confidentiality Agreement, (B) furnish to such Person and its Representatives any non-public information relating to the Company or any of its Subsidiaries and/or afford such Person and its Representatives access to the business, properties, assets, books, records or other non-public information, or the personnel, of the Company or any of its Subsidiaries, in each case under this clause (B) pursuant to an Acceptable Confidentiality Agreement, provided that, the Company shall promptly (and in any event within 24 hours) furnish Parent with any non-public information furnished to such Person or its Representatives to the extent such information has not been previously furnished by the Company to Parent or its Representatives, and/or (C) contact the Person who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof solely to the extent necessary to enable the Company Board to determine whether such Acquisition Proposal constitutes a Superior Proposal or will lead to a Superior Proposal; provided that in the case of any action taken pursuant to the preceding clauses (A), (B) or (C), the Company gives Parent a prior written notice of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person.

(d) During the Go-Shop Period, the Company shall promptly (and in any event within two (2) Business Days of receipt) notify Parent in writing if the Company or any of its Subsidiaries or their respective Representatives receives any Acquisition Proposal, together with the identity of the Person making such Acquisition Proposal and a copy of such Acquisition Proposal. The Company shall promptly (and in any event within 24 hours) following the expiration of the Go-Shop Period provide Parent with a list of Excluded Parties, including the identity of each Excluded Party.

(e) On and after the No-Shop Period Start Date, the Company shall promptly (and in any event within one (1) Business Day of receipt) notify Parent in writing if the Company or any of its Subsidiaries or their respective Representatives receives, including from an Excluded Party, (i) any Acquisition Proposal, (ii) any request for information or access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries that could reasonably be expected to lead to an Acquisition Proposal or (iii) any inquiry with respect to, or which could reasonably be expected to lead to, any Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal, request or inquiry, the identity of the Person making any such Acquisition Proposal, request or inquiry and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent fully informed on a substantially current basis of the status and details of any such Acquisition Proposal, request or inquiry (including by notifying Parent within one (1) Business Day after the occurrence of any amendment or modification of the price or of any other material term of such Acquisition Proposal), including furnishing copies of any written correspondence sent or provided to the Company or any of its Subsidiaries that describes any of the material terms or conditions of such Acquisition Proposal and any draft transaction agreements sent or provided to the Company or any of its Subsidiaries. Any material amendments to any Acquisition Proposal shall be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 5.2(e) (provided that, for the avoidance of doubt, any amended or modified Acquisition Proposal submitted by an Excluded Party shall not be deemed to constitute a withdrawal, expiration or termination of such previously submitted Acquisition Proposal).

(f) The Company agrees that any violation of the restrictions set forth in this Section 5.2 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Agreement by the Company.

(g) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Chapter 110F of the Massachusetts General Laws (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, nor approve any Person (other than Parent, Merger Sub or their respective Affiliates) becoming an “interested stockholder” under Chapter 110F of the Massachusetts General Laws (or any similar provision of any other Takeover Law), in each case unless such actions are taken or approval is given concurrently with a termination of this Agreement pursuant to Section 8.1(e).

(h) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the day that is thirty-five (35) days following the date of this Agreement (such period, the “Go-Shop Period”), the Company and its Subsidiaries and their respective Representatives shall have the right to directly or indirectly: (i) take any action to initiate, solicit, induce and encourage, facilitate and assist with, whether publicly or otherwise, any Acquisition Proposals (or any inquiries or the making of any proposals, expressions of interest or other offers or attempts that could reasonably be expected to lead to an Acquisition Proposal), including by way of providing access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that (x) in providing any non-public information to any Person given such access, the Company shall promptly (and in any event within 24 hours) provide such non-public information to Parent to the extent such information has not been previously furnished by the Company to Parent or its Representatives and (y) in no event shall the Company provide any Person any non-public information of or relating to Parent, Merger Sub or any of their respective Affiliates; and (ii) enter into, participate or engage in, and maintain discussions, communications or negotiations with respect to any Acquisition Proposal (or any inquiries or the making of any proposals, expressions of interest or other offers or attempts that could reasonably be expected to lead to an Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions, communications or negotiations. For the avoidance of doubt, at any time after the No-Shop Period Start Date, the Company may continue to engage in the activities described in this Section 5.2(h) with respect to, and the restrictions in Sections 5.2(a)(i) through 5.2(a)(iii) shall not apply to, any Excluded Party (but only for so long as such Person or group is an Excluded Party), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date.

(i) Notwithstanding anything in this Section 5.2 to the contrary, the Company shall not, and shall not permit its Subsidiaries or their respective Affiliates or Representatives to, reimburse or agree to reimburse the fees or expenses of any Person in connection with an Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal (including, for the avoidance of doubt, in connection with any Acceptable Confidentiality Agreement).

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause the conditions to the Merger set forth in Article VII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities that are necessary to consummate the Merger and the other transactions contemplated by this Agreement; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement. In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, shall take any action or fail to take any action that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, materially delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries shall, without Parent’s prior written consent, pay or commit to pay any consent or other similar fee, “profit sharing” or other similar payment, any penalty or any other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

6.2 Regulatory Approvals.

(a) Parent and/or Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as reasonably practicable after the date of this Agreement, (ii) file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority pursuant to other applicable Antitrust Laws in connection with the Merger as soon as reasonably practicable after the date of this Agreement, (iii) (A) jointly make the draft filing with the Committee on Foreign Investment in the United States (“CFIUS”) contemplated under 31 C.F.R. § 800.401(f) with respect to the transactions contemplated hereby as soon as reasonably practicable after the date of this Agreement, and (B) as soon as reasonably practicable after CFIUS notification that the draft filing meets all requirements of 31 C.F.R. § 800.402 of the regulations and is, accordingly, complete, jointly file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a), (iv) prepare and file all filings required to obtain the PRC Overseas Investment Approvals as promptly as reasonably practicable after the date of this Agreement, (v) prepare and file all filings required to obtain the Taiwan Approvals as promptly as reasonably practicable after the date of this Agreement and (vi) prepare and file any other filing or written materials necessary or advisable to be made or submitted to any other Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement (the filings described in the foregoing clauses (i) through (vi) collectively, “Regulatory Filings”). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only or outside counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information or maintain attorney-client or other privilege.

(b) Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of the Regulatory Filings (including, to the extent permitted by applicable Law, (x) providing copies of all such documents to the non-filing parties (or their outside counsel) prior to filing, other than Parent’s Notification and Report Form, and its attachments, to be filed pursuant to the HSR Act, and (y) considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation, request or other inquiry of any Governmental Authority under any applicable Laws (including Antitrust Laws) or Orders with respect to any such filing, (ii) supply the other party (or its outside counsel) with any information and reasonable assistance that may be required or reasonably requested by any Governmental Authority in connection with the making of such filings, (iii) supply any additional information that may be required or reasonably requested by the FTC, the DOJ, CFIUS or the relevant Governmental Authority of Taiwan as soon as practicable and in all cases within the amount of time allowed by such Governmental Authorities and (iv) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to (A) obtain the HSR Antitrust Clearance, (B) obtain any required consents under any other Antitrust Laws applicable to the

Merger as soon as practicable, (C) obtain the PRC Overseas Investment Approvals as soon as practicable (other than as waived by Parent pursuant to Section 7.1(b)(ii)), (D) obtain the Taiwan Approvals as soon as practicable, (E) obtain the CFIUS Approval as soon as practicable, and (F) avoid any impediment to the consummation of the Merger under any applicable Laws (including Antitrust Laws) or Orders, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, CFIUS, the relevant Governmental Authority of Taiwan or any other Governmental Authority or Person may assert under any applicable Laws (including Antitrust Laws) or Orders with respect to the Merger; provided that with respect to CFIUS, Parent shall not be obligated to accept any mitigation proposal by CFIUS as a condition to granting the CFIUS Approval except as set forth in Section 6.2(g). Information submitted to CFIUS pursuant to Section 800.402(c)(6)(vi)(B) of the CFIUS Regulations shall not be provided to or otherwise shared with the Company or any of its Subsidiaries.

(c) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall, to the extent permitted by applicable Law, promptly inform the other of any material communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any Regulatory Filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to a Regulatory Filing or the transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and permitted by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Merger or any other transactions contemplated hereby, (ii) give each other an opportunity to participate in each of such meetings to the extent permitted by the Governmental Authority, (iii) keep the other party reasonably apprised with respect to any material communications with any Governmental Authority regarding the Merger or any other transactions contemplated hereby, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger or any other transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all material written communications (including any applications, analyses, presentations, memoranda, briefs, arguments and opinions) and planned oral communications with a Governmental Authority regarding the Merger or any other transactions contemplated hereby, and (vi) provide each other (or counsel of each party, as appropriate) with copies of all material written communications to or from any Governmental Authority relating to the Merger or any other transactions contemplated hereby. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only or outside counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information or maintain attorney-client or other privilege.

(d) Each of Parent, Merger Sub and the Company shall cooperate with one another to (i) promptly determine whether any filings not contemplated by this Section 6.2 are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by this Section 6.2 are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

(e) Except as otherwise provided in this Agreement, including, for the avoidance of doubt, as set forth in Section 6.2(g), each of Parent, Merger Sub and the Company shall offer to take (and if such offer is accepted, commit to take) all steps which it is capable of taking to avoid or eliminate impediments under any Antitrust Laws that may be asserted by the FTC, the DOJ or any other Governmental Authority with respect to the transactions contemplated by this Agreement, and to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, obtaining the CFIUS Approval, in each case, so as to enable the Closing to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Termination Date, including: (i) defending through Legal Proceedings on the merits any claim asserted in any court relating to the transactions contemplated by this Agreement by any party, including appeals; (ii) proposing, negotiating, offering to commit and effecting, by consent decree, hold separate order or otherwise, the sale, license, assignment, transfer or other divestiture or disposition of any of the businesses, services, products or assets of the Company or any of its Subsidiaries and any other actions that limit the freedom of action with respect to, or the ability to retain, any of the businesses, services or assets of the Company and its Subsidiaries; and (iii) agreeing or proffering to limit or not to exercise any rights of ownership of any securities and agreeing or proffering to enter into any agreement that limits the ownership or operation of any business of the Company or any of its Subsidiaries.

(f) Notwithstanding anything to the contrary in this Section 6.2, none of Parent, Merger Sub or the Company shall be required to agree to any term or take any action in connection with obtaining the HSR Antitrust Clearance or Non-U.S. Antitrust Clearances (i) that is not conditioned upon the consummation of the Merger and the other transactions contemplated by this Agreement or (ii) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) In connection with, or as a condition of, obtaining CFIUS Approval, Parent and Merger Sub shall not be obligated to take any mitigation steps (i) that would reasonably be expected to be materially adverse to the business or financial condition of the Company and its Subsidiaries, individually or taken as a whole, including but not limited to steps that would adversely affect the LTX-Credence and/or ECT businesses or material product lines in any material way, (ii) that would reasonably be expected to reduce the reasonably expected benefits of the Merger to Parent or its Affiliates in an amount that is financially material relative to the value of the Company and its Subsidiaries, taken as a whole or (iii) set forth on Schedule 6.2(g).

(h) Notwithstanding the foregoing, commencing upon the execution of this Agreement, the Company and its Subsidiaries shall use their reasonable best efforts to (i) as promptly as practicable after the date of this Agreement, terminate any export, sale or other activity subject to the ITAR, (ii) promptly and no later than within two (2) Business Days of the date of this Agreement, notify, in accordance with the ITAR, the U.S. Department of State’s Directorate of Defense Trade Controls in writing that the Company and its Subsidiaries are no longer in the business of manufacturing, exporting or brokering defense articles or defense services and are cancelling their ITAR registration, (iii) promptly, and no later than within five (5) Business Days of the date of this Agreement, terminate any and all manufacturing, export, sale or other business of products, services, technology, or software that are specially designed, as that term is defined in the Export Regulations and the ITAR, for fulfillment of a defense contract or subcontract, even if subject to the Commerce Department’s Export Administration Regulations and (iv) promptly and no later than within two (2) Business Days of the date of this Agreement, provide notification in writing to the following parties that the Company has entered into this Agreement to be acquired by Parent: (A) each U.S. Government agency with whom the Company or any of its Subsidiaries is a party to any contract, including the Department of the Navy, the Defense Logistics Agency, and National Aeronautics and Space Administration (NASA), (B) any prime contractor that has, within the past three (3) years, subcontracted to the Company or any of its Subsidiaries work under a U.S. Government contract, grant or other agreement, and (C) any customer for whom the Company or any of its Subsidiaries manufactures a product classified under ECCN 3B611 or another 600 Series ECCN on the Commerce Control List. In addition, the Company shall use its best efforts to terminate its contracts with U.S. military agencies as promptly as practicable following the date of this Agreement and all work to be performed under such contracts, including the delivery of products or services, shall be completed at least twenty (20) Business days prior to Closing. Further, to the extent such actions would not violate the record keeping provisions or other provisions of the applicable Laws, each of the Company and its Subsidiaries shall use their reasonable best efforts to remove from its possession, custody and control any and all information, including hard copy and electronic documents, memos, correspondence, etc. relating to (x) the Contract set forth on Section 6.2 of the Company Disclosure Letter, (y) its business subject to the ITAR, and/or (z) its business with or for U.S. defense contractors in connection with products, services, technology, or software that are specially designed, as that term is defined in the Export Regulations and the ITAR, for the fulfillment of a U.S. defense contract or subcontract, and return the appropriate documents, memos, correspondence, etc. to the appropriate customers prior to the Closing Date. The Company and its Subsidiaries shall provide a written certification to Parent that the above actions have been taken in accordance with this Section 6.2 and the certification shall be provided within three (3) Business Days of completing each of the required actions.

6.3 Proxy Statement.

(a) The Company shall use reasonable best efforts to deliver to Parent a reasonably complete initial draft of the Proxy Statement promptly after the date hereof, and as soon as practicable following the date hereof (and in any event within twenty (20) Business Days after the date hereof), the Company shall prepare and file with the SEC in preliminary form the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting. The Company shall cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Parent and Merger Sub shall furnish in writing to the Company all information concerning Parent and Merger Sub as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement or any amendment or supplement thereto. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or Merger Sub, or any of their respective directors, officers or other Affiliates, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the others, and the Company shall promptly prepare and file with the SEC an appropriate amendment or supplement to the Proxy Statement describing such information and, to the extent required by applicable Law or the SEC or its staff, disseminate such amendment or supplement to the Company Stockholders.

(b) The Company shall use its reasonable best efforts to respond promptly to any such comments made by the SEC or its staff with respect to the Proxy Statement and shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable (and in any event within ten (10) Business Days) following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement; provided that the Company shall not be required to disseminate the Proxy Statement to the Company Stockholders prior to the expiration of the Go-Shop Period.

(c) Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change specifically permitted by Section 6.5, (i) the Company shall not file with the SEC nor mail the Proxy Statement or any amendment or supplement thereto, and (ii) the Company shall not correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement, in any such case referenced in the preceding clause (i) or (ii) without providing Parent and Merger Sub a reasonable advance opportunity to review and comment thereon or participate therein, as the case may be.

(d) Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change, the Company shall advise Parent and Merger Sub, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement, any receipt of comments from the SEC or its staff on the Proxy Statement, or any receipt of a request by the SEC or its staff for additional information in connection therewith, and shall provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company also shall provide Parent with copies of any written comments or responses to be submitted by the Company in response to any comments or inquiries from the SEC or the staff thereof and shall provide Parent a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff relating to the Proxy Statement.

(e) Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change specifically permitted by Section 6.5, the Company shall include the Company Board Recommendation in the Proxy Statement.

6.4 Company Stockholder Meeting.

(a) As soon as practicable following the date hereof, the Company shall, in consultation with Parent, establish a record date for a meeting of the Company Stockholders (such meeting or any adjournment or postponement thereof, the “Company Stockholder Meeting”) for the purpose of voting to approve the Merger in accordance with the MBCA and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company shall duly call, give notice of, convene and hold the Company Stockholder Meeting as promptly as practicable (and in any event no later than 60 calendar days) after the Proxy Statement is disseminated to Company Stockholders; provided that nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting on any occasion if (i) there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting, (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, Order or a request from the SEC or its staff, or (iii) after prior consultation with Parent, the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to (A) give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with a Company Board Recommendation Change) or (B) to provide additional time to solicit proxies from Company Stockholders; provided, further, that the Company shall not postpone or adjourn the Company Stockholder Meeting to a date that is less than five (5) Business Days prior to the Termination Date in the case of the foregoing clauses (i) or (iii). All other postponements or adjournments shall require the prior written consent of Parent. The Company shall, on the reasonable request of Parent, advise Parent promptly as to the aggregate tally of proxies received by the Company with respect to the Requisite Stockholder Approval.

(b) Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change specifically permitted by Section 6.5, the Company shall solicit from the Company Stockholders proxies in favor of the approval of the Merger in accordance with Massachusetts Law, submit the Merger for approval of the Company Stockholders at the Company Stockholder Meeting, recommend to the Company Stockholders that they adopt this Agreement and the transactions contemplated hereby, include such recommendation in the Proxy Statement and use its reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholder Meeting. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or the occurrence of any Company Board Recommendation Change, unless such Company Board Recommendation Change is specifically permitted by Section 6.5.

6.5 Company Board Recommendation.

(a) Neither the Company Board nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, the Company Board Recommendation, (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, an Acquisition Proposal, (iii) fail to include the Company Board Recommendation in the Proxy Statement, (iv) if a tender offer or exchange offer that constitutes an Acquisition Proposal is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company Stockholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by the Company Stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer; provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d–9(f) under the Exchange Act or a statement that the Company Board has received and is currently evaluating such Acquisition Proposal shall not be prohibited or be deemed to be a Company Board Recommendation Change) within ten (10) Business Days after the commencement thereof or such fewer number of days as remain prior to the Company Stockholder Meeting, or (v) fail to publicly reaffirm the Company Board Recommendation following any Acquisition Proposal having been publicly made, proposed or communicated (and not publicly withdrawn) within ten (10) Business Days after Parent so requests in writing; provided that Parent may not make such request more than one time with respect to any Acquisition Proposal unless there shall have been an additional public announcement by the Company with respect to such Acquisition Proposal (each of clauses (i), (ii), (iii), (iv) and (v), a “Company Board Recommendation Change”).

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the receipt of the Requisite Stockholder Approval, (1) in connection with an Intervening Event or (2) if the Company Board receives an Acquisition Proposal that constitutes a Superior Proposal, the Company Board may (x) in the case of clause (1) effect a Company Board Recommendation Change or (y) in the case of clause (2), effect a Board Recommendation Change and authorize the Company to terminate this Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal, in each case, if and only if, prior to effecting such Company Board Recommendation Change and/or authorizing the Company to terminate this Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal:

(i) the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under Massachusetts Law;

(ii) the Company shall have notified Parent in writing at least five (5) Business Days before taking such action of its intention to do so, and shall have specified the reasons therefor, including (A) if such notice is made in connection with an Intervening Event, a reasonable description of the Intervening Event and (B) if such notice is made in connection with a Superior Proposal, the terms and conditions of, and the identity of the Person making such Superior Proposal, and contemporaneously with such notice furnished a copy (if any) of the proposed agreement under which such Superior Proposal is proposed to be consummated and any other material transaction documents, including any financing commitment letters (it being understood and agreed that, with respect to any amendment to the financial terms or other material terms of such Superior Proposal, the Company shall have provided Parent a new written notice and a new additional period of three (3) Business Days in respect of each such amendment); it being agreed that any of the foregoing notice and any amendment to update such notice and the determination to deliver such notice, or update or amend public disclosure with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement;

(iii) during such five (5) Business Day period or, if applicable, such additional three (3) Business Day period(s), prior to its effecting a Company Board Recommendation Change or terminating this Agreement, if requested by Parent, the Company shall have made its Representatives available to negotiate with Parent’s Representatives in good faith regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent;

(iv) if Parent shall have delivered to the Company a written offer to modify the terms and conditions of this Agreement during such five (5) Business Day period or, if applicable, such additional three (3) Business Day period(s), the Company Board, after expiration of the applicable period and after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, shall have determined in good faith (after consultation with its outside legal counsel and financial advisor) that (A) such Superior Proposal continued to be a Superior Proposal, and that the failure to make a Company Board Recommendation Change or terminate this Agreement would be inconsistent with its fiduciary duties to the Company Stockholders under Massachusetts Law or (B) in the case of an Intervening Event, the failure to make a Company Board Recommendation Change would be inconsistent with its fiduciary duties under Massachusetts Law; and

(v) in the case of the Company terminating this Agreement to enter into a definitive agreement with respect to a Superior Proposal, the Company shall have paid, or caused the payment of, the Termination Fee in accordance with Section 8.3(b)(iii).

(c) Nothing in this Agreement shall prohibit the Company Board and/or any authorized committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act and (ii) making any disclosure to the Company Stockholders that the Company Board and/or any committee thereof determines in good faith (after consultation from its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties under Massachusetts Law; provided that any such disclosure (other than a “stop, look and listen” communication or any substantially similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Board Recommendation Change (including for purposes of Section 8.1(f)) unless the Company Board expressly reaffirms its recommendation to the Company Stockholders in favor of the approval of this Agreement and the Merger in such disclosure.

6.6 Public Statements and Disclosure. The initial press release relating to this Agreement shall be a joint press release, the text of which shall be agreed to by both Parent and the Company. Thereafter, none of the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or by obligations pursuant to any listing agreement with any applicable securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance; provided that the restrictions set forth in this Section 6.6 shall not apply to (i) any release or announcement made or proposed to be made by the Company following a Company Board Recommendation Change or (ii) any filing to be made by a party pursuant to the Exchange Act.

6.7 Anti-Takeover Laws. In the event that any Takeover Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall take all action necessary within their respective control (including, in the case of the Company and the Company Board, grant all necessary approvals) to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to eliminate, or if it is not possible to eliminate, to minimize the effect of such Takeover Law on this Agreement and the transactions contemplated hereby.

6.8 Access. At all times during the period commencing from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford Parent, Merger Sub, and their respective Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, assets, books and records, Contracts, facilities and personnel of the Company and its Subsidiaries; provided that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information,

(b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege held by the Company or its Subsidiaries and (c) access to a Contract to which the Company or any of its Subsidiaries is a party otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; and provided further that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 6.8 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Merger Sub hereunder. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law, Contract or obligation or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the properties of the Company or any of its Subsidiaries shall be subject to the terms and conditions of any applicable Lease and the Company’s reasonable security measures and insurance requirements. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent, Merger Sub or any of their respective Representatives pursuant to the access contemplated by this Section 6.8. Nothing in this Section 6.8 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

6.9 Section 16 Matters. Prior to the Effective Time, the Company shall take all actions reasonably necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all (i) indemnification agreements set forth on Section 6.10 of the Company Disclosure Letter, and as in effect on the date of this Agreement, between (A) the Company or any of its Subsidiaries and any of their respective current or former directors and officers as of the date of this Agreement pursuant to the terms of such agreements as in effect on the date hereof and (B) any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time and executes an indemnification agreement on terms no less favorable to the Company and no more favorable to such person than the current form of indemnification agreement with its directors and officers that has been made available to Parent (the “Indemnified Persons”) and (ii) indemnification, expense advancement and exculpation provisions in any Constitutional Documents of the Company or any of its Subsidiaries in effect on the date of this Agreement, in each case until the sixth (6th) anniversary of the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers, in each case in their respective capacities as such, occurring at or prior to the Effective Time, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law.

(b) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid policy on the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”), provided that the Company shall not pay, and Parent and the Surviving Corporation shall not be obligated to pay, annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 3.23 of the Company Disclosure Letter). The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such a “tail” policy in full force and effect.

(c) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such properties or assets, as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(d) The obligations set forth in this Section 6.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such affected Indemnified Person. Each of the Indemnified Persons (and their heirs) are intended to be third-party beneficiaries of this Section 6.10 with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and their heirs) under this Section 6.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements, if any, with the Company or any of its Subsidiaries as Made Available to Parent, or applicable Law (whether at law or in equity). The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 6.10 shall be joint and several.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims under such policies.

6.11 Employee Matters.

(a) For the period of one (1) year following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all Employee Plans in accordance with their terms as in effect immediately prior to the Effective Time; provided that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating, or from causing the Surviving Corporation to amend or terminate, any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law.

(b) For a period of one (1) year following the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) provide, for the benefit of Continuing Employees, employee benefits that are no less favorable in the aggregate than the benefits that were provided to the Continuing Employees under the Employee Plans as of immediately prior to the Effective Time (such employee benefit plans, but excluding equity-based benefits and individual employment agreements, the “Company Plans”). In addition, base salary, bonus opportunity or regular wages as of immediately prior to the Effective Time shall not be decreased for a period of one (1) year following the Effective Time for any Continuing Employee who continues to be employed by the Surviving Corporation or an Affiliate during that period.

(c) To the extent that a Company Plan is made available to any Continuing Employee at or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) use reasonable best efforts to cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation, sick time or paid time off accrual and severance pay entitlement); provided that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, to the extent commercially reasonable: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent it would have been waived under the comparable Old Plan, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) the Surviving Corporation shall credit the accounts of such Continuing Employee under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture and shall not limit future accruals.

(d) Prior to making any written or oral communications to the Continuing Employees pertaining to compensation or benefits matters set forth in this Section 6.11, the Company shall provide Parent with a copy of the intended communication and Parent shall have a reasonable period of time to review and comment on the communication.

(e) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, (ii) subject to the limitations and requirements specifically set forth in this Section 6.11, require Parent or the Surviving Corporation to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) to constitute the establishment or adoption of or an amendment to any employee benefit or compensation plan, program, agreement, contract, policy or arrangement or otherwise be treated as an amendment or modification of any Company Plan, New Plan or other benefit plan arrangement. No provision of this Agreement shall create any third party beneficiary rights in any employee of the Company or any Company Subsidiary, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee of the Company or any of its Subsidiaries by Parent, the Surviving Corporation or any of the Affiliates or under any benefit plan which any of them may maintain, or otherwise.

6.12 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.13 Notification of Certain Matters.

(a) At all times during the period commencing from the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall give prompt notice to Parent and Merger Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate, or of any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby set forth in Section 7.2(a) and Section 7.2(b) to not be satisfied at the Closing; provided that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.13(a).

(b) At all times during the period commencing from the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the transactions contemplated hereby set forth in Section 7.3(a) and Section 7.3(b) to not be satisfied at the Closing; provided that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.13(b).

6.14 Certain Litigation. The Company shall promptly advise Parent of any litigation or other Legal Proceeding commenced after the date hereof against the Company, any of its Subsidiaries or any of their respective directors or officers (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company or the Subsidiaries of the Company) relating to this Agreement or the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation or Legal Proceeding. The Company shall give Parent the opportunity to participate in the defense and any settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation or Legal Proceeding. The Company shall not enter into any settlement agreement in respect of any stockholder litigation or Legal Proceeding against the Company or its directors or officers relating to this Agreement or the transactions contemplated hereby without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.15 Financing.

(a) Each of Parent and Merger Sub shall use, and shall cause their Affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange and obtain the Financing as promptly as practicable on the terms and conditions described in the Financing Documents, including using (and causing their Affiliates to use) their respective reasonable best efforts to: (i) maintain in effect the Financing Documents, (ii) enter into definitive agreements with respect thereto as promptly as practicable on the terms and conditions contained in the Commitment Letters, (iii) satisfy, or cause their Affiliates to satisfy, on a timely basis (or, if deemed advisable by Parent, seek the waiver of) all conditions applicable to Parent, Merger Sub or their respective Affiliates in the Financing Documents that are within their control and (iv) consummate the Financing at or prior to the Closing.

(b) Parent shall not agree to, or permit, any amendments, replacements, supplements or modifications to, or any waivers or assignment of commitments under, either of the Commitment Letters without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Parent shall have the right to amend, replace, supplement or otherwise modify, or waive any of its rights under each of the Commitment Letters, and/or substitute or add other equity or debt financing, and/or permit the parties to the Commitment Letters to assign their commitments thereunder to other equity or debt Financing Sources without the prior written consent of the Company if, and only if, such amendments, modifications, waivers, assignments or replacements would not (i) reduce the aggregate amount of the Financing to an amount committed that is below the amount required, together with other financial resources of Parent and Merger Sub, including cash, cash equivalents and marketable securities of Parent and Merger Sub on the Closing Date, to consummate the Merger on the terms contemplated by this Agreement; (ii) adversely impact the ability of Parent and/or Merger Sub to enforce their rights under the Financing Documents; (iii) amend or modify the then-existing conditions precedent to funding of the Financing in a manner that would make such conditions materially less likely to be satisfied by the Closing or impose new or additional conditions precedent to funding of the Financing; or (iv) otherwise be reasonably expected to prevent or materially delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement; provided that Parent shall have the right to permit any Financing Source to assign its commitment under the Commitment Letters to other financing sources and to permit the parties to the Financing Documents other than the Commitment Letters to assign its or their commitments thereunder to other financing sources, in each case, solely to the extent consistent with the other terms of this Section 6.15(b). Parent shall promptly deliver to the Company copies of any amendment, replacement, supplement, modification or waiver of the Financing Documents.

(c) In the event that any portion of the Debt Financing or Equity Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters, (i) Parent shall promptly so notify the Company and (ii) Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative bank debt financing or equity financing from alternative Financing Sources in an amount sufficient to consummate the transactions contemplated by this Agreement upon conditions not materially less favorable, taken as a whole, to Parent’s interests than those in the Commitment Letters, as promptly as practicable following the occurrence of such event (and in any event no later than the Effective Time).

(d) Prior to the Closing, Parent shall (i) give the Company prompt notice (A) upon becoming aware of any material breach of any provision of, or termination by any party thereto of the Financing Documents, (B) upon the receipt of any written communication from any Person party to the Financing Documents with respect to any threatened breach or termination thereof by such Person or (C) if it is reasonably expected that Parent or Merger Sub will not be able to obtain all or any portion of the Financing on the terms and conditions under the Financing Documents and (ii) keep the Company reasonably informed, at the Company’s request, of material developments in Parent’s and Merger Sub’s efforts to arrange the Financing.

(e) Nothing in this Section 6.15 or any other provision of this Agreement shall require, and in no event shall Parent or Merger Sub be required to (i) seek the Financing from a source other than the Sponsor or Lender or in any amount in excess of that contemplated by the Commitment Letters, (ii) amend or waive any term or condition of this Agreement, or (iii) commence any legal action or proceeding, subject to Section 9.7, against any Financing Source.

(f) Each of Parent and Merger Sub acknowledges and agrees that in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent or any Affiliate or any other financing or other transaction be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

(g) Sponsor acknowledges that it shall be a major source of financing to Parent in connection with the transactions contemplated hereby.

6.16 Assistance with Financing.

(a) During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries to and use its reasonable best effort to cause its and their respective Representatives to, at Parent’s sole expense, use reasonable best efforts to cooperate in connection with the arrangement of Financing as may be reasonably requested by Parent (provided that such requested cooperation is otherwise consistent with this Agreement and does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including:

(i) subject to Section 6.8, participating, and causing the Company’s senior management, officers and advisers to participate, in each case at mutually agreeable times and places and with reasonable advance notice, in a reasonable number of calls and meetings in a reasonable location (including customary one-on-one meetings with the Financing Sources and such members of senior management designated by the Company), presentations, due diligence (including accounting due diligence) and presentations to prospective Financing Sources and investors, in each case in connection with all or any portion of the Financing;

(ii) as promptly as practicable after request therefor, furnishing to Parent, Merger Sub and the Financing Sources, and their respective Representatives, financial and other pertinent information regarding the Company and its Subsidiaries as (A) may be reasonably requested by Parent, (B) is reasonably available to the Company at such time or that the Company has produced prior to the date hereof in the ordinary course of business (and in accordance with the timeframe in which such information has been produced) and (C) is customarily needed for financings of the type contemplated by the Financing Documents; provided that the Company shall have satisfied its obligations if the Company shall have used its reasonable efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided; provided further that nothing contained herein shall require the Company to furnish to Parent, any Financing Source or any other Person, any pro forma financial statement or any adjustments, assumptions, estimates, projections, forecasts or other information in connection with the preparation of any financial statements;

(iii) assisting with the preparation of bank information memoranda, business projections, lender presentations and similar documents required in connection with the Financing, including execution and delivery of customary representation letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information regarding the Company or its Subsidiaries or their respective securities (which shall only be provided to prospective lenders pursuant to a customary confidentiality agreement);

(iv) using reasonable best efforts to cooperate with and assist Parent or Merger Sub in obtaining consents to the use of legal opinions, hedging agreements, appraisals, surveys, engineering reports, title insurance and other documentation and items required by the Financing Sources or as are reasonably requested by Parent;

(v) executing and delivering, as of the Effective Time, any definitive financing documents, including any credit agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters (or a solvency opinion with respect to such solvency matters) and consents of accountants for use of their reports in any materials relating to any Financing) as may be as may be reasonably determined by Parent to be necessary in order to consummate any Financing and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing Indebtedness and the release of related Liens);

(vi) taking all actions reasonably necessary to permit the Financing Sources to conduct audit examinations, appraisals and other evaluations with respect to the Company’s and its Subsidiaries’ current assets and other collateral, and to evaluate its cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements;

(vii) to the extent reasonably requested at least ten (10) Business Days prior to the Closing Date, providing all documentation and other information required by applicable “know your customer,” anti-money laundering, anti-terrorism, foreign corrupt practices and similar laws, rules and regulations of all applicable jurisdictions related to the Financing; and

(viii) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any Subsidiary of the Company is a party to the extent required by the Financing Sources and to arrange discussions among Parent, Merger Sub and the Financing Sources with other parties to material leases, encumbrances and contracts to the extent required by the Financing Sources.

(b) The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a customary manner that is not intended nor reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket expenses and costs incurred in connection with the Company’s, its Subsidiaries’ or its and their respective Representatives’ obligations under this Section 6.16 and indemnify and hold harmless the Company and its Subsidiaries and its and their respective Representatives from and against, and compensate and reimburse the Company and its Subsidiaries and its and their respective Representatives for, any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing, the arrangement of the Financing, the performance of any of their obligations under this Section 6.16 and any information utilized in connection with the Financing (other than losses, damages, claims, costs or expenses resulting from (A) any inaccurate or misleading financial information relating to the Company and its Subsidiaries provided by the Company in writing specifically for use in connection with the Financing and (B) the fraud, bad faith or willful material breach by the Company or any of its Subsidiaries of its obligations under this Section 6.16).

(c) Notwithstanding anything in this Agreement to the contrary, including this Section 6.16, (i) neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 6.16 that would unreasonably interfere with the ongoing operations of the Company or its Subsidiaries; (ii) prior to the Effective Time, neither the Company nor any of its Subsidiaries shall be required to waive or amend any terms of this Agreement or pay any commitment or other similar fee or incur or assume any other liability or obligation in connection with the Financing; (iii) prior to the Effective Time, none of the Company, its Subsidiaries or their respective Representatives shall be required to authorize, execute or enter into or perform any agreement with respect to any Financing; (iv) neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action that would (A) contravene any applicable Law or the Company’s or any of its Subsidiaries’ Constitutional Documents or require the Company or any of its Subsidiaries to disclose information subject to any attorney-client, attorney work product or other legal privilege (provided, that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege), (B) cause any covenant, representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries or (C) cause any Representative of the Company or any of its Subsidiaries to incur or potentially incur any personal liability; (v) neither the Company nor any of its Subsidiaries shall be required to deliver or cause to be delivered any financial information in a form not customarily prepared by the Company or with respect to a month or fiscal period that has not yet ended or has ended less than forty-five (45) days prior to the date of such request (or ninety (90) days in the case of a fiscal year-end); and (vi) neither the Company nor any of its Subsidiaries nor any Persons who are directors or officers of the Company or any of its Subsidiaries shall be required to pass resolutions or consents to approve or authorize the execution of the Financing or deliver any certificate, document, instrument or agreement in connection with the Financing that is effective prior to the

Closing or agree to any change or modification of any existing certificate, document, instrument or agreement in connection with the Financing that is effective prior to the Closing (provided, that in no event shall this Section 6.16 require the Company or any of its Subsidiaries to cause any officer or director of the Company or of its Subsidiaries that is not continuing in such capacity after the Closing to execute any certificate, document, instrument or agreement).

(d) Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.2(b), as applied to the Company’s obligations under this Section 6.16, shall be deemed to be satisfied unless the Company or any of its Subsidiaries has willfully and materially breached its obligations under this Section 6.16.

6.17 Payment Guarantee. Within three (3) Business Days from the date hereof, Parent will cause the Guarantor to issue the Payment Guarantee to the Company PRC Subsidiary, as collateral and security for the payment of the Reverse Termination Fee by Parent pursuant to Section 8.3(c).

(a) If this Agreement is terminated and the Reverse Termination Fee is payable under Section 8.3(c)(i), the Company PRC Subsidiary may and Parent shall (if requested in writing by the Company) deliver a joint written instruction to the Guarantor to pay the Guaranteed Amount under the Payment Guarantee to the Company PRC Account.

(b) If this Agreement is terminated and the Reverse Termination Fee is payable under Section 8.3(c)(ii) or Section 8.3(c)(iii), the Company PRC Subsidiary shall have the right to cause the Guarantor to pay the Guaranteed Amount under the Payment Guarantee to the Company PRC Account by issuing a written instruction to the Guarantor; provided that, the Company shall cause the Company PRC Subsidiary to concurrently deliver a copy of such written instruction to Parent. Parent shall take, or cause to be taken, all actions necessary to cause the Guarantor to make such payment.

(c) If this Agreement is terminated and the Reverse Termination Fee is not payable pursuant to Section 8.3(c), or if the Closing occurs, the Company shall cause the Company PRC Subsidiary to (i) notify the Guarantor in writing and (ii) deliver the Payment Guarantee to Parent, in each case, immediately after such termination or the Closing, as applicable.

6.18 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting by the Company of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.19 Formation of Merger Sub. Prior to the Closing, Parent shall form or cause to be formed a Massachusetts corporation as a direct or indirect, wholly-owned Subsidiary of Parent, which corporation shall be Merger Sub hereunder. Promptly following its formation, Parent shall cause Merger Sub to become a party to this Agreement as if an original party hereto by executing the Joinder substantially in the form attached hereto as Annex A and delivering such executed Joinder to the Company.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to all Parties’ Obligations. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law), at or prior to the Effective Time, of each of the following conditions:

(a) Requisite Stockholder Approval. The Company shall have received the Requisite Stockholder Approval.

(b) Antitrust Approvals and Government Approvals.

(i) The HSR Antitrust Clearance and the Non-U.S. Antitrust Clearances shall have been obtained.

(ii) Parent shall have obtained the PRC Overseas Investment Approvals, other than such PRC Overseas Investment Approvals as Parent, in its sole discretion, shall have determined to waive; provided that Parent shall not be entitled to waive any PRC Overseas Investment Approvals that would, or would reasonably be expected to, adversely affect the delivery of the consideration payable in connection with the Merger in accordance with Article II.

(iii) CFIUS Approval shall have been obtained.

(c) No Prohibitive Laws or Injunctions. No Governmental Authority of competent jurisdiction in the United States, the PRC or any of the jurisdictions set forth in Schedule 7.1(c) shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.3 (Requisite Stockholder Approval) and in the second sentence of Section 3.11(a) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period); (ii) the representations and warranties of the Company set forth in Sections 3.6(a), 3.6(b) and 3.6(c) (Company Capitalization) shall be true and correct (except for such inaccuracies as are de minimis) as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period); (iii) each of the representations and warranties of the Company set forth in Section 3.1(a) (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), Section 3.25 (Brokers), Section 3.26 (Opinion of Financial Advisor), Section 3.27 (State Anti-Takeover Statutes) and Section 3.29 (No Rights Plan) shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period), but without regard to any qualification as to materiality or Company Material Adverse Effect included therein; and (iv) each of the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period), in each case of this clause (iii), except for any failure to be so true and correct that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect but without regard to any qualification as to materiality or Company Material Adverse Effect included therein.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations that are to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d) Company Material Adverse Effect. There shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) Taiwan Approvals. The Company shall have obtained the Taiwan Approvals.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period), in each case, except for any failure to be so true and correct that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect but without regard to any qualification as to materiality or Parent Material Adverse Effect included therein.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations that are to be performed by them under this Agreement prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

7.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VII to be satisfied as a condition precedent to any right or obligation of such party hereunder if such failure was caused by such party’s breach of this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the receipt of the Requisite Stockholder Approval (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred by 5:00 p.m. New York City time on or before eight (8) months after the date hereof (the “Initial Termination Date”); provided that if on such date, all of the conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived (where permissible), except for the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.2(e), then either Parent or the Company may, in its sole discretion, extend the Initial Termination Date to 5:00 p.m. New York City time on or before the date that is three (3) months after the Initial Termination Date (the “Second Termination Date”) by providing the other party written notice of such extension on or before the Initial Termination Date; provided, further, that if all of the conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived (where permissible), except for the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.2(e) as of the Second Termination Date, then either the Parent or the Company may, in its sole discretion, extend the Second Termination Date to 5:00 p.m. New York City time on or before the date that is three (3) months after the Second Termination Date (the Initial Termination Date and the Second Termination date, as each may be extended pursuant to this Section 8.1(b)(i), the “Termination Date”); provided further that if the satisfaction of the last to be satisfied or waived (where permissible) of the conditions set forth in Article VII (other than those conditions that by their nature are only capable of being satisfied at the Closing) occurs less than two (2) Business Days prior to the Termination Date, the Termination Date shall be deemed to be extended to the extent necessary to permit the Closing to occur in accordance with Section 2.3; provided further that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) any Governmental Authority of competent jurisdiction in the United States, the PRC or any of the jurisdictions set forth in Schedule 7.1(c) shall have (A) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (B) issued or granted any Order that is in effect and has the effect of making the Merger illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger, and such Order has become final and non-appealable; or

(iii) the Company shall have failed to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote on the adoption of this Agreement was taken;

(c) by the Company, in the event that (i) the Company is not then in material breach of this Agreement, (ii) the representations and warranties of Parent and/or Merger Sub contained in this Agreement shall have become inaccurate or been breached such that the condition set forth in Section 7.3(a) would not be satisfied, or the covenants or obligations of Parent and/or Merger Sub contained in this Agreement shall have been breached such that the condition set forth in Section 7.3(b) would not be satisfied, and (iii) such breach is not capable of being cured by the Termination Date or, if capable of being so cured, Parent and/or Merger Sub shall have failed to cure such breach on or before the earlier of expiration of twenty (20) days after Parent and Merger Sub have received written notice of such breach from the Company or the Termination Date (it being understood that under such circumstances the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) in respect of such breach set forth in any such written notice (A) at any time during such cure period, and (B) at any time after such twenty (20) day cure period if Parent and/or Merger Sub shall have cured such breach during such twenty (20) day cure period, unless the Agreement is terminated pursuant to other provisions of this Section 8.1);

(d) by Parent, in the event that (i) Parent and Merger Sub are not then in material breach of this Agreement, (ii) the representations and warranties of the Company contained in this Agreement shall have become inaccurate or been breached such that the condition set forth in Section 7.2(a) would not be satisfied, or the covenants or obligations of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 7.2(b) would not be satisfied, and (iii) such breach is not capable of being cured by the Termination Date or, if capable of being so cured, the Company shall have failed to cure such breach on or before the earlier of expiration of twenty (20) days after the Company has received written notice of such breach from Parent or the Termination Date (it being understood that under such circumstance Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) in respect of such breach set forth in any such written notice (A) at any time during such twenty (20) day cure period, and (B) at any time after such twenty (20) day cure period if the Company shall have cured such breach during such cure period, unless the Agreement is terminated pursuant to other provisions of this Section 8.1);

(e) by the Company, at any time prior to receipt of the Requisite Stockholder Approval, in the event that (i) the Company Board shall have authorized the Company to enter into a definitive agreement relating to a

Superior Proposal; (ii) concurrently with the termination of this Agreement, the Company enters into the definitive agreement relating to a Superior Proposal and pays Parent the Termination Fee payable to Parent pursuant to Section 8.3(b)(iii); and (iii) the Company has otherwise complied in all material respects with the provisions of Section 5.2 and Section 6.5;

(f) by Parent, in the event that (i) the Company Board shall have effected a Company Board Recommendation Change; or (ii) the Company shall have materially breached or failed to perform any of its obligations set forth in Section 5.2 or Section 6.5; or

(g) by the Company, if (i) all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing); (ii) Parent and Merger Sub fail to consummate the Merger on or before the date required by Section 2.3; (iii) thereafter, the Company has irrevocably confirmed by written notice to Parent that (A) all conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) and (B) the Company stands ready, willing and able to consummate the Merger during such period; and (iv) Parent and Merger Sub fail to consummate the Merger within five (5) Business Days of such written notice.

8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties), to the other party or parties hereto, as applicable, except for the terms of Article I (Definitions & Interpretations), Section 6.6 (Public Statements and Disclosure), this Section 8.2, Section 8.3 (Fees and Expenses) and Article IX (General Provisions), each of which shall survive the termination of this Agreement; provided that, if such termination shall result from the intentional (i) failure of any party to fulfill a condition to the performance of the obligations of the other parties or (ii) failure of any party to perform a covenant hereof in any material respect, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such failure. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. Each of Parent, Merger Sub and Sponsor hereby agrees to be bound by the terms and provisions of the Confidentiality Agreement applicable to Sino IC thereunder, with the same force and effect as if originally named therein.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Company Payments.

(i) The Company shall pay to Parent $22,800,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, concurrently with the occurrence of the applicable event described in clause (C), in the event that: (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii); (B) following the date of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), an Acquisition Proposal, whether or not conditional, shall have been announced, commenced or become publicly disclosed or otherwise submitted, made or become known to the Company Board and shall not have been publicly withdrawn prior to the Termination Date (in the event of Section 8.1(b)(i)) or the Company Stockholder Meeting (in the event of Section 8.1(b)(iii)); and (C) within twelve (12) months following the termination of this

Agreement pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), the Company or any of its Subsidiaries consummates an Acquisition Proposal or enters into a definitive agreement with respect to an Acquisition Proposal, whether or not such Acquisition Proposal was the same Acquisition Proposal referenced in the preceding clause (B). For purposes of this Section 8.3(b)(i), each reference to “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be a reference to “a majority.”

(ii) The Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent, in the event that this Agreement is terminated by Parent pursuant to Section 8.1(d).

(iii) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e) the Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, immediately before and as a condition to the effectiveness of such termination; provided that, notwithstanding the foregoing, in the event that this Agreement is terminated by the Company pursuant to Section 8.1(e) in order to enter into a definitive agreement relating to a Superior Proposal with an Excluded Party, “Termination Fee” for purposes of this Section 8.3(b)(iii) shall mean $14,250,000.

(iv) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent.

(v) Except in the event of a material breach of Section 5.2 or Section 6.5, in any circumstance in which Parent receives payment of the Termination Fee pursuant to this Section 8.3(b), the receipt of the Termination Fee in such circumstance shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company or any of its former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, and upon receipt of the Termination Fee in such circumstance, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise (except that (x) the obligations under the Confidentiality Agreement shall continue to survive and (y) the Company shall also be obligated with respect to Section 8.3(e)). Except as expressly provided in the immediately preceding sentence, following the receipt of the Termination Fee in such circumstance, (A) none of Parent, Merger Sub or any Parent Related Party shall be entitled to bring, maintain or support any Legal Proceedings against the Company or any Company Related Party arising out of or in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (B) Parent and Merger Sub shall use their reasonable best efforts to cause any Legal Proceedings pending in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, to the extent maintained by Parent, Merger Sub or any Parent Related Party against the Company or any Company Related Party to be dismissed with prejudice promptly.

(c) Parent Payments.

(i) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c), Parent shall pay to the Company $22,800,000 (the “Reverse Termination Fee”) within seven (7) Business Days after demand by the Company.

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(g), Parent shall pay to the Company the Reverse Termination Fee within seven (7) Business Days after demand by the Company.

(iii) In the event that this Agreement is terminated by Parent or the Company pursuant to (A) Section 8.1(b)(i) and at the time of such termination, all of the conditions set forth in Sections 7.1 and 7.2 (other than those conditions that, by their nature, are to be satisfied at the Closing provided such conditions are then capable of being fulfilled) shall have been satisfied or waived other than the condition set forth in Section 7.1(b)(ii) or (B) Section 8.1(b)(ii) as a result of the enactment, issuance or promulgation of any Law, or the issuance or grant of any Order, by any Governmental Authority of competent jurisdiction in the PRC, in each case, other than as a result of a breach of this Agreement by the Company, then, in each case, Parent shall pay to the Company the Reverse Termination Fee within seven (7) Business Days after demand by the Company; provided that, “Reverse Termination Fee” for purposes of this Section 8.3(c)(iii) shall mean $14,250,000.

(iv) The Reverse Termination Fee shall be paid by the Guarantor pursuant to and in accordance with the terms of the Payment Guarantee. If this Agreement is terminated in circumstances in which the Reverse Termination Fee is payable and the US Dollar Equivalent of the Guaranteed Amount shall for any reason be less than the Reverse Termination Fee, then an amount equal to the difference of (A) the Reverse Termination Fee less (B) the portion of the US Dollar Equivalent of the Guaranteed Amount actually released to the Company PRC Subsidiary by the Guarantor, shall be paid directly by Parent by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(v) Notwithstanding anything to the contrary set forth in this Agreement, in any circumstance in which the Company receives payment of the Reverse Termination Fee pursuant to this Section 8.3(c), the receipt of the Reverse Termination Fee in such circumstance shall constitute the sole and exclusive remedy of the Company against Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Parent Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, and upon receipt of the Reverse Termination Fee in such circumstance, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith, in contract, in tort or otherwise (except that (x) the obligations under the Confidentiality Agreement shall continue to survive and (y) Parent shall also be obligated with respect to Section 8.3(e)). Notwithstanding anything to the contrary in this Agreement, no Parent Related Party, except Parent and Merger Sub, shall have any liability for any obligation or liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders for any claim for any loss suffered as a result of any breach of this Agreement (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith, whether in equity or at law, in contract, in tort or otherwise. Following the receipt of the Reverse Termination Fee in such circumstance, (A) none of the Company or any Company Related Party shall be entitled to bring, maintain or support any Legal Proceedings against Parent, Merger Sub or any Parent Related Party arising out of or in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (B) the Company shall use its reasonable best efforts to cause any Legal Proceedings pending in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, to the extent maintained by the Company or any Company Related Party against Parent, Merger Sub or any Parent Related Party to be dismissed with prejudice promptly.

(d) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee nor shall Parent be required to pay the Reverse Termination

Fee, on more than one occasion, whether or not such termination fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e) Liquidated Damages. Each of the Company, Parent and Merger Sub acknowledges and agrees that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Termination Fee and the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent and the Company, respectively, in the circumstances in which such termination fee is payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to in this Article VIII and, in order to obtain such payment, the Company or Parent commences a suit that results in a judgment against the non-paying party for the payment of any amount set forth in in this Article VIII, the non-paying shall pay the other party its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Massachusetts Law, no amendment shall be made to this Agreement that requires the approval or adoption of such Company Stockholders under Massachusetts Law without such approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, by action taken or authorized by their respective Boards of Directors, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein; provided that after the Requisite Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the Company Stockholders without such further approval or adoption. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any failure or delay in exercising any right under this Agreement shall not constitute a waiver of such right, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (ii) upon delivery in the case of delivery by hand, or (iii) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below and accompanied by a copy sent by email (which shall not constitute notice):

(a)	if to Parent or Merger Sub, to:

3rd Floor, No. 7 Financial Street
Xicheng District, Beijing 100033
P.R.C.
Attention: Mr. Yu Feng ( )
E-mail: yufeng@unic-capital.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
38F, Unit 03
88 Century Boulevard
Pudong, Shanghai 200121
P.R.C.
Attention: Zhan Chen
Facsimile No.: (86) 21-6165-1799
E-mail: zchen@wsgr.com

(b)	if to Sponsor, to:

3rd Floor, No. 7 Financial Street
Xicheng District, Beijing 100033
P.R.C.
Attention: Mr. Yang Zhengfan ( )
Facsimile No.: (86) 10-5925-9778
E-mail: yangzhengfan@ic-capital.com with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
38F, Unit 03
88 Century Boulevard
Pudong, Shanghai 200121
P.R.C.
Attention: Zhan Chen
Facsimile No.: (86) 21-6165-1799
E-mail: zchen@wsgr.com

(c)	if to the Company, to:

Xcerra Corporation
825 University Avenue
Norwood, MA 02062
Attention: General Counsel
Email: python.notices@xcerra.com with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention: Tad Freese
Chad Rolston
Facsimile No.: (650) 463-2600
E-mail: tad.freese@lw. comchad.rolston@lw.com

9.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided that (a) Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to an Affiliate of Parent that has at least the same financial resources as Parent and (b) Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to another wholly-owned Subsidiary of Parent, in each case, at any time upon prior consultation with the Company so long as such assignment does not give rise to any withholding Taxes pursuant to Section 2.8(e), in which case all references herein to “Parent” or “Merger Sub” shall be deemed references to such respective assignee, except that all representations and warranties made herein with respect to Parent or Merger Sub as of the date of this Agreement (or with respect to Merger Sub, as of the date of the Joinder) shall be deemed to be representations and warranties made with respect to such assignee as of the date of such assignment and provided that no such assignment shall relieve either of Parent or Merger Sub of their respective obligations hereunder if such assignee does not perform such obligation. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Annexes hereto and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.5 No Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.10, and (b) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the Merger, as set forth in Article II.

9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Remedies.

(a) Except as provided in Section 8.3(b), Section 8.3(c), Section 8.3(d) and Section 8.3(e) and subject to Section 9.9 (Dispute Resolution), any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the Commonwealth of Massachusetts. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The Federal Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the dispute resolution clause in this Agreement.

9.9 Dispute Resolution.

(a) All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators. If the two party-nominated arbitrators are unable to agree on the third arbitrator who shall serve as the President of the Tribunal within thirty (30) days after the appointment of the two party-nominated arbitrators, the ICC Court or Secretariat shall appoint the third arbitrator. The place of the arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, its reasonable attorneys’ fees and costs. Judgment upon any award(s) rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(b) The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

9.10 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.11 Company Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties of the Company that are set forth in this Agreement, but, in the case of this clause (b), only if and to the extent that the relevance of that disclosure as an exception to (or a disclosure for the purposes of) such other representations and warranties is readily apparent on the face of such disclosure to a reasonable person without any independent knowledge regarding the mattes so disclosed.

9.12 Counterparts; Facsimile or .pdf Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile or .pdf signature, and a facsimile or .pdf signature shall constitute an original for all purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

UNIC CAPITAL MANAGEMENT CO., LTD. ( )

By:	/s/ Du Yang
Name: Du Yang
Title: Chairman

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

CHINA INTEGRATED CIRCUIT INDUSTRY INVESTMENT FUND CO., LTD. ( )

By:	/s/ Wang Zhanfu
Name: Wang Zhanfu
Title: Chairman

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

XCERRA CORPORATION

By:	/s/ David G. Tacelli
Name: David G. Tacelli
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

April 7, 2017

Board of Directors

Xcerra Corporation

825 University Avenue

Norwood, MA 02062

Members of the Board:

In your capacity as members of the Board of Directors (the “Board of Directors”) of Xcerra Corporation (the “Company”), you have requested our opinion (the “Opinion”), as investment bankers, as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.05 per share, of the Company, other than Acquirer (as defined below) and its affiliates, of the Consideration (as defined below) to be received by the shareholders of the Company pursuant to the terms of that certain Agreement and Plan of Merger (the “Agreement”), by and among Unic Capital Management Co., Ltd. (“Acquirer”), China Integrated Circuit Industry Investment Fund Co., Ltd. (“Sponsor”) and the Company.

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, a subsidiary of Acquirer (the “Merger Sub”) will be merged with and into the Company (the “Transaction”) and each share of common stock of the Company that is outstanding immediately prior to the effective time of the Transaction, other than those shares of common stock of the Company which are not being converted into the right to receive the Consideration (as defined below) under the Agreement, will be converted into the right to receive $10.25 per share in cash (the “Consideration”).

Cowen and Company, LLC (“we” or “Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company and/or its or Acquirer’s or Sponsor’s respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as exclusive financial advisor to the Company in connection with the Transaction, including in connection with the Go-Shop (as defined below), and have received and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. In the two years preceding the date of this Opinion, Cowen has not had a material relationship with the Company or any other party to the Transaction. Cowen and its affiliates may in the future provide commercial and investment banking services to the Company, Acquirer and Sponsor and may receive fees for the rendering of such services.

In connection with our Opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•     a draft of the Agreement dated April 4, 2017;

•     certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to Cowen by the management of the Company;

•     certain internal financial analyses, financial forecasts, reports and other information concerning the Company prepared by the management of the Company (the “Company Forecasts”);

•     discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial condition and prospects of the Company and such other matters we deemed relevant;

•     certain operating results of the Company as compared to the operating results of certain publicly traded companies we deemed relevant;

•     the reported price and trading history of the shares of the common stock of the Company as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant;

•     certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant; and

•     such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this Opinion.

In conducting our review and arriving at our Opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available or was otherwise reviewed by us. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. We have relied upon , without independent verifications, the assessment of the management of the Company as to the existing products and services of the Company and the viability of, and risks associated with, the future products and services of the Company. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have been requested to solicit third party indications of interest in the possible acquisition of all or a part of the Company’s business for a specified period after the date of the Agreement as permitted by the provisions thereof (the “Go-Shop”). We have further relied upon the Company’s representation that all information provided to us by the Company is accurate and complete in all material respects. We have, with your consent, assumed that the Company Forecasts were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and such Company Forecasts provide a reasonable basis for our Opinion. We express no opinion as to the Company Forecasts or the assumptions on which they were made. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion of which we become aware after the date hereof.

We assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the last financial statements made available to us. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. In addition, we have not evaluated the solvency or fair value of the Company, Acquirer, Sponsor or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our Opinion does not address any legal, tax or accounting matters related to the Agreement or the Transaction, as to which we have assumed that the Company and the Board of Directors of the Company have received such advice from legal, tax and accounting advisors as each has determined appropriate. Our Opinion addresses only the fairness of the Consideration, from a financial point of view to the shareholders of the Company, other than Acquirer and its affiliates. We express no view as to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so.

We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

For purposes of rendering our Opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable state or federal statutes, rules and regulations.

It is understood that our Opinion is intended for the benefit and use of the Board of Directors of the Company in its consideration of the financial terms of the Transaction. Our Opinion should not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. However, our Opinion may be reproduced in full in disclosure documents relating to the Transaction which the Company is required to file under the Securities Exchange Act of 1934, as amended. Our Opinion does not constitute a recommendation to any shareholder of the Company or any other person as to how to vote with respect to the Transaction or to take any other action in connection with the

Transaction or otherwise. We have not been requested to opine as to, and our Opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company. In addition, we have not been requested to opine as to, and our Opinion does not in any manner address, (i) the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public shareholders of the Company or (ii) whether Acquirer or Sponsor has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Consideration.

This Opinion was reviewed and approved by Cowen’s Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received by the shareholders of the Company in the Transaction is fair, from a financial point of view, to the shareholders of the Company (other than Acquirer and its affiliates).

Very truly yours,

Annex C

APPRAISAL RIGHTS OF STOCKHOLDERS

Part 13 of the Massachusetts Business Corporation Act

Section 13.01. DEFINITIONS

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

Section 13.02. RIGHT TO APPRAISAL

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate; (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Section 13.20. NOTICE OF APPRAISAL RIGHTS

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. APPRAISAL NOTICE AND FORM

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24. PAYMENT

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25. AFTER-ACQUIRED SHARES

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Section 13.30. COURT ACTION

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’ s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. COURT COSTS AND COUNSEL FEES

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

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